SEC File No. ____________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
               Registration Statement Under Securities Act of 1933

                                U.S. ENERGY CORP.
 -------------------------------------------------------------------------------

             (Exact Name of registrant as specified in its charter)

                                     Wyoming
 -------------------------------------------------------------------------------
                 (State or other jurisdiction of incorporation)

                                      1090
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            (Primary Standard Industrial Classification Code Number)

                                   83-0205516
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                      (I.R.S. Employer Identification No.)

                   877 North 8th West, Riverton, Wyoming 82501
                                Tel. 307/856-9271
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       (Address and telephone of registrant's principal executive offices)

                                Daniel P. Svilar
                   877 North 8th West, Riverton, Wyoming 82501
                                Tel. 307/856-9271
 -------------------------------------------------------------------------------
          (Name address and telephone of agent for service of process)

Approximate date of commencement of proposed sale to public: As soon as practicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. X

                        Exhibit Index begins on page 174.

                                          Calculation of Registration Fee


Title of                 Amount to be            Proposed                Proposed                 Amount of
each class               registered              maximum                 maximum                  registration fee
of securities                                    offering                offering
to be registered                                 price per unit          price
----------------                                 --------------          -----
Common                   662,987                 $7.00 (1)               $4,640,909               $1,370.00
stock, $.01              shares
par value
---------                -------                 ---------               ----------               ---------
Total                    662,987                 $7.00 (1)               $4,640,909               $1,370.00

(1) Pursuant to rule 457(c), the securities being registered will be offered for sale to the market from time to time by the current holders. Therefore, the fee is based on the closing price per share on the NASDAQ/NMS market as of the date withing 5 trading days of the initial filing of this registration statement.

                                               Cross Reference Sheet
                                                under Rule 501(1)e
                                      Information Required in the Prospectus

Item 1. Forepart of Registration                  Facing page, outside front
Statement and Outside Front Cover                 cover of Prospectus

Item 2. Inside Front and Outside                  Inside front and outside
Back Cover Pages of Prospectus                    back Prospectus cover

Item 3. Summary Information,                      Summary of the Offering;
Risk Factors, and Ratio of                        Risk Factors
Earnings to Fixed Charges

Item 4. Use of Proceeds                           Not applicable

Item 5. Determination of                          Not applicable
Offering Price

Item 6. Dilution                                  Not applicable

Item 7. Selling Security Holders                  Holders of the Warrants;
                                                  Selling Shareholders

Item 8. Plan of Distribution                      Plan of Distribution

Item 9. Description of Securities                 Description of Securities
to be Registered

Item 10. Interests of Named                       Not applicable
Experts and Counsel

Item 11. Information With Respect                 Business and Properties
to the Registrant

Item 12. Disclosure of Commission                 Not applicable
Position on Indemnification for
Securities Act Liabilities

Prospectus                         Subject to Completion, Dated June ____, 1998

                                U.S. ENERGY CORP.

                              662,987 COMMON SHARES
               --------------------------------------------------

The securities offered by this Prospectus are 662,987 shares (the "Common Shares") of common stock, par value $0.01 per share ("Common Stock"), of U.S. Energy Corp., a Wyoming corporation ("Registrant", "Company" or "USE"). Of the total Common Shares, (i) 546,365 shares were issued to four Canadian investment funds ("Canadian Funds") in April, 1998 for cash and securities of a subsidiary of the Company (Sutter Gold Mining Company); (ii) another 112,530 Common Shares will be issued to one of the funds as of the date of this Prospectus; and (iii) 4,092 Common Shares are held by 23 employees of the Company, three of whom are officers of the Company (the "Selling Shareholders"). See "Business and Properties - Gold - Sutter Gold Mining Company April 1998 Transaction for Cash and SGMC Special Warrants."

                        These are Speculative Securities.
                 Such Securities Involve a High Degree of Risk.
                     See "Risk Factors" starting on page 5.

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE
           SECURITIES COMMISSION, NOR HAS THE COMMISSION, OR ANY STATE
         SECURITIES COMMISSION, PASSED UPON THE ACCURACY OR ADEQUACY OF
            THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

          -------------------------------------------------------------
                 The date of this Prospectus is June ____, 1998.

     The  Common  Shares  will be  offered  for  sale  from  time to time by the
Canadian Funds and the Selling Shareholders. It is expected that all of the Common Shares will be offered at market prices from time to time. Registrant's Common Stock is traded on the NASDAQ/NMS quotation system. As of June 24, 1998, the closing bid price for Registrant's Common Stock was $5.50 per share. See "Market for USE Common Stock and Related Stockholder Matters." There are no underwriting arrangements known to Registrant. Any selling discounts or commissions will be paid by the sellers of the Common Shares. See "Plan of Distribution". The Company will pay the cost of the registration estimated at $10,000 for registering the Common Shares.

     The Company has not (and will not) received any proceeds from the sale of the Common Shares pursuant to this Prospectus by the Canadian Funds or by the Selling Shareholders.

     The Common Shares have been registered for sale to public, by the filing of the Registration Statement (of which this Prospectus is a part) with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended ("1933 Act"). No one is authorized to give any information, or make any representation on behalf of the Company, the Canadian Funds or the Selling Shareholders if not contained in this Prospectus. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered hereby by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation.

     Neither delivery of this Prospectus nor sale of the securities offered hereby, shall create an implication that there has been no change in the information set forth herein since date of this Prospectus. The Prospectus will be supplemented to reflect any material changes in the Company or its business in the course of the offering.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                              AVAILABLE INFORMATION

     Registrant is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other statements and information with the Commission. The reports and other documents so filed can be inspected and copied at the Commission's public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's public reference facilities at Commission regional offices located at: 7 World Trade Center, 13th Floor, New York, New York 10048; and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such documents can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 or on the Internet at www.sec.gov.

     This Prospectus does not contain all of the information set forth in the Registration Statement and its exhibits, covering the Common Shares offered hereby, certain portions of which have been omitted pursuant to Commission rules and regulations. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement, is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. Any interested party may inspect the Registration Statement (and any amendments thereto) and its exhibits, without charge, at the public reference facilities of the Commission at its offices as stated above.

                             SUMMARY OF THE OFFERING

     The following summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Prospectus.

                                   The Company

     Registrant is in the general minerals business of acquiring, exploring, developing and/or selling or leasing of mineral properties and, from time to time, mining and marketing of minerals. The Company is now engaged in two principal mineral sectors: uranium and gold. Its minerals business with respect to uranium and gold can be characterized as in the development stage according to the Commission's definition of that term. Interests are held in other mineral properties (principally molybdenum), but are either non-operating interests or undeveloped claims. The Company also carries on a small oil and gas operation. Other USE business segments are commercial operations (real estate and general aviation) and construction operations.

     Most USE operations are conducted through a joint venture with Crested Corp., a majority-owned Colorado corporation ("Crested"),and various joint subsidiaries of USE and Crested. The joint venture with Crested is hereafter referred to as "USECC."

     Manufacturing and/or marketing of professional and recreational outdoor products was conducted through The Brunton Company ("Brunton"), a wholly-owned USE subsidiary. On February 16, 1996 Registrant sold all of the shares of Brunton to Silva Production AB for $4,300,000 plus 45% of the net profits before taxes derived from the sale of Brunton products for four years and three months.

     The sale eliminated Brunton's manufacturing and/or marketing of professional and recreational outdoor products from the commercial segment of Registrant's business as of January 31, 1996, except to the extent that there are net profit payments from Silva over the next four years, of which there can be no assurance. For the fiscal years ended May 31, 1995 and 1996, Brunton's sales provided 49% and 19%, respectively, of revenues of USE before reclassification to reflect Brunton as discontinued operations with respect to the Company (see "Business and Properties - Brunton" for details of this transaction, and Risk Factor 2 for additional information on the impact of this transaction).

     USE was incorporated in Wyoming in 1966. All operations are in the United States. Principal executive offices are located at 877 North 8th West, Riverton, Wyoming 82501, telephone (307) 856-9271.

                 DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical fact included in this Prospectus, including without limitation the statements under Management's Discussion and Analysis of Financial Condition and Results of Operations, the disclosures about the registrant's option to buy out Kennecott's interest in the Green Mountain Mining Venture, the Green Mountain Mining Venture development schedule for the Wyoming properties, the projected operating status of Plateau Resources Limited's Shootaring Canyon uranium mill in Utah, the plan of operations for Yellow Stone Fuels Corp. and Sutter Gold Mining Company (subsidiaries of U.S. Energy Corp.), and future uranium prices and possible utility contracts, are forward-looking statements.

         Although U. S. Energy Corp. believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that
such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations are disclosed in this Prospectus. The forward-looking statements should be carefully considered in the context of all the information set forth in this Prospectus.

                                  The Offering

Securities Offered (1)......................................662,987 shares of Common Stock(2)
USE Common Stock Outstanding
  Before and After Offering ................................7,369,462 shares(3)

NASDAQ/NMS Symbol"USEG"
----------------

(1)  See "Description of Securities."  (2) See "Plan of Distribution."
(3) Includes 112,530 shares issued to Altamira Management Ltd. (one of the four Canadian Funds) as of the date of this Prospectus (see "Business and Properties
- Gold - Sutter Gold Mining Company - April 1998 Transaction for Cash and SGMC Special Warrants").

Risk Factors

         An investment in the Common Shares involves substantial risks, including the risks of USE's failure to obtain necessary capital to put its principal mineral properties into production, a recurrence of low uranium prices, litigation and competition. See "RISK FACTORS" beginning on the next page.

                   Issuance of Common Shares to Canadian Funds

     In April, 1998, USE issued 546,365 Common Shares to the Canadian Funds, and agreed to issue another 112,530 Common Shares to one of such Funds as of the date the registration statement (including this Prospectus) is declared effective by the Commission. See "Selling Shareholders."

                                  Common Shares
         Canadian Fund                                      Registered for Sale

         BPI Canadian Small Companies Fund
         161 Bay Street, Suite 3900
         Toronto, Ontario M5J 2S1                                   250,683

         Altamira Management Ltd.
         250 Bloor Street East, Suite 300
         Toronto, Ontario M4W 1E6                                   157,530

         BPI Canadian Opportunities II Fund
         161 Bay Street, Suite 3900
         Toronto, Ontario M5J 2S1                                   125,341

         CPI Canadian Resource Funds
         161 Bay Street, Suite 3900
         Toronto, Ontario M5J 2S1                                   125,341

                     Issuance of Common Shares to Employees

     The remaining 4,092 Common Shares are held by employees of the Company, three of whom are officers of the Company (see "Selling Shareholders"). These shares were issued as bonus 1997 Christmas bonus compensation to Company employees, pursuant to a resolution of the Company's Board of Directors at a special meeting held on March 5, 1998.

                                  RISK FACTORS

     Prospective investors should note that the Company's business is subject to certain risks, including the following:

     1. Working Capital Requirements. Registrant's expected cash requirements for the balance of fiscal 1998 and fiscal 1999 are the funding of on-going general and administrative expenses, including legal costs incurred as a result of the Sheep Mountain Partners ("SMP") arbitration/litigation proceedings described below; mine and mill development and holding costs of the Sutter gold property described below; holding (standby) costs for the uranium mill owned by Plateau Resources Limited, a 100% subsidiary of the Company ("Plateau"), in southeastern Utah; SMP mine care and maintenance costs; mine development costs for the Jackpot Mine; and costs to acquire uranium oxide which the Company may be obligated to deliver under the SMP contracts. As a result of the disputes between the SMP partners (see "Business and Properties - Legal

Proceedings - Sheep Mountain Partners Arbitration/Litigation"), Registrant and Crested have been delivering certain of the U3O8 concentrates required to fill various delivery requirements on long-term U3O8 contracts with domestic utilities. Recently, Nukem, Inc. ("Nukem") and its 100% subsidiary Cycle Resource Investment Corporation ("CRIC") had made most of the SMP deliveries of U3O8. As a result of the June 1998 partial settlement of the dispute with Nukem and CRIC, SMP assigned out to its partners its remaining contracts. The capital requirements to fill Registrant's and Crested's portion of the remaining commitments in fiscal 1999 and thereafter will depend on market prices for the contracts received from SMP.

     The primary source of Registrant's capital resources for the last quarter of fiscal 1998, will be (i) cash on hand at February 28, 1998; and proceeds from the partial settlement with Nukem/CRIC; (ii) possible sale of equity or interests in investment properties or other affiliated companies; (iii) sale of equipment; (iv) proceeds from the resolution of the SMP arbitration/litigation;
(v) sale of royalties or interests in mineral properties; (vi) proceeds from the sale of uranium under the SMP contracts, and (vii) borrowings from financial institutions. Construction revenues from the Company's 50.9% subsidiary, Four Nines Gold, Inc. ("FNG"), fees from oil production, rentals of various real estate holdings and equipment and the sale of aviation fuel are also expected to provide cash. Also, the mine development expenses for the Jackpot Mine on Green Mountain (Wyoming) are being funded by Kennecott Uranium Company ("KUC") through the Green Mountain Mining Venture ("GMMV").

     Registrant's working capital decreased during the nine months ended February 28, 1998 by $2,308,700 to working capital of $698,300; however, included in current liabilities at February 28, 1998 was $4,000,000 of deferred income. See "Management's Discussion and Analysis of Financial condition and Results of Operations," at February 28, 1998.

     Monthly operating and development expenses to hold the uranium properties, and fund general and administrative expense is estimated at $800,000 for the last quarter of fiscal 1998. Revenues from commercial operations are expected to provide approximately $110,000 monthly. However, funds for work on the Jackpot Mine are being provided by KUC through the GMMV. Funds to develop the Sutter Gold property in California are provided by the funds on hand at Sutter Gold Mining Company. The Registrant and Crested are currently seeking additional financing for the construction of the SGMC gold processing mill and to complete the mine development, but there can be no assurance that such financing can be arranged.

     See  "Management's  Discussion  and  Analysis of  Financial  Condition  and
Results  of   Operations"   for  additional   information  on  working   capital
requirements and capital resources. See also Risk Factors 2 and 3 below.

     2. Sutter Gold - No Current Mining Operations or Gold Production. USE and Crested have invested substantial funds in capitalized costs and additional funds for operating expenses to acquire, permit and develop a gold property in California, held through a subsidiary, Sutter Gold Mining Company. This investment represents a significant portion of USE's consolidated assets. Although SGMC completed private financings for a total of $7,115,100, additional financing may be required to put the property into full production and build a mill on the property. If third-party financing cannot be obtained and USE is unable to fund development and production costs from internally generated funds over the next two years, the Company may be adversely affected. See "Business and Properties - Gold - Lincoln Project (California)".

     3. Additional Shares to Market; Possible Dilution. The Registrant may issue additional common stock in a private placement or a public offering pursuant to the 1933 Act if needed for future working capital (see Risk Factor 1 above).

     In addition, the Registrant and Crested intend to finance the purchase of KUC's 50% interest in GMMV and proceed to develop the GMMV properties through a financing of a new entity. The new entity will hold the principal uranium assets of the Registrant and Crested, and Registrant and Crested will be the principal shareholders of the new entity. The terms of such restructuring of the uranium assets, and the impact of such financing on the shareholders of the Registrant and Crested will not be determinable until final terms of the transaction are reached. See "Business and Properties - Green Mountain Mining Venture."

     4. Project Delay. Registrant's minerals business is subject to the risk of unanticipated delays in developing and permitting its uranium and gold projects. Such delays may be caused by fluctuations in commodity prices (see Risk Factor
5), mining risks (see Risk Factor 8), difficulty in arranging needed financing, unanticipated permitting requirements, or legal obstruction in the permitting process by project opponents. In addition to adding to project capital costs (and possibly operating costs), such delays, if protracted, could result in a write off of all or a portion of the carrying value of the delayed project and/or could trigger certain reclamation obligations sooner than planned.

     5. Commodity Price Fluctuations. The ability of the Company to develop and operate its uranium and gold projects profitably can be significantly affected by changes in the market price of uranium and gold, respectively. From 1988 until mid-1996, the spot market price for uranium concentrates was depressed and had been below $8.00 per pound as recently as 1992. (See Business and Properties
- Uranium - Uranium Market Information" for additional information on the uranium markets and pricing.) Uranium prices are subject to a number of factors beyond Registrant's control including imports of uranium from Russia and other countries in the Commonwealth of Independent States ("CIS"), the amount of uranium produced and sold from the blending of highly enriched uranium recovered from U. S. and Russian nuclear weapons to produce lower enriched uranium for nuclear fuel, the build up by utilities of uranium fuel inventories and the sale of excess inventories into the market, the rate of consumption of uranium inventories by utilities, the rate of uranium production in the United States, Canada, Australia and elsewhere by other producers and the rate of new construction of nuclear generating facilities, versus the rate of shutdown and decommissioning of older nuclear generating facilities, particularly in the United States.

     Market prices for uranium concentrates in the United States recovered to between $16.25 and $16.50 per pound as of May 31, 1996, however, prices were between $10.30 and $14.80 per pound in fiscal 1997. The market price at June 15, 1998 was $10.90 per pound. The Company believes that if the price rebounds to or surpasses $16.50 per pound, United States utilities will seek long term price stabilizing uranium supply contracts. If the Company is able to obtain long term uranium supply contracts with assured prices exceeding $18.00 per pound, that should be sufficient to operate Plateau's Utah uranium properties profitably. It should also be sufficient to continue with development of the Green Mountain Mining Venture ("GMMV") Jackpot Mine and operation of the Sweetwater uranium mill. There also can be no assurance that such a price rebound will occur. USE would be adversely affected if the United States utilities with nuclear power plants do not seek long term uranium supply contracts during the balance of the 1990s. Although the extent of such adverse impact cannot be predicted, if uranium prices remained so depressed through the 1990s that USE's properties and facilities were not put into operation, the book value of such assets might decrease and USE could be required to reclaim or restore such properties sooner than planned (see Risk Factor 10).

The market price of gold has fluctuated widely and is affected by numerous factors beyond the Company's control, including international economic trends, currency exchange fluctuations, expectations for inflation, the extent of forward sales of gold by other producers, consumption patterns (such as purchases of gold jewelry and the development of gold coin programs), purchases and sales of gold bullion holdings by central banks or other large gold bullion holders or dealers and global or regional political events, particularly in major gold-producing countries such as South Africa and some of the CIS (Commonwealth of Independent States - formerly the Soviet Union) countries. Gold market prices are also affected by worldwide production levels, which have increased in recent years, but currently appear to be decreasing somewhat. The aggregate effect of these factors, all of which are beyond the Company's control, is impossible for the Company to predict. In addition, the market price of gold has on occasion been subject to rapid short-term changes because of market speculation. As of June 17, 1998, the Comex spot price of gold was $293.00 per ounce, compared to $373 per ounce on November 24, 1996.

     6. Proposed Federal Legislation. The U.S. Congress has, in legislative sessions in recent years, actively considered several proposals for major revision of the General Mining Law, which governs mining claims and related activities on federal public lands. If any of the recent proposals become law, it could result in the imposition of a royalty upon production of minerals from federal lands and new requirements for mined land reclamation and other environmental control measures. It remains unclear whether the current Congress will pass such legislation and, if passed, the extent such new legislation will affect existing mining claims and operations. The effect of any revision of the General Mining Law on the Company's operations cannot be determined conclusively until such revision is enacted; however, such legislation could materially increase the carrying costs of the Green Mountain mineral properties, the SMP properties and some of Plateau's mineral properties which are located on federal unpatented mining claims, and could increase both the capital and operating costs for such projects and impair the Company's ability to hold or develop such properties, as well as other mineral prospects on federal unpatented mining claims.

     7. Exploration Risks. Mineral exploration, particularly for gold, is highly speculative in nature, involves many risks and frequently is nonproductive. There can be no assurance that the Company's efforts at the Sutter Gold Project to identify additional gold ore reserves will be successful. Moreover, substantial expenditures are required to establish additional ore reserves through drilling, to determine metallurgical processes to extract the metal from the ore and to construct mining and processing facilities. During the time required to establish additional ore reserves, determine suitable metallurgical processes and construct such mining and processing facilities, the economic feasibility of production may change because of fluctuating gold prices (see Risk Factor 5).

     8. Mining Risks and Insurance. The business of uranium and gold mining generally is subject to a number of risks and hazards, including environmental hazards, industrial accidents, explosions and rock falls, earthquakes, flooding, interruptions due to weather conditions and other acts of God. Such risks could result in damage to or destruction of Registrant's mineral properties and production facilities, as well as to properties of others in the area, personal injury, environmental damage and process and production delays, causing Registrant monetary losses and possible legal liability. While the Company maintains, and intends to continue to maintain, liability, property damage and other insurance consistent with industry practice, no assurance can be given that such insurance will continue to be available, be available at economically acceptable premiums or be adequate to cover any resulting liability.

     9. Title to Properties. Nearly all the uranium mining properties held by GMMV, SMP, and Plateau are on federal unpatented claims. Unpatented claims are located upon federal public land pursuant to procedure established by the General Mining Law (see also Risk Factor 6). Requirements for the location of a valid mining claim on public land depend on the type of claim being staked, but generally include discovery of valuable minerals, erecting a discovery monument and posting thereon a location notice, marking the boundaries of the claim with monuments, and filing a certificate of location with the county in which the claim is located and with the U. S. Bureau of Land Management ("BLM"). If the statutes and regulations for the location of a mining claim are complied with, the locator obtains a valid possessory right to the contained minerals. To preserve an otherwise valid claim, a claimant must also annually pay certain rental fees to the federal government (currently $100 per claim) and make certain additional filings with the county and the BLM. Failure to pay such fees or make the required filings may render the mining claim void or voidable. Because mining claims are self-initiated and self-maintained, they possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims solely from public real estate records and it can be difficult or impossible to confirm that all of the requisite steps have been followed for location and maintenance of a claim. If the validity of an unpatented mining claim is challenged by the government, the claimant has the burden of proving the present economic feasibility of mining minerals located thereon. Thus, it is conceivable that during times of falling metal prices, claims which were valid when located could become invalid if challenged. Disputes can also arise with adjoining property owners for encroachment or under the doctrine of extralateral rights (see Risk Factor 15).

     10. Reclamation and Environmental Liabilities. Registrant's projects and operations are subject to various federal, state and local laws and regulations regarding the discharge of materials into the environment or otherwise relating to the protection of the environment, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation Liability Act. With respect to mining operations conducted in Wyoming, Wyoming's mine permitting statutes, Abandoned Mine Reclamation Act and industrial development and siting laws and regulations will impact USE.

Similar laws in California affect SGMC operations and in Utah will affect Plateau's operations. In addition, Registrant's uranium mill in Utah and the GMMV mill in Wyoming are subject to jurisdiction of the Nuclear Regulatory Commission ("NRC").

     To Registrant's knowledge, it is in compliance in all material respects with current environmental regulations. To the extent that production by SMP, GMMV or SGMC is delayed, interrupted or discontinued due to need to satisfy present or future laws or regulations which relate to environmental protection, future USE earnings could be adversely affected. For additional information concerning the effect such environmental laws and regulations have on the Company's capital expenditures, see "Business and Properties - Environmental" and Notes F and K to the Company's Consolidated Financial Statements.

     USE is a joint venturer in the GMMV, which entity is responsible for mine reclamation, environmental restoration and decommissioning associated with mineral properties on Green Mountain, in south central Wyoming, and the nearby Sweetwater Mill. Future costs to comply with these obligations are now estimated at approximately $25,000,000. If actual costs are higher, USE could be adversely impacted. There is no assurance the properties will generate sufficient revenues to fund reclamation, restoration and decommissioning costs in excess of current estimates. See Note K to the Company's Consolidated Financial Statements. Current bonds and funds in escrow are deemed adequate for reclamation and decommissioning liabilities associated with the Shootaring Mill in Utah.

     USE and Crested have assumed the reclamation obligations, environmental liabilities and contingent liabilities for employee injuries, from mining the SMP properties and other properties in the Sheep and Green Mountain Mining Districts. The reclamation obligations, which are established by governmental regulators, were most recently set at $1,451,800, which amount is shown on USE's balance sheet as a long-term obligation.

     To assure the reclamation work will be performed, regulatory agencies require posting of a bond or other security. USE and Crested satisfied this requirement with respect to SMP properties by mortgaging their executive office building in Riverton, Wyoming. A portion of the funds for the reclamation of SMP's properties was to have been provided by SMP, which agreed to pay up to $.50 per pound of uranium concentrates produced from its properties to USE and Crested for reclamation work. The status of this commitment could be impacted by the ultimate resolution of the arbitration/litigation with Nukem/CRIC (see "Business and Properties-Legal Proceedings-Sheep Mountain Partners Arbitration/ Litigation").

     The GMMV and Sweetwater Mill reclamation liabilities are self bonded by Kennecott pursuant to written agreements with the NRC and the State of Wyoming, and accordingly these liabilities are not recorded in the USE or Crested financial statements. The SMP and Plateau reclamation liabilities are in the audited USE Consolidated Financial Statements (see Note K). A cash bond of approximately $40,000 is posted for miscellaneous reclamation costs at the Sutter gold property (carried under "Other Assets-Deposits and Other" on the USE financial statements). Reclamation and environmental obligations for the oil and gas properties held by USE are deemed insignificant and manageable in the ordinary course of business.

     11. Possible Losses on Uranium Contracts. As of May 31, 1997, SMP held contracts for delivery of U3O8 to domestic utilities through 2000 (725,000 pounds in 1998, 725,000 pounds in 1999 and 105,000 pounds in 2000), exclusive of rights to increase or decrease such amounts as provided for in the contracts. In the proceedings before the American Arbitration Association involving Nukem, Inc., the arbitration panel found that another contract for U3O8 to be delivered through 2000 was to be assigned to SMP by Nukem/CRIC. As a result of the partial settlement with Nukem, Inc. in June 1998, SMP assigned out the remaining contracts to USECC and Nukem. See "Business and Properties - Legal Proceedings - Sheep Mountain Partners Litigation/ Arbitration". Actual quantities of U3O8 purchased by utilities over that period of time may vary by 10 to 30 percent, as provided in the contracts (see "Business and Properties - Uranium - Sheep Mountain Partners - SMP Marketing"), and profit or loss to SMP on the deliveries will depend on the cost of inventory. Profits on such future deliveries cannot be predicted, however, management of the Company does not anticipate any material losses from the sales of U3O8 pursuant to these contracts. As of the date of this Prospectus, the prices under SMP's one remaining base escalated contract exceed the current market price, however, there can be no assurance this situation will not change in the future.

     Increases in the spot market price would increase USE's and Crested's cost of delivering on certain of the SMP contracts prior to the time that their uranium properties are in production, thus reducing potential profits or possibly producing losses, while spot market price decreases would be likely to increase profits on such contracts. Due to the SMP dispute, earlier arrangements between the partners to deliver their shares of the SMP contracts in spite of the dispute were abandoned, and USE made no deliveries (and therefore recorded no revenues or losses) on any SMP contracts during fiscal 1997 or through February 28, 1998.

     12. Competition. There is keen competition in the domestic minerals industry and the oil and gas business for properties and capital. USE's competitors include a number of major mining and oil and gas companies, most of which are larger than USE in all respects. In the production and marketing of uranium concentrates there are more than 10 major international entities (some of which are government controlled) that are significantly larger and better capitalized than USE. Although the Registrant presently is not engaged in the mining or milling of uranium, and therefore should not be counted in the top ten uranium producers, the Registrant's competitive stature may improve significantly at such time as it commences uranium mining and production.

     The location and composition of mineral ore bodies are of great importance to the competitive position of a mining company. Producers of high-grade ore with readily extractable minerals are in an advantageous position. Producers of one mineral may be able to efficiently recover other minerals as by-products, with significant competitive impact on primary producers. Substantial capital costs for equipment and mine-works are often needed. As a result, owners of producing properties, particularly if purchase contracts for the production are in place, generally enjoy substantial competitive advantages over organizations that propose to develop non-producing properties. Competition is also keen in the search for mineral properties and prospects and in the employment and retention of qualified personnel.

     USE believes that with the recent improvements in market prices for uranium concentrates, it will be able to compete with other uranium producers, primarily because it holds significant uranium resources in place, along with the necessary mining and milling facilities, all of which it acquired for little or no cost. Applications have been submitted to upgrade the mill licenses to operating levels, however, delays in final permitting may be encountered, as the uranium refining industry is closely regulated by the NRC.

     Nonetheless, USE expects competition from larger producers in Canada, Australia and Africa, as well as from U.S. in situ producers of uranium and other producers that recover uranium as a byproduct of other mineral recovery processes, and from uranium recovered from the de- enrichment of highly enriched uranium obtained from the dismantlement of U.S. and Russian nuclear weapons and sold in the market by the United States Enrichment Corporation and/or the United States Department of Energy, as well as from imports to the United States of uranium from the Commonwealth of Independent States (formerly the Soviet Union). See "Business and Properties - Uranium - Uranium Market Information" and "NUEXCO Exchange Value".

     In the past, USE's affiliate FNG has encountered strong competition with a number of larger civil engineering construction firms in the western United States. Presently, FNG is working primarily on GMMV projects, however, at such time as FNG finishes GMMV work and re-enters the general civil engineering construction market, FNG again will encounter competition from larger firms as has been the case in prior years.

     13. Reserve Estimates. While the ore reserve estimates at GMMV Round Park uranium ore deposit in Wyoming and SGMC's Lincoln gold project in California have been reviewed by independent consultants, such ore reserve estimates are necessarily imprecise and depend to some extent on statistical inferences drawn from limited drilling, which may, on occasion, prove unreliable. Should the Company encounter mineralization or formations at any of its mines or projects different from those predicted by drilling, sampling and similar examinations, ore reserve estimates may have to be adjusted and mining plans may have to be altered in a way that could adversely affect the Company's operations. Moreover, short-term operating factors relating to the ore reserves, such as the need for sequential development of ore bodies and the processing of new or different ore grades, may adversely affect the Company's profitability in any particular accounting period.

     14. Variable Revenues and Recent Losses. Due to the nature of USE's business, there are from time to time major increases in gross revenues from sale of mineral properties. During fiscal 1991, $7,193,600 was recognized from sale of a partial interest in a uranium property to Kennecott Uranium Company (a GMMV partner). No such revenues were recognized from fiscal 1992 through fiscal 1995. Further, USE realized a net gain in fiscal 1992 of $613,000, but net losses were realized from fiscal 1993 through fiscal 1995 (in the respective amounts of $221,900, $3,370,800 and $2,070,600). Revenues in fiscal 1997 were
$5,790,200, compared to $9,632,200 in 1996. The decrease was primarily due to no revenues being recognized from mineral sales in 1997. In 1996, the Company had a net profit of $270,700, but realized a net loss in 1997 of $3,724,500.

     15. Bullfrog Litigation. Registrant, Crested, Parador Mining Company, Inc. ("Parador") and H. B. Layne Contractor, Inc. ("Layne") are defendants and counter- or cross-claimants in certain litigation in the District Court of Nye County, Nevada, brought by Bond Gold Bullfrog Inc. ("BGBI") in July 1991. BGBI (now known as Barrick Bullfrog, Inc.) is an affiliate of Barrick Corp., a large international gold producer headquartered in Toronto, Canada. The litigation primarily concerns extralateral rights associated with two patented mining claims owned by Parador and initially leased to a predecessor of BGBI, which claims are in and adjacent to BGBI's Bullfrog open pit and underground mine. USE and Crested assert certain interests in the claims under an April 1991 assignment and lease from Parador, which is subject to the lease to BGBI's predecessor.

     Parador, USE and Crested had previously advised BGBI that they are entitled to royalty payments with respect to extralateral rights of the subject claims on minerals produced at the Bullfrog Mine, claiming that the lode or vein containing the gold mineralization apexes on the Parador claims and dips under the claims leased to BGBI by Layne.

     BGBI seeks to quiet title to its leasehold interest in the subject claims, alleging that Parador's lease thereof to USE and Crested is adverse to the interest claimed by BGBI, and that the assertions by USE and Crested of an interest in the claims have no foundation. BGBI seeks a determination that USE and Crested have no rights in the claims and an order enjoining USE and Crested from asserting any interest in them. BGBI further asserts that, in attempting to lease an interest in the subject claims to USE and Crested, Parador breached the provisions of its lease to BGBI, and that Parador is responsible for the legal fees and costs incurred by BGBI in the quiet title action, which may be offset against royalties. Under an arrangement to pay certain legal expenses of Parador, USE and Crested may be responsible for any such amounts.

     BGBI alleges that by entering into the Assignment and Lease of Mining Claims with Parador, USE and Crested disrupted the contractual relationship between BGBI and Parador. In addition, BGBI claims that the USECC-Parador agreement slanders BGBI's title to the claims. BGBI seeks compensatory damages from Parador, USE, and Crested; punitive damages from USE and Crested; and costs and other appropriate relief from Parador, USE and Crested, all in amounts to be determined.

     A partial or bifurcated trial to the court of the extralateral rights issues was held on December 11 and 12, 1995. The purpose of the hearing was to determine whether the Bullfrog orebody is a "vein, lode or ledge" as described in the General Mining Law and, if so, whether the facts of the case warrant the application of the doctrine of extralateral rights as set forth in such statute. Although the Court sat as both the finder of fact and law with respect to such issues, the Court concluded that the questions are ultimately one of law which must be decided based on the testimony and exhibits introduced at the trial concerning the description of the orebody. Defendants Registrant, Crested Corp. and Parador presented five experts in the field of geology, including the person who was responsible for the discovery of the gold deposit at the mine. All five experts opined that the deposit was a lode and it apexed on a portion of Parador's two mining claims. The defendant Layne presented a single witness who testified that there was no apex within the Parador claims. The Court nevertheless found that Parador had failed to meet its burden of proof and therefore Parador, Registrant and Crested had no right, title and interest in the minerals lying beneath the claims of Layne pursuant to extralateral rights. The Court entered a partial judgment in favor of Layne and ordered that Parador pay Court costs to Layne. Defendants filed an appeal of the Court's ruling as erroneous as a matter of law, but the Supreme Court of Nevada dismissed the appeal as premature.

     The partial trial did not address any of the other issues pending in the litigation other than those required to decide the question of whether the doctrine of extralateral rights is applicable to this case. On December 18, 1997, the Court ruled on the parties' motion and cross motion for summary judgment, and ruled that BGBI's claim for breach of contract and the claims of defendants Registrant, Crested Corp. and Parador for breach of the lease agreement with BGBI's predecessor and for specific performance are the only claims remaining to be tried. The trial was conducted on January 26, 1998, on those issues.

     If USE's and Crested's position concerning extralateral rights is ultimately sustained, substantial additional revenues and income may be received by USE and Crested from royalties payable with respect to gold produced from the Bullfrog Mine. If, however, the final decision is adverse to USE and Crested (which could occur only after a successful appeal by the other parties to the Nevada Supreme Court and a subsequent retrial which resulted in a judgement in favor of the other parties and against USE and Crested), USE and Crested could be adversely affected. The amount of damages which could be awarded against USE and Crested is not presently known or ascertainable, and would not be known until such time as an award of damages against USE and Crested were entered following evidence presented by BGBI on its damages in a retrial following a successful appeal.

     16. Potential Issuance of Preferred Stock. Under the USE Restated Articles of Incorporation, as amended ("Restated Articles") and as permitted by the Wyoming Business Corporation Act ("WBCA"), the Registrant's Board of Directors has authority to create series of preferred stock and to issue shares thereof, without the approval of any USE shareholders. The creation and issue of USE preferred stock with dividend rights senior to the Company's Common Stock could adversely affect common stockholder participation in future earnings through dividends that otherwise would be available for distribution to holders of the Common Stock, including those purchasing the Common Shares.

     Such preferred stock also could inhibit a takeover of the Company. Under the WBCA, separate voting approval by classes of stock is required for certain substantive corporate transactions. If the interests of preferred stockholders is perceived to be different from those of the common stockholders, the preferred stockholders could withhold approval of the transactions needed to effect the takeover.

     17. Potential Anti-Takeover Effects of Staggered Board. Registrant's Board of Directors is presently divided into three classes of two directors each. Pursuant to the USE Restated Articles and as permitted by the WBCA, the directors in each class serve a three year term, and only those directors in one class are reelected each year. This board classification could stall a takeover of USE, even if a majority of the Common Stock were to be held by persons desiring a change in control of the Board. See "Description of Securities."

                                   THE COMPANY

     U.S. Energy Corp. ("USE", the "Company" or the "Registrant") is in the general minerals business of acquiring, exploring, developing and/or selling or leasing of mineral properties and, mining and marketing of minerals. USE is now engaged in two principal mineral sectors: uranium and gold, both of which are in the development stage. Interests are held in other mineral properties (principally molybdenum), but are either non-operating interests or undeveloped claims. The Company also carries on small oil and gas operations in Montana and Wyoming. Other USE business segments are commercial operations (real estate and general aviation) and construction operations. Most of USE operations are conducted through a joint venture with Crested Corp. ("Crested," a majority-owned subsidiary), and various joint subsidiaries of USE and Crested. The joint venture with Crested is hereafter referred to as "USECC."

     Subsequent to May 31, 1997, USE and USECC (see below) signed an Acquisition Agreement with Kennecott Uranium Company ("Kennecott"), for the purchase of Kennecott's interest in the Green Mountain Mining Venture ("GMMV"). In general terms, as a consequence of the Acquisition Agreement and the various transactions associated therewith, USE and USECC received $4,000,000 as a bonus for signing the Acquisition Agreement. Pending closing of the Acquisition Agreement, USECC has been provided the opportunity to move the GMMV project forward, as follows: USECC has leased the mineral properties from GMMV in order to develop the Jackpot Mine for production mining, and has been appointed an independent contractor to ready the Sweetwater uranium mill (owned by the GMMV) for changeover to operational processing status. Kennecott is to provide a line of credit to the GMMV of up to $16,000,000 for the mine development and mill work being conducted by USECC. Closing of the Acquisition Agreement will require the payment of $15,000,000 by Registrant, Crested Corp. or a third party to Kennecott and the assumption of various reclamation and other liabilities. For the details of this fiscal 1998 transaction, please see "Minerals-Uranium-The Green Mountain Mining Project-June 23, 1997 Acquisition Agreement with Kennecott Uranium Company" below.

     Construction operations are carried on primarily through USE's subsidiary Four Nines Gold, Inc. ("FNG"). Oil and gas operations are carried on through Energx, Ltd., a subsidiary of the Company and Crested.

     USE and Crested originally were independent companies, with two common affiliates (John L. Larsen and Max T. Evans). In 1980, USE and Crested formed the USECC a joint venture to do business together (unless one or the other elected not to pursue an individual project). As a result of USE funding certain of Crested's obligations from time to time (due to Crested's lack of cash on hand), and later payment of the debts by Crested issuing common stock to USE, Crested became a majority owned subsidiary of USE in fiscal 1993. See "Certain Relationships and Related Transactions."

     Until February 1996, the Company conducted manufacturing and/or marketing of professional and recreational outdoor products through The Brunton Company ("Brunton"), a wholly-owned USE subsidiary. As of February 1, 1996, Registrant sold all of the shares of Brunton to Silva Production AB for $4,300,000 ($3,300,000 in cash and a $1,000,000 promissory note) plus 45% of the net profits before taxes derived from the sale of Brunton products for four years and three months. The Registrant began receiving the net profits payments in fiscal 1997. The sale eliminated Brunton's manufacturing and/or marketing of professional and recreational outdoor products from the commercial segment of Registrant's business as of January 31, 1996, except to the extent that there are net profit payments from Silva through 2000. For the fiscal year ended May 31, 1996, Brunton's sales provided 25% of net revenues of USE (before reclassification to reflect Brunton as discontinued operations with respect to the Company) compared with 49% net revenues for the fiscal year ended May 31, 1995.

     The Brunton sale was prompted in part by Registrant's desire to focus on its core minerals sector. In fiscal 1998, the Company intends to implement plans to consolidate its uranium assets into a single subsidiary and finance the startup of the operation of mines and mills with debt or equity funding. Of course, there can be no assurance uranium prices will remain at their current level; that USE will succeed in its efforts to obtain long-term uranium supply contracts required to operate its uranium properties profitably, or that the required financing will be available to put such properties into operation.

     USE was incorporated in Wyoming in 1966. All of its operations are in the United States. Principal executive offices are located in the Glen L. Larsen building at 877 North 8th Street West, Riverton, Wyoming 82501, telephone (307) 856-9271.

     Except for approximately 1,400 ounces of gold recovered in fiscal 1992 in a bulk sampling program at the Sutter gold property in California, the Company has not received revenues from the mining of either uranium or gold during its five fiscal years ended May 31, 1997 or the nine months ended February 28, 1998. Mineral revenues have been received from sales of mineral properties, advance royalties in respect of the Company's interests in an undeveloped molybdenum property that was sold to AMAX Inc. in 1980, and from sales of uranium under certain of the utility supply contracts held by Sheep Mountain Partners ("SMP"), as a result of USE and Crested delivering their one-half share or all of the uranium and receiving sales proceeds therefrom. See "Business and Properties - Legal Proceedings - Sheep Mountain Partners Arbitration/Litigation." Commencement of uranium mining from the Jackpot (Round Park) deposit in Wyoming may result in utility supply contracts for Green Mountain Mining Venture
("GMMV"), of which USE and Crested are joint venture partners with Kennecott Uranium Company ("Kennecott"), and/or commencement of mining operations from the properties held by Plateau Resources Limited ("Plateau"), a wholly-owned subsidiary of USE, in Utah may result in utility supply contracts for Plateau. There can be no assurance, however, that such mining operations will commence, or that new utility supply contracts will result.

                             SELECTED FINANCIAL DATA

     The following tables set forth certain selected historical financial data with respect to the Company for the periods indicated. It is derived from and should be read in conjunction with the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

                                                                          May 31,
                                       1997              1996              1995              1994               1993
                                       ----              ----              ----              ----               ----

Current assets                 $      4,400,900    $    2,912,400    $     3,390,100   $      3,866,600   $     1,650,300
Current liabilities                   1,393,900         2,031,200          3,368,200          1,291,700         1,592,100
Working capital                       3,007,000           881,200             21,900          2,574,900            58,200
Total assets                         30,387,100        34,793,300         33,384,500         33,090,300        24,037,200
Long-term
  obligations(1)                     14,377,200        15,020,700         15,769,600         16,612,500         2,900,000
Shareholders' equity                 12,723,600        14,617,000         12,168,400         12,559,100        15,063,200


(1)Includes $8,751,800, $3,978,800, $3,951,800, $3,951,800 and $1,695,600 of accrued reclamation costs on mining properties at May 31, 1997, 1996, 1995, 1994 and 1993, respectively.  See Note K of Notes to Consolidated Financial Statements.

                                                 February 28, 1998
                                                 -----------------

Current assets                                    $     5,431,200
Current liabilities                                     4,642,900
Working capital                                           788,300
Total assets                                           31,840,700
Long-term
obligations(1)                                         13,798,000
Shareholders' equity                                   11,351,500

(1)Includes $8,751,800 of accrued reclamation costs on mining properties at February 28, 1998.


                                                                  For Years Ended May 31,
                               ------------------------------------------------------------------------------
                                   1997            1996           1995              1994              1993
                                   ----            ----           ----              ----              ----

Revenues                       $ 5,790,200     $ 9,632,200    $ 4,600,600        $ 8,776,300      $ 9,045,500

Loss before minority
interest in loss
of affiliates,
provision for
income taxes and
extraordinary item              (3,706,000)     (2,524,100)    (2,577,700)        (3,587,900)        (103,100)

Equity in loss of
affiliates                        (690,800)       (418,500)      (442,300)          (531,200)        (444,700)

Net (loss) income               (3,724,500)        270,700     (2,070,600)        (3,370,800)        (221,900)

Loss  per share basic
and diluted before
extraordinary item and
gain on disposal of
subsidiary in
discontinued segment           $      (.55)     $     (.38)    $     (.48)       $      (.73)     $      (.05)

Income from
discontinued
operations                            --               .05            .06                .03             --

Gain on disposal of
subsidiary operations in
discontinued segment                  --               .37           --                 --               --

Cumulative effect at
June 1, 1993 of income
tax accounting change                 --              --             --                 (.06)            --
                               -----------      ----------     -----------       -----------     -----------

Net income (loss)
per share basic
and diluted                    $      (.55)     $      .04     $      (.42)      $      (.76)     $      (.05)
                               ===========      ==========     ===========       ===========      ===========

Cash dividends
per share                      $      -0-       $      -0-     $      -0-        $      -0-       $     -0-
                               ===========      ===========    ===========       ===========      ===========

                                                            21


                                                                  Nine Months Ended
                                                                    February 28,
                                                  --------------------------------------------
                                                        1998                          1997
                                                        ----                          ----

Revenues                                          $    5,329,400               $     3,269,200

Loss before equity
    income of affiliate and
    provision for income taxes                        (1,048,800)                   (2,181,700)
Minority interest in (gain) loss
    of consolidated subsidiaries                         (90,300)                      575,000
Equity in loss of affiliates - net                      (612,200)                     (338,500)
                                                  --------------               ---------------
Loss before provision
    for income taxes                                  (1,751,300)                   (1,945,200)
Provision for income taxes                               --                            --
                                                  --------------               ---------------
Net loss                                          $   (1,751,300)              $    (1,945,200)
                                                  ==============               ===============
Net loss per share
basic and diluted                                 $         (.26)              $          (.29)
                                                  ==============               ===============


                             BUSINESS AND PROPERTIES

                                    Minerals

Uranium

General

     The Company has interests in several uranium-bearing properties in Wyoming and Utah and in uranium processing mills in Sweetwater County, Wyoming (the "Sweetwater Mill") and in southeastern Garfield County, Utah (the "Shootaring Mill"). All the uranium-bearing properties are located in areas which have produced significant amounts of uranium in the 1970s and 1980s. The Company is planning to develop and operate these property interests (directly or through an agreement in which another company may be the operator) to produce uranium concentrates ("U3O8") for sale to public utilities that operate nuclear powered electricity generating plants. In addition, in fiscal 1997, additional properties were acquired in New Mexico and Wyoming by Yellow Stone Fuels Corp., an affiliate of the Company.

     The property interests in Wyoming are:

     521 unpatented lode mining claims (the "Green Mountain Claims") on Green Mountain in Fremont County, Wyoming, including 105 claims on which the Round Park (Jackpot) uranium deposit is located, and the Sweetwater Mill, (approximately 23 miles south of the proposed Jackpot Mine). These assets are held by the Green Mountain Mining Venture ("GMMV"), owned 50 percent by USE and USECC (the "USE Parties"), and 50 percent by Kennecott Uranium Company ("KUC"), a subsidiary of Kennecott Energy and Coal Company of Gillette, WY. Kennecott Energy and Coal

Company and Kennecott Corporation of Salt Lake City, UT are indirect subsidiaries of Rio Tinto plc, formerly RTZ PLC of London. Rio Tinto plc is one of the world's leading natural resource companies. Kennecott Corporation owns and operates several mines including the Bingham Canyon, Utah open pit copper mine which started in 1906.

     KUC is also referred to in this Prospectus as Kennecott. All mining claims are accessible by county, private, and United States Bureau of Land Management ("BLM") access roads. Substantial exploration and delineation of the principal uranium resources in the proposed Jackpot Mine have been completed. The BLM has signed a Record of Decision approving the Jackpot Mine Plan of Operations following preparation of a final Environmental Impact Statement ("EIS") for the proposed mine, and on June 25, 1996, the Wyoming Department of Environmental Quality ("WDEQ") issued Mine Permit No. 660 that is required for GMMV to develop the underground Jackpot Mine and mine the uranium deposits. The proposed mine has had no previous operators, and will be a new mine when opened. The Big Eagle Mine and related claim groups (which are near the proposed Jackpot Mine and are part of the Green Mountain Claims held by the GMMV), are accessible by county and private roads. The Big Eagle Mine was first operated by Pathfinder Mines Corporation ("PMC") starting in the late 1970s.

     Unpatented lode mining claims, underground and open pit uranium mines and mining equipment in the Crooks Gap area are located on Sheep Mountain in Fremont County, Wyoming and are adjacent to and west of the Big Eagle mining claims held by the GMMV. Until June 1, 1998 these assets were held by the Sheep Mountain Partners partnership ("SMP"). The partners are USE and Crested, doing business as USECC, and Nukem, Inc. ("Nukem"), through its wholly-owned subsidiary Cycle Resource Investment Corporation ("CRIC"). As of June 1, 1998, SMP assigned all of its mining claims (including the underground and open pit mines) and equipment to USECC in partial settlement of disputes (see "Legal Proceedings"). The SMP Sheep Mountain Mines 1 and 2 are accessible by county and private roads and were first operated by Western Nuclear, Inc., a subsidiary of Phelps Dodge Corporation, in the late 1970s. The SMP and GMMV properties contain uranium mineralization in sandstones of Tertiary age, as is typical of most Wyoming uranium deposits.

     Approximately 10,825 acres of properties are held by 437 unpatented mining claims which have been staked by, plus four leases (including three state leases) held by, Yellow Stone Fuels Corp. (an Ontario, Canada corporation, or by its wholly-owned subsidiary Yellow Stone Fuels, Inc., a Wyoming corporation, hereafter "YSFC" including the subsidiary). The properties are located in Wyoming and New Mexico, and are believed to be prospective of uranium and suitable for in-situ leaching. USE and Crested each own 14.3% of YSFC.

     Electric power to all the above Wyoming properties is furnished by either Pacific Power & Light or the Hot Springs Rural Electric Association.

     The property interests in Utah are:

     The Tony M Mine and the Frank M property are underground uranium deposits in San Juan County, Utah located partially on Utah State mining leases. The other two properties are the Velvet Mine and Wood Complex, located on private leases. Royalties on these properties range from 4% on the Wood Complex, 6% on the Tony M and 8.25% on the Velvet Mine. All royalties are paid from production. USE owns the approximate 34 claims in the Velvet property. These properties are accessible by county roads.

     Plateau Resources Limited, a wholly owned subsidiary of USE, is the owner of the Tony M mine and portions of the Frank M properties and has posted a bond securing Plateau's obligations to reclaim these properties. The Tony M mine was originally developed by Plateau at the time Plateau was owned by Consumers Power Company ("CPC"), a Michigan public utility. Significant areas of uranium mineralization have been accessed and delineated by the prior owner's underground workings. When the Tony M Mine was in production (while Plateau was owned by CPC) it produced ore containing from three to eight pounds of uranium concentrates per ton. Some of this ore was processed at the Shootaring Mill into U3O8, the saleable product. In addition, low grade uranium ore was stockpiled at the Tony M mine and at the Shootaring Mill, and related mill support facilities, which are held by Plateau.

     Plateau also owns the Velvet Mine and the nearby Wood Mine complex in the Lisbon Valley area in southeastern Utah. The Velvet uranium mine was fully developed and permitted by its prior owner and is located approximately 178 miles by road from the Shootaring Mill. The Wood Mine complex was formerly an operating uranium mine with a remaining undeveloped resource. Access to this resource would be by extending a drift approximately 2,500 feet from the former Wood Mine. The Wood Mine property is not permitted at this time, but the Company does not expect difficulty in obtaining a new permit because the surface facilities would occupy the site that has been disturbed from previous operations.

The Green Mountain Mining Venture Project

     GMMV. Subsequent to May 31, 1997, USE and USECC signed an Acquisition Agreement for the acquisition from Kennecott Uranium Company of its interest in the GMMV. The following is a description of the formation of GMMV and certain of its terms, which terms have been modified as a result of the Acquisition Agreement and related transactions, as set forth under the "June 23, 1997 Acquisition Agreement with Kennecott Uranium Company" below.

     In fiscal 1991, USE and USECC entered into an agreement to sell 50 percent of their interests in the Green Mountain uranium claims, and certain other rights to Kennecott for $15,000,000 cash (USE's share of the proceeds was $12,600,000, and the balance was Crested's) and a commitment by Kennecott to fund the first $50,000,000 of GMMV expenditures. In fiscal 1991, USE and USECC ("USE Parties") and Kennecott formed the GMMV to develop, mine and mill uranium ore from the Green Mountain Claims, and market U3O8 to utilities using nuclear power to generate electricity.

     Kennecott agreed to fund the first $50,000,000 of GMMV expenditures, pursuant to Management Committee budgets. Thereafter, GMMV expenses will be shared by the parties generally in accordance with their participating interests (50 percent Kennecott, 50 percent USE Parties). The agreement also provides that Kennecott will pay a disproportionate share (up to an additional $45,000,000) of GMMV operating expenses, but only out of cash operating margins from sales of processed uranium at more than $24.00/lb (for $30,000,000 of such operating expenses), and from sales of processed uranium at more than $27.00/lb (for the next $15,000,000 of such operating expenses).

     Pursuant to the joint venture agreement, each party's participation interest in the GMMV is subject to reduction for voluntary or involuntary failure to pay its share of expenses as required in approved budgets (including Kennecott's commitment to fund the initial $50,000,000 of the GMMV expenditures), so that in effect, the interest held by each party collateralizes its performance. However, a defaulting party would remain liable for third party liabilities incurred during the GMMV operations, proportionate to its interest before reduction.

     The GMMV cash flows will be shared between Kennecott and the USE Parties according to their participation interests. However, 105 of the Green Mountain Claims, which cover the Round Park (Jackpot) uranium deposit, currently believed to be the most significant mineralized resource on Green Mountain, were formerly owned solely by USE. Pursuant to an agreement between USE and Crested, cash flow from production of uranium out of these 105 Green Mountain Claims will be distributed only to USE and Kennecott, and GMMV expenditures on such properties will be shared 50 percent by USE and 50 percent by Kennecott. Milling costs will be paid by the GMMV as operating costs and shared among the participants according to their ownership interests in the ore being milled.

     The USE Parties' share of GMMV cash flow resulting from the balance of the properties (outside the 105 claims), previously owned by USE and Crested together, will be shared equally by USE and Crested. GMMV expenditures from such properties will be shared 25 percent each by USE and Crested, and 50 percent by Kennecott. Such latter properties are expected to be developed after the Round Park (Jackpot) deposit is placed into production; uranium deposits on these properties may be accessed through the proposed tunnels at the Jackpot Mine.

     The GMMV Management Committee has three Kennecott representatives and two USECC representatives, acts by majority vote, and appoints and supervises the project manager. In fiscal 1993, Kennecott became the GMMV project manager and has continued as project manager through May 31, 1997. USECC has continued work on a contract basis at Kennecott's request through May 31, 1997.

     Pre-development activities on the GMMV properties have included environmental and mining equipment studies, mine permitting and planning work, property maintenance, setting up a uranium marketing program, acquisition and monitoring of the Sweetwater Mill and preparation of an application to the U. S. Nuclear Regulatory Commission ("NRC") to convert the Sweetwater Mill license from standby to an operating license. During fiscal 1996, GMMV completed a sediment dam, sediment basin and drainage diversion ditch, built a fuel storage facility and other support facilities and made improvements to existing facilities. As of the date hereof, the GMMV has commenced mine pre-development work necessary to put the GMMV properties into production, see "June 23, 1997 Acquisition Agreement with Kennecott Uranium Company" and "Permitting Activities" below.

June 23, 1997 Acquisition Agreement with Kennecott Uranium Company

     Subsequent to May 31, 1997, USE and USECC signed the Acquisition Agreement with Kennecott Uranium Company, a Delaware corporation, for the right to acquire Kennecott's interest in the GMMV for $15,000,000 and other consideration. Kennecott paid USE and USECC $4,000,000 on signing, and committed to provide the GMMV up to $16,000,000 for payment of reimbursable costs incurred by USECC in developing the proposed underground Jackpot Uranium Mine for production and in changing the status of the Sweetwater Mill from standby to operational. The work to develop the proposed Jackpot Mine and ready the Sweetwater Mill for operations will be undertaken, prior to closing of the Acquisition Agreement, by USECC, as lessee of all the GMMV mineral properties under a Mineral Lease Agreement between the GMMV and USECC (the "Mineral Lease"), and as an independent contractor under a Contract Services Agreement (the "Mill Contract") between Kennecott (as manager of the GMMV) and USECC. Both the Mineral Lease and the Mill Contract, as well as a Fourth Amendment to the GMMV Mining Venture Agreement among Kennecott, USE and USECC (the "Fourth Amendment to the GMMV Agreement"), were executed simultaneously with the Acquisition Agreement.

     The $16,000,000 being provided by Kennecott to the GMMV was advanced to Kennecott by an affiliate, Kennecott Energy Company ("KEC") under a secured recourse Promissory Note (the "Note") bearing interest at 10.5% per annum starting April 1999 until paid in full. The Note is payable quarterly out of 20% of cash flow from the GMMV properties, but not more than 50% of the earnings for such quarter from the GMMV operations, before interest, income tax, depreciation and amortization. However, the Note is payable (i) in full on June 23, 2010 regardless of cash flow and earnings of the GMMV, or (ii) sooner (on December 31, 2005) if an economically viable uranium mine has not been placed into production by such date. The Note is secured by a first mortgage lien against Kennecott's 50% interest in the GMMV pursuant to a Mortgage, Security Agreement, Financing Statement and Assignment of Proceeds, Rents and Leases granted by Kennecott to KEC (the "Mortgage"). USE and USECC will assume the Note, and the assets of the GMMV will be subject to the Mortgage, at closing of the Acquisition Agreement.

     Pursuant to the Mineral Lease and the Mill Contract of the Acquisition Agreement, USECC is to expend funds to develop the proposed Jackpot Mine and nearby Big Eagle Mine, and work with Kennecott in preparing the Sweetwater Mill for renewed operations. Such work will be funded from the $16,000,000 being provided to the GMMV by Kennecott. Under the Fourth Amendment to the GMMV Agreement, Kennecott will be entitled to a credit against Kennecott's original $50,000,000 commitment to fund the GMMV, in the amount of two dollars of credit for each one dollar of such funds out of the $16,000,000 provided by Kennecott to the GMMV, plus the $4,000,000 paid to USE and USECC on signing of the Acquisition Agreement. It is anticipated that such credits will satisfy the balance of Kennecott's initial funding commitment to acquire a 50% interest in the GMMV.

     Pursuant to the Fourth Amendment to the GMMV Agreement, Kennecott initially advanced $1,000,000 to the GMMV, which the GMMV has advanced to USECC pursuant to the Mineral Lease and the Mill Contract, to allow USECC to establish a working capital account. On a monthly basis, USECC is to submit detailed invoices for reimbursable costs, defined in the Mineral Lease and Mill Contract to include USECC's labor and equipment costs (maintenance and rental), environmental compliance costs, direct office costs of USECC staff incurred in monitoring and invoicing project costs and expenditures and associated engineering costs and expenditures, and an additional amount equal to 10% of all the preceding costs and expenditures as an administrative charge (the same 10% as previously allowed in the GMMV Agreement). USECC is permitted to charge the GMMV rental expense for equipment owned by USECC. The reimbursable cost allocations for each phase of the development of the Jackpot Mine and upgrade of the Sweetwater Mill to operating status are set forth in budgets of the Mineral Lease and Mill Contract. Also included in reimbursable costs will be the amounts required to cover all reclamation activities that will result from operations conducted on the mining properties pursuant to the Mill Contract and the Mineral Lease (USE and USECC will be required to put such reclamation cost amounts aside in a sinking fund to pay for the reclamation work when production commences).

     Kennecott has agreed to provide funds to the GMMV each month in an amount adequate to reimburse USECC for invoiced costs and restore the USECC working account balance to $1,000,000. Payment by GMMV of the monthly invoiced costs is subject to Kennecott's confirmation that such costs conform to the Mineral Lease and Mill Contract budgets. Subject to and at the closing of the Acquisition Agreement, Kennecott will advance to the GMMV cash equal to any difference between (i) the $16,000,000 commitment and (ii) amounts advanced to pay reimbursable costs and maintain the working capital account.

     Also pursuant to the Mineral Lease, USECC is to pay the GMMV a monthly lease fee of $3,363, starting July 1, 1997. Separately and pursuant to the Mineral Lease, USE and USECC are required to pay all rental, leasehold, property and other payments relating to the mining properties, and all utility and other payments, taxes and assessments that may be assessed against such properties during the term of the Mineral Lease.

     Closing of the Acquisition Agreement is subject to USE and USECC satisfying several conditions, including: (i) the acquiring entity (which may be USE, USECC, or an entity formed by USE and USECC to acquire Kennecott's interest in the GMMV) must have a market capitalization of at least $200,000,000; (ii) the parties to the Acquisition Agreement must have received all authorizations, consents, permits and approvals of government agencies required to transfer Kennecott's interest in the GMMV to the acquiring entity; (iii) USE and USECC shall have replaced, or caused the replacement of, approximately $25,000,000 of reclamation bonds, in addition to other guarantees, indemnification and suretyship agreements posted by Kennecott on behalf of the GMMV; and (iv) USE and USECC, or the acquiring entity, must pay $15,000,000 in cash to Kennecott at closing and assume all obligations and liabilities of Kennecott with respect to the GMMV (including repayment of the $16,000,000 Note and the Mortgage) from and after the closing. Under very limited circumstances, the scheduled closing date may be postponed to another date no later than October 30, 1998. The parties to the Acquisition Agreement also executed a mutual General Release with respect to any and all claims that they may have with respect to any prior disputes concerning the GMMV, which General Release would be delivered to all such parties at closing of the Acquisition Agreement. Upon closing of the Acquisition Agreement, the Mineral Lease and the Mill Contract will be terminated and USE, USECC or the acquiring entity will own Kennecott's 50% of the GMMV, although its properties will remain subject to the Mortgage until the Note is paid in full. The current 50% interest in GMMV held by USE and USECC will not change when the Acquisition Agreement is closed.

     If the Acquisition Agreement were not closed by December 1, 1997, then USE and USECC (or an entity formed by them to acquire the GMMV interest owned by Kennecott) were to provide to Kennecott a commitment letter from a recognized national investment banking firm to complete an underwritten public offering of the securities of USE (or an entity formed or introduced to acquire Kennecott's GMMV interest (the "Acquiring Entity")), in amount sufficient to close the Acquisition Agreement transactions. Such amount is estimated by USE to be approximately $40,000,000, (for the $15,000,000 closing cash purchase price to Kennecott, plus $25,000,000 to assume or cause the replacement of reclamation bonds, guarantees, indemnification agreements and suretyship agreements related to the GMMV properties and the Sweetwater Mill. Alternatively, USE, USECC or the Acquiring Entity must provide evidence to Kennecott of a commitment letter from a bank, other financial institution or industry entity to provide private or joint venture financing in such approximate amount. Failure to provide evidence of such financial commitment by December 1, 1997 would have entitled Kennecott to terminate the Acquisition Agreement, the Mineral Lease and the Mill Contract.

     Subject to providing evidence of adequate financial resources to close the Acquisition Agreement with funds from a public financing or otherwise, the $4,000,000 signing bonus paid by Kennecott is nonrefundable.

     In November 1997, the Registrant and its subsidiaries Crested and Plateau Resources entered into a letter of intent with an underwriter to raise sufficient funds to acquire Kennecott Uranium Company's interest in the GMMV. This letter of intent complies with the condition of the Acquisition Agreement for the delivery of such letter of intent by December 1, 1997 so that the $4,000,000 advanced to the Registrant and Crested by Kennecott on June 23, 1997, would be nonrefundable. This letter of intent in effect allows the Registrant, as contemplated and permitted by the Acquisition Agreement, until October 30, 1998 to close the Acquisition Agreement transactions.

     Final terms of the financing, including the total funds to be raised (which would close the Acquisition Agreement transactions and provide working capital for mine and mill work), the identification of the issuer (the Acquiring Entity) of the securities to be sold to raise the financing, the percentage ownership of such issuer by the Registrant and its affiliated companies, and other terms, have not been agreed upon as of the date of this Prospectus. Such final terms and the expected timing of the financing will be set forth in a registration statement which is anticipated to be filed in connection with the financing in the first calendar quarter of 1998. This Prospectus will be supplemented with the final information, at the same time as the registration statement is filed for the financing of the Acquiring Entity.

     If the Acquisition Agreement is not closed, USE and USECC, and Kennecott, will continue to own their respective 50% interests in the GMMV, and Kennecott's obligation to repay the $16,000,000 loaned by KEC shall remain Kennecott's obligation, without any adverse effect on the 50% interest in the GMMV held by USE and USECC. However, the Jackpot Mine development work and Sweetwater Mill upgrade work funded by the $16,000,000 advance, will have benefitted all parties to the GMMV.

     Properties and Mine Plan. The GMMV owns a total of 521 claims on Green Mountain, including the 105 claims on which the Round Park (Jackpot) uranium deposit is located. Surface rights are owned by the United States Government under management by the BLM. In addition, other uranium mineralization has been delineated in the Phase 2 and Whiskey Peak deposits on these claims, which formerly belonged to USE and Crested. These deposits are undeveloped. Roads and utilities have been put in place, which are believed to be satisfactory to support future mine development.

     The GMMV also owns the Big Eagle Properties on Green Mountain, which appear to contain substantial remaining uranium mineralization, and are adjacent to the other GMMV mining claims. The Big Eagle Properties contain one underground and two open-pit mines, as well as related roads, utilities, buildings, structures, equipment and a stockpile of ore. The assets include a 38,000 and an 8,000 square foot buildings formerly used by Pathfinder Mines Corporation (PMC) in mining operations. Also included are three ore-hauling vehicles, each having a 100-ton capacity. Permits transferred to the GMMV for the properties include: a permit to mine, an air quality permit, and water discharge and water quality permits. The GMMV owns the mineral rights to the underlying unpatented lode mining claims.

     The Round Park (Jackpot) mining claims contain deposits of uranium which have been estimated to contain 52,000,000 pounds of U3O8 averaging .23% uranium oxide using a grade- thickness cut-off of .6 (i.e., deposit areas were excluded unless deposit bed thickness at intercept, times intercept grade of uranium mineralization, exceeded .6). The GMMV plans to mine this deposit from two tunnels in the Jackpot Mine, which will be driven underground from the south side of Green Mountain. The first of several mineralization horizons is about 2,300 feet vertically down from the top of Green Mountain.

     The Jackpot Mine Plan of Operations provides for two declines to be driven from the side of Green Mountain, extending about 10,400 feet into the deposits; one decline will be used for ventilation and transportation of personnel, and the other will convey ore, rock and waste out of the mine. The mine plan estimates that the Jackpot Mine will produce about 3,000 tons of uranium ore per day and will have an expected mine life of 13 to 22 years. It will utilize the existing Big Eagle Mine facilities located about three miles west of the Jackpot Mine site. As many as 250 workers will be required during mining full operations.

     USE Parties expect mine development costs will not exceed $25,000,000 to begin production from the Round Park (Jackpot) deposit. However, cost estimates may change as exploration and initial development progress. Pursuant to the GMMV agreement, Kennecott had agreed to fund the initial $50,000,000 in development costs including reclamation costs. To May 31, 1997, such expenditures totaled approximately $20,416,400. Additional costs would be funded by the $16,000,000 loan, operations and/or by cash advance by the venturers. Approximately $7,600,00 of the $16,000,000 loan amount has been spent on the GMMV through May 15, 1998.


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



     Sweetwater Mill. In fiscal 1993, GMMV acquired the Sweetwater uranium processing mill and associated properties located in Sweetwater County, Wyoming, approximately 23 miles south of the proposed Jackpot Mine, from Union Oil Company of California ("UNOCAL"), primarily in consideration of Kennecott and the GMMV assuming environmental liabilities, and decommissioning and reclamation obligations.

     Kennecott is manager of the Sweetwater Mill and, as such, will be compensated by GMMV out of production. Payments for pre-operating management will be based on a sliding scale percentage of mill cash operating costs prior to mill operation; payments for operating management will be based on 13 percent of mill cash operating costs when processing ore. Mill holding costs have been paid by GMMV and funded by Kennecott as part of its $50,000,000 funding commitment.

     The Sweetwater Mill includes buildings, milling and related equipment, real estate improvements, mining and mill site claims and other real property interests, personal property and intangible property (including government permits relating to operation of those properties). The major assets are the mill buildings and equipment located on approximately 92 acres.

     The mill was designed as a 3,000 ton per day ("tpd") facility. UNOCAL's subsidiary Minerals Exploration Company reportedly processed in excess of 4,200 tpd for sustained periods. The mill is one of the newest uranium milling facilities in the United States, and has been maintained in good condition. UNOCAL has reported that the mill buildings and equipment have historical costs of $10,500,000 and $26,900,000, respectively.

     As consideration for the purchase of the Sweetwater Mill, GMMV agreed to indemnify UNOCAL against certain reclamation and environmental liabilities, which indemnification obligations are guaranteed by Kennecott Corporation (parent of Kennecott Uranium Company). The GMMV has agreed to be responsible for compliance with mill decommissioning and land reclamation laws, for which the environmental and reclamation bonding requirements are approximately $24,330,000, which includes a $4,560,000 bond required by the NRC. None of the GMMV future reclamation and closure costs are reflected in Registrant's
Consolidated Financial Statements (see Notes F and K to USE Consolidated Financial Statements for fiscal year ended May 31, 1997).

     The reclamation and environmental liabilities assumed by GMMV consist of two categories: (1) cleanup of the inactive open pit mine site near the mill (the source of ore feedstock for the mill when operating under UNOCAL), including water (heavy metals and other contaminants) and tailings (heavy metals dust and other contaminants requiring abatement and erosion control) associated with the pit; and (2) decontamination and cleanup and disposal of the mill building, equipment and tailings cells after mill decommissioning. On June 18, 1996, Kennecott established an irrevocable Letter of Credit through Morgan Guaranty Trust Company of New York City in the amount of $19,767,079 in favor of the Wyoming Department of Environmental Quality ("WDEQ") for reclamation requirements of the GMMV. The Letter of Credit was increased by $10,000 on August 26, 1996 to cover off-permit wetland enhancement. The WDEQ exercises delegated jurisdiction from the United States Environmental Protection Agency ("EPA") to administer the Clean Water Act and the Clean Air Act, and directly administers Wyoming statutes on mined land reclamation. The Sweetwater Mill is also regulated by the NRC for tailings cells and mill decontamination and cleanup. The EPA has continuing jurisdiction under the Resource Conservation and Recovery Act, pertaining to any hazardous materials which may be on site when cleanup work is started.

     Although the GMMV is liable for all reclamation and environmental compliance costs associated with mill and site maintenance, as well as mill decontamination and cleanup and site reclamation and cleanup after the mill is decommissioned, USECC believes it is unlikely USECC would have to pay for such costs directly. First, based on current estimates of cleanup and reclamation costs (reviewed annually by the oversight agencies), such costs covered by the letters of credit or other surety appear to be within the $24,330,000 reclamation bonds posted by Kennecott for GMMV. These costs are not expected to increase materially if the mill is not put into operation. Second, UNOCAL has agreed that if the GMMV incurs expenditures for environmental liabilities prior to the earlier of commercial production by GMMV or January 1, 2001, (which liabilities are not due solely to the operations of GMMV), then UNOCAL will loan the GMMV the first $8,000,000 of such expenditures. Any reimbursement for the loan may only be recovered by UNOCAL from 20% of future cash flows from sale of uranium concentrates processed through the Sweetwater Mill. Third, the payment of reclamation and environmental liabilities related to the Mill is guaranteed by Kennecott. Last, the GMMV will set aside a portion of operating revenues to fund reclamation and environmental liabilities when mining and milling operations are finally shut down.

     Kennecott will be entitled to contribution from the USE Parties in proportion to their participating interests in the GMMV, if Kennecott is required to pay mill cleanup costs directly pursuant to its guarantee. Such contributions would be required only if the liabilities cannot be satisfied by Kennecott within the balance of any development commitment as provided by the Acquisition Agreement, after the credits provided by the Fourth Amendment to the GMMV (see the "June 23, 1997 Acquisition Agreement with Kennecott above). In addition, if and to the extent such liabilities resulted from UNOCAL's mill operations, and payment of the liabilities was required before January 1, 2001 and before mill production resumes, then up to $8,000,000 of that amount would be paid by UNOCAL, before Kennecott would be required to pay on its guarantee. However, notwithstanding the preceding, the extent of any ultimate USECC liability for contribution to mill cleanup costs cannot be predicted.

     Permitting and Activities. In March 1993, the GMMV applied to the WDEQ for a Permit to Mine the Round Park deposit through the Jackpot Mine. Following preparation of a final EIS by the BLM, including a series of public meetings and a period for receipt of written comments on both the preliminary and final EIS, on April 24, 1996, the BLM signed the Record of Decision ("ROD") approving the Jackpot Mine Plan of Operations. With the entry of the ROD, the WDEQ issued the mine permit for the Jackpot Mine on June 26, 1996. This Permit allows the GMMV to proceed with construction of mine surface facilities, further underground mine development and eventual mining of the Round Park (Jackpot) Deposit.

     General activity increased at the Jackpot mine site during fiscal 1997 and to the date of this Prospectus, in anticipation of increased uranium prices. Some of the principle activities were: a major portion of the access/haulroad from the Jackpot Mine to the Big Eagle Mine was widened to

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



a 40 foot running surface eliminating various curves to accommodate the GMMV's 100 ton haul trucks; permits and approvals were obtained for construction of Jackpot Reservoirs No. 2 and 3 and construction was started, completed and are operational (catch basin for sediment and runoff). The management of the GMMV believes it is in compliance with all permit conditions. Significant progress is being made in preparing for and running the double declines into the Round Park (Jackpot) deposit, pursuant to the pre-development operations plan agreed to between USECC and Kennecott. Two shifts are currently working underground with a third shift being assembled.

     The Jackpot Mine Plan of Operations and a combination of the alternatives analyzed in the EIS will allow for the disposal of mine waste rock in the Big Eagle Mine pits some three miles from the Jackpot declines, the upgrading of existing roads, and the construction of new haul road segments to transport ore to the Sweetwater Mill. These roads will be subject to modification in alignment necessary to minimize or avoid adverse impacts to riparian and cultural resources.

     The maximum area of new disturbance required for the project will be 289 acres. This disturbance will include approximately 118 acres for mine site development and approximately 171 acres for transportation corridor construction and/or improvement. When uranium reserves have been depleted, the mine portals will be plugged; the ground surface recontoured and reclaimed to blend with the natural landscape; surface structures will be removed; roads closed per landowner or BLM request, and disturbed areas reclaimed.

     Kennecott, as operator of the Sweetwater Mill and USECC have initiated discussions and made filings with the NRC regarding amendments to the Source Material License to resume ore processing at the Sweetwater Mill. Separately, Kennecott has applied to the NRC for permission to use a mill tailings cell to hold low level tailings waste from an ion exchange plant owned by USE and Crested in the Crooks Gap area.

     The United States Environmental Protection Agency ("EPA") has advised Kennecott, as operator of the GMMV, that if Kennecott would level the tailings within the existing tailings impoundment and install a new liner with leak detection capability, the EPA would allow the use of the existing 60 acre tailings cell for milling operations. Although this could result in a cost savings to the GMMV, a new 40 acre tailings cell has been designed by an outside engineering firm and is scheduled to be constructed.

     The EPA has promulgated final rules for radon emissions. These regulations affect the mining and milling of uranium and may require substantial expenditures for compliance. The GMMV may need to install further venting at the Jackpot mine site, and must monitor radon emissions at the mines, as well as wind speed, direction and other conditions. USE management believes all of the uranium operations in which it owns an interest are in compliance with these rules.

     There ultimately will be an effect on the earnings of USE and Crested from environmental compliance expenditures by the GMMV, since the GMMV operations will be accounted for by the equity method if the acquisition of Kennecott's interest in the GMMV pursuant to the Acquisition Agreement does not close.
GMMV's expenses for compliance with environmental laws (as well as other matters) are not expected to materially affect the cash flow of USE and Crested during the next two years. Out of Kennecott's initial $50,000,000 commitment, Kennecott has funded about $20,416,400 through May 31, 1997. Nevertheless, advances to the GMMV made pursuant to the Acquisition Agreement will reduce Kennecott's development commitment by two dollars for each dollar advanced pursuant to the Fourth Amendment to the GMMV Agreement.

Plateau's Shootaring Canyon Mill

     Acquisition of Plateau Resources, Limited ("Plateau"). In August 1993, USE purchased from Consumers Power Company ("CPC"), all of the outstanding stock of Plateau, which owns the Shootaring Canyon uranium processing mill and support facilities in southeastern Utah (the "Shootaring Mill"). The Shootaring Mill holds a source materials license from the NRC.

     USE paid nominal cash consideration for the Plateau stock, but as additional consideration, USE has agreed:

     (a) to perform or cause Plateau to perform all studies, remedial or other response actions or other activities necessary from time to time for Plateau to comply with environmental monitoring and other provisions of (i) federal and state environmental laws relating to hazardous or toxic substances, and (ii) the Uranium Mill Tailings Radiation Control Act, the Atomic Energy Act of 1954, and administrative orders and licenses relating to nuclear or radioactive substances or materials on the property of, or produced or released by, Plateau; and

     (b) to indemnify CPC from all liabilities and costs related to the presence of hazardous substances or radioactive materials on Plateau property, and to any future violation of laws and administrative orders and licenses relating to the environment or to nuclear or radioactive substances.

     At closing, Plateau transferred $2,500,000 cash to fund the "NRC Surety Trust Agreement" with a commercial bank as trustee. The trustee is to pay future costs of Shootaring Mill decommissioning, site reclamation, and long term site surveillance, as directed by the NRC. The amount transferred to the trust is the minimum amount now required by the NRC as financial assurance for clean up after permanent shut down of the Shootaring Mill.

     Also at closing, Plateau transferred $4,800,000 cash to fund the "Agency Agreement" with a commercial bank. These funds will be available to indemnify CPC against possible claims related to environmental or nuclear matters as described above, and against third-party claims related to an agreement between Plateau and the third-party (see Note K to the USE Consolidated Financial Statements for fiscal year ended May 31, 1997).

     There are no present claims against funds held under either the Trust Agreement or Agency Agreement. Funds (including accrued interest) not disbursed under the Trust and Agency Agreements will be paid over to Plateau upon termination of such Agreements with NRC concurrence.

     The consideration paid by USE was determined by negotiation with CPC, taking into account further estimated annual Shootaring Mill holding costs, and estimated future Mill decommissioning and site reclamation costs as required by the NRC and the Utah Department of Natural Resources, Division of Oil, Gas and Mining ("DOGM").

     The Plateau acquisition was done solely with USE, in light of potential NRC objections to selling Plateau to the USECC joint venture. Subsequent to closing, in September 1993, USE and Crested agreed that after Plateau's unencumbered cash has been depleted, USE and Crested each will assume one-half of Plateau's obligations, and share equally in Plateau's operating cash flows, pursuant to the USECC Joint Venture.

     Shootaring Mill and Facilities. The Shootaring Mill is located in south-eastern Utah, approximately 13 miles north of Lake Powell, and 50 miles south of Hanksville, Utah via State Highway 276, then four miles west on good gravel roads. The entire facility occupies 18.9 acres of a 264.52 acre plant site. The mill was designed to process 750 tpd, but only operated on a trial basis for two months in mid-summer 1982. In 1984, Plateau put the mill on standby because of the depressed U3O8 market.

     Plateau also owns approximately 90,000 tons of uranium mineralized material stockpiled at the mill site and approximately 172,000 tons of mineralized material stockpiled at the Tony M Mine. Included with mill assets are tailings cells, laboratory facilities, equipment shop and inventory. The NRC issued a license to Plateau authorizing production of uranium concentrates. But since the mill was shut down, only maintenance and required safety and environmental inspection activities were performed and the source materials license with the NRC was for standby operations only. On July 31, 1996, the NRC approved Plateau's application to postpone initiation of the requirements of timeliness in decommissioning of the Shootaring Mill for five years, which postponement enabled Plateau to upgrade the source materials license to operational status. Plateau applied to the NRC to convert the source materials license from standby to operational and upon increasing the reclamation bond to $6,700,000, the NRC issued the new license on May 2, 1997. Plateau has an additional $1,600,000 of government securities available for further bonding needs.

     In fiscal 1997 and into fiscal 1998, in anticipation of resuming milling operations, Plateau commenced a complete reactivation and rehabilitation program at the Mill (updating the control systems and testing gauges, relining wooden acid leach tanks, etc.).

Ticaboo Townsite

     Plateau and USE own all of the outstanding stock of Canyon Homesteads, Inc. ("Canyon"), a Utah corporation, which developed the Ticaboo, Utah townsite 3.5 miles south of the Shootaring Mill. The Ticaboo site includes a 66 room motel; convenience store; 98 single family home sites; 151 mobile home sites, and 26 recreational vehicle sites (all with utility access). The townsite is located on a State of Utah lease near Lake Powell and is being operated as a commercial enterprise. An amendment was entered into on April 1, 1997 on the Utah State lease covering the Ticaboo townsite whereby the State deeded portions of the Townsite to Canyon Homesteads, Inc. on a sliding scale basis. USE and Crested plan to further develop the townsite, and have been seeking financial partners for this purpose. Interim funding for limited improvements on the commercial operations were provided by a private corporation controlled by family members of the Chairman of the Board and Chief Executive Officer of USE. See Part III, Item 12 "Certain Relationships and Related Transactions - Transactions with Arrowstar Investments, Inc.". USE now operates all commercial facilities including the motel, restaurant, convenience store, mobile home/RV park and boat storage as the renovation of the nearby Shootaring Canyon uranium mill is underway.

Yellow Stone Fuels Corp.

     Yellow Stone Fuels Corp., hereafter ("YSFC") was organized on February 17, 1997 in Ontario, Canada. As of February 17, 1997, YSFC acquired all the outstanding shares of Common Stock of Yellow Stone Fuels, Inc. (a Wyoming corporation which was organized on June 3,1996), in exchange for YSFC issuing the same number of shares of YSFC Stock to the former shareholders of Yellow Stone Fuels, Inc. ("YFI"). YSFC and its wholly-owned subsidiary Yellow Stone Fuels, Inc. will hereafter be referred to collectively as YSFC.

     In order to concentrate the efforts of USECC on conventional uranium mining using the Shootaring and Sweetwater Mills, USECC decided to take a minority position in Yellow Stone Fuels, Inc. and not be directly involved in properties believed suitable for the production of uranium through the in-situ leach ("ISL") mining process. USECC will have first call on any uranium ore bodies YSFC discovers which are amenable to conventional mining and milling and YSFC will have a call on ore bodies discovered by USECC amenable to the ISL process. In the ISL process, groundwater fortified with oxidizing agents is pumped into the ore body, causing the uranium contained into the ore to dissolve. The resulting solution is pumped to the surface where it is further processed to a dried form of uranium which is shipped to conversion facilities for eventual sale. Generally, the ISL process is more cost effective and environmentally benign compared to conventional underground mining techniques. In addition, less time may be required to bring an ISL mine into operation than to permit and build a conventional mine.

     In Wyoming, YSFC has staked and/or holds 304 unpatented mining claims and has entered into three State leases covering a total of 9,280 acres located in the Powder River Basin uranium district. The State leases have a 10 year term expiring October 1, 2006; require annual rental of $1.00 per acre for five years, then $2.00 for the second five years, or sooner upon the discovery of commercial quantities of minerals; and a 5% gross royalty of the value of uranium bearing ore mined from the leased properties is payable to the State of Wyoming.

     Also in Wyoming, the Peterson claim group includes 50 unpatented mining claims covering approximately 1,000 acres in the southern part of the power River Basin uranium district. In addition to owning the Peterson claim group, YSFC has leased the surface rights to the mineral properties for five years, at $4.00 per acre annual rent per year plus a production royalty of $0.50 per pound of uranium concentrates (U3O8) sold at or for less than $22.00 per pound (the royalty increases to $0.75 per pound for uranium sold at more than $30.00 per pound). The Low claim group, covering 63 unpatented lode mining claims covering approximately 1,260 acres, is also located in the southern part of the Powder River Basin uranium district, approximately 20 miles northwest of the producing Rio Algom's Smith Ranch Mine. The Low claims may be similar in geology and hydrology to the Smith Ranch and Cameco's Highland ISL operations.

     In New Mexico, YSFC has staked and holds 39 unpatented mining claims and has leased 8 patented mining claims. These properties in the aggregate cover approximately 945 acres located in the Grants uranium region of New Mexico. The 8 unpatented mining claims (covering 165.44 acres) are held by a 5 year renewable lease from Parador Mining Company, requiring $500 monthly rental payments to Parador Mining Company, which has retained a 5% gross royalty on revenues from uranium sold from the property. The Parador area was mined for up to 600,000 pounds U3O8 at a grade of 0.24% by other companies in the 1970s. The extent of further mineral resources on the properties is presently unknown.

     The geological and geophysical data acquired with the Pioneer Nuclear, Inc. ("PNI") library may assist YSFC in evaluating the viability of the various uranium claims to in-situ processing. This library of information was assembled in the 1970s by PNI in its uranium exploration program, and the library was acquired from a person in exchange for shares of YSFC common stock.

     As of the date of this Prospectus, YSFC is negotiating to acquire additional properties in Converse, Fremont and Sweetwater Counties, Wyoming which in some instances will include certain tangible assets. However, there are no contracts or agreements in principle for such acquisitions at this report date.

     YSFC will require additional funding to maintain its property acquisition program, conduct the geological and engineering studies on properties to evaluate their suitability to in-situ recovery methods, and to build and operate in-situ recovery facilities on suitable properties. YSFC is currently seeking additional funding, but there is no assurance that such funding will be obtained.

     In fiscal 1997, USE and USECC entered into several agreements with YSFC, including a Milling Agreement through Plateau Resources. The Shootaring Canyon mill facilities will be available to YSFC to transport uranium concentrate slurry and loaded resin to the mill and process it into uranium concentrate ("yellowcake"), for which Plateau will be paid its direct costs plus 10%. Other agreements include a Drill Rig Lease Agreement for YSFC to have access to USE drilling rigs at the prevailing market rates; an Outsourcing and Lease Agreement for assistance from USECC accounting and technical personnel on a cost plus 10% basis and a sublease for 1,000 square feet of office space for $1,000 per month; and a Ratification of Understanding by which USECC will offer to YSFC (with a reserved royalty in amounts to be agreed on later) any uranium properties amenable to in-situ production which USECC acquires or has the right to acquire. In return, YSFC will offer to USECC ( with a reserve royalty in amounts to be agreed on later) uranium properties amenable to conventional mining methods which YSFC acquires or has the right to acquire. USECC also will make its library of geological information and related materials available to YSFC . YSFC also has a Storage Agreement with GMMV by which YSFC stores used low-level contaminated mining equipment purchased from a third party at GMMV's Sweetwater Mill; YSFC is responsible for any bonding and handling obligations for the stored equipment, and pays GMMV nominal rent for the storage.

     As of May 31, 1997, YSFC had 10,495,000 shares of Common Stock issued and outstanding, including 3,000,000 shares (28.5%) issued to USE and Crested. Most of the funds used by YSFC have been provided by USECC under a $400,000 loan facility. As part consideration for the loan, USE and Crested entered into a Voting Trust Agreement having an initial term of 24 months with two principal shareholders of YSFC, whereby USE and Crested will have voting control of more than 50% of the outstanding shares of YSFC. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The majority of the remaining outstanding YSFC shares are owned by affiliates of USE and Crested. See "Certain Relationships and Related Transactions."

     From mid-September 1997 to late March 1998, YSFC sold 1,215,000 shares of Common Stock in a private placement, at $2.00 per share; net proceeds to YSFC were $2,034,100 after payment of $315,900 in commissions to the placement agent (RAF Financial Corp., Denver, Colorado) and $80,000 in legal and accounting expenses. The securities were sold pursuant to Rule 506 of Regulation D under the Securities Act of 1933, and are restricted from resale under Rule 144. In connection with the private placement, in September, 1997, USE entered into an Exchange Rights Agreement with YSFC and RAF, pursuant to which USE agreed that the investors in the YSFC private offering would have the opportunity to exchange all or a part of their YSFC shares for shares of Common Stock of USE, if YSFC is not listed on and its Common Stock is not available for quotation on, the Nasdaq National Market System by March 16, 1999 (the "listing period"). The number of USE shares which a YSFC investor would be entitled to receive by exchanging his or her YSFC shares, would equal the amount invested in the original purchase of the YSFC shares (plus 10% annual interest), divided by the average market price of USE shares for the five trading days before notice of exchange is given to the YSFC shareholders (excluding USE and Crested). Warrants to purchase YSFC shares, issued to RAF in partial compensation for placement services, would be exchangeable for warrants to purchase shares of USE Common Stock. The exchange transaction would be registered with the SEC under the Securities Act of 1933, such that the exchanging YSFC shareholders would receive unrestricted (registered) shares of USE. The number of USE shares which may be issued under the Exchange Rights Agreement is presently not determinable. USE expects that even if all the YSFC shares were exchanged in May 1999 for shares of USE, pursuant to the Exchange Rights Agreement, the resulting increase in the outstanding shares of USE would constitute less than 5% of the total outstanding shares of USE on a proforma basis.

Sheep Mountain Partners ("SMP")

     Partnership. SMP is a Colorado general partnership formed on December 21, 1988, between USECC and Nukem, Inc. of Stamford, CT ("Nukem") through its wholly-owned subsidiary Cycle Resource Investment Corporation ("CRIC"). Nukem is a uranium brokerage and trading concern. During fiscal 1991, certain disputes arose between the partners of SMP. These disputes resulted in arbitration/litigation and subsequent consensual arbitration from which an Order and Award was issued on April 18, 1996. USE and Crested filed petitions for confirmation of the Order and Award with the U.S. District Court of Colorado and the Court has entered a Second Amended Judgment confirming the monetary and equitable provisions of the Order and Award. See "Legal Proceedings - Sheep Mountain Partners Arbitration/Litigation".

     In February 1988, USE and Crested acquired uranium mines, mining equipment and mineralized properties (Sheep Mountain Mines) at Crooks Gap in south-central Fremont County, Wyoming, from Western Nuclear, Inc. These Crooks Gap mining properties are adjacent to the Green Mountain uranium properties. USECC mined and sold uranium ore from two of the underground Sheep Mines during fiscal 1988 and 1989. Production ceased in fiscal 1989, because uranium could be purchased from the spot market at prices below the mining and milling costs of SMP.

     USE and  Crested  sold 50  percent  of their  interests  in the  Crooks Gap properties to Nukem's subsidiary CRIC for cash. Nukem had acquired three long term uranium sales contracts for USE and the parties thereafter contributed the sales contracts, mining properties and Nukem's financial and marketing expertise to SMP, in which USECC received an undivided 50 percent interest. Each group provided one-half of $315,000 to purchase equipment from Western Nuclear, Inc. USE and Crested agreed to be responsible for mining property reclamation obligations. The SMP Partnership agreement provided that each partner generally had a 50 percent interest in SMP net profits, and an obligation to contribute 50 percent of funds needed for partnership programs or discharge of its liabilities. Capital needs were to have been met by loans, credit lines and contributions.

     SMP was directed by a management committee, with three members appointed by USECC, and three members appointed by Nukem/CRIC. The committee has not met since 1991 as a result of the SMP arbitration/litigation. However, as of June 1, 1998 USECC reacquired the Crooks Gap properties and equipment out of a partial settlement with Nukem/CRIC.

     Properties. USECC now owns 80 unpatented lode mining claims (including three claims originally acquired from Pathfinder Mines Corporation), see below on the Crooks Gap properties, including two open-pit and seven underground uranium mines and an inventory of uranium ore. Production from the properties is subject to sliding-scale royalties payable to Western Nuclear, Inc.; the rates are from one to four percent on recovered uranium concentrates. Thirty-eight claims were conveyed by PMC to SMP in August 1996, see below.

     Various structures and equipment are located on the properties including three operating and three non-operating mine headframes with hoists; maintenance shops; offices; and other buildings, equipment and supplies. An ion-exchange plant is located near the properties, which is held by USECC.

     SMP also had interests in 59 an additional unpatented mining claims, one State mineral lease and one State surface use lease, which had been conveyed to Pathfinder Mines Corporation (PMC). In August 1996, PMC conveyed 38 of the 59 claims to SMP, retaining 21. SMP chose to retain only 3 of the 38 claims. These 3 claims are included in the 80 claims acquired back from SMP in June 1998. These properties contain a previously-mined open-pit uranium mine and three underground mines. PMC has the right to mine a portion of these properties (the Congo area), by open-pit or in- situ techniques to certain depths, without royalty or other obligations to USECC. PMC has the responsibility for reclamation work needed thereon as a result of its activities. If PMC mines any portion of the properties outside the Congo area, a 3% royalty is owed to USECC. Conversely, USECC has the right to mine portions of the claims and leases outside the Congo area (and specified surrounding zones) by underground mining techniques, subject to a 3% royalty to PMC. PMC had conducted an exploration program on a portion of these properties, and has advised that it does not intend any further development. PMC has decommissioned and dismantled its two uranium mills in the vicinity.

     An ion exchange plant on the Crooks Gap properties is owned by USECC and was used to remove natural soluble uranium from mine water. USE, on behalf of USECC, has submitted a plan to the NRC to decommission this facility and obtained a three year extension for timeliness of decommissioning. Management is reviewing the economics of relicensing this facility as part of a potential in-situ leach uranium mining operation. See "Environmental" below.

     Property Maintenance. As operating manager for SMP, USECC was responsible for exploration, mining, and care and maintenance of SMP mineral properties. USECC was to have been reimbursed by SMP for certain expenditures on the properties. During the SMP arbitration/litigation, Nukem/CRIC refused to allow SMP to pay USECC for care and maintenance and other work performed on the properties since the spring of 1991. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources at May 31, 1997". As part of the Order and Award made on April 18, 1996, the Arbitration Panel awarded USECC $2,065,989 for Nukem/CRIC's 50% share of care and maintenance expenses for the SMP properties plus interest of $446,834 to March 31, 1996 and per diem cost of $616 thereafter. However, until June 1998 USECC had not received any of these amounts. See Legal Proceedings - Sheep Mountain Partners Arbitration/Litigation - Stipulated Arbitration." These amounts were received in June 1998. Currently, USECC has a maintenance staff on site to care for and maintain the mines and pump mine water to prevent flooding of the mines, which could destroy equipment and the concrete lined vertical shafts accessing the various levels of uranium mineralization.

     SMP Marketing. Nukem, Inc. was engaged by SMP to provide SMP with financial expertise and marketing services. SMP entered into a marketing agreement with CRIC, which was concurrently assigned to and assumed by Nukem. Nukem was to provide marketing and trading services for SMP, which included acquiring uranium for SMP by purchasing or borrowing. Nukem was to be reimbursed at its direct costs for acquiring such uranium for SMP. USECC, SMP and Nukem had seven long-term contracts plus an additional long-term contract with PSE&G that was awarded to SMP by the Arbitration Panel for sales of uranium originally to eight domestic utilities. The uranium supply contracts are either base-price escalated or market-related (referring to how price is determined for uranium to be delivered at a future date). Base-price escalated contracts set a floor price which is escalated over the term of the contract to reflect changes in the GNP price deflator. Two of the base priced contracts have been fulfilled and the third base-price escalated contract of SMP required delivery of 130,000 pounds of uranium concentrates in 1997 which was made, completing that contract. The fourth contract (market delivery) calls for delivery of 1.2 million lbs. U3O8 through 2001. A 50% interest in the fourth contract was acquired by USECC under the partial settlement and gives USECC the right to purchase 200,000 pounds each in 1998, 1999 and 2000 (as to the 50% interest).

     Pursuant to the partial settlement with Nukem and CRIC, USECC has been assigned the 300,000 lbs./year contract (through 2001) the 50% interest in the fourth contract.

     Under the market-related contracts, the purchaser's cost depends on quoted market prices based on estimated prices at which a willing seller would sell its U3O8 during specified periods before delivery. The delivery contract acquired from SMP places a ceiling on the purchase price, substituting a base-price escalated amount, if the market price exceeds a certain level.

     Through fiscal 1997, USECC and its affiliates have satisfied most of these contracts with uranium concentrates previously produced by SMP, borrowed from others, or purchased on the open market. The future role of Nukem in making deliveries under these contracts on behalf of SMP cannot be assured notwithstanding the April 18, 1996 Order and Award of the Arbitration Panel. See "Legal Proceedings - Sheep Mountain Partners Arbitration/Litigation."

     Permits. Permits to operate existing mines on SMP properties have been issued by the State of Wyoming. Amendments are needed to open new mines within the permit area. As a condition to issuance of the permits, an NPDES permit under the Clean Water Act has been obtained. Monitoring and treatment of water removed from the mines and discharged in nearby Crooks Creek is generally required. During the past two years, SMP did not discharge wastewater into Crooks Creek, and the mine water is presently being discharged into the McIntosh Pit.

     Uranium Market Information. There are currently nine producers of uranium in the United States, who collectively produced 5,800,000 pounds of U3O8 during calendar 1995 and produced approximately 6,300,000 pounds in calendar 1996. Production in the U.S. for 1997 is estimated at 7,000,000 pounds. In addition, there are several major producers in Canada (Cameco, Cogema Canada, Ltd., Rio Algom and Uranerz); Australia (Energy Resources of Australia and Pancontinental Mining, Ltd.); Africa (Cogema and RTZ's Rossing unit), and Europe, which collectively produced about 66,000,000 pounds of U3O8 during calendar year 1996 and are expected to produce approximately 73,000,000 pounds in calendar 1997. Several members of the former Soviet Union now known as the Commonwealth of Independent States ("CIS"), also export uranium into the western markets although the amount of such exports to the United States and European markets are currently limited.

     Uranium is primarily used in nuclear reactors to heat water which drives turbines generating electricity. According to the Uranium Institute (UI) based in London, England ("UI"), nuclear plants generated approximately 17% of the world's electricity in 1996, up from less than 2% in 1970. According to the UI, through the year 2000, nuclear generating capacity is expected to grow at 1 % per annum primarily as a result of new reactor construction outside the United States and increased efficiencies of existing reactors.

     In 1996, 442 nuclear power plants were operating and 36 were under construction worldwide, according to the International Atomic Energy Agency. The plants combined to generate more than 23 trillion kilowatt hours of electricity last year. Five plants totaling 5,717 megawatts including Tennessee Valley Authority's Watts Bar 1 - began commercial operation in 1996. Uranium consumption by Western World commercial reactors has increased from about 60,000,000 pounds in 1981 to approximately 142,000,000 pounds in 1996.

     Supply and Demand. From the early 1970s through 1980, the Western World uranium industry was characterized by increasing uranium production fueled by overly optimistic projections of nuclear power growth. From 1970 to 1985, production exceeded consumption by approximately

500,000,000 pounds. By the end of 1985 enough inventory had been amassed to fuel Western World reactor needs for over five years. In response, sales of excess inventory followed and prices plummeted from highs above $40 per pound in 1979 to below $8 per pound in 1992. As prices fell, Western World production declined dramatically from a high of 115,000,000 pounds in 1980 to a low of 57,000,000 pounds by 1994.  Since 1985,  consumption  of uranium in the  Western  World has exceeded Western World production by over 400,000,000 pounds. In 1995, consumption of uranium in the Western World was 129,000,000 pounds, nearly double the production of 66,000,000 pounds by Western World producers. In 1996, Western World consumption rose to an estimated 142,000,000 pounds, while production increased only to an estimated 74,000,000 pounds. Accordingly, by the end of 1995, excess inventory levels in the Western World (inventory in excess of preferred levels) had been reduced to less than two years of forward reactor requirements, and excess inventories in the U.S. had been reduced to less than one year of projected forward requirements. This trend continued in 1996 and 1997.

     Countering the drawdown of Western World inventories and contributing directly to the downturn of market prices was the importation, starting in 1989, of uranium from the CIS republics, and to a lesser extent, from Eastern Europe and mainland China. As the result of an anti-dumping suit in 1991 filed in the U.S. ("CIS Anti-dumping Suit") against republics of the CIS, suspension agreements were signed by six CIS republics (Russia, Ukraine, Kazakhstan, Uzbekistan, Kyrgyzstan and Tajikistan) in 1992 and 1993, which applied price related volume quotas to CIS uranium permitted to be imported into the U.S.

     The Russian Suspension Agreement was amended in March 1994 allowing for up to 43,000,000 pounds of Russian uranium to be imported into the U.S. over the 10 years beginning March 1994, but only if it is matched with an equal volume of new U.S. production. Based on U.S. consumption for the 1994-2003 period (as reported or projected by the Department of Energy), the matched volumes could account for up to 18% of the supply to the U.S. market during this period.

     In 1995, the Republics of Kazakhstan and Uzbekistan concluded negotiations with the U.S. Department of Commerce to amend their respective suspension agreements. Both amendments lowered initial prices relating to their respective import quotas allowing imports to occur. Additionally, the amendments require that uranium mined in those Republics and enriched in another country for importation in the U.S. will count against their respective quotas. The Uzbekistan amendment replaces the price-tied quota system with one based upon U.S. production rates after October 1997. As U.S. rates increase, additional imports from Uzbekistan are allowed.


     Although these amendments to the suspension agreements may increase the supply of uranium to the U.S. market, they provide increased predictability concerning CIS imports into the U.S. Due to declining production levels in the CIS republics, uranium from these sources has recently been difficult to obtain. Consequently, the market impact of CIS primary production may be diminishing.

     In January 1994, the U.S. and Russia entered into an agreement to convert highly enriched uranium ("HEU"), derived from dismantling nuclear weapons to low enriched uranium ("LEU") suitable for use in nuclear power plants. At a projected maximum conversion rate for HEU and LEU, approximately 18,000,000 pounds of U3O8 will be available to Western World markets.

     In 1996, the U.S. Congress passed legislation in compliance with the suspension agreements which allows the converted HEU material to be sold in the U.S. marketplace at an annual rate not to exceed 2,000,000 pounds in 1998, increasing gradually to 20,000,000 pounds in 2009. At this maximum rate, HEU material could supply approximately 40% of annual U.S. reactor requirements projected for 2009. However, the Russians may require much of the material for its own internal use and the amounts which may be imported into the U.S. cannot be predicted. In addition, an uncertain amount of HEU material is allowed to be used in the U.S. for overfeeding of enrichment facilities and as a source of Russian uranium for matching sales.

     Industry analysts expect annual Western World consumption to be at levels between 135,000,000 and 150,000,000 pounds U3O8 through 2001. The Company estimates that between 30,000,000 and 40,000,000 pounds of this demand could be filled by a combination of government stockpiles (including converted Russian and U.S. HEU) and imports from CIS republics and former Eastern Bloc countries. To achieve market equilibrium by 2001 primary production in the Western World will need to supply between 95,000,000 and 120,000,000 pounds U3O8 on an annual basis subject to some adjustment for any remaining inventory drawdown and limited uranium reprocessing. Production from existing facilities in the Western World, however, is projected to decline from current levels to approximately 57,000,000 pounds U3O8 by 2001 as reserves are depleted. New production therefore will have to be brought on line to fill a potential annual gap of between 38,000,000 and 63,000,000 pounds U3O8. While current price levels may sustain 1996 production levels, the Registrant believes that higher prices will be needed to support the required investment in new higher cost production as lower cost production reserves are depleted.

     1996 was also a transition year in the industry as the spot price for U3O8 concentrates rose to a high of $16.60 per pound in July 1996 following a surge in spot buying activity. Since then the spot price declined to $10.30 per pound in September 1997 and rebounded to almost $12.15 per pound in December 1997. And, while the spot price has eroded to 1995 levels, the Registrant believes that it is only a reflection of a near term equilibrium of supply and demand that was fueled by utilities exercising option flexibilities of up to an additional 50% of contracted volumes of material as the spot price climbed during 1996. On the contrary, utilities have also likely exercised downward flexibilities of up to 50% of contracted volumes as the spot price has declined to levels below contracted prices and are planning to buy materials at a lower price.

     Overall, the Registrant believes that adequate supply of U3O8 material to meet firm demand cannot be sustained at spot price levels below $15.00 per pound. And, while production remains at levels just above 50% of consumption in the Western World, existing and planned production will not sufficiently meet supply either, even if new production comes on stream as planned.

     In the near term, the Registrant believes that the spot price for U3O8 will rise to mid-teen levels and remain there for a period before trending upwards to the low $20s for a sustained period of time. If there is any disruption in HEU supply or new planned capacity, the Registrant believes the price may increase to much higher levels.

     Published reports indicate that approximately 31 percent of the worldwide nuclear-powered electrical generating capacity is in the U.S., 49 percent is in western Europe, and 14 percent is in the Far East. Although the reactors in western Europe have a greater aggregate generating capacity and fuel usage, the supply of uranium for those reactors has been obtained for relatively long periods, and the market requiring the greatest supply of uranium for the next few years is believed to be the United States. The Asia Pacific region is also developing into a significant uranium consumer, due to announced plans for rapid expansion of nuclear power programs in Japan, Korea, Taiwan and the Russian Federation. This region accounts for most of the 98 power plants which are ordered or under construction.

     Pursuant to Suspension Agreements signed in October 1992 between the United States Department of Commerce ("DOC") and certain of the Republics of the CIS, to rectify prior damage to domestic United States uranium producers from dumping sales of U3O8 by certain CIS republics, all spot sales of U3O8 delivered into the U.S. now reflect quota restrictions on U3O8 imports from the CIS. However, there are provisions which allow CIS uranium to be imported for certain long-term uranium sales contracts entered into with domestic utilities prior to March 5, 1992 ("grandfathered contracts").

     NUEXCO Exchange Value. The market related contracts of SMP are based on an average of the Nuexco Exchange Value ("NEV") for 2, 3 or more months before uranium delivery. The high and low NEV reported on U3O8 sales during USE's past five fiscal years are shown below. NUEXCO Exchange Values are reported monthly and represent NUEXCO's judgment of the price at which spot and near term transactions for significant quantities could be concluded. NEVs for fiscal 1993 are higher for U.S. transactions, due to the impact of CIS import restrictions since late 1992. These prices were reported by NUEXCO for spot sales in the restricted U.S. market.

                                            NUEXCO EXCHANGE VALUE
                                             US $/pound of U3O8
                Years Ended                 ---------------------
                  May 31,               High                       Low
               -------------            ----                       ---
                  1992                $  9.05                   $  7.75
                  1993                  10.05                      7.75
                  1994                  10.20                      9.25
                  1995                  11.00                      9.50
                  1996                  16.60                     13.00
                  1997*                 14.80                     10.30

     * Through September 1, 1997. 998 the price per pound was $10.90.

     NUEXCO's restricted market values ("U.S. NEV") apply to all products and services delivered in the U.S. as well as non-CIS origin products and services delivered outside the U.S.

     Impact of Global Warming. In December 1997, over 150 nations from around the world met in Kyoto, Japan for the purpose of limiting greenhouse gas (CO2, SO2, NOX) emissions. At the conclusion of the meeting, an agreement was reached which proposes to reduce greenhouse gas emissions below 1990 levels by the years 2008 - 2012. The U.S. reductions will be 7% below 1990 levels; the European Union 8% below 1990 levels, and Japan 6% below 1990 levels.

     The Registrant believes that Nuclear power will be the only significant logical choice for supplying electricity while cutting greenhouse gases and expects a revival of the nuclear industry over the next 10 years. With any new introduction of Nuclear power plants, the supply/demand fundamentals discussed previously will be impacted in favor of higher spot and long term prices for U3O8.

Gold

Lincoln Project (California)

     Sutter Gold Mining Company. In fiscal 1991, USE acquired an interest in the Lincoln Project (including the underground Lincoln Mine and the 2,800 foot Stringbean Alley decline) in the Mother Lode Mining District of Amador County, California, held by a mining joint venture known as the Sutter Gold Venture ("SGV"). The entire interest of SGV is now owned by USECC Gold L.L.C., a Wyoming limited liability company, which is a subsidiary of Sutter Gold Mining Company, a Wyoming corporation ("SGMC").

     In fiscal 1997, SGMC completed private financings totaling a net of $7,115,100 ($1,271,600 through a private placement conducted in the United States by RAF Financial Corporation, and $5,843,500 through a private placement of SGMC Special Warrants conducted in Toronto, Ontario, Canada by C.M. Oliver & Company Limited). The net proceeds of $6,509,700 from these financings (after deduction of commissions and offering costs) are being applied to pre-production mine development, mill design, and property holding and acquisition cost. The net proceeds of $6,509,700 from these financings (after deduction of commissions and offering costs) are being applied to pre-production mine development, permitting, mill design, and property holding and acquisition costs. Due to the soft price of gold, since last year, SGMC has put on hold the pre-production mine development. However, some infrastructure work for site preparation and building of a short road to connect to Highway 49 was performed. In addition the final engineering and plans for the 1,000 ton per day mill were contracted to be completed by mid year 1998 and construction of the mill delayed until additional financing is in place. SGMC purchased certain used mining and mill equipment to take advantage of low equipment prices. SGMC' strategy is to continue to minimize costs at the project site, while completing the necessary activities to ensure smooth development, construction and startup of operations. Additional financing will be sought to fund the development and construction of the mine/mill when gold prices improve.

     Until the dramatic drop in gold prices in November 1997, SGMC had been preparing to apply for listing on the Toronto Stock Exchange. SGMC does not have any class of its securities registered with the Securities and Exchange Commission, and none of its securities are traded in the United States. The Toronto listing application will be delayed until gold prices improve.

     After completion of the two private financings in fiscal 1997, and taking into account a restructuring in that year of the ownership of USE and Crested in SGMC (and the additional issue of 75,000 shares to settle a dispute with Amador United, see below), USE and Crested each continued to own securities of SGMC. In fiscal 1998 (April 7, 1998), USE reacquired some of the securities of SGMC which were sold in Canada in 1997 (see "April 1998 Transaction for Cash and SGMC Warrants"). As of February 28, 1998, USE and Crested owned the following securities of SGMC:

     (a) Together, a majority (after the April 1998 transaction, see below) of the outstanding shares of SGMC Common Stock, which would be reduced in the event outstanding warrants held by the remaining Canadian investors to purchase 564,900 more shares of Common Stock are exercised at Cdn$6.00 per share 18 months from the date of closing of the private offerings (which were completed in May 1997) and the outstanding warrants held by C.M. Oliver to purchase 145,480 more shares of Common Stock are exercised at Cdn$5.50 per share, before May 13, 1999. The preceding do not reflect SGMC shares that may be acquired by USE and Crested pursuant to the USECC $10,000,000 Contingent Stock Purchase Warrant (described below) issued as consideration for the voluntary reductions in the ownership of SGMC shares by USE and Crested. One reorganization of the capital structure was required by RAF Financial Corporation in connection with its private placement of SGMC shares, and the other was required by C.M. Oliver & Company Limited in the Canadian private placement.

     (b) A $10,000,000 Contingent Stock Purchase Warrant (the "USECC Warrant") was issued to USE and Crested in connection with the restructuring of SGMC. The USECC Warrant is owned 88.9% by USE and 11.1% by Crested. The USECC Warrant provides that for each ounce of gold over 300,000 ounces added to the proven and probable category of SGMC's reserves (up to a maximum of 400,000 additional ounces), using a cut-off grade of 0.10 ounces of gold per ton (at a minimum vein thickness of 4 feet), USE and Crested will be entitled to acquire additional shares of Common Stock from SGMC (without paying additional consideration). The number of additional shares issuable for each new ounce of gold reserves will be determined by dividing US$25 by the greater of $5.00 or the weighted average closing price of the Common Stock for the 20 trading days before exercise of the USECC Warrant. The USECC Warrant is to be exercised semi-annually. However, as an alternative to exercise of the USECC Warrant, SGMC has the right to pay USE and Crested US$25 in cash for each new ounce of gold (payable out of a maximum of 60% of net cash-flow from SGMC's mining operations). Additions to reserves will be determined by an independent geologist agreed upon by the parties.

     April 1998 Transaction for Cash and SGMC Special Warrants. As of April 7, 1998, USE entered into four separate Stock Purchase Agreements with four Canadian investment funds, for the issuance of 658,895 shares of Common Stock of USE, in consideration of the funds' payment to USE of $1,190,000 in cash and the delivery to USE of 888,900 Special Warrants of SGMC. The funds had paid SGMC a total of Cdn$4,888,950 in May 1997, pursuant to a private offering in Canada, to purchase the Special Warrants from SGMC. Each Special Warrant entitled the holder to acquire from SGMC, at no further cost, one share of Common Stock of SGMC, and one Purchase Warrant; each Purchase Warrant would have entitled the holder to purchase one share of Common Stock of SGMC, at a price of Cdn$6.00 per whole share (the "Purchase Warrants"), during the 18 months following the May 1997 closing of the offering of the SGMC Special Purchase Warrants.

     Pursuant to the terms and conditions of the Special Warrants, if SGMC were to fail to obtain prospectus qualification before the October 10, 1997 qualification deadline (as such terms were defined in the Special Warrants) from the securities commissions of the Canadian Provinces wherein purchasers of the Special Warrants reside, the holders of the Special Warrants would be entitled to receive a dilution penalty in the amount of 1.1 shares of Common Stock of SGMC and 1.1 Purchase Warrants, for each Special Warrant exercised after the qualification deadline if prospectus qualification were not obtained by the qualification deadline. Such qualification required listing of the SGMC shares and Purchase Warrants on a principal Canadian stock exchange.


     The prospectus qualification has not been obtained by SGMC, due to the drop in gold prices in the latter part of 1997 and the resulting lack of interest in new listings of gold companies in the Canadian markets. However, none of the four Canadian Funds, nor any other investor in the Canadian offering, has received additional shares of SGMC Common Stock or additional Purchase Warrants in payment of the dilution penalty with respect to the Special Warrants and their constituent securities. The dilution penalty may have to be paid with respect to the other Canadian investors in the Special Warrants.

     Each of the four Canadian Funds, in order to diversify and increase their original investment, made offers to USE to purchase shares of USE $.01 par value Common Stock. Each of the four funds, and USE, negotiated the terms of acceptance of the funds' offer by USE. As a result of the offer and s ubsequent negotiations with each of the funds, USE entered into the four Stock Purchase Agreements with the funds.

     As of the date hereof, pursuant to the Stock Purchase Agreements, USE has received consideration for its issued shares consisting of (i) net cash proceeds, from all four funds, of US$1,102,464 (after deduction of $87,536 in legal fees and a fee paid to a Canadian investment banking firm); (ii) 888,900 Special Warrants of SGMC (from the four funds, including the 204,600 Special Warrants transferred by Altamira Management Ltd. (the fourth Canadian Fund) for Common Shares as of the date hereof); and (iii) the relinquishment by each of the four funds of their rights to the dilution penalty. USE has issued 658,895 shares of Common Stock as of the date hereof in consideration of the cash, the Special Warrants, and the relinquishments. The USE shares are restricted securities. Pursuant to the terms of the Stock Purchase Agreements, USE has filed a resale registration statement (of which this Prospectus is a part) with the Commission, to permit the resale of the subject shares by the funds. The 658,895 Common Shares include the balance of 112,530 shares of USE Common Stock issued to the fourth fund as of the date of this Prospectus, for its delivery of the 204,600 Special Warrants to USE in payment for such 112,530 shares of USE Common Stock.

     As of the date hereof, USE and Crested together own approximately 40% of the outstanding shares of Common Stock of SGMC.

     Cash proceeds from the transaction with the Canadian Funds will be used for general corporate purposes.

     The dilution penalty, if paid, would have resulted in the issuance to the Canadian Funds of an additional 88,890 shares of Common Stock of SGMC and Purchase Warrants to buy another 88,890 shares of Common Stock of SGMC. USE will retain the SGMC Special Warrants acquired from the Canadian Funds.

     The Stock Purchase Agreements for three Canadian Funds, and the Stock Purchase Agreement for the fourth fund with respect to the cash portion thereof, closed as of April 7, 1998, at which date the closing bid price of USE shares was $6.876. A price of $7.00 per USE share was utilized by the funds and USE for purposes of determining the number of USE shares to be issued under the Stock Purchase Agreements. The fourth fund (Altamira Management Ltd.) closed on the second part of its Stock Purchase Agreement (for its Special Warrants of SGMC) when the USE registration statement (including this Prospectus) was declared effective (see above); there was no adjustment in the terms of the fourth fund's Stock Purchase Agreement for changes in USE share market prices.

     Settlement with Amador United. In fiscal 1997, SGMC issued 75,000 shares of Common Stock to Amador United Gold Mines to settle certain disputes between such company and SGMC, USE and Crested (see "Properties" below). In addition, SGMC bought about one-third of the outstanding shares of Keystone Mining Company owned by The Salvation Army. The Keystone Mining Company owns property in the Lincoln Project leased to SGMC.

     USE Management Agreement with SGMC. Effective June 1, 1996, SGMC entered into a Management Agreement (dated as of May 22, 1996) with USE under which USECC provides administrative staff and services to SGMC. USECC is reimbursed for actual costs incurred, plus an extra 10% during the exploration and development phases; 2% during the construction phase; and 2.5% during the mining phase (such 2.5% charge to be replaced with a fixed sum which with parties will negotiate at the end of two years starting when the mining phase begins). The
Management Agreement replaces a prior agreement by which USE provided administrative services to SGMC.

     Properties. SGMC (through its subsidiary USECC Gold) holds approximately 14 acres of surface and mineral rights (owned), 55 acres of surface rights (owned), 436 acres of surface rights (leased), 158 acres of mineral rights (leased), and 380 acres of mineral rights (owned), all on patented mining claims near Sutter Creek, Amador County, California. The majority of these properties were acquired from Meridian Minerals Company and the balance were acquired in 1997, 1995 and 1994. The properties are located in the western Sierra Nevada Mountains at from 1,000 to 1,500 feet in elevation; year round climate is temperate. Access is by California State Highway 16 from Sacramento to California State Highway 49, then by paved county road approximately .4 miles outside of Sutter Creek.

     On October 1, 1996, SGMC entered into three letter agreements (the "Lincoln Letter Agreements") with the property owners of 185 acres ("185 Acre Property") on the west side of California State Highway 49 ("Hwy 49") and 32.58 acres ("32 Acre Property") of minerals which include 20.5 acres of surface on the east side of Hwy 49 adjacent to the Stringbean Decline. The 185 Acre Property is the proposed new location for the Surface Fill Unit and the 32 Acre Property provides the land necessary for access and utility easements to Hwy 49. Formal agreements have been executed with the approval of the probate court of an estate of a deceased who owned an interest in the properties.

     The 185 Acre Property, which includes the surface and mineral rights, is being purchased for $2,000 per acre (or $370,000) plus a 2% net smelter royalty on any precious metals produced from this property. SGMC also agreed to purchase for $185,000 the rights to the certified Environmental Impact Report ("EIR") on the 185 Acre Property. The EIR saves SGMC approximately six to nine months of permitting time. Payments for the 185 Acre Property and the EIR are monthly with the final payments to be made before the construction of a surface fill unit for the property (the "Surface Fill Unit"). The purchase of the 185 Acre Property and EIR is contingent on SGMC obtaining an amendment to the Conditional Use Permit (CUP) to allow the placement of processed ore in to the Surface Fill Unit on this property.

     The transaction contemplated with respect to the 32 Acre property contains two separate components. The first is the purchase of the road access and utility easements and the second is a lease of the mineral rights on this property. The easements were purchased for $15,000. SGMC is obligated to spend up to $15,000 to quiet the title to both the surface and mineral rights. Upon successful quiet title action, SGMC is obligated to complete a two year exploration program of mapping and core drilling of at least 1,000 feet or in lieu of drilling make a $5,000 payment. If an ore reserve can be developed on the 32 Acre property (in SGMC's sole judgment) then SGMC will enter into a lease with the owners and pay up to a 4% net smelter royalty on minerals extracted from the 32 Acre Property with a minimum annual payment of $2,500 tied to the Gross Domestic Product Implicit Price Index ("GDPIP") (base year shall be the year the quiet title on the 32 Acre property is obtained). Lease payments will be offset by the earned royalties in excess of $15,000 escalated by the GDPIP.

     During September 1997, SGMC entered into a lease agreement for the Eldorado Mining Claim and an additional forty acres of mineralized property contiguous to the Keystone Mining claims. The terms of the Agreement are that SGMC makes a monthly advance royalty payment of $1,500.00, which is recoupable against earned royalties and the production royalty which starts at 3% for the first two years and then increases to 4% thereafter.

     Surface and mineral rights total holding costs will be approximately $165,000 from June 1, 1998 through May 31, 1999, including $45,000 for payments on two parcels (9.1 acres) bought in 1994; and property taxes of approximately $35,000 for the year ended May 31, 1999. Such holding costs reflect reductions effected through force majeure provisions of certain of the leases, which permit SGMC to stop paying annual rent until gold prices recover to various levels. Annual property taxes are estimated to increase to more than $100,000 when the Lincoln Project is built and put into operation. Estimated acquisition costs for the 185 Acre Property and the EIR on the 185 Acre Property will be approximately $600,000.

     The leases are for varying terms; and require rental fees, advance production royalties, real property taxes and insurance. Leases expiring before 2010 will generally be extended, so long as minerals are continuously produced from the property that is subject to the lease or minimum payments are made . Other leases may be extended for various periods on terms similar to those

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



contained in the original leases. Production royalties are from 2.5% to 6% (most are 4%). The various leases have different methods of calculating royalty payments (net smelter return and gross proceeds).

     Amador United Gold Mines was a prior owner of certain leases which it conveyed to the Lincoln Project when the project was owned by Meridian Minerals Company ("Meridian"). In return for its conveyance of such leases, Amador United received a right of first refusal to buy the Lincoln Project and a 20 percent net profits interest in production from any of the Lincoln Project properties. In fiscal 1997, Amador United sold all of its rights in the Lincoln Project to SGMC, in consideration of SGMC issuing 75,000 shares of Common Stock to Amador United.

     A separate holder of four of the properties that were assembled by Meridian into the Lincoln Project holds a 5 percent net profits interest on production from such properties, which was granted by Meridian when it acquired the properties. The "net profits" generally will be equal to gross mineral revenues less an amount equal to 105 percent of numerous categories of costs and expenses. An additional 0.5 percent net smelter return royalty is held by a consultant to a lessee prior to Meridian's acquisition of the properties, which
0.5 percent interest covers the same four properties in the Lincoln Project.

     Through May 31, 1998, there has been an estimated $21,000,000 of spending in the Lincoln Project by Meridian, USECC Gold and their predecessors to acquire the Lincoln Project and for mine development, mining and processing bulk samples of mineralization, exploration, feasibility studies, permitting costs, holding costs, and related general and administrative costs. The amount of such expenditures during the 1997 fiscal year was approximately $572,700 ($637,300 in 1996). Certain of the expenditures have been expensed and the rest have been capitalized as assets.

     Geology and Reserves. The minerals consulting firm Pincock, Allen & Holt of Lakewood, CO ("PAH") prepared a prefeasibility study of the Lincoln Project in fiscal 1994. PAH reviewed core drilling data on the Lincoln Zone on 100-foot centers from the surface, and drilling on the Comet Zone from both surface and underground. PAH also reviewed data from drilling on the Keystone Zone from surface on 200-foot centers. Total data is from 162 exploration core holes (surface and underground), with total footage of 64,700 feet. PAH based its estimate of proven reserves on mineralized material within 25 feet of sample information; probable reserves were based on material located between 25 and 50 feet of sample information.

     Using a cutoff grade of 0.25 ounces of gold per ton in place, PAH estimates the Lincoln Project contains 194,740 tons of proven and probable reserves grading 0.57 ounces of gold per ton. If operating economics indicate a lower cutoff grade is feasible, the tonnages for the stated reserves would be increased. If current low gold prices ($300 per ounce at January 23, 1998) persist or drop lower, the amounts of economically recoverable gold in proven and probable reserves might be reduced. Historical data (underground maps and production records) from historic (now closed) mines within the Lincoln Project boundaries indicate certain areas of those mines were not "mined out", such that additional mineralized resources may exist on the property.

     The geology within the Lincoln Project is typical of the historic Mother Lode region of California, with a steeply dipping to vertical sequence of metavolcanic and metasedimentary rocks hosting the gold-bearing veins. Depending on location along the strike length on the vein systems, the gold-bearing veins are slate, metavolcanic greenstone, or an interbedded unit of slates and volcanics. The Lincoln Project covers over 11,000 feet of strike length along the Mother Lode vein systems.

     Permits and Future Plans. In August 1993, the Amador County Board of Supervisors issued a Conditional Use Permit ("CUP") allowing mining of the Lincoln Mine and milling of production, subject to conditions relating to land use, environmental and public safety issues, road construction and improvement, and site reclamation. The permit will allow construction of the mine and mill facilities in stages as the project gets underway, thereby reducing initial capital outlays. Additional permits (for road work, dust control and construction of mill and other surface improvements) need to be applied for in due course.

Proposed Mine Plan

     General. SGMC has evaluated different mine plans for properties within the Lincoln Project. The mine plan summarized below. It should be noted that the mine workings actually developed may vary substantially from the plan adopted, depending on the different conditions and grades of mineralization that are encountered.

     SGMC proposes to mine the Lincoln and Comet Zones initially by access through the existing Stringbean Alley decline. Production will be by overhand cut-and-fill and open sub-level stoping techniques. Screened tailings from the mill's flotation circuit (support fill) will be used to back fill the stopes, which will stabilize the hanging and foot wall vein rocks, and greatly reduce the volume of processed ore going into the Surface Fill Unit.

     Mining (ore extraction) is anticipated to start by mid-1998, (assuming gold prices rebound to the satisfaction of the Board of Directors) at a rate increasing up to 500 tons per day ("tpd") during the first six months of mining operations. Ore will be crushed underground and conveyed to the surface through the existing Stringbean Alley decline. A new underground level is planned to be driven at 1,000 feet above sea level, (approximately 120 feet below surface) during the first six months. Mining will coincide with development of additional stopes and may allow an increase in mine production up to 1,000 tpd in approximately the third year of operation.

     SGMC has applied to amend the CUP to relocate the mill to eliminate the need to drive the Lincoln decline and to minimize haulage to the mill and other operating costs. The land acquisition costs for such relocation was significantly less than the added capital costs and operating costs to drive and operate the Lincoln decline. The application is before the Amador County Planning Commission and approval is expected in August 1998.

     Pre-Production Development. Current access to the mine is through the Stringbean Alley decline, the portal of which is 1,183 feet above sea level leading to the bottom of the decline at 835 feet above sea level. This decline was driven to access the Lincoln and Comet Zones, both of which were originally core drilled from the surface, with the Comet Zone thereafter core drilled from underground. Raises have been started in the "M" vein of the Comet Zone section on 200-foot centers to establish stoping areas to access ore. The raises will provide access, ventilation, fill access and escape ways for initial stopes. Further crosscuts will be driven for more stopes as the Stringbean Alley decline is extended and levels driven out horizontally.

     Underground mine water seepage into the Stringbean Alley decline is approximately 5 to 15 gallons per minute, depending on the season. Accumulated water in the decline is now being pumped through a treatment plant located underground in the Stringbean Alley decline. The plant removes arsenic and other naturally occurring minerals, and the treated water is discharged by spray evaporation at the surface. This plant will continue treating mine seepage water as the mine goes into production. The treated water not used underground in operations will be pumped to the surface for mill operations as needed.

     Production. All veins will be drifted on the first floor above the crosscuts, which will serve as the bottom floor of the stopes. Raises will be driven to the level above for ventilation and access for fill. Initially, in the Comet Zone, these raises will be driven on 200-foot centers and, assuming continuity of ore, will be two steps, one on either side of the raise. Ore will be mined out of stopes with the overhand cut and fill open sub-level stoping methods, with each layer of stope filled back in with mill tailings which have been recycled from the surface mill facility. Broken ore will be loaded onto 15-ton underground trucks and hauled to the underground crushing station, then either transported to the surface via conveyor up the Stringbean Alley decline or, if the Lincoln decline is driven, via the ore conveyor belt.

     Concurrently with production mining, SGMC intends to maintain an aggressive underground development program to delineate (on an on-going basis) two to three years of developed ore in sight.

Mill Plan

     General. The proposed mill process essentially involves three stages: first, wet grinding of the ore into fine particles in a semi-autogenous grinding ("SAG") mill, with the resulting finely- milled ore run through a gravity process to remove free particles of gold through gravity; second, ore containing gold which was not captured in the first gravity process will be fed to a ball mill for more grinding. The resulting finely-ground material is processed through a second gravity recovery circuit; third, the tails from this gravity circuit are run into flotation cells for mixing with non-toxic chemicals and water to further remove gold from the ore (referred to as the flotation stage); and the resulting gold concentrates will be sold.The mill is designed to produce two gold-bearing products: free gold, and a low grade flotation concentrate. The free gold will be smelted to a dore bullion for shipment to a precious metal refinery.

     In fiscal 1992, SGMC's predecessors mined 8,000 tons of material, including waste rock and low grade mineralization, out of drifts and raises off the Stringbean Alley decline, which were processed through a nearby mill in a bulk sampling program to test mining techniques and mill recoveries. Milling results indicated at least 94% of the gold in the ore should be recoverable with a combination of gravity and flotation milling circuits. Approximately 1,400 ounces of gold were recovered in this program. PAH believes the mill recovery rate should be between 93% and 95% using the proposed gravity and flotation milling circuits. In its prefeasibility study, PAH used a 90% mill recovery rate because in its study, the mill was designed to recover gold in only a single stage gravity circuit. Since the PAH prefeasibility study, Lockwood Greene Engineers, Inc. of Dallas, Texas has designed a new mill circuit to recover 95% to 96% of the gold.

     The first floor of the central mill building (exclusive of attached lab and other support facilities) will be approximately 20,000 square feet. Because of the availability and price advantage of equipment for a 1,000 tpd mill over a 500 tpd mill, the mill will be constructed to 1,000 tpd.

     Permitting of Alternative Mill and Tailings Sites. SGMC has submitted an application to Amador County to relocate the tailings site and the mill site. Although this relocation will require purchase of additional properties (mill site already purchased; tailings site under option) and an amendment to the CUP, management of SGMC believes the cost will be more than offset and would be recovered in approximately five years by dropping the land surface leases for which the tailings site is currently approved. Projected net capital savings are significant. The proposed new mill site also is anticipated to significantly reduce operating costs through reductions in hauling distance; elimination of the need for constructing the Lincoln decline; and the need to build large dams, and the hauling costs of importing clay for pond liners.

Molybdenum

     As holders of royalty, reversionary and certain other interests in properties located at Mt. Emmons near Crested Butte, Colorado, USE and Crested are entitled to receive annual advance royalties of 50,000 pounds of molybdenum, or cash equivalent (one-half to each). AMAX Inc. (which was acquired by Cyprus Minerals Company and was renamed Cyprus Amax Minerals Company in November 1993) delineated a deposit of molybdenum containing approximately 146,000,000 tons of mineralization averaging 0.43% molybdenum disulfide on the properties.

     Advance royalties are paid in equal quarterly installments, until: (i) commencement of production; (ii) failure to obtain certain licenses, permits, etc., that are required for production; or (iii) AMAX's return of the properties to the USE and Crested. USE did not receive any advance royalties during fiscal 1996 because of an arrangement with Cyprus Amax described below. During fiscal 1995, USE recognized $85,500 of advance royalty revenue under this arrangement. These royalties are shown in the Consolidated Statements of Operations as a component of gains from restructuring mineral properties agreements. See Note F to the USE Consolidated Financial Statements. The advance royalty payments reduce the operating royalties (six percent of gross production proceeds) which would otherwise be due from Cyprus Amax from production. There is no obligation to repay the advance royalties if the property is not placed in production.

     The Agreement with AMAX also provides that USE and Crested are to receive $2,000,000 (one-half to each), at such time as the Mt. Emmons properties are put into production and, in the event AMAX sells its interest in the properties, USE and Crested would receive 15 percent of the first $25,000,000 received by AMAX. USE and Crested have asserted that the acquisition of AMAX by Cyprus Minerals Company was a sale of AMAX's interest in the properties which would entitle USE and Crested to such payment. Cyprus Amax has rejected such assertion and USE and Crested are considering their remedies.

     Subsequent to May 31, 1994, USE and Crested reached agreement with Cyprus Amax to forego six quarters of advance royalties (starting fourth quarter calendar 1994) as payment for the option exercise price for certain real estate in Gunnison, Colorado owned by Cyprus Amax and the subject of a purchase option held by USE and Crested. The option exercise price is valued at $266,250. USE and Crested exercised their option in August 1994 and subsequently sold that property for $970,300 in cash and notes receivable. The advance royalties resumed in the second quarter of calendar 1996, however, the payment was not received until June 1996, being the first quarter of fiscal 1997. In fiscal 1997, $207,300 was received by USECC from advance royalty payments.

Molybdenum Market Information

     Molybdenum is a metallic element with applications in both metallurgy and chemistry. Principal consumers include the steel industry, which uses molybdenum alloying agents to enhance strength and other characteristics of its products, and the chemical, super-alloy and electronics industries, which purchase molybdenum in upgraded product forms.

     The molybdenum market is cyclical with prices influenced by production costs and the rate of production of foreign and domestic primary and by-product producers, world-wide economic conditions particularly in the steel industry, the U.S. dollar exchange rate, and other factors such as the rate of consumption of molybdenum in end-use products. When molybdenum prices rose dramatically in the late 1970s, for example, steel alloys were modified to reduce reliance on molybdenum. AMAX and Cyprus Minerals Company were the two major primary producers of molybdenum in the United States until November 1993, when AMAX was acquired by Cyprus.

     Worldwide demand for molybdic oxide in calendar 1996 was reported at approximately 230,000,000 pounds, its highest level ever. Production for that period was about 225,000,000 pounds. There is however, excess capacity from the primary molybdenum mines which are currently not producing. In addition, by-product molybdenum (primarily from Chilean copper mining companies) has a major impact on available supplies. It is unlikely that any major new primary deposits will be developed during fiscal 1998.

     Molybdenum prices on the open spot market increased substantially, from $3.35 per pound of technical grade molybdic oxide (the principal product) in September 1994, to $15.50 - $17.50 per pound in February 1995. However, by May 31, 1996, prices declined to $3.00 - $3.35 per pound but are in the $4.00 to $4.40 per pound range in September 1997.

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Parador Mining (Nevada)

     USE and Crested are sublessees and assignees from Parador Mining Co., Inc. ("Parador"), on certain rights under two patented mining claims located in the Bullfrog Mining District of Nye County, Nevada. The claims are immediately adjacent to and part of a gold mine operated by Bond Gold Bullfrog, Inc. ("BGBI"), a non-affiliated third party (now known as Barrick Bullfrog, Inc.). USE and Crested have also been assigned certain extralateral rights associated with the claims and certain royalty rights relating to a prior lease on those properties. The lease to USE and Crested is for a ten year primary term, is subject to a prior lease to BGBI on the properties, and allows USE and Crested to explore for, develop and mine minerals from the claims. If USE and Crested conduct activities on the claims, they are entitled to recover costs out of revenues from extracted minerals. After recovering any such costs, USE and Crested will pay Parador a production royalty of 50 percent of the net value of production sold from the claims.

     USE, Crested and Parador informed BGBI that payments are owed to them pursuant to extralateral rights on the claims. BGBI in turn initiated legal proceedings to establish the rights of the various parties in the claims. Thereafter, Parador notified BGBI that BGBI had defaulted in its lease and that Parador had terminated the lease. BGBI denies that it has defaulted. A trial on the bifurcated issue of extralateral rights only to the court in December 1995 resulted in a decision that Parador had failed to meet its burden of proof to establish that its claims are entitled to assert extralateral rights and that Parador, USE and Crested have no right, title or interest in the adjacent BGBI and Layne claims. Parador, USE and Crested filed an appeal of this ruling as erroneous as a matter of law but the appellate court dismissed the appeal as being premature. The remaining issues of breach of contract and specific performance will be tried before the trial court starting on January 26, 1998. See Risk Factor 15 and "Legal Proceedings - BGBI Litigation".

Oil and Gas.

     Fort Peck Lustre Field (Montana). USECC conducts oil production operations at the Lustre Oil Field on the Ft. Peck Indian Reservation in north-eastern Montana; four wells are producing, and USE and Crested receive a fee based on oil produced. USE is the operator of record. No further drilling is expected in this field. This fee and certain real property of USE and Crested, have been pledged or mortgaged as security for a $1,000,000 line of credit from a bank.

     Energx, Ltd. Fort Peck Gas Project. Energx, Ltd., a Wyoming corporation owned 45% by USE, 45% by Crested, and 10% by the Assiniboine and Sioux Tribes, signed in October 1993 an "Agreement Between The Assiniboine and Sioux Tribes of the Fort Peck Indian Reservation and Energx, Ltd. to Explore, Develop and Produce Shallow Gas." This Agreement has been approved by the Secretary of the Interior and the United States Bureau of Indian Affairs. In the fourth quarter of calendar 1995 Energx drilled and tested three exploratory wells, in conjunction with NuGas Resources U.S. Inc. ("NuGas"). These three were all dry holes, having been drilled under a farmout agreement with Placid (see below); these three wells counted against the eight well commitment under this Agreement (see below). Energx (and NuGas) drilled five more exploratory wells during the fall of 1996. All five of these wells were dry holes. All eight dry holes were funded by NuGas

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in accordance  with the  provisions of the  Agreement.  Due to the fact that all eight holes were dry, NuGas has no further obligations to drill under the Agreement. Since the fall of 1996, there has been no other exploration or
drilling  activities   performed  by  Energx  or  NuGas  under  this  Agreement.
Reclamation of the dry hole bores began in 1997. Energx may terminate or farmout the Fort Peck Gas Project if further exploration work does not appear to be warranted.

     NuGas Resources (U.S.) Inc. Agreement. By the Joint Venture Agreement ("JVA") with Energx dated July 18, 1994, NuGas was obligated to Energx to drill and complete (or abandon) at NuGas' sole expense, eight exploratory shallow gas wells on the Fort Peck Reservation by July 1, 1996, which was extended to July 1, 1997, to earn a one-half interest in Energx' rights under the Fort Peck Shallow Gas Agreement.

     NuGas contributed $100,000 to pay for costs of acquiring leases and easements on non- Tribal lands contiguous to Tribal lands, to assemble adequate sized drilling units for the first eight exploratory wells. In fiscal 1995, Energx received $200,000 under the JVA as a prospect generation fee. Energx is operator of record, while NuGas is field operator.

     NuGas is a subsidiary of a Toronto Stock Exchange company with substantial experience in shallow gas exploration and production, principally in the northern plains states and Canada.

     Farmout Agreement. In October 1995, Placid Oil Company, a subsidiary of Occidental Petroleum and other parties (hereafter together referred to as
"Placid"),  signed  a  Farmout  Agreement  with  Energx  and  NuGas.  Under  the agreement, Energx and NuGas as operator had the right to drill and complete shallow gas wells on approximately 170,000 acres of non-Tribal lands within the Fort Peck Indian Reservation, at the sole expense of the operator. The Farmout Agreement contemplated three phases: (i) drilling and completion (or abandonment) of three test wells on widely dispersed drilling locations; (ii) subject to performance of (i), continuous drilling and completion (or abandonment) of option wells, also on widely dispersed drilling  locations;  and
(iii) subject to performance of (i), continuous drilling and completion (or abandonment) of additional wells on blocks not covered by (i) and (ii). The first three wells were drilled on specific sections within the 170,000 acres.

     Drilling of the first test well commenced in October 1995; the last of the three wells was to be drilled and completed (or abandoned) within 45 days of the commencement of drilling the first well. All three wells were dry holes. Contemplating the significant holding cost for the delay rentals, Energx and NuGas jointly decided to terminate the Placid Farmout Agreement on January 1, 1996 and relinquished their rights to the 170,000 acres referred to above as Energx and NuGas determined they would focus their efforts and resources towards the Tribal acreage.

     Wind River Basin, Wyoming - Monument Butte Prospect. During the 1996 fiscal year, Energx terminated BLM leases covering approximately 13,000 acres in Fremont County, WY, which were believed to be prospective of shallow coalbed methane and conventional stratigraphic natural gas and oil deposits. Energx wrote off $328,700, the cost of acquiring and holding these leases in fiscal 1996.


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



     Funding Energx: Energx operations to date have been funded with USECC equity investments and advances, and transaction revenue (the NuGas prospect generation fee). Energx expects to fund future operations by private financing and industry participation. However, equity financing as well as industry participation of natural and coalbed methane gas projects may be difficult to obtain. Accordingly, in fiscal 1998 Energx will continue to monitor its Fort Peck positions to evaluate whether to continue to seek to find gas on the tribal lands.


                              COMMERCIAL OPERATIONS

Brunton.

     On February 16, 1996, USE completed the sale of 8,267,450 shares of common stock, $0.01 par value (the "Stock") of Brunton to Silva Production AB, a closely held Swedish corporation ("Silva"), pursuant to the terms of a Stock Purchase Agreement dated January 30, 1996 (the "Agreement") by and between USE and Silva. Brunton is engaged in the manufacture and marketing of professional and recreational outdoor products and at the time of its sale Brunton was 100% owned by USE. The sale was prompted in part by USE's desire to focus on its core business of acquiring and developing mineral properties and mining and marketing minerals, particularly uranium and gold. The Stock constitutes all of the issued and outstanding shares of Brunton owned by USE as of the date of the sale including 90,750 shares held in Brunton's treasury.

     The purchase price for the Stock was $4,300,000, which was a negotiated price based on an Adjusted Shareholder's Equity in Brunton (as defined in the Agreement) as of January 31, 1996 of $2,399,103. USE received $300,000 upon execution and delivery of the Agreement, approximately $3,000,000 by wire transfer from Silva at closing and an agreement (promissory note) by Silva to pay USE $1,000,000 in three annual installments of $333,333 each, together with interest at the rate of 7% per annum, such installments to be paid on February 15, 1997, February 15, 1998 and February 15, 1999.

     In addition, Silva agreed that, in the operation of Brunton, Silva will cause the existing Brunton products and operations (including lasers and other new products being developed by Brunton at the time of the sale) to be a separate profit center and to pay USE 45% of the net profits before taxes derived from that profit center for a period of four years and three months commencing February 1, 1996. The first such net profits payment will be made on or before July 15, 1997 for the period from February 1, 1996 through April 30, 1997, if net profits are earned for such period. The profits payment for the period February 1, 1996 through April 30, 1997 of $292,600 was received after May 31, 1997. Additional net profits payments will be made, on July 15, 1998, July 15, 1999 and July 15, 2000, if net profits are earned for the corresponding twelve month period. There can be no assurance that Brunton will earn net profits for any such period and therefore there can be no assurance that any such net profits payment will be received by USE.

     The assets of Brunton that were acquired by Silva through the purchase of the Stock consist of certain real estate housing Brunton's headquarters and manufacturing operations in Riverton, Wyoming; Brunton's working capital; equipment, inventory, machinery, personal property and all of Brunton's intellectual property rights. Certain items of equipment and personal property were

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



withheld by USE from the Agreement and transferred from Brunton to USE, by mutual agreement with Silva, for USE's assumption of the indebtedness thereon. Such items include depreciated mining equipment, real estate not used in Brunton operations, and miscellaneous other equipment, as well as 225,556 shares of USE's common stock, par value $0.01 per share, and options to purchase 150,000 shares of USE's common stock for $3.50 per share; 160,000 shares of Crested common stock, par value $0.001, and options to purchase (from Crested) 300,000 shares of Crested common stock for $0.40 per share, all of which were previously owned by Brunton. USE subsequently transferred to Plateau 125,556 shares of USE (and options to purchase 75,000 shares of USE), plus 60,000 shares of Crested (and options to purchase 150,000 shares of Crested) in partial payment of debt owed to Plateau by USECC. The remaining 100,000 USE shares (and options to purchase 75,000 USE shares), plus 100,000 Crested shares (and options to purchase 150,000 shares of Crested) were transferred to SGMC.

     Also at closing, USE paid Brunton $171,685 for product purchases and accrued rentals on mining equipment owned by Brunton. The equipment was transferred to USE at closing and the USE paid off $273,000 in bank debt previously incurred by Brunton in connection with a loan purchase the equipment from USE.

     The sale eliminated Brunton's manufacturing and/or marketing of professional and recreational outdoor products from the commercial segment of USE's business for fiscal 1997 and thereafter, except to the extent that there are net profit payments from Silva over the next four years. For the fiscal year ended May 31, 1996, Brunton's sales provided 19% of net revenues of USE, compared with 49% of net revenues for fiscal year ended May 31, 1995 (before reclassification to reflect Brunton as discontinued operations with respect to the Company). For fiscal 1997, the inability to include Brunton's operations with USE's other operating revenues has increased the operating losses for USE. However, USE hopes to develop other profitable businesses, such as Plateau's uranium business or FNG's construction business, to replace the profits of Brunton. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources" at May 31, 1997.

Real Estate and Other Commercial Operations

     USE owns varying interests, alone and with Crested, in affiliated companies engaged in real estate, transportation, and commercial businesses. The affiliated organizations include Western Executive Air, Inc. ("WEA") and Canyon Homesteads, Inc. (through Plateau). Activities of these subsidiaries in these business sectors include ownership and management of a commercial office building, the townsite of Jeffrey City, Wyoming and the townsite, motel, convenience store and other commercial facilities in Ticaboo, Utah. Until it was sold in April 1996, USECC also owned and managed a mobile home park in Riverton, Wyoming. See "Certain Relationships and Related Transactions - Transactions with Arrowstar Investments, Inc.". WEA owns and operates an aircraft fixed base operation with fuel sales, flight instruction services and aircraft maintenance in Riverton, Wyoming.

     Wyoming Properties. USECC owns a 14-acre tract in Riverton, Wyoming, with a two-story 30,400 square foot office building (including underground parking). The first floor is rented to

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



affiliates, nonaffiliates and government agencies; the second floor is occupied by USE and Crested and is adequate for their executive offices. The property is mortgaged to the WDEQ as security for future reclamation work on the SMP properties.

     USECC (through WEA) also owns a fixed base aircraft operation at the Riverton Municipal Airport, including a 10,000 square foot aircraft hangar and 7,000 square feet of associated offices and facilities. This operation is located on land leased from the City of Riverton for a term ending December 16, 2005, with an option to renew on mutually agreeable terms for five years. The annual rent is presently $1,180 (adjusted annually to reflect changes in the Consumer Price Index), plus a $0.02 fee per gallon of fuel sold.

     In November 1995, USECC exercised an option to acquire a 7,200 square foot hangar at the Riverton airport, for $75,000, from a private Wyoming corporation affiliated with the Chairman, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of Crested. See "Certain Relationships and Related Transactions - Transactions with Arrowstar Investments, Inc."

     USE and Crested also own 18 undeveloped lots on 26.8 acres of the Wind River Airpark near the Riverton Municipal Airport, and three mountain sites covering 16 acres in Fremont County, Wyoming.

     USECC owns various buildings, 290 city lots and/or tracts and other properties at the Jeffrey City townsite in south-central Wyoming. Nearly 4,000 people resided in Jeffrey City in the early 1980s, when the nearby Crooks Gap and Big Eagle uranium mining projects were active. The townsite may be utilized for worker housing as the Jackpot Mine and Sweetwater Mill are put into operation. In the interim, USE and Crested sold 9 and 19 lots at Jeffrey City for an aggregate of $21,150 and $46,000 during fiscal 1997 and 1996, respectively.

     USE owns five city lots and a 20-acre tract with improvements including two smaller office buildings and three other buildings with 19,000 square feet of office facilities, 5,000 square feet of laboratory space and repair and maintenance shops containing 8,000 square feet, all in Riverton, Wyoming.

     Colorado Properties. In connection with the AMAX transaction for the Mt. Emmons molybdenum properties near Crested Butte, Colorado, USECC acquired an option from AMAX (now Cyprus Amax) to purchase approximately 57 acres for $200,000 in Mountain Meadows Business Park, Gunnison, Colorado. See "Minerals - Molybdenum" above. The property is zoned commercial and industrial, and is adjacent to Western State College. In fiscal 1995, USECC and Cyprus Amax agreed to exercise the option by USE and Crested agreeing to forego six quarters of advance royalties from Cyprus Amax (the option purchase price was $200,000), plus payment of certain expenses i.e. real property taxes from 1987 and other expenses amounting to $19,358. Thereafter, USE (together with Crested) signed option agreements with Pangolin Corporation, a Park City, Utah developer, for sale of the 57 acres, and a separate parcel owned in Gunnison County, Colorado.


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     The first option  (exercised  in February,  1995) was for the 57 commercial and noncommercial zoned acres in the City of Gunnison, Colorado; the purchase price was $970,300. Pangolin paid $345,000 cash and $625,300 in three year nonrecourse promissory notes, of which $137,900 was paid during fiscal 1995 and $35,600 was paid during fiscal 1996. The remaining note carried interest at 7.5% per annum.

     The second option covered 472.5 acres of ranch land, owned by Crested, northwest of the City of Gunnison, Colorado (purchase price $822,460). Pangolin paid $10,000 for the option; on option exercise and closing, Pangolin paid $46,090 in cash and $776,370 by two nonrecourse promissory notes (each with principal and unpaid interest due on the third anniversary of closing except for $35,000 on the first anniversary). The Registrant did not receive the $35,000 as scheduled. At closing, 22.19 acres were deeded to Pangolin; different parcels of the remaining acreage secured the notes, and were to be released for principal payments in the course of development. The sale was accounted for as an installment sale and thus the gain on sale was deferred, to be recorded as the notes are paid.

     Both notes ($145,500 and $630,870) required annual payments of accrued interest: the larger note accrued interest at 7.5 percent; the initial interest rate on the smaller note was 7.5 percent through August 28, 1995 and 12 percent thereafter (with a $35,000 principal payment on the first anniversary).

     In fiscal 1997, USE and Crested agreed with Pangolin, and entities affiliated with Pangolin, to restructure the remaining obligations of Pangolin and entities affiliated with Pangolin, with respect to the land parcels in and near Gunnison, Colorado (which had been covered by the original two purchase options). Under the restructuring, Contour Development Company LLC (a Colorado limited liability company, hereafter "Contour") gave USE and Crested two recourse, secured promissory notes: the first note is for $454,894 of principal, due January 26, 1998, the second note is for $872,508 of principal. The notes are secured by Contour's 73% interest in Tenderfoot Properties LLC ( a Colorado limited liability company affiliated with Contour, hereafter "Tenderfoot"). USE and Crested conveyed a key lot in the Gunnison parcel to Tenderfoot, upon which Contour and Tenderfoot were to construct an apartment building with HUD construction loan financing to be obtained by Contour and Tenderfoot. USE and Crested had intended the restructuring to result in a faster recovery by USE and Crested of their investments in the land, than would have been realized under the terms of the original Pangolin obligations.

     Although the initial payments on the two new notes were paid when due in January 1997, thereafter, on May 30, 1997, Contour defaulted in making a payment to Crested of $164,439 (principal of $128,138 plus accrued interest of $36,301 at 8.39% per year from December 1, 1996). On December 26, 1997, registrant and Crested received a payment of $164,739.71 from Contour as payment to Crested on Note B. As of the date of this Prospectus, USE and Crested are reevaluating all of the circumstances of the negotiations which led to the restructuring in late calendar 1996, including representations made to USE and Crested by affiliates of Pangolin and Contour regarding the value of the Tenderfoot interests owned by Contour which secure the new notes, Contour's intentions of paying the new notes when due according to their terms, and other matters.



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



     Utah Properties. Canyon Homesteads, Inc. (a Plateau subsidiary) owns a majority interest in a joint venture which holds the Ticaboo Townsite in Ticaboo, Utah (see "Minerals - Uranium- Shootaring Canyon Mill - Ticaboo Townsite, above). In fiscal 1995, USE acquired the minority interest in the joint venture from a nonaffiliate. Further recreational improvements to the townsite were planned for fiscal 1996, to develop a commercial operation directed to Lake Powell tourists. However, as the anticipated joint venture partners did not fund development plans, (and the proposed joint ventures for such purpose were not formed), and USE and Crested have not been successful in finding other sources of development funding, limited interim funding was provided by Arrowstar Investments, Inc. through First-N-Last LLC, a limited liability company with Canyon Homesteads, Inc. In April 1996, USECC acquired the entire interest of Arrowstar in First-N-Last LLC as partial consideration for the sale to Arrowstar of USECC's Wind River Estates mobile home park in Riverton, WY. See "Certain Relationships and Related Transactions - Transactions with Arrowstar Investments, Inc."

                                  CONSTRUCTION

     Four Nines Gold, Inc. On May 5, 1995, FNG was awarded a 14 month $2,584,434 contract by the City of Lead, South Dakota for municipal road and drainage construction, and land slide area stabilization. As of May 31, 1997, change orders by the City of Lead and others had increased the contract to $3,864,694. This contract was completed in fiscal 1997 for a profit of $1,125,331.

     On September 13, 1995, FNG was awarded a separate construction contract for $618,270 by the United States Department of the Interior, Bureau of Reclamation, for the Minor Laterals, North Canal, Stage 5, Belle Fourche Unit, South Dakota. The work consisted of constructing 3.81 miles of pipeline, approximately 1.4 miles of gravel-surfaced road, removing existing reinforced concrete hydraulic structures and constructing miscellaneous concrete structures which included four inlets. As of May 31, 1997 FNG had completed 100% of the contract, billing $618,270 and having received payment for $618,270. The contract as of May 31, 1997, had resulted in a loss of $48,426 to FNG, however, a claim for 172,977 was submitted and is still in process. If approved in fiscal 1998, the claim would result in a gross profit of $124,551 to FNG.

     Neither commercial nor construction operations are dependent upon a single customer, or a few customers, the loss of which would have a materially adverse effect on USE.

                            RESEARCH AND DEVELOPMENT

     Registrant has incurred no research and development expenditures, either on its own account or sponsored by customers, during the past three fiscal years.

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                                  ENVIRONMENTAL

     General. Registrant's operations are subject to various federal, state and local laws and regulations regarding the discharge of materials into the environment or otherwise relating to the protection of the environment, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"). With respect to mining operations conducted in Wyoming, Wyoming's mine permitting statutes, Abandoned Mine Reclamation Act and industrial development and siting laws and regulations also impact the Company. Similar laws and regulations in California affect SGMC operations and in Utah, will effect Plateau's operations.

     The Company's management believes it is currently in compliance in all material respects with existing environmental regulations. To the extent that production by SMP, GMMV or SGMC is delayed, interrupted or discontinued due to need to satisfy existing or new provisions which relate to environmental protection, future USE earnings could be adversely affected.

     Crooks Gap. An inoperative ion exchange facility at Crooks Gap currently holds a NRC license for possession of uranium operations byproducts. USE has applied to the NRC for permission to decommission and decontaminate the plant, dispose low level waste into the Sweetwater Mill tailings cell, and keep intact such of the facility as does not require dismantling. Costs for this two year effort (once approved by the NRC) are not expected to exceed $150,000. However, management of USE and Crested are reviewing the economics of relicensing this facility as part of a potential in-situ leach uranium mining operation.

     Other Environmental Costs. Actual costs for compliance with environmental laws may vary considerably from estimates, depending upon such factors as changes in environmental laws and regulation (e.g., the new Clean Air Act), and conditions encountered in minerals exploration and mining. Registrant does not anticipate that expenditures to comply with laws regulating the discharge of materials into the environment, or which are otherwise designed to protect the environment, will have any substantial adverse impact on the Registrant's competitive position.

                                    EMPLOYEES

     As of December 19, 1997, USE had 109 full-time employees. Crested uses approximately 50 percent of the time of USE employees, and reimburses USE accordingly. Payroll expense has been shared by USE and Crested since 1981.

                              MINING CLAIM HOLDINGS

     Title to Properties. Nearly all the uranium mining properties held by GMMV, SMP, and Plateau are on federal unpatented claims. Unpatented claims are located upon federal public land pursuant to procedure established by the General Mining Law. Requirements for the location of a valid mining claim on public land depend on the type of claim being staked, but generally include discovery of valuable minerals, erecting a discovery monument and posting thereon a location

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notice,  marking  the  boundaries  of the claim  with  monuments,  and  filing a certificate of location with the county in which the claim is located and with the BLM. If the statutes and regulations for the location of a mining claim are complied with, the locator obtains a valid possessory right to the contained minerals. To preserve an otherwise valid claim, a claimant must also annually pay certain rental fees to the federal government (currently $100 per claim) and make certain additional filings with the county and the BLM. Failure to pay such fees or make the required filings may render the mining claim void or voidable. Because mining claims are self-initiated and self-maintained, they possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims solely from public real estate records and it can be difficult or impossible to confirm that all of the requisite steps have been followed for location and maintenance of a claim. If the validity of an unpatented mining claim is challenged by the government, the claimant has the burden of proving the present economic feasibility of mining minerals located thereon. Thus, it is conceivable that during times of falling metal prices, claims which were valid when located could become invalid if challenged. Disputes can also arise with adjoining property owners for encroachment or under the doctrine of extralateral rights (see "Legal Proceedings - BGBI Litigation").

     Proposed Federal Legislation. The U.S. Congress has, in legislative sessions in recent years, actively considered several proposals for major revision of the General Mining Law, which governs mining claims and related activities on federal public lands. If any of the recent proposals become law, it could result in the imposition of a royalty upon production of minerals from federal lands and new requirements for mined land reclamation and other environmental control measures. It remains unclear whether the current Congress will pass such legislation and, if passed, the extent such new legislation will affect existing mining claims and operations. The effect of any revision of the General Mining Law on the Company's operations cannot be determined conclusively until such revision is enacted; however, such legislation could materially increase the carrying costs of the Green Mountain mineral properties, the SMP properties and some of Plateau's mineral properties which are located on federal unpatented mining claims, and could increase both the capital and operating costs for such projects and impair the Company's ability to hold or develop such properties, as well as other mineral prospects on federal unpatented mining claims.


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                                LEGAL PROCEEDINGS

Sheep Mountain Partners Arbitration/Litigation

     As of June 1, 1998 USE, Crested and SMP entered into a partial settlement with Nukem, Inc. and CRIC of some of the claims involved in the Sheep Mountain Partners Arbitration/Litigation which is discussed below. For more complete information about the nature of the settlement, reference is made to the detailed discussion below. Under the partial settlement, USECC received (i) from SMP an assignment of all of the mining claims and equipment which had been held by SMP (USECC remains responsible for the reclamation liabilities associated with the claims as had always been the case when the properties were in SMP);
(ii) from a bank escrow account, $484,361 which represented USECC's share of profits earned on certain prior deliveries of uranium under SMP's uranium supply contracts with utilities; (iii) from Nukem and CRIC $4,540,000 to settle all claims by USECC against Nukem, CRIC and SMP, except certain claims which remain on appeal with the 10th Circuit Federal Court of Appeals; (iv) from SMP, a contract to sell 1,076,842 pounds of uranium oxide to a utility; and (v) from SMP, a contract to purchase 600,000 pounds of uranium oxide from another producer in North American (200,000 pounds annually through 2000). In connection with the partial settlement, the parties agreed to the dismissal with prejudice of the Colorado State Court Proceeding (and a Wyoming State Court proceeding), and all claims in the Federal Proceeding, except for the issues pending before the Federal 10th Circuit Court of Appeals. The 10th CCA will decide the limited issues which have not been settled, including the right of SMP to all of the CIS uranium contracts. The cash settlement portion under (iii) above is in addition to the $4,367,000 received by USECC in November 1996 out of the SMP escrowed funds (see "Stipulated Arbitration" below).

     Arbitration. On June 26, 1991, CRIC submitted certain disputed matters concerning SMP to arbitration before the American Arbitration Association in Denver, Colorado, to which USE and Crested filed a responsive pleading and counterclaims alleging violations of contracts and duties by CRIC related to SMP. CRIC asserted that USE and Crested, d/b/a/ USECC, were in default under the SMP partnership agreement ("SMP Agreement"). Prior to initiation of arbitration proceedings, USE and Crested had notified CRIC it was in default under the SMP Agreement. The issues raised in the arbitration proceedings were generally incorporated in the Federal proceedings (see below), wherein the U.S. District Court of Colorado stayed further proceedings in arbitration. See also "Stipulated Arbitration", below.

     Federal Proceedings. On July 3, 1991, USE and Crested ("plaintiffs") filed Civil Action No. 91-B-1153 in the United States District Court for the District of Colorado against CRIC, Nukem and various affiliates of CRIC and Nukem (together, the "defendants"), alleging that CRIC and Nukem misrepresented material facts to and concealed material information from the plaintiffs to induce their entry into SMP Agreement and various related agreements. Plaintiffs also claimed CRIC and Nukem have wrongfully pursued a plan to obtain ownership of the USE-Crested interests in SMP through various means, including overcharging SMP for uranium "sold" to SMP by defendants. Plaintiffs further alleged that defendants refused to provide a complete accounting with respect to dealings in uranium with and on behalf of SMP, and that certain defendants misappropriated SMP property and engaged in other wrongful acts relating to the acquisition of uranium by SMP.

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




     Plaintiffs requested that the court order rescission of the SMP Agreement and related contracts, and asked the court to determine the amounts payable to CRIC by USECC as a result of any such rescission order to place the parties in status quo. USE and Crested also requested that the court order defendants to make a complete accounting to them concerning the matters alleged in the Amended Complaint. They requested an award of damages (including punitive, exemplary and treble damages, interest, costs and attorneys' fees) in an amount to be determined at trial. Plaintiffs further requested imposition of a constructive trust on all property of SMP held by defendants, and on profits wrongfully realized by defendants on transactions with SMP.

     The defendants filed various motions, including an application to stay judicial process and compel arbitration and to dismiss certain of plaintiff's claims. The defendants also filed an answer and counterclaims against plaintiffs, claiming plaintiffs breached the SMP Agreement and misappropriated a partnership opportunity by providing certain information about SMP to Kennecott and entering into the GMMV with Kennecott involving the Green Mountain uranium properties. The defendants also claim that plaintiffs wrongfully sold an interest in SMP to Kennecott through the GMMV without CRIC's consent and without providing CRIC a right of first refusal to purchase such interests; that USE breached the uranium marketing agreement between CRIC and SMP, which had been assigned by CRIC to Nukem, by agreeing with Kennecott in the GMMV that Kennecott could market all the uranium from Green Mountain, thereby depriving Nukem of commissions to be earned under such marketing agreement; that Registrant and Crested interfered with certain SMP supply contracts, costing CRIC legal fees and costs; that CRIC and Nukem are entitled to be indemnified for purchases of uranium made on behalf of SMP; that USE and Crested failed to perform their obligations under an Operating Agreement with SMP in a proper manner, resulting in additional costs to SMP; that Registrant and Crested overcharged SMP for certain services under the SMP Partnership Agreement and refused to allow SMP to pay certain marketing fees to Nukem under the Uranium Marketing Agreement; that USE and Crested breached the SMP Partnership Agreement by failing to maintain a toll milling agreement with Pathfinder Mines Corporation, thereby rendering SMP's uranium resources worthless; and that USE and Crested have engaged in vexatious litigation against CRIC and Nukem. Defendants also requested damages (including punitive, exemplary and treble damages under RICO, interest costs and attorney fees).

     Stipulated Arbitration. In fiscal 1994, the plaintiffs and defendants agreed to proceed with exclusive, binding arbitration before a panel of three arbitrators (the "Panel") with respect to any and all post-December 21, 1988 disputes, claims and controversies (including those brought in the 1991 arbitration proceedings, the U.S. District Court proceeding and the Colorado State Court proceeding described below), that any party may assert against the other. All pre-December 21, 1988 claims, disputes and controversies pending before the U.S. District Court have been stayed by stipulation between the parties, until the Panel enters an order and award in the arbitration proceeding.

     In connection with agreeing to proceed to arbitration as stated above, USE and Crested affirmed the Sheep Mountain Partners partnership, and proceeded on common law damages and other claims in the arbitration. Approximately $18,000,000 cash, comprising part of the damages claimed by plaintiffs, was placed in escrow by agreement of the parties pending resolution of the disputes.

     The arbitration evidentiary proceedings were completed on May 31, 1995, following which the parties filed with the arbitrators proposed findings of fact and conclusions of law and proposed order, award, briefs of law and responses to the other party's submittals. NUKEM and CRIC sought damages against USECC in the amount of $47,122,535. For its claims, USECC sought damages of approximately $258,000,000 from Nukem and CRIC, which amount USECC requested be trebled under the Racketeer Influenced and Corrupt Organizations Act ("RICO") and similar state law provisions.

     On April 18, 1996, the Arbitration Panel entered an Order and Award (the "Order"). The Panel found generally in favor of USE and Crested on certain claims made by USE and Crested (including the claims for reimbursement of standby maintenance expense and other expenses on the SMP mines), and in favor of Nukem/CRIC and against USE and Crested on certain other claims.

     USE and Crested were awarded monetary damages of approximately $7,800,000 with interest, which amount is after deduction of monetary damages which the Panel awarded in favor of Nukem/CRIC and against USE and Crested. An additional amount of approximately $4,300,000 was awarded by the Panel to USE and Crested, to be paid out of cash funds held in SMP bank accounts, which accounts have been accruing operating funds from SMP since the arbitration/litigation proceedings were commenced.

     The Panel ordered that one utility supply contract for 980,000 pounds of uranium oxide held by Nukem belonged to SMP, and ordered Nukem to assign such contract to SMP. The contract expires in 2000.

     The fraud and RICO claims of USE and Crested against Nukem and CRIC and vice versa were dismissed.

     The timing and assurance of payment by Nukem/CRIC to USE and Crested of the $7,400,000 monetary damages with interest is presently uncertain. On April 30, 1996, Nukem/CRIC filed with the Panel two motions (the "Nukem Motions") requesting correction of the Order, claiming to have discovered errors and inconsistencies in two of the 36 claims addressed in the Order that they allege improperly increased the damages awarded to USE and Crested by an aggregate amount exceeding $16,000,000.

     On May 15, 1996, USE and Crested filed the Order and Award (under seal with respect to certain portions containing commercially sensitive information) with the United States District Court for the District of Colorado (the Court) and a petition for confirmation of the Order. At a hearing on May 24, 1996, the Court remanded the Order to the Panel for limited review of the Nukem motions, without taking further evidence. The petition for confirmation of the Order and Award and motions filed by USE and Crested for dissolution of SMP; for the appointment of a receiver to oversee the obligations of SMP to make delivery of uranium concentrates to utilities and supervise the formal dissolution of SMP, and for an order directing distribution of the escrowed proceeds, were stayed by the Court pending a ruling by the Panel on the Nukem motions.

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



     USE and Crested filed their opposition to the Nukem motions with the Panel on June 14, 1996. On July 3, 1996, the Panel entered an Order denying Nukem motions and reaffirmed its April 18, 1996 Order and Award.

     After a series of motions by the parties, the District Court entered orders and a judgment on November 5, 1996 confirming the Panel's Order and Award. In November 1996, USECC received the additional $4,367,000 awarded by the Arbitration Panel out of SMP escrowed funds and its bank account per the Court's November 5, 1996 Judgment. Thereafter, Nukem filed a motion to modify and/or vacate portions of the Judgment and USECC filed a motion to modify one paragraph of the Judgment deducting $265,213 from the amounts Nukem and CRIC claimed to have advanced to purchase uranium for SMP. In December 1996, Nukem and CRIC filed a notice with the 10th Circuit Court of Appeals ("CCA") appealing the Court's November 5, 1996 Judgment. However, the 10th CCA held that appeal in abeyance pending the issuance of the U. S. District Court's final judgment.

     Following the hearing on USECC's motion to correct the Court's November 5, 1996 Order and Judgment and motions to enter a final judgment, on March 7, 1997, Judge Lewis T. Babcock of the U. S. District Court of Colorado entered an "Order for Entry of Amended Judgment as Final," and an Amended Judgment as of March 7, 1997. The Amended Judgment further confirmed the Order and Award of the Panel but did not include equitable portion of the Order and Award which awarded one uranium supply contract to SMP and Nukem's contracts with CIS republic in constructive trust in favor of SMP.

     In the March 7, 1997 Amended Judgment, which included rulings on some 12 monetary claims of the parties, Judge Babcock ordered Nukem to pay USECC a net of approximately $8,465,000 as monetary damages. The Amended Judgment did not contain the equitable relief granted in the Panel's Order and Award, so USE and Crested filed another motion with the U.S. District Court to correct clerical omissions. Nukem/CRIC opposed the motion but on June 30, 1997, the Court entered its Second Amended Judgment ordering Nukem to assign the PSE&G contract to SMP and impressing a constructive trust in favor of SMP on Nukem's rights to purchase CIS uranium, the uranium acquired pursuant to those rights and the profits therefrom. The District court also stayed USECC's right to execute on the judgment against Nukem/CRIC when Nukem/CRIC posted a supersedeas bond in the amount of $8,613,600. Thereafter, Nukem/CRIC filed a motion for clarification and/or limited remand of the Second Amended Judgment. On August 13, 1997, the U.S. District Court denied the motion and Nukem and CRIC filed an amended notice of appeal with the Tenth Circuit Court of Appeals (10th CCA) of the June 30, 1997 Second Amended Judgment and other earlier judgments.

     Colorado State Court Proceeding. On September 16, 1991, Company and Crested d/b/a USECC as plaintiffs, filed Civil Action No. 91CV7082 in the Denver District Court, wherein plaintiffs were seeking reimbursement of $85,000 per month from the spring of 1991 for maintaining the SMP uranium mines at Crooks Gap on a standby basis. On behalf of SMP, CRIC filed an answer, affirmative defenses and a counterclaim against plaintiffs denying that SMP owed plaintiffs any money. Plaintiffs filed a Motion for Summary Judgment and the Denver District Court Judge denied the motion and stayed all proceedings until the case involving plaintiffs and

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



CRIC and Nukem were resolved in the U.S. District Court for Colorado. This matter was submitted to arbitration in February 1994, and on April 18, 1996, the Arbitration Panel awarded USECC $2,512,823 plus per diem interest of $616 against Nukem and CRIC jointly and severally, for standby costs through March 31, 1996. When Nukem and CRIC appealed the confirmation of the Arbitration Award, they posted a supersedeas bond to cover this portion of the Award. USECC continued to maintain the SMP underground and open pit mines in Fremont County, Wyoming so USECC filed a lien for such expenditures on the SMP mining properties from March 31, 1996. In 1997, USECC filed a civil action to foreclose the lien in a Wyoming District Court. Nukem and CRIC resisted the foreclosure case in Wyoming claiming the Denver District Court had jurisdiction because of the forum selection clause referred to Colorado as the jurisdiction for such claim in the Operating Agreement between SMP and USECC. The Court enjoined USECC from proceeding with the foreclosure action in the Wyoming Court and various pleadings have been filed by both parties in the Denver District Court where the case is now pending.

     Federal Appeal. In the pending appeal involving the arbitration/litigation matter between Registrant and its subsidiary Crested Corp. as plaintiffs and Nukem, Inc. and CRIC as defendants, as was reported above Nukem/CRIC filed an amended notice of appeal of the Second Amended Judgment entered on or about June 27, 1997. In the Second Amended Judgment, the U. S. District Court of Colorado ordered that in addition to the net monetary award to plaintiffs, the rights Nukem has to purchase uranium from the CIS republic, the uranium acquired pursuant to those rights and the profits therefrom were impressed with a constructive trust in favor of SMP. Nukem was required by the District Court to post a supersedeas bond in the amount of $8,613,600 to cover the monetary portion of the Court's judgment in favor of Registrant and Crested against Nukem/CRIC. The District Court refused to increase the supersedeas bond to cover the value of the CIS contracts because the Arbitration Panel did not value such equitable relief granted to plaintiffs Registrant and Crested. Consequently, Registrant and Crested filed a motion before the 10th CCA to increase the supersedeas bond to cover the value of the CIS contracts. Defendants Nukem/CRIC filed response and a motion to again remand the case to the Arbitration Panel. Plaintiffs Registrant and Crested filed a response to that request and a motion for sanctions against Nukem/CRIC. On November 12, 1997, two judges of the 10th CCA entered an order denying plaintiffs' motion to increase the supersedeas bond and denied Nukem/CRIC's cross-motion for remand to the Panel of certain issues on appeal. In plaintiffs' motion for sanctions, the Court denied the motion without prejudice. Nukem/CRIC filed their Appellants' opening brief with the 10th Circuit Court of Appeals on December 12, 1997. USECC filed its Appellees' brief on January 12, 1998. Nukem/CRIC filed a reply brief on January 26, 1998. On April 13, 1998, Company received a notice to all counsel in the appeal from the Deputy Clerk of the 10th Circuit Court advising that the case was referred to a three-judge panel and after examination of the briefs and record on appeal, the panel was of the unanimous opinion that oral arguments were not needed. However, on June 22, 1998 the Court of Appeals on its own motion vacated its prior Order and has set the matter for oral argument during the week of September 22, 1998 in Oklahoma City, Oklahoma. Nukem and CRIC have the opportunity to file within ten days a statement to the Court of reasons for oral argument. The Court also required Nukem and CRIC to initiate a mandatory settlement conference and a report of the proposed conference shall be filed with the Clerk.


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BGBI Litigation

     USE and Crested are defendants and counter- or cross-claimants in certain litigation in the District Court of the Fifth Judicial District of Nye County, Nevada, brought by Bond Gold Bullfrog Inc. ("BGBI") on July 30, 1991. BGBI (now known as Barrick Bullfrog, Inc.) is an affiliate of Barrick Corp., a large international gold producer headquartered in Toronto, Canada. The litigation primarily concerns extralateral rights associated with two patented mining claims owned by Parador and initially leased to a predecessor of BGBI, which claims are in and adjacent to BGBI's Bullfrog open pit and underground mine. USE and Crested assert certain interests in the claims under an April 1991 assignment and lease with Parador, which is subject to the lease to BGBI's predecessor.

     Parador, USE and Crested had previously advised BGBI that they are entitled to royalty payments with respect to extralateral rights of the subject claims on minerals produced at the Bullfrog Mine, claiming that the lode or vein containing the gold mineralization apexes on the Parador claims and dips under the claims leased to BGBI by a third party.

     BGBI seeks to quiet title to its leasehold interest in the subject claims, alleging that Parador's lease thereof to USE and Crested is adverse to the interest claimed by BGBI, and that the assertions by USE and Crested of an interest in the claims have no foundation. BGBI seeks a determination that USE and Crested have no rights in the claims and an order enjoining USE and Crested from asserting any interest in them. BGBI further asserts that, in attempting to lease an interest in the subject claims to USE and Crested, Parador breached the provisions of its lease to BGBI, and that Parador is responsible for the legal fees and costs incurred by BGBI in the quiet title action, which may be offset against royalties. Under an arrangement to pay certain legal expenses of Parador, USE and Crested may be responsible for any such amounts.

     BGBI alleges that by entering into the Assignment and Lease of Mining Claims with Parador, USE and Crested disrupted the contractual relationship between BGBI and Parador. In addition, BGBI claims that the USECC-Parador agreement slanders BGBI's title to the claims. BGBI seeks compensatory damages from Parador, USE, and Crested; punitive damages from USE and Crested; and costs and other appropriate relief from Parador, USE and Crested, all in amounts to be determined. The amount of damages which might be awarded against USE and Crested cannot presently be ascertained.

     A partial or bifurcated trial to the court of the extralateral rights issues was held on December 11 and 12, 1995. The purpose of the hearing was to determine whether the Bullfrog orebody is a "vein, lode or ledge" as described in the General Mining Law and, if so, whether the facts of the case warrant the application of the doctrine of extralateral rights as set forth in such statute. Although the Court sat as both the finder of fact and law with respect to such issues, the Court concluded that the questions are ultimately one of law which must be decided based on the testimony and exhibits introduced at the trial concerning the description of the orebody. USE, Crested and Parador presented five experts in the field of geology, including the person who was responsible for the discovery of the gold deposit at the mine. All five experts opined that the deposit was a lode and it apexed on a portion of Parador's two mining claims. The defendant H.B. Layne Contractor, Inc. ("Layne") presented a single witness who testified that there was no apex within the

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Parador claims. The Court nevertheless found that Parador had failed to meet its burden of proof and therefore, Parador, USE and Crested have no rights, or interest in the minerals lying beneath the claims of Layne pursuant to extralateral rights. The Court entered a partial judgment in favor of Layne and ordered that Parador pay Court costs to Layne. Parador, USE and Crested filed an appeal of the Court's ruling as erroneous as a matter of law and the Supreme Court of Nevada dismissed the appeal as premature. The partial trial did not address any of the issues pending in the litigation other than those required to decide the question of whether the doctrine of extralateral rights is applicable to this case. The issues of breach of contract by the defendants and BGBI for specific performance remained and were tried before the Court commencing on January 26, 1998. After the trial, the Court found against the parties on their respective claims and the plaintiff and these defendants filed a Notice of Cross-Appeal and Notice of appeal, respectively to the Nevada Supreme Court. The record on appeal has been filed with the Nevada Supreme Court and the appeals process is now underway

MARKET FOR COMMON SHARES AND RELATED STOCKHOLDER MATTERS

(a)      Market Information

Shares of USE Common Stock are traded on the over-the-counter market, and prices are reported on a "last sale" basis by the National Market System ("NMS") of the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). The range by quarter of high and low sales prices for the Common Stock is set forth below for fiscal 1997, and 1996, and the nine months ended February 28, 1998.

                                                         High            Low
                                                         ----            ---
     Fiscal year ended May 31, 1997
     ------------------------------
             First quarter ended 8/31/96                $22.00          $14.50
             Second quarter ended 11/30/96               19.00           11.94
             Third quarter ended 2/28/97                 11.25            9.38
             Fourth quarter ended 5/31/97                13.00            5.75

     Fiscal year ended May 31, 1996
     ------------------------------
             First quarter ended 8/31/95                $ 5.38          $ 4.13
             Second quarter ended 11/30/95                5.38            3.38
             Third quarter ended 2/29/96                 19.75            3.50
             Fourth quarter ended 5/31/96                27.00           13.00

     First Quarter ended August 31, 1997                $11.63          $ 7.13
     -----------------------------------

     Second Quarter ended November 30, 1997             $12.75          $ 7.45
     --------------------------------------

     Third Quarter ended February 28, 1998              $10.13          $ 6.75
     -------------------------------------

At June 22, 1998, the closing bid price was $5.75 per share and there were approximately 720 shareholders of record for Common Stock.


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



USE has not paid any cash dividends with respect to the Common Stock. There are no contractual restrictions on USE's present or future ability to pay cash dividends, however, USE intends to retain any earnings in the near future for operations.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Year 2000 Disclosure

The Company has evaluated the operating systems on all headquarter and field office computers and determined that all of the operating systems are currently set up on software which will transition all data (historical and incoming) through the year 2000 without compromise to the integrity of the systems and their network, or other interruptions or loss of data.

     Subsequent to February 28, 1998, USECC entered into a partial settlement of litigation with Nukem, Inc. and CRIC, pursuant to which USECC received $5,024,361 in cash. See "Business - Litigation - Sheep Mountain Partners."

Liquidity and Capital Resources at February 28, 1998

     During the nine months ended February 28, 1998, the Company's current assets increased by $1,030,300 to a balance of $5,431,200. This increase is primarily due to a net increase of cash $807,600 and an increase of $473,300 in Accounts Receivable related parties. The increase in cash was a result of the Acquisition Agreement entered into during the three months ended August 31, 1997 between the Company, its subsidiary Crested Corp. ("Crested") and Kennecott
Uranium Company ("Kennecott"). As a result of the Acquisition Agreement the Company and Crested received a $4,000,000 signing bonus and a loan of $16,000,000 to continue to develop the Green Mountain Mining Venture (GMMV) mining properties. The $4,000,000 signing bonus was forfeitable through December 1, 1997, unless certain conditions were met by the Company and Crested. Although the conditions were met and the signing bonus was no longer forfeitable, under generally accepted accounting principles the $4,000,000 continues to be carried as a deferred income item until such time as the Acquisition Agreement is closed or terminated. If the Acquisition Agreement is terminated, the GMMV will continue to hold the properties and only Kennecott will be responsible for paying back the amount loaned under the $16,000,000 development loan to a Kennecott affiliate and the 50% interest of USE and Crested will not be impacted, provided USE and Crested are able to fund their share of GMMV costs going forward.

     The Company also received cash in the amount of $858,700 on a consolidated basis for the sale of uranium under a Sheep Mountain Partners (SMP) contract;
$156,600 as an advance royalty from Cyprus/AMAX; $292,600 as a net profits interest royalty from the sale of the Brunton Company; $333,300 as a payment on the note receivable from the sale of The Brunton Company, and $347,900 as a result of various employees exercising stock options and warrants. As a result of the GMMV operations, the Company and Crested invoiced the GMMV a total of $5,438,500 for direct costs, management fees and equipment rental during the nine months ended February 28, 1998. Of the total amount invoiced to GMMV, $1,245,900 (an increase of $424,900) had not been paid as of February 28, 1998. However, the quarter-end balance was paid in full in March of 1998.

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



The Company and Crested continued to fund SMP and the Plateau Resources (Plateau) operations. SMP has not reimbursed the Company and Crested for their direct costs for maintaining the SMP properties on standby and is subject to the Arbitration Panel's Award and pending litigation.

     Other current assets decreased by approximately $85,700 primarily as a result of an decrease in prepaid insurance.

     The primary uses of cash by the Company and Crested were the reduction of Accounts Payable of $810,700; purchases of Property Plant and Equipment of $1,306,800; increases in the Investment in Affiliates of $481,300; the increase of Restricted Investments of $415,600 as a result of the reinvestment of interest earned on Plateau's cash investments to cover Reclamation Liabilities; the repayment of Long Term Debt of $244,700; and the reduction of Other Accrued Liabilities pertaining to Plateau of $582,500. In addition to the reduction of Notes Receivable on the sale of The Brunton Company referred to above, the Company and Crested's Chairman and CEO retired $432,000 in amounts owed to the Company and Crested. This was done as a result of the decision of the Company's board of director and compensation committee granting the Company's and Crested's chairman and CEO John L. Larsen a bonus of $615,000 for his excellent work in acquiring Kennecott as a joint venture partner in 1990 for $15,000,000 in cash plus a $50,000,000 commitment to USECC to develop the Green Mountain properties; the negotiations of Mr. Larsen in acquiring Plateau Resources Ltd. with the Shootaring Mill and the most recent negotiations for USECC to enter into the Acquisition Agreement to acquire Kennecott's interest in the GMMV resulting in the signing bonus of $4,000,000 to the Company and Crested. The Companies and Mr. Larsen agreed that the bonus is further in full settlement of the $1,000,000 bonus to Mr. Larsen authorized by the board of directors in 1993 which was conditioned on the spot price of uranium concentrates and cash distributions from the GMMV to the Company.

     The primary requirements for the Company's working capital continue to be funding of on-going administrative expenses; mine and mill holding and start up costs of Plateau; the holding costs of the SMP mines; on-going litigation expenses associated with the SMP dispute, and certain uranium delivery costs associated with SMP utility contracts. Nukem and CRIC are currently making most of the SMP uranium deliveries. No assurance can be given that this method of delivery will continue. The capital requirements to fill the Company's and Crested's portion of the remaining commitments in fiscal 1998 will depend on the spot market price of uranium and may also be dependent on the outcome of the Arbitration/ Litigation Award involving Nukem and CRIC, which Nukem and CRIC have appealed to the 10th Circuit Court of Appeals.

     The primary source of the Company's capital resources for the remainder of fiscal 1998 will be reimbursement available through the GMMV (see discussion
below);   cash  on   hand;   the   potential   settlement   of  the   Nukem/CRIC
Arbitration/Litigation; uranium deliveries pursuant to the SMP contracts; borrowing from financial institutions (primarily the line of credit), and the sale of equity or interests in investment properties. Commercial Operations at the Ticaboo Townsite in Utah; fees from oil production; rentals of various real estate holdings and equipment, and the sale of aviation fuel will also provide cash.

     The Company, Crested and Sutter Gold Mining Company ("SGMC") are currently seeking additional financing for the construction of the gold processing mill and mine development of SGMC.

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



See discussion under SGMC below. An additional $8 million in financing is being sought. However, there is no assurance that the funds will be raised.

     The expenditures for the SMP care and maintenance costs may require additional funding, depending on the outcome of the SMP arbitration.

GMMV

     On June 23, 1997, the Company and Crested d/b/a USECC signed an Acquisition Agreement with Kennecott for the right to acquire Kennecott's interest in the GMMV for $15,000,000 and other considerations. This information was previously reported in the Company's Form 10-Q (Item 2) for the fiscal quarter ended August 31, 1997. As a result of this Agreement, it is believed that no internal funding will be required by the Company and Crested for the GMMV at either the Sweetwater Mill or the Jackpot Mine.

     Pursuant to the Acquisition Agreement which includes the Mineral Lease, and the Mill Contract, USECC is developing the proposed Jackpot Mine and working with Kennecott in preparing the Sweetwater Mill for renewed operations. Such work is being funded from the $16,000,000 provided to the GMMV by Kennecott. Under the Fourth Amendment of the GMMV Agreement, which amendment was affected pursuant to the Acquisition Agreement), Kennecott will be entitled to a credit against its original $50,000,000 commitment to fund the GMMV, in the amount of two dollars of credit for each one dollar of such funds out of the $16,000,000 provided by Kennecott to the GMMV, plus the $4,000,000 bonus paid to the Company and Crested on signing of the Acquisition Agreement.

     Closing of the Acquisition Agreement is subject to the Company and Crested satisfying several conditions on or before the extended closing date of October 30, 1998. If the Acquisition Agreement is never closed, Kennecott and USECC, shall own their respective 50% interest in the GMMV, and the obligation to repay the $16,000,000 loan shall remain Kennecott's obligation, without any adverse effect on the 50% interest in the GMMV held by the Company and Crested.

Sutter Gold Mining Company

     The preliminary prospectus to qualify a previous special warrant offering prospectus of Sutter Gold Mining common stock has been filed with the Ontario Securities Commission with a copy to the Toronto Stock Exchange. An additional $8 million must be raised to fund the development costs to place the SGMC properties in production. It is not anticipated that any of the Company's funds will be required to fund these operations. Subsequent to the quarter ended February 28, 1998, the Company purchased certain Special Warrants of Sutter Gold. It is unlikely SGMC will be listed on the Toronto Stock Exchange until such time as gold prices recover further from the drop in prices during 1997.

Sheep Mountain Partners

     Nukem and CRIC filed their opening brief in their appeal to the 10th Circuit Court of Appeals on December 12, 1997. The Company and Crested filed their answer brief on January 12, 1998. Thereafter, Nukem and CRIC filed a reply brief. On April 13, 1998, the Deputy Clerk of Court advised all counsel that a three-judge panel had reviewed the briefs and record on appeal and oral arguments are not needed. No assurance can be given as to the ultimate outcome.

     The Company and Crested filed a lien on the SMP properties as a protection for the payment of past and future standby costs for which they have not been reimbursed by Nukem/CRIC and filed suit in Wyoming to foreclose the lien. Through June 1, 1998 the Company and Crested funded al standby costs of the Sheep Mountain mines. As a result of the partial settlement with Nukem and CRIC, SMP has assigned all of the SMP mines back to USECC, such that from June 1, 1998 USECC is responsible for the standby costs of these mines. See Business - Litigation - Sheep Mountain Partners."

Results of Operations

Three and Nine months ended February 28, 1998 Compared to Three and Nine Months Ended February 28, 1997

     Revenues  for the  nine  months  ended  February  28,  1998,  increased  by
$2,060,200 over the same period of the prior year. The increase in revenues primarily is as a result of a delivery pursuant to one of the SMP delivery contracts wherein a net profit of $858,700 was recognized by the Company and Crested and an increase of $1,649,000 in commercial revenues which consist primarily of the rental of equipment, real estate and the retail operations at the Ticaboo Townsite in southern Utah. The increase of equipment rentals is as a result of increased equipment rentals to the GMMV under the June 23, 1997 Acquisition Agreement discussed above. Construction revenues decreased $935,300 during the nine months ended February 28, 1998, as a result of the Company's subsidiary Four Nines Gold, Inc. concentrating all of its efforts and equipment on the mine development at the Jackpot uranium mine and having no third party contracts. Management fees and Other Revenues increased by $335,600 during the nine month period ended February 28, 1998, over the same period ended February 28, 1997, due primarily to management fees charged on increased activities provided to various subsidiary companies and partnerships by the Company and Crested.

     Other than a reduction of construction costs in the amount of $649,200 and increases in Commercial Operations of $88,600; Mineral Operations of $552,900 and General and Administrative expenses of $995,600, costs and expenses remained relatively constant with those experienced during the nine month period of the prior year. Mineral Operations and General and Administrative expenses increased due primarily to additional staff to administer the development of the GMMV and Plateau mining properties and the bonus given to the Company and Crested's chairman and CEO. Commercial expenses increased du e to increased activity at the commercial real estate operations in Southern Utah. Construction expenses decreased due to limited activity in Four Nines Gold outside the Company owned activities.

     Equity in Loss of Affiliates increased by $273,700 over the prior year during the nine months ended February 28, 1997; to a total of $612,200. This increase consisted of losses of $19,100 and $254,600 from SMP and Yellow Stone Fuels Corp., respectively.

     Operations for the nine month period ended February 28, 1998, resulted in a loss of $1,751,300 or $0.26 per share as compared to a loss of $1,945,200 or $0.29 per share for the same period from the previous year. The decrease in the loss is primarily as a result of increased revenues for the sale of Uranium and the rental of equipment which were offset by increases in mineral costs, and the increased administrative costs associated with expanded ope rations. Operations for the three months ended February 28, 1998, resulted in a loss of $1,576,500 or $0.23 per share as compared to a loss of $880,400 or $0.13 per share during the quarter ended February 28, 1997. This increase in the loss for the quarter is primarily associated with the bonus given the Company's chairman and CEO and increased costs associated with mining operations and administrative costs.

Liquidity and Capital Resources at May 31, 1997

     Although operations during the year ended May 31, 1996 were profitable, the Company generated losses in fiscal 1997, 1995, 1994 and 1993, as a result of holding costs and permitting activities in the mineral segment and gas operations and from certain commercial operations. The Company is in the process of developing and/or holding investments in gold and uranium properties that are currently not generating any operating revenues, but for which the Company has high expectations. These properties require expenditures for permitting, development, care and maintenance, holding fees, corporate overhead and administrative expenses, etc. In addition, legal expenses associated with the litigation and arbitration surrounding the SMP Partnership and the inability of the Company to utilize funds generated by that Partnership have compounded the Company's operating and cash flow situation. Nevertheless, the Company believes that it will meet its obligations in the coming year, as further discussed below.

     Working  Capital  Components.   Cash  used  in  operating   activities  was
$2,647,600  for the year ended May 31,  1997.  Cash  provided by  investing  and financing activities during fiscal 1997 was $1,664,300 and $1,407,600, respectively. For the year, these activities resulted in a net increase of $424,300 in cash. Working capital increased during the fiscal year ended May 31, 1997 by $2,125,800 to working capital of $3,007,000 (from working capital of $881,200 at May 31, 1996).

     The increase in working capital of $2,125,800 is as a result of increases in accounts receivable and assets held for resale, and a reduction of the line of credit of $706,500, $481,900 and $499,000, respectively. These increases in working capital were offset by an increase in accounts payable of $20,300.

         Accounts receivable affiliates increased by $909,200 primarily as a result of increased amounts due to USECC from GMMV, $812,200 and SGMC of $112,000. These amounts were paid after May 31, 1997. At May 31, 1996, the Company owed $176,000 on the line of credit of $1,000,000 that the Company and
     Crested have. During fiscal 1997, this amount was paid off and at May 31, 1997 a total of $1,000,000 remained available to the Company and Crested on the line of credit. At May 31, 1996, the Company's subsidiary Four Nines Gold, Inc. also owed $323,000 on its line of credit. This amount was paid off in fiscal 1997 and was not renewed. The decrease in current portion of long-term receivables during fiscal 1997 of $101,500 was as a result of long-term notes being signed by certain employees and the impairment of a note receivable on certain real estate in Gunnison, Colorado.

     Cash from financing activities, exercise of 180,000 stock warrants for $900,000 and the exercise of 106,100 stock options for $370,300, the proceeds of long-term debt of $554,400 and sale of SGMC stock of $1,106,700 resulted in total cash provided from investing activities of $2,931,400. These funds were used to purchase treasury shares, $235,600; retire lines of credit, $499,000; and repay long-term debt, $789,200.

     Cash generated from investing activities were principally from proceeds of a distribution of SMP and a reduction in the Company's ownership of Sutter Gold Mining Company. In November 1996, the Company and Crested received $4,367,000 from the SMP escrow accounts as partial satisfaction of the monetary damages awarded by the Arbitration Panel. These funds were applied first to the amounts due the Company and Crested for standby costs. This reduced the Company's investment in SMP by $2,768,000. The balance was recorded as income of which the Company recognized $1,003,800 on a consolidated basis. The other major reduction in investments was as a result of the Company and Crested accepting a $10,000,000 Contingent Stock Purchase Warrant (the "USECC Warrant") from Sutter Gold Mining Company. The acceptance of the USECC Warrant reduced the investment in SGMC by $4,755,300 of which $4,594,000 was recorded as an investment in a contingent warrant.

     Capital Requirements - General: The primary requirements for USE's working capital during fiscal 1997 are expected to be the costs associated with development activities of Plateau (see "Capital Requirements - Plateau"), care and maintenance costs of SMP, payments of holding fees for mining claims, purchase of uranium for delivery to utility customers of SMP, overhead expenses of Energx and corporate general and administrative expenses, including costs associated with continuing litigation and arbitration.

     Capital Requirements - SGMC: SGMC's properties contain reserves of gold. Preliminary estimates are that a 500 ton per day ("tpd") mine/mill operation using a cyanide-flotation process, may require up to $10,000,000 to place the proposed mine and mill into full operation.

     During the first and second quarters of fiscal 1997, SGMC sold 424,000 shares of its common stock in a private placement. These shares were sold for $3.00 per share. SGMC received $1,106,600 in net proceeds after deducting commissions and offering costs.

     During the fourth quarter of fiscal 1997, as a result of a planned equity offering, the initial investors of SGMC agreed to a 1 for 2 reverse stock split, exclusive of the 424,000 private placement shares discussed above. In addition to the reduction of the shares owned by founders and insiders, the Company and Crested agreed to have their holdings reduced from 870,469 common shares and 6,964,531 common shares to 172,258 common shares and 1,503,060 common shares, respectively.

         In consideration of this reduction in their common shares owned, the Company and Crested accepted the USECC Warrant dated March 21, 1997, which provides the Company and Crested the right to acquire for no additional consideration common shares of SGMC's $.001 par value common stock having an aggregate value of $10,000,000. The USECC Warrant is only exercisable to the extent proven and probable ore reserves, as defined in the USECC Warrant, in excess of 300,000 ounces of gold are added to SGMC's reserves based on $25 per ounce of proven reserves added to SGMC's reserves between 300,000 and 700,000 ounces. The number of shares issuable are based on the greater of $4.07 per share for the fair market value of SGMC's common stock (as defined). The USECC Warrant has a term of ten years extending to March 21, 2007, and is exercisable partially or in total, semi-annually beginning on June 30, 1997. SGMC has the right to satisfy the exercise of all or any portion of the USECC Warrant with net cash flows, as defined, at $25 for each new ounce of proven and probable ore in excess of 300,000 ounces. The USECC Warrant is divided between the Company and Crested on a basis of 88.9% and 11.1%, respectively.

     Pending a recovery in gold prices, SGMC has postponed seeking additional equity financing to put its properties into production.

     Capital Requirements - SMP: There are no current plans to mine the SMP Crooks Gap properties during fiscal 1998, however, USE and Crested will continue to preserve the ore bodies and develop concepts to reduce care and maintenance costs, including driving a decline to reduce pumping costs (which also would reduce future mining costs by reducing hoisting costs). Although funds are available in SMP's bank account of approximately $15,600,000 as of May 31, 1997, these funds are restricted and have not been made available to pay standby costs.

     Notwithstanding disputes between the SMP partners, USE and Crested have delivered an agreed-upon portion of the uranium concentrates required to fill contract delivery requirements on certain long-term U3O8 contracts since July 1, 1991. During 1997 all of the deliveries to fill the SMP contracts were made by Nukem. It is uncertain what protocol with Nukem will be in place for 1998 and thereafter. If the SMP partners are unable to agree on how to separately effect contract performance for the various SMP customers, resulting delivery delays and/or incomplete deliveries could adversely affect the contracts, and therefore USE. Further, the Company and Crested are awaiting Nukem's response to the Federal Courts confirmation of the Arbitration panel's Award. Nukem has until September 12, 1997 to file a notice of appeal of the Second Amended Judgment with the Tenth Circuit Court of Appeals. No assurance can be given on the outcome of a potential appeal.

     Capital Requirements - GMMV: Operations of GMMV are not requiring USE's capital resources. On June 23, 1997, USE and USECC signed an Acquisition Agreement with Kennecott for the right to acquire Kennecott's interest in the Green Mountain Mining Venture ("GMMV") for $15,000,000 and other consideration. Kennecott paid USE and USECC a $4,000,000 bonus on signing, and committed to provide the GMMV up to $16,000,000 for payment of reimbursable costs incurred by USECC in developing the proposed underground Jackpot Uranium Mine for production and in changing the status of the Sweetwater Mill from standby to operational.

     The $16,000,000 loan being provided by Kennecott to the GMMV was advanced to Kennecott by an affiliate, Kennecott Energy Company ("KEC") under a secured recourse Promissory Note (the "Note") bearing interest at 10.5% per annum starting April 1999 until paid in full. The Note is payable quarterly out of 20% of cash flow from the GMMV properties, but not more than 50% of the earnings for such quarter from the GMMV operations, before interest, income tax, depreciation and amortization. However, the Note is payable (i) in full on June 23, 2010 regardless of cash flow and earnings of the GMMV, or (ii) sooner (on December 31, 2005) if an economically viable uranium mine has not been placed into production by such date. The Note is secured by a first mortgage lien against Kennecott's

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



50% interest in the GMMV pursuant to a Mortgage, Security Agreement, Financing Statement and Assignment of Proceeds, Rents and Leases granted by Kennecott to KEC (the "Mortgage"). USE and USECC will assume the Note, and the assets of the GMMV will be subject to the Mortgage, at closing of the acquisition.

     Pursuant to the Mineral Lease and the Mill Contract of the Acquisition Agreement, USECC is to develop the proposed Jackpot Mine and nearby Big Eagle Mine, and work with Kennecott in preparing the Sweetwater Mill for renewed operations. Such work will be funded from the $16,000,000 loan being provided to the GMMV by Kennecott. Kennecott will be entitled to a credit against Kennecott's original $50,000,000 commitment to fund the GMMV, in the amount of two dollars of credit for each one dollar of such funds advanced under the $16,000,000 loan to be provided by Kennecott to the GMMV, plus the $4,000,000 paid to USE and USECC on signing of the Acquisition Agreement. It is anticipated that such credits will satisfy the balance of Kennecott's initial funding commitment to the GMMV.

     Closing of the Acquisition Agreement is subject to USE and USECC satisfying several conditions, including: (i) the acquiring entity (which may be USE, USECC, or an entity formed by USE and USECC to acquire Kennecott's interest in the GMMV) must have a market capitalization of at least $200,000,000; (ii) the parties to the Acquisition Agreement must have received all authorizations, consents, permits and approvals of government agencies required to transfer Kennecott's interest in the GMMV to the acquiring entity; (iii) USE and USECC shall have replaced, or caused the replacement of, approximately $25,000,000 of reclamation bonds, in addition to other guarantees, indemnification and suretyship agreements posted by Kennecott on behalf of the GMMV; and (iv) USE and USECC, or the acquiring entity, must pay $15,000,000 cash to Kennecott at closing and assume all obligations and liabilities of Kennecott with respect to the GMMV (including repayment of the $16,000,000 loan and the Mortgage) from and after the closing. Under very limited circumstances, the scheduled closing date may be postponed to another date not later than October 30, 1998.

     If the Acquisition Agreement is not closed by December 1, 1997, then USE and USECC (or an entity formed by them to acquire the GMMV interest owned by Kennecott) are to provide to Kennecott a commitment letter from a recognized national investment banking firm to complete an underwritten public offering of the securities of USE (or the entity formed to acquire Kennecott's interest), in amount sufficient to close the Acquisition Agreement transactions. Such amount is estimated by USE to be approximately $40,000,000 (for the $15,000,000 closing cash purchase price to Kennecott, plus $25,000,000 to assume or cause the replacement of reclamation bonds, guarantees, indemnification agreements and suretyship agreements related to the GMMV properties and the Sweetwater Mill). Alternatively, USE and USECC (or the acquiring entity) must provide evidence to Kennecott of a commitment letter from a bank, other financial institution or industry entity to provide private or joint venture financing in such approximate amount. Failure to provide evidence of such financial commitment by December 1, 1997 would have entitled Kennecott to terminate the Acquisition Agreement, the Mineral Lease and the Mill Contract.

     Subject to providing evidence of adequate financial resources to close the Acquisition Agreement with funds from a public financing or otherwise, the $4,000,000 signing bonus paid by Kennecott is nonrefundable.


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     If the Acquisition  Agreement is not closed,  USE and USECC, and Kennecott, shall continue to own their respective 50% interests in the GMMV, and Kennecott's obligation to repay the $16,000,000 loaned by KEC shall remain Kennecott's obligation, without any adverse effect on the 50% interest in GMMV held by USE and USECC. However, the Jackpot Mine development work and Sweetwater Mill upgrade work funded by the $16,000,000 advance, will have benefitted all parties to the GMMV.

     Capital Requirements - Plateau: On August 11, 1993, USE purchased all the outstanding shares of Plateau Resources Limited ("Plateau"). Plateau owns various real estate developments in and around Ticaboo, Utah and the Shootaring Uranium Mill. Although Crested has no ownership in Plateau, the Directors of USE and Crested have agreed to divide equally one-half of the obligations incurred in excess of the total $14.2 million which was held by Plateau at the time of the USE acquisition. Management of USE and Crested are currently in the process of having the Shootaring Mill license changed to operational. At such time as the mill is licensed to operate, significant amounts of capital will be required to place the mill and mines into operation. It is expected that these funds will either be provided by cash received as a result of the SMP arbitration, equity financing on the Plateau U3O8 assets or a joint venture partner.

     Capital Requirements - Energx: Another requirement of USE's and Crested's working capital is the continued funding of Energx overhead expenses. Energx held several gas leases and participated in one gas venture (on the Fort Peck Indian reservation in Montana) with NuGas, a Canadian firm; the gas venture required NuGas to fund the drilling of the first eight wells. The eight gas wells were drilled and no economic production of gas was found. Energx does not currently have any plans for future exploration or development drilling.

     Capital Requirements - Yellow Stone Fuels Corp. ("YSFC"): In June 1996, the Company and Crested assisted YSFC in organizing and funding certain administrative costs. The Company and USE each own 14% of YSFC. The president and vice president of YSFC are the son and son-in-law, respectively, of Company's Chairman. On May 15, 1997, the Company and Crested signed a $400,000 convertible promissory note with YSFC which bears interest at 10% and is due December 31, 1998. The debt is repayable at YSFC's option in cash or its common stock.

     Long-Term Debt and Other Obligations: Debt at May 31, 1997 was $264,400. This debt consists of minor financings of equipment and prepaids.

     Reclamation Costs. Prior to fiscal 1996, USE and Crested assumed the reclamation obligations, environmental liabilities and contingent liabilities for employee injuries, from mining the Crooks Gap and other properties in the Sheep and Green Mountain Mining Districts. The reclamation obligations, which are established by governmental regulators, were most recently set at $1,451,800.

     To assure the reclamation work will be performed, regulatory agencies require posting of a bond or other security. USE and Crested satisfied this requirement with respect to SMP properties by mortgaging their executive office building in Riverton, Wyoming. USE and Crested have also posted a cash bond in the amount of $176,000 for this reclamation bond. USE and Crested are negotiating with government agencies to decrease the $176,000 cash bond and either forego the additional collateral or take other real estate and improvements with equal value. A portion of the funds for the reclamation

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



of SMP's properties was to have been provided by SMP, which agreed to pay up to $.50 per pound of uranium produced from its properties to Crested and USE for reclamation work. The status of this commitment could be impacted by the ultimate resolution of the litigation with SMP.

     Reclamation obligations on the contiguous Big Eagle properties and the Sweetwater Mill, estimated at approximately $23,620,000, have been assumed by the GMMV venturers, and secured by a bank letter of credit provided by Kennecott. The reclamation and environmental costs associated with the Sweetwater Mill will not commence prior to conclusion of mining activities on Green Mountain. As uranium is processed through the Mill, a reclamation reserve will be funded on a per unit of production basis. Up to $8,000,000 (in 1990 dollars) in any reclamation costs which may be incurred prior to commencement of production or 2001 will be paid for by UNOCAL.

     Reclamation obligations of Plateau are covered by a $6,883,500 cash bond at May 31, 1997 to the U.S. Nuclear Regulatory Commission and a $1,622,800 cash deposit as of May 31, 1997 for the resolution of any environmental or nuclear claims.

     Reclamation work on any of the above properties need not be fully completed until a decision is made to abandon the properties, or as otherwise required by regulatory agencies. Reclamation and environmental costs associated with any of these properties are not expected to require Crested funding in fiscal 1996, because such costs are not anticipated to be incurred for many years.

     Capital Resources: The primary source of USE capital resources for fiscal 1998 will be cash on hand, equity financing for affiliated companies, the resolution of the arbitration/litigation with Nukem and commercial debt. Additionally, USE and Crested will continue to offer for sale various non-core assets such as lots and homes in Ticaboo, real estate holdings in Wyoming, Colorado and Utah and mineral interests. Fees from oil production (Ft. Peck Lustre Field, Montana), rentals of real estate holdings and equipment, aircraft chartering and aviation fuel sales, also will provide cash.

     Additional sources of capital will be needed to develop and build the mine and mill complex for the Lincoln Project, for which capital costs SGMC presently is seeking equity financing. There is no certainty as to the outcome of these efforts. Continued funding of such costs could cause USE and Crested to incur short term working capital deficiencies and increase the Company's working capital deficit.

     Funding of SMP care and maintenance costs may require additional capital, depending on the outcome of the SMP arbitration/litigation. Although management is of the opinion that the SMP arbitration/litigation will be resolved in favor of USE and Crested during fiscal 1998, providing funds for various projects, this outcome is not assured. In any event, further delays in resolution of the arbitration/litigation are expected, and may exacerbate short term liquidity requirements.

     USE Crested believes available working capital excluding the debt to affiliates, operating revenues and anticipated financing will continue to be adequate to fund working capital requirements. However, USE may require additional sources of funding to continue the development of and investment in its various mineral ventures, as stated above.


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



     Although USE and Crested currently are not in production on any mineral properties, development work continues on several of their major investments. USE and Crested are not using hazardous substances and known pollutants to any great degree in these activities. Consequently, recurring costs for managing hazardous substances, and capital expenditures for monitoring hazardous substances or pollutants have not been significant. Likewise, USE and Crested do not have properties which require current remediation. USE and Crested are also not aware of any claims for personal injury or property damages that need to be accrued or funded.

     The tax years through May 31, 1991 are closed after audit by the IRS. USE has filed a request for an appeal hearing on an IRS agent's findings for the years ended May 31, 1993 and 1994. Although the findings of the IRS audit for 1993 and 1994 will not cause any additional tax to become due to the Government, the findings of the audit could affect the tax net operating loss of the Company. Management of USE feels confident that they will prevail on a majority of the issues, but no assurance of the outcome of the appeal can be given.

Results of Operations

Fiscal 1997 Compared to Fiscal 1996

     Revenues for the twelve months ended May 31, 1997 totaled $5,790,200 as compared to revenues at May 31, 1996 of $9,632,200. This decrease in revenues of $3,842,000 is primarily as a result of no revenues being recognized from mineral sales in fiscal 1997 (decrease of $3,116,700). During the prior year, USE and Crested made certain deliveries of U3O8 for SMP. Other decreases in revenues were oil sales, $45,500; sales of assets, $312,800; and construction revenues from USE's subsidiary FNG, $2,755,900. These decreases in revenues were offset by increased commercial sales, $780,300; advance royalties from Climax, $207,300; partial distribution of SMP funds, $1,003,800; and increased management fees and other revenues, $323,600.

     With the exception of cost of minerals sold, construction costs and commercial operations, costs and expenses remained the same as they had been in 1996. Cost of minerals sold declined by $2,766,700 as a result of Crested and USE not delivering any U3O8 under the SMP contracts during fiscal 1997. Construction costs declined by $2,325,200 as a result of USE's subsidiary FNG not being able to secure construction contracts. Currently, FNG is using its equipment and employees on the construction of earth structures and roads for the GMMV. It is not known if FNG will be able to obtain contracts in the future. During fiscal 1997, USE also recognized a provision for doubtful accounts of $614,200. This is as a result of a third party defaulting on land that USE and Crested sold during a prior period. USE also recognized an increase in the abandonment of mineral leases of $897,100. The total expense of $1,225,800 for mineral property abandonment was as a result of Crested abandoning a mineral property having a book value of $71,500 and SGMC abandoning properties it no longer needed with a book value of $1,154,300.

     General and administrative expenses increased only slightly $238,600 due to expansion of operations. Increases in general and administrative expenses were reduced by overhead and direct charges to GMMV, SMP and SGMC.


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     Equity losses recognized by USE increased by $272,300.  Operations resulted in a net loss of $3,724,500 or $0.55 per share in 1997 as compared to a net profit of $270,700 or $0.04 per share in 1996.

Fiscal 1996 Compared to Fiscal 1995

     Revenues increased by $5,031,600 to $9,632,200 for the year ended May 31, 1996. This increase was primarily due to increases of $3,116,700 in mineral sales and option (primarily as a result of U3O8 deliveries made to two of the utilities who have contracts with SMP) and $2,491,100 in construction contract revenues. Due to the litigation/arbitration between USE, Crested and Nukem/CRIC, virtually all SMP deliveries have been in dispute. Certain deliveries are made 100% by either partner, while others are delivered on agreed to percentages. USE and Crested have turned over all profits they have made during fiscal 1996 on these deliveries to SMP. Due to the difficulties between USE, Crested and Nukem/CRIC, no deliveries were made by Crested or USE during the year ended May 31, 1995. Increased revenues from construction contracts is as a result of Four Nines gold securing larger contracts than it had been able to obtain in prior years.

     The gain in mineral sales and construction contract revenues during fiscal 1996 was offset by a reduction of $930,200 in gain on sale of assets revenue. This decrease was a result of large gains recognized on the sale of real estate in Colorado in fiscal 1995. No comparable sales took place during fiscal 1996. The only sale of real estate during fiscal 1996 was the sale of USE's and Crested's mobile home park on which a gain of $252,600 was recognized.

     Expenses from mineral operations and minerals sold increased by $1,918,000 to $3,572,300. This increase is directly as a result of the cost of U3O8 sold during fiscal 1996 as no U3O8 was sold during fiscal 1995 due to disputes between the SMP partners relating to contract deliveries. This increase was offset by a reduction of mineral operation expense associated with mining properties.

     General and  administrative  costs and  expenses  increased  by $664,100 to
$2,524,700 primarily as a result of costs associated with the SMP arbitration/litigation and increased mineral and construction activities. The increased costs are related to amounts paid to lawyers, expert witnesses and the Arbitrators. Construction costs and expenses increased $2,039,500 to $3,077,800 during fiscal 1996. This increase is as a result of increased construction operations and the size of contracts performed. Commercial operations expenses increased $304,700 during fiscal 1996 over fiscal 1995. This increase is related to increased commercial operations, primarily Ticaboo. During fiscal 1996, Energx abandoned $328,700 in shallow natural gas leases, due to continued depressed prices for natural gas.

     As a result of selling 100% of the common stock of Brunton, the Company has reflected the operations of Brunton as discontinued in the accompanying financial statements. Revenues for the discontinued operations for the years ended May 31, 1996, 1995 and 1994 were $2,870,800, $4,553,500 and $4,118,800, respectively. The Company recognized a gain on the disposal of Brunton of $2,295,700 net of income taxes approximately $50,000.

     Equity losses in affiliates have been recorded using the equity method. Please refer to Notes A and E to the consolidated financial statements. After accounting for equity losses of $418,500 and $442,300 for fiscal 1996 and 1995, respectively, operations resulted in a gain of $270,700, $0.04 per

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



share; and a loss of $2,070,600, $0.42 per share, for the fiscal years ended May 31, 1996 and 1995, respectively.

Effects of Changes in Prices

     Mining operations and the acquisition, development and sale of mineral properties are significantly affected by changes in commodity prices. As prices for a particular mineral increase, prices for prospects for that mineral also increase, making acquisitions of such properties costly, and sales advantageous. Conversely, a price decline facilitates acquisitions of properties containing that mineral, but makes sales of such properties more difficult. Operational impacts of changes in mineral commodity prices are common in the mining industry.

     Uranium and Gold. Changes in the prices of uranium and gold affect USE to the greatest extent. When uranium prices were relatively high in fiscal 1988, USE and Crested acquired the Crooks Gap properties, and thereafter put the properties into production. When uranium prices fell sharply during fiscal 1989-1991, USECC suspended mining operations for SMP, because uranium could be purchased at prices less than the costs of producing uranium. Uranium production in the United States reportedly fell by 25 percent to 33 percent in 1990, due to the lowest prices for uranium since the market developed in the 1960s. However, these low prices created opportunities for the acquisition of the Sweetwater Mill and the Shootaring Mill.

     Changes in uranium prices directly affect the profitability of SMP's uranium supply agreements with utilities. Certain of those agreements become advantageous to USE when the spot market price for uranium falls significantly below the price which a utility has agreed to pay. Some of the supply agreements of SMP were acquired before the fall of spot market prices during fiscal 1989-1991. Those fixed-price contracts, which have contract prices exceeding current spot market rates, are currently advantageous, as the uranium to fill them can be readily obtained at favorable prices. Although such contracts benefit SMP and USE in a falling market, a corresponding adverse impact would not be anticipated in the event of substantially increased prices. SMP would produce uranium from its Crooks Gap properties to fill those contracts, in the event of a sustained increase in the spot market price above the contract prices.

     USE believes SGMC's Lincoln Mine will be profitable with gold prices over $290 per ounce. The price of gold remained relatively stable over the 1997 fiscal year between $320 and $390 per ounce. However, by February, 1998 the price had dropped to approximately $296 per ounce.

     Molybdenum and Oil. Changes in prices of molybdenum and petroleum are not expected to materially affect USE with respect to either its molybdenum advance royalties or its fees associated with oil production. A significant and sustained increase in demand for molybdenum would be required for the development Mt. Emmons properties by Cyprus Amax since Cyprus Amax has other producing mines.


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                        DIRECTORS AND EXECUTIVE OFFICERS

Business Experience and Other Directorships of Directors.

     Keith G. Larsen has been principally employed by the Company and Crested for more than the past five years as uranium fuels marketing director. On November 25, 1997 he was appointed as a director of the Company and elected President, replacing John L. Larsen as President. John L. Larsen remains as Chairman of the Board and Chief Executive Officer.

     John L Larsen has been principally employed as the Chief Executive Officer and Chairman of the Board of Directors of the Company and Crested Corp. for more than the past five years. He is also a director of the Company's subsidiary, Ruby Mining Company ("Ruby"). Crested and Ruby have registered equity securities under the Securities Exchange Act of 1934 (the "Exchange Act"). Mr. Larsen is Chief Executive Officer and Chairman of the board of directors of Plateau Resources, Limited and of Sutter Gold Mining Company, and he is a director of Yellow Stone Fuels Corp.

     Harold F. Herron has been the Company's Vice-President since January 1989. From 1976, Mr. Herron has been an employee of Brunton, a manufacturer and/or marketer of compasses, binoculars and knives. Brunton was a wholly owned Company subsidiary until Brunton was sold in February 1996. Initially, he was Brunton's sales manager, and since 1987 he has been its President. Mr. Herron is a director of Ruby and Northwest Gold, Inc. ("NWG"), which have registered equity securities under the Exchange Act. He is also an officer and director of Plateau. Mr. Herron received an M.B.A. degree from the University of Wyoming after receiving a B.S. degree in Business Administration from the University of Nebraska at Omaha.

     David W. Brenman has been a director of the Company since January 1989. Since September 1988, Mr. Brenman has been a self-employed financial consultant. In that capacity, Mr. Brenman has assisted the Company and Crested in negotiating certain financing arrangements. From February 1987 through September 1988, Mr. Brenman was a vice-president of project financing for Lloyd's International Corp., a wholly-owned subsidiary of Lloyd's Bank, PLC. From October 1984 through February 1987, Mr. Brenman was President, and continues to be a director of Cogenco International, Inc., a company engaged in the electric cogeneration industry, which has registered equity securities under the Exchange Act. Mr. Brenman has an L.L.M. degree in taxation from New York University and a J.D. degree from the University of Denver.

     Don C. Anderson has been a Company director since May 1990. From January 1990 until mid- fiscal 1993, Mr. Anderson was the Manager of the Geology Department for the Company. Mr. Anderson was Manager of Exploration and Development for Pathfinder Mines Corporation, a major domestic uranium mining and milling corporation, from 1976 until his retirement in 1988. Previously, he was Mine Manager for Pathfinder's predecessor, Utah International, Inc., from 1965 to 1976. He received a B. S. degree in geology from Brigham Young University.

     Nick Bebout has been director and President of NUCOR, Inc. ("NUCOR"), a privately-held corporation that provides exploration and development drilling services to the mineral and oil and gas industries, since 1987. Prior to that time, Mr. Bebout was Vice President of NUCOR from 1984. Mr.

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Bebout is also an officer,  director and owner of other privately-held  entities involved in the resources industry.

     H. Russell Fraser has been chairman of the board and chief executive officer of Fitch Investors Services, L.P. for more than the past five years until he sold his interest in Fitch in November 1997. Fitch Investors Services, L.P., New York, New York, is a nationwide stock and bond rating and information distribution company. From 1980-1989, Mr. Fraser served as president and chief executive officer of AMBAC, the oldest municipal bond issuer in the United States. Under his direction, AMBAC's assets grew to more than $1 billion at year-end 1988 from $35 million at the beginning of 1980, while statutory net income after taxes increased to $57 million in 1988 from a loss in 1979.

     Before joining AMBAC, Mr. Fraser was senior vice president and director of fixed-income research at Paine Webber, Inc. While a member of the board of directors at Paine Webber, Mr. Fraser participated in both the corporate and public finance departments and headed Paine Webber's trading and sales for all corporate bond products. Previously, he managed corporate ratings at Standard & Poor's, supervising research analysis of corporate bonds, preferred stock, and commercial paper. During his tenure at S&P he started commercial paper ratings 'A-1' through 'A-3', initiating the plus and minus qualifiers and rating the first two financial guaranty companies, AMBAC and MBIA. Mr. Fraser holds a B.S. in finance and economics from the University of Arizona. He is a member of the Municipal Analysts Group of New York and founder of the Fixed Income Analysts Society.

Advisory Board

     In fiscal 1998, the Board of Directors established an Advisory Board comprised of individuals with experience in the areas of business, financial services, national elected office, and other areas. The members of the Advisory Board meet quarterly to review topics of interest or concern to the Board of Directors, and report to the Board of Directors the findings and recommendations of the Advisory Board. The Advisory Board does not include any directors or officers of the Company, and none of the findings or recommendations of the Advisory board will be binding upon the Company. The first appointment to the Advisory Board is the Honorable Alan K. Simpson, former U.S. Senator for Wyoming.

Information Concerning Executive Officers Who Are Not Directors

     The following information is provided pursuant to Item 401 of Reg. S-B, regarding the executive officers of the Company who are not also directors.

         Max T. Evans, age 73, has been Secretary for USE and President of Crested for more than the past five years. Mr. Evans had been a director of USE for more than the past five years, prior to April 17, 1997. He is also an officer and director of Plateau. He serves at the will of each board of directors. There are no understandings between Mr. Evans and any other person pursuant to which he was named as an officer. He has no family relationships with any of the other executive officers or directors of USE or Crested. During the past five years, Mr. Evans has not been involved in any Reg.
S-B Item 401(d) proceeding.


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     Daniel P. Svilar,  age 68 has been General  Counsel for USE and Crested for more than the past five years. He also has served as Secretary and a director of Crested, Assistant Secretary of USE, and is an officer of Plateau and SGMC. His positions of General Counsel to, and as officers of the companies, are at the will of each board of directors. There are no understandings between Mr. Svilar and any other person pursuant to which he was named as officer or General Counsel. He has no family relationships with any of the other executive officers or directors of USE or Crested, except his nephew Nick Bebout is a USE director. During the past five years, Mr. Svilar has not been involved in any Reg. S-B
Item 401(d) proceeding.

     Robert Scott Lorimer, age 46, has been Treasurer, Chief Financial Officer, Controller and Chief Accounting Officer for USE and Crested for more than the past five years. Mr. Lorimer is also an officer of Plateau, SGMC and Yellow Stone Fuels Corp. Mr. Lorimer is also chief financial officer and a director of the Brunton Company. He serves at the will of the Boards of Directors. There are no understandings between Mr. Lorimer and any other person, pursuant to which he was named an officer, and he has no family relationship with any of the other executive officers or directors of USE or Crested. During the past five years, he has not been involved in any Reg. S-B Item 401(d) listed proceeding.

Family Relationships.

     Harold F. Herron, a director and Vice-President of USE, is the son-in-law of John L. Larsen, a principal shareholder, Chairman and CEO of USE. Keith G. Larsen, a director and President of USE, is a son of John L. Larsen. Mark Larsen, President of Yellow Stone Fuels Corp., is a son of John L. Larsen. Nick Bebout, a director, is a nephew of Daniel P. Svilar, a principal shareholder and General Counsel. There are no other family relationships among the executive officers or directors of the Company. See also "Certain Transactions - Other Information."

Executive Compensation

     Under a Management Agreement dated August 1, 1981, the Company and Crested share certain general and administrative expenses, including compensation of the officers and directors of the companies (but excluding directors' fees) which have been paid through the USECC Joint Venture ("USECC"). Substantially all the work efforts of the officers of the Company and Crested are devoted to the business of both the Company and Crested.

     All USECC personnel are Company employees, in order to utilize the Company's ESOP as an employee benefit mechanism. The Company charges USECC for the direct and indirect costs of its employees for time spent on USECC matters, and USECC charges one-half of that amount to each of Crested and the Company.

     The following table sets forth the compensation paid to the USE Chief Executive Officer, and those of the four most highly compensated USE executive officers who were paid more than $100,000 cash in any of the three fiscal years ended May 31, 1997. The table includes compensation paid such persons by Crested for 1995, 1996 and 1997, and Brunton for 1995 and 1996 for such persons' services to such subsidiaries.


                                               SUMMARY COMPENSATION TABLE

                                                                                  Long Term Compensation
                                                                        --------------------------------------
                                         Annual Compensation                    Awards                Payouts
                                 -----------------------------------------------------------------------------
(a)                     (b)        (c)           (d)          (e)           (f)             (g)          (h)         (i)
                                                             Other
Name                                                        Annual      Restricted                                All Other
and                                                         Compen-        Stock                        LTIP       Compen-
Principal                                                   sation       Award(s)        Options/      Payouts     sation
Position               Year     Salary($)     Bonus($)        ($)           ($)           SARs(#)        ($)       ($)(4)
-------------------------------------------------------------------------------------------------------------------------
John L. Larsen         1997     $131,200       $4,000         --        $ 98,158(1)         -0-          --        $13,500
 CEO and               1996      148,600        -0-           --            --              -0-          --         15,566
 President             1995      144,023        2,751         --           9,000(2)         -0-          --         13,361


Daniel P. Svilar       1997     $109,700       $3,400         --         $81,454(1)         -0-          --        $11,300
 General Counsel       1996      124,153        -0-           --             --             -0-          --         14,009
 and Assistant         1995      112,615        2,076         --           8,100(2)         -0-          --         11,008
 Secretary

Harold F. Herron       1997      $31,900      $   990         --       $120,858(3)          -0-          --        $ 3,300
 Vice President        1996      113,600        -0-           --            --              -0-          --          4,037
                       1995      117,238        2,033         --            --              -0-          --          6,626

R. Scott Lorimer       1997     $100,300       $3,200         --        $ 54,299(1)         -0-          --        $10,300
 Treasurer             1996      110,100        -0-           --            --              -0-          --         13,749
 and CFO               1995      112,403        2,098         --           5,681(2)         -0-          --         10,989


     (1) Includes bonus shares of USE common stock equal to 40% of original bonus shares issued FY 1990, multiplied by $10.875, the closing bid price on issue dates. Also includes shares issued under 1996 Stock Award Program multiplied by $10.875, the closing bid price on the issue dates. These shares are subject to forfeiture on termination of employment, except for retirement, death or disability.

     (2) Includes bonus shares equal to 20% of original bonus shares issued FY 1990, multiplied by $3.75 in 1995, the closing bid price on issue dates. These shares are subject to forfeiture on termination of employment, except for retirement, death or disability.

     (3) Includes bonus shares equal to 100% of original bonus shares issued FY 1990, multiplied by $10.875, the closing bid price on issue date. Also includes shares issued under the 1996 Stock Award Program multiplied by $10.875, the closing bid price on the issue date. These shares are subject to forfeiture on termination of employment, except for retirement, death or disability.

     (4) Dollar values for ESOP contributions and 401K matching contributions.

Executive Compensation Plans and Employment Agreements

     To provide an incentive to Mr. Larsen to develop the GMMV into a producing operation as soon as possible, in fiscal 1993 the USE Board adopted a long-term incentive arrangement under which Mr. Larsen is to be paid a non-recurring $1,000,000 cash bonus, provided that the Nuexco Exchange Value of uranium oxide concentrates has been maintained at $25.00 per pound for six consecutive months, and provided further that USE has received cumulative cash distributions of at least $10,000,000 from GMMV as a producing property. In December, 1997, Mr. Larsen agreed to relinquish all of his rights under this bonus arrangement related to GMMV..

     In December, 1997 the Company paid Mr. Larsen a bonus of $615,000 in recognition of his service to the Company and work in acquiring Kennecott as a joint venture partner in 1990 for $15,000,000 in cash plus a $50,000,000 commitment to USECC to develop the Green Mountain properties; the negotiations of Mr. Larsen in acquiring Plateau Resources Ltd. with the Shootaring Mill and the most recent negotiations for USECC to enter into the Acquisition Agreement to acquire Kennecott's interest in the GMMV resulting in the signing bonus of $4,000,000 to the Company and Crested. The Companies and Mr. Larsen agreed that the bonus is further in full settlement of the $1,000,000 bonus to Mr. Larsen authorized by the board of directors in 1993 which was conditioned on the spot price of uranium concentrates and cash distributions from the GMMV to the Company. The bonus was recommended and approved by the Compensation Committee, taking into account pay levels at comparable corporations in the mining industry.

     The Company has adopted a plan to pay the estates of Messrs. Larsen, Evans and Svilar amounts equivalent to the salaries they are receiving at the time of their death, for a period of one year after death, and reduced amounts for up to five years thereafter. The amounts to be paid in such subsequent years have not yet been established, but would be established by the Boards of the Company and Crested.

     Mr. Svilar has an employment agreement with the Company and Crested, which provides for an annual salary in excess of $100,000, with the condition that Mr. Svilar pay an unspecified amount of expenses incurred by him on behalf of the Company and its affiliates. In the event Mr. Svilar's employment is involuntarily terminated, he is to receive an amount equal to the salary he was being paid at termination, for a two year period. If he should voluntarily terminate his employment, the Company and Crested will pay him that salary for nine months thereafter. The foregoing is in addition to Mr. Svilar's Executive Severance and Non-Compete Agreement with the Company (see below).

     In fiscal 1992, the Company signed Executive Severance and Non-Compete Agreements with Messrs. Larsen, Evans, Svilar and Lorimer, providing for payment to such person upon termination of his employment with the Company, occurring within three years after a change in control of the Company, of an amount equal to (i) severance pay in an amount equal to three times the average annual compensation over the prior five taxable years ending before change in control,
(ii) legal fees and expenses incurred by such persons as a result of termination, and (iii) the difference between market value of securities issuable on exercise of vested options to purchase securities in USE, and the options' exercise price. These Agreements also provide that for the three years following termination, the terminated individual will not compete with USE in most of the western United States in regards to exploration and development activities for uranium, molybdenum, silver or gold. For such non-compete covenant, such person will be paid monthly over a three year period an agreed amount for the value of such covenants. These Agreements are intended to benefit the Company's shareholders, by enabling such persons to negotiate with a hostile takeover offeror and assist the Board concerning the fairness of a takeover, without the distraction of possible tenure insecurity following a change in control. As of this Proxy Statement date, the Company is unaware of any proposed hostile takeover.

     The Company and Crested provide all of their employees with certain forms of insurance coverage, including life and health insurance. The health insurance plan does not discriminate in favor of executive employees; life insurance of $50,000 is provided to each member of upper management (which includes all persons in the compensation table), $25,000 of such coverage is provided to middle- management employees, and $15,000 of such coverage is provided to other employees.

     Employee Stock Ownership Plan ("ESOP"). An ESOP has been adopted to encourage ownership of the Common Stock by employees, and to provide a source of retirement income to them. The ESOP is a combination stock bonus plan and money purchase pension plan. It is expected that the ESOP will continue to invest primarily in the Common Stock. Messrs. Larsen, Herron and Evans are the trustees of the ESOP.

     Contributions to the stock bonus plan portion of the ESOP are discretionary and are limited to a maximum of 15% of the covered employees' compensation for each year ended May 31. Contributions to the money purchase portion of the ESOP are mandatory (fixed at ten percent of the compensation of covered employees for each year), are not dependent upon profits or the presence of accumulated earnings, and may be made in cash or shares of Company's Common Stock.

     The Company made a contribution of 24,069 shares to the ESOP for fiscal 1997, all of which were contributed under the money purchase pension plan. At the time the shares were contributed, the market price was approximately $8.87 per share, for a total contribution with a market value of $213,492, (which has been funded by the Company). Crested and the Company are each responsible for one-half of that amount (i.e., $106,746) and Crested currently owes its one-half to the Company.

     Employees are eligible to participate in the ESOP on the first day of the plan year (June 1) following completion of one year of service in which at least 1,000 hours are credited. Each employee's participation in the ESOP continues until the ESOP's anniversary date coinciding with or next following termination of service by reason of retirement, disability or death. In these cases, the participant will share in the allocation of USE's contributions for the ESOP year in which the retirement, death or disability occurs, and will have a fully-vested interest in allocations to the participant's account.

     An employee's participation in the ESOP does not cease upon termination of employment. If the employment of a participant in the ESOP is terminated for reasons other than disability, death, or retirement (unless the employee receives a lump sum distribution upon the termination of employment), participation continues following the termination, until five consecutive one-year breaks in service have been incurred. An employee is deemed to have incurred a one-year break in service during any year in which 500 or fewer hours of service are completed.

     Employee interests in the ESOP are earned pursuant to a seven year vesting schedule. Upon completion of three years of service for the Company, the employee is vested as to 20% of the employee's account in the ESOP, and thereafter at the rate of 20% per year. Any portion of an employee's ESOP account which is not vested is forfeited upon termination of employment for any reason, other than retirement, disability, or death.

     The 24,069 shares issued to the ESOP for fiscal 1997 included 1,524 shares allocated to John L. Larsen's account, 886 shares allocated to Max T. Evans' account, 371 shares allocated to Harold F. Herron's account, 1,274 shares allocated to Daniel P. Svilar's account, and 1,166 shares allocated to R. Scott Lorimer's account, for a total of 5,221 shares allocated to accounts for all executive officers as a group (five persons). Shares forfeited by terminated employees who were not fully vested were reallocated to plan participants and included 323, 188, 78, 271 and 247 shares to the accounts of Messrs. Larsen, Evans, Herron, Svilar and Lorimer, respectively. The accounts of the executive officers are fully vested, as they have all been employed by the Company and USECC for more than the past seven years. Allocations of shares for fiscal 1998 have not been made with respect to any participant in the ESOP.

     The maximum loan outstanding during fiscal 1997 under a loan arrangement between the Company and the ESOP, was $1,014,300 at May 31, 1997 for loans made in fiscal 1992 and 1991. Interest owed by the ESOP was not booked by the Company. Crested pays one-half of the amounts contributed to the ESOP by USE. Because the loans are expected to be repaid by contributions to the ESOP, Crested may be considered to indirectly owe one-half of the loan amounts to USE. The loan was reduced by $183,785 plus interest of $168,574.84 through the contribution of shares by the ESOP to the ESOP in 1996. There was no similar reduction, however, for fiscal 1997.

     Stock Option Plan. The Company has an incentive stock option plan ("ISOP"), reserving an aggregate of 975,000 shares of Common Stock for issuance upon exercise of options granted thereunder. Awards under the plan are made by a committee of two or more persons selected by the Board (presently Messrs. Herron, Bebout, Brenman and Fraser). The committee establishes the exercise periods and exercise prices for options granted under the plan. The Board ultimately ratifies the actions of the committee. Total grants to officers and directors as a group may not exceed 275,000 shares.

     Options expire no later than ten years from the date of grant, and upon termination of employment for cause. Subject to the ten year maximum period, upon termination, unless terminated for cause, options are exercisable for three months or in the case of retirement, disability or death, for one year. In fiscal 1994, conditions relating to periods of Company service before vesting of stock purchased on exercise of the non-qualified options were removed.

     For fiscal 1996, options to purchase 360,000 shares of Common Stock were granted to USE employees (none were granted to officers or directors), at an exercise price of $4.00 per share (the closing bid price on grant date in December 1996). In fiscal 1997, options to purchase 106,100 shares (previously issued to employees in 1992 and 1996) were exercised. Options for 20,000 shares were exercised by Keith G. Larsen, in fiscal 1997 prior to him becoming President of the Company. No other exercise options had been held by officers or directors.

     The following table shows unexercised options, how much thereof were exercisable, and the dollar values for in-the-money options, at May 31, 1997.

                 Aggregated Option/SAR Exercises in Last Fiscal year and FY-End Option/SAR Values

      (a)                          (b)              (c)                     (d)                        (e)
                                    Value of
                                                                         Number of                 Unexercised
                                                                        Unexercised               In-the-Money
                                                                      Options/SARs at            Options/SARs at
                                 Shares                                 FY-End (#)                  FY-End($)
                                Acquired           Value               Exercisable/                Exercisable
Name                         on Exercise (#)    Realized($)            Unexercisable              Unexercisable
----                         ---------------    -----------            -------------              -------------

John L. Larsen,                    -0-              -0-                   100,000                  $687,000(1)
      CEO                                                               exercisable              exercisable and
                                                                                                   unexercised

                                   -0-              -0-                   100,100                  $597,597(2)
                                                                        exercisable              exercisable and
                                                                                                   unexercised

Keith G.  Larsen,               30,000(4)        $525.650                 40,000                   $194,800(3)
      President                                                                                  exercisable and
                                                                                                   unexercised


Max T. Evans,                      -0-              -0-                   57,200                   $341,484(2)
      Secretary                                                         exercisable              exercisable and
                                                                                                   unexercised

Harold F. Herron,                  -0-              -0-                   11,000                   $65,670(2)
      Vice President                                                    exercisable              exercisable and
                                                                                                   unexercised

Daniel P. Svilar                   -0-              -0-                   66,000                   $394,020(2)
      Assistant Secretary                                               exercisable              exercisable and
                                                                                                   unexercised

R. Scott Lorimer                   -0-              -0-                   29,700                   $177,309(2)
      Treasurer                                                         exercisable              exercisable and
                                                                                                   unexercised

(1) Equal to $8.87 closing bid on last trading day in FY 1997, less $2.00 per share option exercise price, multiplied by all shares exercisable.

(2) Equal to $8.87 closing bid on last trading day in FY 1997, less $2.90 per share option exercise price, multiplied by all shares exercisable.

(3) Equal to $8.87 closing bid on last trading day in FY 1997, less $4.00 per share option exercise price, multiplied by all shares exercisable.

(4) Subsequent to FY 1997 year end Keith G. Larsen exercised options for an additional 10,000 shares at $4.00 per share, realizing a value of $57,500 as of June 22, 1998.

     Restricted Stock Plans. The Company and Crested have issued stock bonuses to various executive officers and directors of the Company and others. These shares are subject to forfeiture to the issuer by the grantee if employment terminates otherwise than for death, retirement or disability. If the required service is completed, the risk of forfeiture lapses and the shares become the unrestricted property of the holder. Messrs. Larsen, Evans, Herron, Svilar, Lorimer and all executive officers who are participants of this restricted stock plan, as a group (five persons), received 25,200, 12,750, 18,900, 18,360,
15,120, and 90,330 shares of Common Stock, respectively, through fiscal 1997. Shares issued through fiscal 1997 also include 20,000 for Don C. Anderson, director. The shares issued in 1997 represent a 40% bonus (20% for 1996 and 20% for 1997, and 100% for Mr. Herron) on this plan's original shares. The expenses relating to these stock issuances are shared equally by the Company and Crested. Additional shares were issued in calendar 1997 under the 1996 Stock Award Program. See below.

     Subsidiary Plans. During the year ended May 31, 1991, Brunton adopted a salary deduction plan intended to qualify as a deferred compensation plan under Internal Revenue Code Section 401(k). Harold F. Herron, John L. Larsen, Daniel
P. Svilar and R. Scott Lorimer are the only Company officers who are able to participate in this retirement plan. The fiscal 1994 acquisition of Brunton by the Company, and the sale of Brunton in 1996, have not affected the Brunton 401(k) plan.

     Other than as set forth above, neither the Company nor any of its subsidiaries have any pension, stock option, bonus, share appreciation, rights or other plans pursuant to which they compensate the executive officers and directors of the Company. Other than as set forth above, no executive officer received other compensation in any form which, with respect to any individual named in the Cash Compensation Table, exceeded ten percent of the compensation reported for that person, nor did all executive officers as a group receive other compensation in any form which exceeded ten percent of the compensation reported for the group.

Directors' Fees and Other Compensation

     The Company pays non-employee directors a fee of $150 per meeting attended. All directors are reimbursed for expenses incurred with attending meetings.

     Prior to fiscal 1992, the Board authorized the Executive Committee to make loans to members of the Board, or to guarantee their obligations in amounts of up to $50,000, if such loans or surety arrangements would benefit the Company. Any loans or surety arrangements for directors which are in excess of $50,000 will require Board rather than Executive Committee approval. The Company loaned $25,000 to David W. Brenman under this plan prior to fiscal 1991. The loan to Mr. Brenman bears interest at the prime rate of the Chase Manhattan Bank and was due September 1, 1994, but has been extended to December 31, 1997 by Board vote (Mr. Brenman abstaining). The loan was provided as partial consideration for Mr. Brenman's representation of the Company to the financial community in New York City. The loan to Mr. Brenman originally was approved by the executive committee.

     1996 Stock Award Program. The Board of Directors and the shareholders of the Company have approved an annual incentive compensation arrangement for the issuance of up to 67,000 shares of Common Stock each year (from 1997 through 2002) to the five executive officers of the Company, in amounts to be determined each year based on the earnings of the Company for the prior fiscal year ended May 31.

     Shares will be issued annually, provided that each officer to whom the shares are to be issued is employed by the Company as of the issue date of the grant year, and provided further that the Company has been profitable in the preceding fiscal year. The officers will receive up to an aggregate total of 67,000 shares per year for the years 1997 through 2002, although if in prior years, starting in 1997, fewer than 67,000 USE shares are awarded in any one or more years, the unissued balance of the 67,000 share maximum will be available for issue in subsequent years (through 2007). One-half of the compensation expense under the Program is the responsibility of Crested. The Board of Directors determines the date each year (starting in 1997) when shares are to be issued.

     To provide additional incentive for the officers to remain with the Company over the years, each allocation of shares to an officer under the Program each year will be issued in the name of the officer, and will be earned out (vested) over 5 years, at the rate of 20% as of May 31 of each year following the date of issue of the shares. However, none of the vested shares shall become available to or come under the control of the officer in whose name the shares were issued, until termination of employment by retirement, death or disability. Upon termination of employment, the shares and certificates will be released to the officer. Until termination, the share certificates will be held by the Treasurer of the Company. Voting rights will be exercised over the shares by the non-employee directors of the Company, in their discretion. Dividends or other distributions on or with respect to the shares will be held by the Treasurer for the benefit of the officers.

     The number of shares to be awarded each year out of such 67,000 shares aggregate limit is determined by the Compensation Committee, and will be based on certain criteria including the Company's earnings per share of Common Stock for the prior fiscal year. The total shares issued shall be divided among the officers based on the following percentages: John L. Larsen 29.85%, Daniel P. Svilar 22.39%, Max T. Evans 17.91%, Harold F. Herron 14.93% and R. Scott Lorimer 14.93%. Other factors bearing on the prior year's profitability may be taken into consideration by the Compensation Committee. In addition, the actual issuance of the number of shares recommended by the Compensation Committee to be awarded to the officers presently is required to be submitted for approval by shareholders of the Company at the Annual Meeting held subsequent to the end of the fiscal year.

     In fiscal 1996, the Compensation Committee determined the Program award for fiscal 1996 to be 14,158 shares of Common Stock, as follows: John L. Larsen (4,226 shares), Harold F. Herron 2,113 shares), R. Scott Lorimer (2,113 shares), Daniel P. Svilar (3,170 shares), and Max T. Evans (2,536 shares). This award was approved by the shareholders at the 1996 Annual Meeting. Such shares have been issued to the officers as of the date of this Prospectus.

     Outside Directors' Compensation Plan. In March 1998 the Board of Directors established the Outside Directors' Compensation Plan, pursuant to which the nonexecutive directors of USE will be paid $400 per month in shares of Common Stock of USE, with the number of shares determined on January 15 of each year (starting in 1998 for calendar 1997) by dividing the compensation (number of months served in the prior year, multiplied by $400) by the closing price on January 15.

     In addition, the Board of Directors has approved the issuance of 2,500 restricted shares of Common Stock each to Alan K. Simpson and H. Russell Fraser, as a bonus for their agreeing to serve on the Advisory Board, and as a USE director, respectively.



                        COMMITTEES AND MEETING ATTENDANCE

     During the fiscal year ended May 31, 1997 there were six Board meetings and three Executive Committee meetings. Each current member of the Board attended at least 75% of the combined Board meetings and meetings of committees on which the director serves. From time to time, the Board and Executive Committee act by unanimous written consent pursuant to Wyoming law. Such actions are counted as meetings for purposes of disclosure under this paragraph.

     The Board has established an Executive Committee to act in place of the Board between meetings of the Board. The Executive Committee had three meetings in fiscal 1997.

     An Audit Committee has also been established by the Board. The Audit Committee had one meeting in fiscal 1997. Members of the Audit Committee have also met informally at various times during the year. The Audit Committee reviews the Company's financial statements and accounting controls, and contacts the independent public accountants as necessary to ensure that adequate accounting controls are in place and that proper records are being kept. The Audit Committee also reviews the audit fees of the independent public accountants.

     The Compensation Committee reviews, approves and makes recommendations on the Company's compensation policies, practices and procedures. During the year ended May 31, 1997, the members of the Compensation Committee discussed compensation matters on an individual basis and had one formal meeting.

     A Management Cost Apportionment Committee was established by USE and Crested in 1982, for the purpose of reviewing the apportionment of costs between USE and Crested. John L. Larsen, Max T. Evans and Scott Lorimer are members of this Committee.

         The Board of Directors has a Nominating Committee, which did not meet during the most recently completed year.

                           CERTAIN OTHER TRANSACTIONS

     Transactions with Sheep Mountain Partners ("SMP"). In fiscal 1989, the Company and Crested through USECC sold a one-half interest in the Sheep Mountain properties to Cycle Resource Investment Corporation ("CRIC"), a wholly-owned subsidiary of Nukem, Inc., and thereafter USECC and CRIC contributed their 50% interests in the properties to a new Colorado partnership, SMP, which was organized to further develop and mine uranium claims, market uranium and acquire additional uranium sales contracts. Due to disputes with CRIC and Nukem, (which had been in arbitration proceedings, and the results of the arbitration having been appealed by Nukem and CRIC to the United States Tenth Circuit Court of Appeals), necessary mine maintenance has been funded by USECC alone. During fiscal 1997, the Company and Crested received $4,000,000 from the SMP escrow accounts as part of their monetary damages awarded by the Arbitration Panel. This $4,000,000 was first applied to the account receivable for mine standby costs as required under recovery cost accounting rules. At May 31, 1997 a $8,600,000 monetary award remains unpaid as well as certain equity damages.

     Transactions with Green Mountain Mining Venture ("GMMV"). On June 23, 1997, USE and USECC signed an Acquisition Agreement with Kennecott Uranium Company ("Kennecott") for the right to acquire Kennecott's interest in the GMMV for $15,000,000 and other consideration. Kennecott paid USE and USECC $4,000,000 on signing, and committed to loan the GMMV up to $16,000,000 for payment of reimbursable costs incurred by USECC in developing the proposed underground Jackpot Uranium Mine for production and in changing the status of the Sweetwater Mill from standby to operational. For a more detailed explanation of this transaction, see Note F to the Financial Statements contained in the Company's 1997 Annual Report.

     Transactions with Yellow Stone Fuels Corp. Yellow Stone Fuels Corp., hereafter ("YSFC") was organized on February 17, 1997 in Ontario, Canada. As of February 17, 1997, YSFC acquired all the outstanding shares of Common Stock of Yellow Stone Fuels, Inc. (a Wyoming corporation which was organized on June 3,
1996), in exchange for YSFC issuing the same number of shares of YSFC Stock to the former shareholders of Yellow Stone Fuels, Inc. ("YFI"). YSFC and its wholly-owned subsidiary Yellow Stone Fuels, Inc. will hereafter be referred to collectively as YSFC.

     In order to concentrate the efforts of USECC on conventional uranium mining using the Shootaring and Sweetwater Mills, USECC decided to take a minority position in YSFC and not be directly involved in properties believed suitable for the production of uranium through the in-situ leach ("ISL") mining process. USECC will have first call on any uranium ore bodies YSFC discovers which are amenable to conventional mining and milling and YSFC will have a call on ore bodies discovered by USECC amenable to the ISL process. In the ISL process, groundwater fortified with oxidizing agents is pumped into the ore body, causing the uranium contained into the ore to dissolve. The resulting solution is pumped to the surface where it is further processed to a dried form of uranium which is shipped to conversion facilities for eventual sale. Generally, the ISL process is more cost effective and environmentally benign compared to conventional underground mining techniques. In addition, less time may be required to bring an ISL mine into operation than to permit and build a conventional mine.

     As of January 27, 1998, YSFC had 11,645,000 shares of Common Stock issued and outstanding, including 3,000,000 shares (25.7%) issued to USE and Crested. A portion of the funds used by YSFC have been provided by USECC under a $400,000 loan facility. As part consideration for the loan, USE and Crested entered into a Voting Trust Agreement having an initial term of 24 months or until the $400,000 loan facility is paid, with two principal shareholders of YSFC, whereby USE and Crested will have voting control of more than 50% of the outstanding shares of YSFC. Additional equity investors have provided an additional $2,200,000 of funds for YSFC. The majority of the remaining outstanding YSFC shares are owned by family members of John L. Larsen, Chairman of USE. At November 30, 1997 the entire $400,000 loan facility had been drawn down by YSFC and remained owed to USE.

     YSFC has staked and/or leases or holds unpatented mining claims, state leases, and patented mining claims covering approximately 10,200 acres in Wyoming and New Mexico.

     YSFC will require additional funding to maintain its property acquisition program, conduct the geological and engineering studies on properties to evaluate their suitability to in-situ recovery methods, and to build and operate in-situ recovery facilities on suitable properties. YSFC is currently seeking additional funding, but there is no assurance that such funding will be obtained. If YSFC obtains equity funding, the current shareholders' ownership interest would be reduced, however the $400,000 loan facility from USE and Crested is convertible to YSFC common stock, so that USE's and Crested's equity ownership levels could be maintained.

     In fiscal 1997, USE and USECC entered into several agreements with YSFC, including a Milling Agreement through Plateau Resources. The Shootaring Canyon mill facilities will be available to YSFC to transport uranium concentrate slurry and loaded resin to the mill and process it into uranium concentrate ("yellowcake"), for which Plateau will be paid its direct costs plus 10%. Other agreements include a Drill Rig Lease Agreement for YSFC to have access to USE drilling rigs at the prevailing market rates; an Outsourcing and Lease Agreement for assistance from USECC accounting and technical personnel on a cost plus 10% basis and a sublease for 1,000 square feet of office space for $1,000 per month; and a Ratification of Understanding by which USECC will offer to YSFC (with a reserved royalty in amounts to be agreed on later but not exceeding 10% of uranium concentrated produced) any uranium properties amenable to in-situ production which USECC acquires or has the right to acquire. In return, YSFC will offer to USECC ( with a reserve royalty in amounts to be agreed on later) uranium properties amenable to conventional mining methods which YSFC acquires or has the right to acquire. USECC also will make its library of geological information and related materials available to YSFC. YSFC also has a Storage Agreement with GMMV by which YSFC stores used low-level contaminated mining equipment purchased from a third party at GMMV's Sweetwater Mill. YSFC is responsible for any bonding and handling obligations for the stored equipment, and pays GMMV nominal rent for the storage.

     Transactions with Sutter Gold Mining Company. In fiscal 1991, USE acquired an interest in the Lincoln Project (including the underground Lincoln Mine and the 2,800 foot Stringbean Alley decline) in the Mother Lode Mining District of Amador County, California, held by a mining joint venture known as the Sutter Gold Venture ("SGV"). The entire interest of SGV is now owned by USECC Gold L.L.C., a Wyoming limited liability company, which is a subsidiary of Sutter Gold Mining Company, a Wyoming corporation ("SGMC").

     In fiscal 1997, SGMC completed private financings totaling a net of $6,511,200 ($1,106,700 through a private placement conducted in the United States by RAF Financial Corporation, and $5,404,500 through a private placement conducted in Toronto, Ontario, Canada by C.M. Oliver & Company Limited). The proceeds from these financings (after deduction of commissions and offering costs) are being applied to pre-production mine development, mill design, and property holding and acquisition costs. SGMC anticipates production mining will commence in mid-calendar 1998 and that by that time, construction of a 500 ton per day gold mill will have been completed. Additional financing will be sought in 1998 to complete mill construction and start production mining.

     After completion of the two private financings, and taking into account a restructuring of the ownership of USE and Crested in SGMC (and additional issue of 75,000 shares to settle a dispute with Amador United, see below), USE and Crested each own the following securities of SGMC:

     (a) 30.7% and 3.2% of the outstanding shares of SGMC Common Stock which would be reduced to 23.5% and 2.5%, respectively, in the event outstanding warrants held by the Canadian investors to purchase 1,454,800 more shares of SGMC Common Stock are exercised at Cdn$6.00 per share 18 months from the date of closing of the offering in Canada and the outstanding warrants held by C.M. Oliver to purchase 145,480 more shares of SGMC Common Stock are exercised at Cdn$5.50 per share, before May 13, 1999. The preceding percentages of SGMC Common Stock do not reflect warrants sold in the offering or shares that may be acquired by USE and Crested pursuant to the USECC $10,000,000 Contingent Stock Purchase Warrant (described below) issued as consideration for certain of the voluntary reductions in the ownership of SGMC shares by USE and Crested, in connection with the private offering in Canada. One reorganization of the capital structure was required by RAF Financial Corporation in connection with its private placement of SGMC shares, and the other was required by C.M. Oliver & Company Limited in the Canadian private placement.

     (b) A $10,000,000 Contingent Stock Purchase Warrant (the "USECC Warrant") was issued to USE and Crested in connection with the restructuring of SGMC. The USECC Warrant is owned 88.9% by USE and 11.1% by Crested. The USECC Warrant provides that for each ounce of gold over 300,000 ounces added to the proven and probable category of SGMC's reserves (up to a maximum of 400,000 additional ounces), using a cut-off grade of 0.10 ounces of gold per ton (at minimum vein thickness of 4 feet), USE and Crested will be entitled to acquire additional shares of Common Stock from SGMC (without paying additional consideration). The number of additional shares issuable for each new ounce of gold reserves will be determined by dividing US$25 by the greater of $5.00 or the weighted average closing price of the SGMC Common Stock for the 20 trading days before exercise of the USECC Warrant. The USECC Warrant is to be exercised semi-annually. However, as an alternative to exercise of the USECC Warrant, SGMC has the right to pay USE and Crested US$25 in cash for each new ounce of gold (payable out of a maximum of 60% of net cash-flow from SGMC's mining operations). Additions to reserves will be determined by an independent geologist agreed upon by the parties.

     In fiscal 1997, SGMC issued 75,000 shares of Common Stock to Amador United Gold Mines to settle certain disputes between such company and SGMC, USE and Crested. In addition, SGMC bought about one-third of the outstanding shares of Keystone Mining Company owned by The Salvation Army. The Keystone Mining Company owns property in the Lincoln Project leased to SGMC.

     Effective June 1, 1996, SGMC entered into a Management Agreement (dated as of May 22, 1996) with USE under which USECC provides administrative staff and services to SGMC. USECC is reimbursed for actual costs incurred, plus an extra 10% during the exploration and development phases; 2% during the construction phase; and 2.5% during the mining phase (such 2.5% charge to be replaced with a fixed sum which with parties will negotiate at the end of two years starting when the mining phase begins). The Management Agreement replaces a prior agreement by which USE provided administrative services to SGMC.

     In fiscal 1996 in conjunction with the sale of The Brunton Company by USE to Silva AB, options to purchase 150,000 shares of USE's Common Stock for $3.50 per share with an expiration date of April 30, 1998, previously owned by Brunton, were transferred to Plateau and SGMC (75,000 shares each). On April 28, 1998 the Company extended the option exercise period to May 31, 1998. On May 26, 1998 SGMC exercised its option to purchase 75,000 shares of the Company's Common Stock at the exercise price of $3.50 per share. Plateau's option expired without exercise.

     Transactions with Directors. Two of the Company's directors, Messrs. Larsen and Herron, and one of Crested's directors, Max T. Evans, are trustees of the ESOP. Mr. Larsen is also a director of Crested. In that capacity they have an obligation to act in the best interests of the ESOP participants. This duty may conflict with their obligations as directors of the Company in times of adverse market conditions for the Common Stock, or in the event of a tender offer or other significant transaction.

     In general, the ESOP trustees exercise dispositive powers over shares held by the ESOP, and exercise voting powers with respect to ESOP shares that have not been allocated to a participant's account. In addition, the Department of Labor has taken the position that in certain circumstances ESOP trustees may not rely solely upon voting or dispositive decisions expressed by plan participants, and must investigate whether those expressions represent the desires of the participants, and are in their best interests.

     Harold F. Herron, son-in-law of John L. Larsen, had been living in and caring for a house owned by the Company until such time as the property was sold. In fiscal 1995, Mr. Herron purchased the house for $260,000, the appraised value of the property, and was reimbursed by the Company for leasehold improvements totaling $22,830. The Company accepted a promissory note in the amount of $112,170 with interest compounded annually at 7% due on September 6, 1999 as a result of this transaction. This note is secured by 30,000 shares of USE common stock owned by Mr. Herron.

     Other Information. The Company has adopted a stock repurchase plan under which it may purchase up to 275,000 shares of its Common Stock. These shares would be purchased in part to provide a source of shares for issuance upon the exercise of various outstanding options.

     Three of John L. Larsen's sons and two sons-in-law are employed by the Company or subsidiaries (as President, President of YSFC, President of Brunton, chief pilot, and landman). Mr. Larsen's son-in-law Harold F. Herron is an officer and director of the Company, and President and a director of Brunton. Collectively, the six individuals including John L. Larsen received $424,300 in cash compensation (paid by the Company and Crested) for those services during the fiscal year ended May 31, 1997. The foregoing compensation expense was shared by the Company and Crested, in accordance with the compensation arrangements for all employees. Mr. Herron continues as president and a director of Brunton. Mr. Larsen's son-in-law Peter Schoonmaker is a part time land man for
USECC.

     The Company and Crested provide management and administrative services for affiliates under the terms of various management agreements. Revenues from services by the Company and Crested from unconsolidated affiliates were $397,700 in fiscal 1997 and $92,900 in fiscal 1996. The Company provides all employee services required by Crested. In exchange Crested is obligated to the Company for its share of the costs for providing such employees.

                              CERTAIN INDEBTEDNESS

     Transactions Involving USECC. The Company and Crested conduct the bulk of their activities through their equally-owned joint venture, USECC. From time to time the Company and Crested advance funds to or make payments on behalf of USECC in furtherance of their joint activities. These advances and payments create intercompany debt between the Company and Crested. The party extending funds is subsequently reimbursed by the other venturer. The Company had a note receivable of $6,023,400 from Crested at May 31, 1997 ($6,460,300 during fiscal
1996).

     Debt Associated with USE's ESOP. During the year ended May 31, 1997, the Company made a contribution of 24,069 shares of Common Stock to the ESOP. Because Crested engages the Company's employees to discharge substantially all of its functions, these contributions benefitted Crested. As a result, Crested owes the Company $106,800 for one-half of the Company's contribution to the ESOP. Regular and substantial contributions by the Company to the ESOP are required to maintain the ESOP in effect. In fiscal 1996 the Company contributed 10,089 shares of Common Stock to the ESOP, for one-half of which Crested owes the Company $43,650.

     Loans to Four Directors. As of May 31, 1997 three of the Company's and one of Crested's directors owed the Company $487,000 as follows (each loan is secured with shares of Common Stock of the Company owned by the individual):
Harold F.  Herron  $11,000  (1,000  shares);  John L. Larsen  $413,600  (124,000 shares), David W. Brenman $25,000 (4,000 shares) and Max T. Evans $37,400 (7,500 shares). The outstanding loan amounts represent various loans made to the individuals over a period of several years. The loans mature December 31, 1997 and bear interest at 10% per year. For information on an additional loan to Mr. Herron, see below. At May 31, 1997, John L. Larsen and members of his immediate family were indebted to the Company for $745,300 secured by 160,000 shares of the Company's Common Stock. As of the date of this Prospectus, John L. Larsen has repaid his debt to the Company (which was $431,871, including interest, at December 31, 1997), which reduced down to $313,429 the amount owed members of Mr. Larsen's family to the Company. The preceding amounts do not include the loan to Mr. Herron, see below.

     In fiscal 1995, the Company made a five year non-recourse loan in the amount of $112,170 to Harold F. Herron. The loan is secured by 30,000 shares of the Company's Common Stock, bears interest at a rate of 7% and is payable at maturity. The Board approved the loan to obtain a higher interest rate of return on the funds compared to commercial rates, and to avoid having the USE stock prices depressed from Mr. Herron selling his shares to meet personal obligations. See Transactions with Directors above.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth, as of November 25, 1997, the shares of Common Stock, and the $.001 par value common stock of the Company's 52%-owned subsidiary, Crested, held by each director and nominee, and by all officers and directors as a group. Unless otherwise noted, the listed record holder exercises sole voting and dispositive powers over the shares reported as beneficially owned, excluding the shares subject to forfeiture and those held in ESOP accounts established for the employee's benefit. Dispositive powers over the forfeitable shares held by employees and a non-employee director who are not officers, is shared by the Company's Board of Directors. Voting and dispositive powers are shared by the Company's non-employee directors (Messrs. Anderson, Bebout, Brenman and Fraser) over forfeitable shares held by the Company's five executive officers. The ESOP Trustees exercise voting powers over unallocated ESOP shares and dispositive powers over all ESOP shares. It should be noted that voting and dispositive powers for certain shares are shared by two or more of the listed holders. Such shares are reported opposite each holder having a shared interest therein, but are only included once in the shareholdings of the group presented in the table.

                                 Company Common Stock                               Crested Common Stock
                           ------------------------------------             ---------------------------------------
                               Amount and              Percent                   Amount and                Percent
                                 Nature of                of                      Nature of                   of
                           Beneficial Ownership        Class(1)             Beneficial Ownership          Class(1)
                           --------------------        --------             --------------------          --------

John L. Larsen                  1,982,888(2)            27.5%                   5,879,182(13)                 55.5%

Harold F. Herron                  817,547(3)            11.8%                   5,574,999(14)                 53.3%

Don C. Anderson                   222,813(4)             3.3%                   5,300,297(15)                 51.4%

Nick Bebout                       229,764(5)             3.6%                   5,300,297(15)                 51.4%

David W. Brenman                  218,658(6)             3.2%                   5,300,297(15)                 51.4%

H. Russell Fraser                 217,658(7)             3.2%                   5,300,297(15)                 51.4%

Keith G. Larsen                   130,321(8)             *                      5,300,297(15)                 51.4%

Max T. Evans                    1,242,111(9)            17.8%                     414,236(14)                  4.0%

Daniel P. Svilar                 685,272(10)             9.9%                     280,000(17)                  2.7%

R. Scott Lorimer                  64,379(11)             1.0%                      15,000(18)                     *

All officers and
directors as a
group (eight persons)          2,444,772(12)            35.7%                   6,244,235(19)                 60.6%

     * Less than one percent.

     (1) Percent of class is computed by dividing the number of shares beneficially owned plus any options held by the reporting person or group, by the number of shares outstanding plus the shares underlying the options held by that person or group.

     (2) Mr. Jack Larsen exercises sole voting powers over 242,536 directly owned shares, (including 106,000 shares in joint tenancy with his wife, 200,100 shares underlying options and 26,641 shares held in the U.S. Energy Corp. Employee Stock Ownership Plan account for his benefit). The directly owned shares include 27,500 shares gifted to his wife, that have remained in Mr. Larsen's name. Shares over which shared voting rights are exercised consist of 155,811 shares held by the ESOP, which have not been allocated to accounts established for specific beneficiaries and shares held by corporations of which Mr. Larsen is a director consisting of 512,359 shares held by Crested Corp., 125,556 shares held directly by Plateau Resources , 75,000 shares underlying options held by Plateau, 100,000 shares held by SGMC, 75,0000 shares underlying options held by SGMC, and 12,612 shares held by Ruby Mining Company. Mr. Larsen shares voting and dispositive rights over such shares with the other directors of these corporations. Mr. Larsen shares voting powers over the unallocated ESOP shares and dispositive powers over all ESOP shares in his capacity as an ESOP Trustee with the other ESOP Trustees. Shares over which sole dispositive rights are exercised consist of directly owned shares, joint tenancy shares and options, less the 27,500 shares gifted, but not transferred, to his wife. Shares for which shared dispositive powers are held consist of the 404,597 shares held by the ESOP, 101,850 shares held by employees who are not officers or directors of the Company and a non-employee director (Forfeitable Shares) which are subject to forfeiture, the shares held by Crested, Plateau, SGMC and Ruby, and the Plateau and SGMC option shares. The shares listed under Total Beneficial Ownership also include 29,426 shares beneficially held by Mr. Larsen which are subject to forfeiture. The Company's non-employee directors exercise shared voting and dispositive powers over such shares. The shares shown as beneficially owned by Mr. Larsen do not include 42,350 shares owned directly by his wife, who exercises the sole investment and voting powers over those shares.

     (3) Mr. Herron exercises sole voting powers over 54,486 directly owned shares, 12,000 shares held for his minor children under the Wyoming Uniform Transfers to Minors Act (the Minor's shares), 11,000 shares underlying options, 5,607 shares held in the ESOP account established for his benefit and 1,581 shares held by Northwest Gold, Inc. (NWG). Sole dispositive powers are exercised over the directly held shares, the Minor's shares, the shares underlying options and the shares held by NWG. Mr. Herron exercises shared voting rights over 125,556 shares held by Plateau, 75,000 shares underlying options held by Plateau, 12,612 shares held by Ruby and the 155,811 unallocated ESOP shares. Shared dispositive rights are exercised over the shares held by the ESOP, Plateau, Ruby and the 101,850 Forfeitable Shares. Mr. Herron exercises dispositive and voting powers over the shares held by Plateau and Ruby as a director of those companies with the other directors of those companies. He exercises powers over the ESOP shares in his capacity as an ESOP Trustee with the other ESOP Trustees. The shares listed under Total Beneficial Ownership also include 21,013 shares beneficially held by Mr. Herron which are subject to forfeiture. The Company's non-employee directors exercise shared voting and dispositive powers over such shares. The shares shown as beneficially owned by Mr. Herron do not include 2,895 shares owned directly by his wife who exercises the sole voting and dispositive powers over such shares.

     (4) Includes 6,100 directly held shares, 3,055 shares held in an IRA established for Mr. Anderson's benefit, and 213,658 shares subject to forfeiture. Mr. Anderson exercises sole voting and dispositive power over the directly held shares and IRA shares. He exercises sole voting power over 21,000 shares he holds which are subject to forfeiture. Mr. Anderson exercises shared dispositive powers over the 101,850 shares held by individuals who are not officers of the Company which are subject to forfeiture ("Forfeitable Shares"), with the other directors of the Company. As a non-employee director, Mr. Anderson exercises shared voting and dispositive rights over 111,808 shares held by executive officers which are subject to forfeiture ("Officers Forfeitable Shares"), with the other non-employee directors.

     (5) Consists of 16,056 shares held directly, 50 shares held in joint tenancy with his wife and 213,658 shares subject to forfeiture. Mr. Bebout exercises sole voting and dispositive powers over the directly held shares and joint tenancy shares. He exercises shared dispositive powers over the 101,850 Forfeitable Shares with the other directors of the Company and as a non-employee director, Mr. Bebout exercises shared voting and dispositive rights over the 111,808 Officers Forfeitable Shares, with the other non-employee directors.

     (6) Consists of 5,000 shares held directly and 213,658 shares subject to forfeiture. Mr. Brenman exercises sole voting and dispositive powers over the 5,000 directly held shares. Mr. Brenman exercises shared dispositive powers over the 101,850 Forfeitable Shares with the other directors of the Company. As a non-employee director, Mr. Brenman exercises shared voting and dispositive rights over the 111,808 Officers Forfeitable Shares, with the other non-employee directors.

     (7) Consists of 1,000 directly held shares and 4,000 shares held in an IRA for Mr. Fraser's benefit, and 213,658 shares subject to forfeiture. Mr. Fraser exercises sole voting and dispositive rights over the directly held shares and the IRA shares. Mr. Fraser exercises shared dispositive powers over the 101,850 Forfeitable Shares with the other directors of the Company. As a non-employee director, Mr. Fraser exercises shared voting and dispositive rights over the 111,808 Officers Forfeitable Shares, with the other non-employee directors.

     (8) Consists of 1,774 directly held shares, 8,820 shares subject to forfeiture, 9,877 shares held in the ESOP account established for his benefit, 8,000 shares held for his minor children under the Wyoming Uniform Transfers to Minors Act ("Minors Shares), 30,000 shares underlying options, and 101,850 shares subject to forfeiture held by employees who are not officers or directors of the Company. Mr. Larsen exercises sole voting and dispositive powers over the directly held, the Minors Shares and the shares underlying his options. He exercises sole voting over his ESOP shares and his forfeitable shares. Mr. Larsen shares dispositive powers over the 101,850 Forfeitable Shares with the other directors of the Company.

     (9) Shares over which Mr. Evans exercises sole voting powers consist of 2,901 directly owned shares, 36,389 shares held in joint tenancy with his wife, 11,971 shares held in an Individual Retirement Account for his benefit and 57,200 shares underlying options. Shares for which Mr. Evans holds sole dispositive powers are comprised of his directly held shares, joint tenancy shares, IRA shares and the shares underlying his options. Shares over which Mr. Evans exercises shared voting rights consist of the shares held by Crested, Plateau, the unallocated ESOP shares and the Plateau options. He exercises shared dispositive rights over the shares held by Crested, Plateau, the ESOP, and the Plateau options.

Mr. Evans shares voting and dispositive powers over the shared held by Crested and Plateau with the remaining directors of those companies. The shares listed under Total Beneficial Ownership also include 18,286 shares beneficially held by Mr. Evans which are subject to forfeiture. The Company's non-employee directors exercise shared voting and dispositive powers over such shares.

     (10) Mr. Svilar exercises sole voting powers over 22,084 directly owned shares, 12,700 shares held in joint tenancy with his wife, 11,000 shares held jointly with a deceased family member, 1,000 shares held as custodian for his minor child under the Wyoming Uniform Transfers to Minors Act (the Minor's shares), 66,000 shares underlying options and 22,200 shares held in the ESOP account established for his benefit. He holds sole dispositive power over his directly held shares, joint tenancy shares, Minor's shares and the shares underlying his options. The shares over which he exercises shared voting and dispositive rights consist of the 512,359 shares held by Crested and the 100,000 shares and 75,000 shares underlying options held by SGMC. Mr. Svilar exercises shared voting and dispositive powers as a director of Crested and SGMC with the other directors of those companies. He also exercises shared voting and investment powers of 11,700 shares held by a nonaffiliated company of which Mr. Svilar is a partner. The shares listed under Total Beneficial Ownership also include 25,850 shares beneficially held by Mr. Svilar which are subject to forfeiture. The Company's non-employee directors exercise shared voting and dispositive powers over such shares.

     (11) Mr. Lorimer exercises sole voting powers over 2 directly held shares, 17,444 shares held in the ESOP account established for his benefit, and 29,700 shares underlying options. Mr. Lorimer exercises sole dispositive powers over his directly held shares and the shares underlying his options. The shares listed under "Total Beneficial Ownership" also include 17,233 shares beneficially held by Mr. Lorimer which are subject to forfeiture. The Company's non-employee directors exercise shared voting and dispositive powers over such shares.

     (12) Consists of 1,006,182 shares over which the group members exercise sole voting rights, including 364,000 shares underlying options and 32,248 shares allocated to ESOP accounts established for the benefit of group members. The listed shares include 913,290 shares, including 364,000 shares underlying options, over which group members exercise sole dispositive rights. Shared voting and dispositive rights are exercised with respect to 1,167,234 and 1,528,334 (including 213,658 shares subject to forfeiture) shares, respectively.

     (13) Consists of 5,300,297 Crested shares held by the Company, 100,000 shares and 150,000 shares underlying options held by SGMC, 60,000 shares and 150,000 shares underlying options held by Plateau, 53,885 shares held by Ruby with respect to which shared voting and dispositive powers are exercised as a director with the other directors of those Companies and 65,000 forfeitable shares held by employees, over which Mr. Larsen exercises shared dispositive powers with the remaining Crested directors.

     (14) Includes 6,932 directly held shares and 3,885 shares held by NWG over which Mr. Herron exercises sole voting and investment powers. Mr. Herron is the sole director of NWG. Also includes the Crested shares held by the Company and Ruby, and the shares and shares underlying options held by Plateau, with respect to which shared voting and dispositive powers are exercised as a USE, Plateau and Ruby director with the other directors of those companies.

     (15)Consist of the Crested shares held by the Company with respect to which shared voting and dispositive powers are exercised as a director with the other directors of the Company.

     (16) Includes 139,236 directly held shares, and 60,000 shares and 150,000 shares underlying options held by Plateau, with respect to which shared voting and dispositive powers are exercised as a director with the other directors of Plateau and 65,000 forfeitable shares held by employees, over which Mr. Evans exercises shared dispositive powers with the remaining Crested directors.

     (17) Consists of 175,000 directly held shares and 40,000 shares which are held in joint tenancy with a deceased family member, over which Mr. Svilar exercises sole voting and dispositive powers and 65,000 forfeitable shares held by employees, over which Mr. Svilar exercises shared dispositive powers with the remaining Crested directors.

     (18) Consists of 15,000 shares which are subject to forfeiture. Mr. Lorimer exercises sole voting power of such shares, while the Crested directors share the dispositive powers over the shares.

     (19) Consists of 380,053 shares over which the group members exercise sole voting rights, including 15,000 shares subject to forfeiture. The listed shares include 365,053 shares over which group members exercise sole dispositive rights. Shared voting and dispositive rights are exercised with respect to 5,814,182 and 5,79,182 (including 65,000 shares subject to forfeiture) shares, respectively.

                            DESCRIPTION OF SECURITIES

     The Company's Articles of Incorporation authorize issuance of 20,000,000 shares of Common Stock, $.01 par value, and 100,000 shares of preferred stock, $.01 par value.

     Common Stock. Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor.

     Holders of Common Stock are entitled to one vote per share on all matters upon which such holders are entitled to vote, and further have the right to cumulate their votes in elections of directors to the Company's Board of Directors. Cumulation is effected by multiplication of shares held by the number of director nominees, and voting is by casting the product as desired among the nominees; directors are elected by a plurality of votes cast.

     Pursuant to the Company's Articles and the Wyoming Management Stability Act, shares of Common Stock held by Crested (512,359) may be voted by Crested, shares of Common Stock held by Plateau (125,556) may be voted by Plateau and shares of Common Stock held by SGMC (100,000) may be voted by SGMC in elections of USE directors, so long as USE conducts substantial business in Wyoming and is "qualified" under such Act as having assets in excess of $10,000,000, with a class of stock listed on NASDAQ or on a principal exchange.

     In the event of dissolution, liquidation or winding up of USE, holders of Common Stock are entitled to share ratably in assets remaining after creditors (including holders of any preferred stock, as to liquidation preferences) have been paid.

     All outstanding shares of common stock (including the Common Shares offered for sale by this Prospectus) have been fully paid and are nonassessable.

     Preferred Stock. The Company's Board of Directors is authorized to issue shares of preferred stock in one or more series, with such rights to redemption, liquidation preference, dividends, voting and other matters as determined by the Board of Directors, without authorization from the USE stockholders. Accordingly, the USE Board of Directors could issue preferred shares with dividend rights senior to the Common Shares. Under the Wyoming Business Corporation Act, separate classes of stock are entitled to vote separately on certain substantive transactions (e.g., a merger or sale of most of the company assets), with approval of the transaction subject to approval by each class.

     No shares of USE preferred stock have been issued, and no series thereof has been established to date.

     Warrants. Additional Warrant to Shamrock Partners, Ltd. On January 20, 1998 the Company entered into a nonexclusive one year Investment Banking Consulting Agreement with Shamrock Partners, Ltd. ("SPL"), 111 Veterans Square, Media, Pennsylvania, under which SPL is to provide financial consulting services and advice concerning financing, merger and acquisition proposals, and to assist the Company in arranging meetings between representatives of the Company and financial institutions in the investment community (including broker-dealer firms, security analysts, and portfolio managers). For SPL's services, as of December 5, 1997 the Company authorized the issuance to SPL a Warrant to Purchase 200,000 shares of Common Stock of the Company at a price of $6.00 cash per share; the Warrant is exercisable through May 1, 1999. The Warrant may be subdivided for substitute Warrants. The Holder (or substitute Holders) of the Warrants are not entitled to any rights of a shareholder in the Company by virtue of holding the Warrants.

     The Warrant carries certain rights of registration with the Commission under the 1933 Act as more specifically described in the Warrant, but if the Company so registers the Warrants solely to accommodate the registration for public sale of the underlying 200,000 Warrant Shares, the Holder or Holders of the Warrants may not sell or otherwise transfer the Warrants for a period of 24 months after the effective date of such Registration Statement, which period prevents sale or transfer of the Warrants prior to their Expiration Date. The Warrants are governed by and construed in accordance with the laws of Wyoming.

     The above-described Warrant is separate and is in addition to the original Warrant (also for the purchase of 200,000 shares of Common Stock) which was issued to SPL in January 1996; the original Warrant has been exercised, and this Prospectus relates to the public resale of the 30,000 Warrant Shares so purchased. As of the date of this Prospectus, SPL has not exercised the new Warrant issued to SPL, and the Company has not filed a registration statement for SPL in connection with the new Warrant. This Prospectus does not include such new Warrant or any shares of Common Stock issuable on exercise of such Warrant.

     Warrant to Sunrise Financial Group, Inc. As of December 1, 1997, the Company retained Sunrise Financial Group, Inc. ("Sunrise") to serve as a financial consultant and advisor on a nonexclusive basis for a period of 12 months ending on December 1, 1998. Sunrise will provide such services and advice pertaining to the Company's business and affairs as the Company may from time to time reasonably request. As compensation for Sunrise's services, in December 1997, the Company authorized the issuance to Sunrise a Warrant to Purchase 225,000 shares of Common Stock of the Company; the Warrant is exercisable for three years at an exercise price of $10.50 per share. As will be provided in the Warrant, Sunrise will have the right (during the 12 month term of the consulting agreement) to demand that the Company include in the next registration statement filed by the Company with the Securities and Exchange Commission, on a piggy-back basis, the resale to the public of the shares of Common Stock purchased on exercise of the Warrant. If no such registration statement filing occurs during the 12 month period, Sunrise will have the right to demand that the Company register the purchased shares for sale to the public. As of the date of this Prospectus, Sunrise has not exercised the Warrant issued to Sunrise in connection with such Warrant. This Prospectus does not include such Warrant or any shares of Common Stock issuable on exercise of such Warrant.

                              PLAN OF DISTRIBUTION

     The Common Shares are offered from time to time by the Canadian Funds or USE employees, or their agents, at market prices from time to time. Selling commissions will be paid by such persons. No sales proceeds will be paid to the Company or any subsidiary of the Company from the sale of the Common Shares.

     The Common Shares may be offered from time to time by the Canadian Funds and USE employees (i) in transactions in the over-the-counter market, automated inter-dealer system on which the Company's Common Stock is then listed, in negotiated transactions or a combination of such methods of sale, and (ii) at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Such persons may effect such transactions directly with the broker-dealers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from such persons for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Sales of the Common Shares may be made pursuant to this Prospectus or pursuant to Rule 144 adopted under the 1933 Act.

     No underwriting arrangements exist as of the date of this Prospectus. Upon being advised of any underwriting arrangements that may be entered into by the Canadian Funds or the USE employees after the date of this Prospectus, the Company will prepare and file a post-effective amendment to this Registration Statement including a supplement to this Prospectus to disclose the name of such underwriters and such arrangements.

     The Company is paying certain of the expenses, which are estimated at $10,000, of registering the Common Shares under the 1933 Act and under the laws of Wyoming, consisting of all costs incurred in connection with the preparation of the Registration Statement.

                          HOLDERS OF THE COMMON SHARES

     The names of the Canadian Funds holding the Common Shares are set forth below. It is anticipated that such holders will own none of the Common Shares after completion of the offering. Such holders own no other shares of Common Stock.

                                                             No. of               Share of
                                       Shares of             Common                Common
                                     Common Stock         Shares to be           Stock to be
                                      Owned Prior          Offered by            Owned After
Name                                  to Offering         his Prospectus          Offering
----                                  -----------         --------------          --------
BPI Canadian
Small Companies Fund                    250,683              250,683                 -0-

Altamira Management Ltd.                157,530              157,530                 -0-

BPI Canadian
Opportunities II Fund                   125,341              125,341                 -0-

CPI Canadian Resource Funds             125,341              125,341                 -0-


None of the Funds, and no affiliate of the Funds, have held any position, office or have had any material relationship with Registrant or any of its affiliates within the past three years.

                              SELLING SHAREHOLDERS

The following is a listing of the Selling Shareholders, the amount of Common Shares to be offered for each such Selling Shareholder's account and the amount of USE's Common Stock owned by each Selling Shareholder prior to the offering and to be held by such Selling Shareholder after completion of the offering. Except as noted below, none of the Selling Shareholders (i) has had any position, office or other material relationship with the Registrant or any of its affiliates within the past three years, or (ii) to the knowledge of the Company, will own one percent or more of the Company's outstanding common stock after completion of the offering. It is anticipated that except as noted, each Selling Shareholder will own none of the Common Shares hereby offered, after completion of the offering.


                                                                                      No. of
                                        No. of                   No. of              Shares of
                                     Common Shares            Shares of USE         USE Common
                                     to be Offered            Common Stock          Stock to be
                                      by Selling               Owned Prior          Owned After
       Name                           Shareholder             to Offering*           Offering
       ----                           -----------             ------------           --------


Jimmie Dale Bates(1)                        140                      140                  -0-
Roger T.  Berg(1)                           331                      331                  -0-
Allen R. Blisset                             30                       30                  -0-
Larry W.  Bridger(1)                         70                       70                  -0-
Connie Brinkerhoff(1)                        49                       49                  -0-
Ricky L.  Brinkerhoff(1)                     21                      466                  445
Frederick R.  Craft(1)                        4                        4                  -0-
Glenn Dooley(2)                             523                     1495                  972
Donald A.  Fresen(1)                         31                       31                  -0-
Michele Herrick(1)                           14                      181                  167
John L.  Larsen(3)                        1,127                  448,080              446,953
Robert Scott Lorimer(4)                     383                   35,062               34,679
Debbie R.  Metzger(1)                        27                       27                  -0-
Michael G.  Morlang(1)                       86                       86                  -0-
Steve P.  Morrill(1)                         56                    1,241                1,185
Garth F.  Noyes(1)                          109                      266                  157
Christopher L. Shepardson(1)                 4                        4                  -0-
Joshua Shepardson(1)                          4                        4                  -0-
Daniel P.  Svilar(5)                        483                   99,446               98,963
John M.  Tuner(1)                            83                      267                  184
Allen R.  Williams(1)                        24                       24                  -0-
Debbie L.  Williams(1)                       27                       27                  -0-
Daryl P.  Winters(1)                        313                    1,886                1,573

* Includes shares held directly, shares held in the USE Employee Stock Ownership Plan (the "ESOP") account established for the benefit of employee, shares held jointly and shares held directly by immediate family members in the same household.

(1)      USE employee.

(2) USE employee; Vice President of Plateau Resources Limited, a 100% subsidiary of USE.

(3) USE employee; Chairman of the Board, Chief Executive Officer and director of USE, Crested Corp., Sutter Gold Mining Company, Plateau Resources Limited, all affiliates of USE.

(4) USE employee; Treasurer and Chief Financial Officer of USE, Crested Corp., Sutter Gold Mining Company, Plateau Resources Limited, Ruby Mining Company and Northwest Gold, Inc., all affiliates of USE.

(5) USE employee; General Counsel of USE, Crested Corp., Sutter Gold Mining Company and Plateau Resources Limited; director and Secretary of Crested Corp.; Assistant Secretary of USE, and Secretary of Sutter Gold Mining Company, all affiliates of USE.

                                     EXPERTS

     The consolidated financial statements of USE included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The balance sheet of the Green Mountain Mining Venture as of December 31, 1996 and 1995, and the related statements of operations, changes in venture partners' capital and cash flows for the years ended December 31, 1996, 1995 and 1994 and the period from inception (June 1, 1990) to December 31, 1996 included in this Prospectus have been included herein in reliance of Coopers & Lybrand L.L.P., independent accountants, given on the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     Stephen E. Rounds, Denver, Colorado, has acted as special counsel to USE in connection with this offering.


Consolidated Financial Statements
(audited only for fiscal periods ending May 31)


Registrant and Affiliates                                                       Page No.
-------------------------                                                       --------

Report of Independent Public Accountants                                            111
Consolidated Balance Sheets
   May 31, 1997 and 1996 and                                                    112-113
   February 28, 1998                                                            151-152

Consolidated Statements of Operations
   for the Years Ended May 31, 1997 and 1996,                                   114-115
   Nine Months Ended February 28, 1998 and 1997                                 153-154

Consolidated Statements of Shareholders'
   Equity for the Years Ended
   May 31, 1997, 1996 and 1995                                                  116-118

Consolidated Statements of Cash Flows for
   the Years Ended May 31, 1997, 1996 and 1995                                  119-120
   Nine Months Ended February 28, 1998 and 1997                                 155-156

Notes to Consolidated Financial Statements
   for the Years Ended May 31, 1997, 1996 and 1995                              121-150
   Nine Months Ended February 28, 1998                                              157

Green Mountain Mining Venture
-----------------------------

         Report of Independent Public Accountants                                   159

         Balance Sheet - December 31, 1996 and 1995                                 160

         Statement of Operations  for the Years Ended  December 31, 1996,
         1995 and 1994 and for the Period from Inception (June 1, 1990)
         to December 31, 1996                                                       161

         Statement  of Changes in  Partners'  Capital for the Years Ended
         December  31,  1996,  1995  and  1994  and for the  Period  from
         Inception
         (June 1, 1990) to December 31, 1996                                        162



                                                 109




         Statement  of Cash Flows for the Years Ended  December 31, 1996,
         1995 and 1994 and for the Period from Inception (June 1, 1990)
         to  December 31, 1996                                                      163

         Notes to Financial Statements                                          164-169

Sheep Mountain Partners
-----------------------

         USE's partner in SMP, Nukem/CRIC, has refused to provide certain information concerning SMP to SMP's independent public accountants. The information requested concerns partnership costs for uranium purchases. USECC and Nukem/CRIC disagree as to whether uranium costs of the partnership means: (i) the price which Nukem/CRIC pays for purchases of uranium for SMP; or (ii) the price which CRIC charges SMP for uranium.

         As a result, the independent public accountants have informed USE that they have been unable to complete their audit of SMP, and are unable to render a report on SMP's financial statements. USE and SMP's independent public accountants are seeking to resolve these uncertainties so that SMP's financial statements may be finalized and filed. When and if these matters are resolved, the following SMP financial statements will be filed under cover of an amendment.

         Balance Sheets - May 31, 1997 and 1996

         Statements of Operations - Years Ended
         May 31, 1997, 1996 and 1996

         Statements of Changes in Partners' Capital
          Years Ended May 31, 1997, 1996 and 1995

         Statements of Cash Flows - Years Ended
          May 31, 1997, 1996 and 1995

         Notes to the Financial Statements

         Schedules to SMP's Financial Statements

                    Report of Independent Public Accountants


To U.S. Energy Corp.:

We have audited the accompanying consolidated balance sheets of U.S. ENERGY CORP. (the "Company") (a Wyoming corporation) AND AFFILIATES as of May 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended May 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Energy Corp. and affiliates as of May 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 1997, in conformity with generally accepted accounting principles.




                                                     /s/  ARTHUR ANDERSEN LLP

Denver, Colorado,
August 15, 1997.

                                         U.S. ENERGY CORP. AND AFFILIATES

                                            CONSOLIDATED BALANCE SHEETS

                                                      ASSETS
                                                                               May 31,
                                                                  ----------------------------------
                                                                       1997                  1996
                                                                       ----                  ----
CURRENT ASSETS:
      Cash and cash equivalents                                   $  1,416,900          $    992,600
      Accounts and notes receivable (Note C):
         Trade, net of allowance for doubtful
         accounts of $30,900 and $27,800, respectively                 368,200               570,900
         Related parties (Note C)                                    1,191,000               281,800
      Current portion of long-term
         notes receivable (Notes F and L )                             337,200               438,700
      Assets held for resale and other                                 991,600               509,700
      Inventory                                                         96,000               118,700
                                                                  ------------          ------------
         TOTAL CURRENT ASSETS                                        4,400,900             2,912,400

INVESTMENTS AND ADVANCES  (Notes E and F):
      Affiliates                                                     4,999,600             3,658,500
      Restricted investments                                         8,506,300             8,200,800
                                                                  ------------          ------------
                                                                    13,505,900            11,859,300
INVESTMENT IN CONTINGENT STOCK
PURCHASE WARRANT (Note F)                                            4,594,000                  --

PROPERTIES AND EQUIPMENT (Notes B, C, D and F):
      Land and mobile home park                                        939,000               939,000
      Buildings and improvements                                     5,986,800             6,243,100
      Aircraft and related equipment                                 5,627,900             6,650,100
      Developed oil and gas properties, full cost method             1,769,900             1,769,800
      Undeveloped gas properties                                          --                 135,400
      Mineral properties and mine development costs                    519,400            10,956,900
                                                                  ------------          ------------
                                                                    14,843,000            26,694,300
      Less accumulated depreciation, depletion
         and amortization                                           (8,802,100)           (9,047,900)
                                                                  ------------          ------------
                                                                     6,040,900            17,646,400
OTHER ASSETS:
      Accounts and notes receivable:
         Real estate sales, net of valuation
             allowance of $926,300 at
             May 31, 1997 (Notes F and L)                              394,000               974,200
         Employees (Note C)                                            745,300               532,400
         Other                                                         338,600               674,700
      Deposits and other                                               367,500               193,900
                                                                  ------------          ------------
                                                                     1,845,400             2,375,200
                                                                  ------------          ------------
                                                                  $ 30,387,100          $ 34,793,300
                                                                  ============          ============

The financial statement included herein (including the accompanying notes) have been prepared from the books and records of the company after making all necessary adjustments and represent the final statements for the period under examination.

By:          /s/ R.  Scott Lorimer
         R. Scott Lorimer, Chief Financial Officer


     The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                                         U.S. ENERGY CORP. AND AFFILIATES

                                            CONSOLIDATED BALANCE SHEETS

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                                May 31,
                                                                  ----------------------------------
                                                                      1997                  1996
                                                                      ----                  ----
CURRENT LIABILITIES:
      Accounts payable and accrued expenses                       $  1,312,600          $  1,292,300
      Lines of credit (Note G)                                            --                 499,000
      Current portion of long-term debt (Note G)                        81,300               239,900
                                                                  ------------          ------------
         TOTAL CURRENT LIABILITIES                                   1,393,900             2,031,200

LONG-TERM DEBT (Note G)                                                183,100               444,300

RECLAMATION LIABILITY (Notes F and K)                                8,751,800             3,978,800

OTHER ACCRUED LIABILITIES (Note F)                                   5,259,000            10,414,300

DEFERRED TAX LIABILITY (Note H)                                        183,300               183,300

COMMITMENTS AND CONTINGENCIES (Note K)

MINORITY INTERESTS                                                        --               1,637,900

FORFEITABLE COMMON STOCK,
      $.01 par value; issued 223,900 and
      195,520 shares, respectively, forfeitable
      until earned (Note J)                                          1,892,400             1,486,500

SHAREHOLDERS' EQUITY (Note J):
      Preferred stock, $.01 par value; authorized,
         100,000 shares; none issued or outstanding                       --                    --
      Common stock, $.01 par value; authorized,
         20,000,000 shares; issued 6,646,475 and
         6,324,306 shares, respectively                                 66,500                63,100
      Additional paid-in capital                                    22,543,000            20,775,700
      Accumulated deficit                                           (6,776,900)           (3,052,400)
      Treasury stock at cost, 690,943 and
      769,943 shares, respectively                                  (2,182,000)           (2,242,400)
      Unallocated ESOP contribution                                   (927,000)             (927,000)
                                                                  ------------          ------------
                                                                    12,723,600            14,617,000
                                                                  ------------          ------------
                                                                  $ 30,387,100          $ 34,793,300
                                                                  ============          ============


The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                                         U.S. ENERGY CORP. AND AFFILIATES

                                       CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                       Year Ended May 31,
                                                   ----------------------------------------------------------
                                                         1997                   1996                 1995
                                                         ----                   ----                 ----
REVENUES:
   Mineral sales and option (Note E)               $       --             $  3,116,700           $       --
   Construction contract revenues                     1,038,600              3,794,500              1,303,400
   Commercial operations                              2,219,400              1,439,100              1,177,600
   Distribution from affiliate in
      excess of cost basis                            1,003,800                   --                     --
   Oil sales                                            164,600                210,100                194,500
   Gain on sales of assets (Notes D and F)               39,400                352,200              1,282,400
   Royalties from mineral
      properties agreements (Note F)                    207,300                   --                   85,500
   Interest                                             693,300                619,400                469,900
   Management fees and other (Note C)                   423,800                100,200                 87,300
                                                   ------------           ------------           ------------
                                                      5,790,200              9,632,200              4,600,600
                                                   ------------           ------------           ------------

COSTS AND EXPENSES:
   Cost of minerals sold                                   --                2,766,700                   --
   Mineral operations                                   843,100                805,600              1,654,300
   Construction costs                                   752,600              3,077,800              1,038,300
   Commercial operations                              3,059,600              2,374,800              2,070,100
   Oil production                                        96,800                 73,000                 78,100
   Provision for doubtful accounts                      614,200                   --                     --
   General and administrative                         2,763,300              2,524,700              1,860,600
   Gas operations                                          --                     --                  206,600
   Abandonment of mineral interests                   1,225,800                328,700                   --
   Loss on sale of investments                             --                     --                   90,000
   Interest                                             140,800                205,000                180,300
                                                   ------------           ------------           ------------
                                                      9,496,200             12,156,300              7,178,300
                                                   ------------           ------------           ------------

LOSS  BEFORE MINORITY INTEREST
   IN LOSS, EQUITY IN LOSS OF
   AFFILIATES AND INCOME TAXES                       (3,706,000)            (2,524,100)            (2,577,700)

MINORITY INTEREST IN LOSS OF
   CONSOLIDATED SUBSIDIARIES                            672,300                608,700                653,200

EQUITY IN LOSS OF AFFILIATES                           (690,800)              (418,500)              (442,300)
                                                   ------------           ------------           ------------

(Continued)

       The accompanying notes to consolidated financial statements are an integral part of these statements.

                                               U.S. ENERGY CORP. AND AFFILIATES

                                              CONSOLIDATED STATEMENTS OF OPERATIONS
                                                           (continued)


                                                                          Year Ended May 31,
                                                   ------------------------------------------------------------
                                                        1997                  1996                  1995
                                                        ----                  ----                  ----

LOSS BEFORE INCOME TAXES                           $(3,724,500)           $(2,333,900)           $(2,366,800)

INCOME TAXES (Note H)                                     --                     --                     --
                                                   -----------            -----------            -----------

LOSS BEFORE
  DISCONTINUED OPERATIONS                           (3,724,500)            (2,333,900)            (2,366,800)

DISCONTINUED OPERATIONS:
  Income from discontinued operations,
    net of income taxes of $0                             --                  308,900                296,200
  Gain on disposal of subsidiary operations
    in discontinued segment, net of
    income taxes of $50,000                               --                2,295,700                   --
                                                   -----------            -----------            -----------

NET INCOME (LOSS)                                  $(3,724,500)           $   270,700            $(2,070,600)
                                                   ===========            ===========            ===========

INCOME (LOSS) PER SHARE AMOUNTS:
  Loss before discontinued operations              $      (.55)           $      (.38)           $      (.48)
  Income from discontinued operations                     --                      .05                    .06
  Gain on disposal of subsidiary
    operating in discontinued segment                     --                      .37                   --
                                                   -----------            -----------            -----------

NET INCOME (LOSS) PER SHARE                        $      (.55)           $       .04            $      (.42)
                                                   ===========            ===========            ===========

WEIGHTED AVERAGE
  SHARES OUTSTANDING                                 6,798,458              6,218,184              4,977,050
                                                   ===========            ===========            ===========


   The accompanying notes to consolidated financial statements are an integral part of these statements.


                                                    U.S. ENERGY CORP. AND AFFILIATES


                                             CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                      Additional  (Accumulated                         Unallocated      Total
                                   Common Stock        Paid-In      (Deficit)     Treasury Stock          ESOP       Shareholders'
                                 Shares     Amount     Capital      Earnings    Shares      Amount     Contribution     Equity
                                 ------     ------    ---------   ------------  ------      ------     ------------   ----------

Balance May 31, 1994            4,693,090  $46,800   $16,784,800  $(1,185,800)  713,276  $(2,072,400)  $(1,014,300)   $12,559,100

Funding of ESOP                    37,204      400       199,600         --        --           --            --          200,000
Issuance of common stock
  through private placement
  (Note J)                        400,000    4,000     1,196,000         --      56,667     (170,000)         --        1,030,000
Issuance of common stock
  to third party for
  services rendered                 5,000     --          23,100         --        --           --            --           23,100
Issuance of common stock
  for exercised option            107,500    1,100       345,700         --        --           --            --          346,800
Issuance of common stock
  to buyout third party
  in property venture              20,000      200        79,800         --        --           --            --           80,000
Net loss                             --       --            --     (2,070,600)     --           --            --       (2,070,600)
                               ----------  -------   -----------  -----------   -------  -----------   -----------    -----------


Balance May 31, 1995            5,262,794  $52,500   $18,629,000  $(3,256,400)  769,943  $(2,242,400)  $(1,014,300)   $12,168,400
                               ----------  -------   -----------  -----------   -------  -----------   -----------    -----------



       The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                    U.S. ENERGY CORP. AND AFFILIATES

                                             CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                               (continued)


                                                       Additional  (Accumulated                          Unallocated       Total
                                     Common Stock       Paid-In      Deficit)       Treasury Stock           ESOP      Shareholders'
                                   Shares    Amount     Capital      Earnings     Shares      Amount      Contribution     Equity
                                   ------    ------    ---------   ------------   ------      ------      ------------  ------------
Balance May 31, 1995             5,262,794  $52,500   $18,629,000   $(3,256,400)  769,943  $(2,242,400)   $(1,014,300)  $12,168,400

Funding of ESOP                       --       --            --           --        --           --            87,300        87,300
Issuance of common stock
  through private placement        812,432    8,100     2,834,100         --        --           --            --         2,842,200
Issuance of additional common
  shares in connection
  with prior year
  private placement                133,336    1,300        65,400       (66,700)    --           --            --             --
Cancellation of common stock
  issued for services rendered      (5,000)    --         (23,100)        --        --           --            --           (23,100)
Issuance of common stock to
  employees for a bonus             32,901      300       180,600         --        --           --            --           180,900
Issuance of common stock for
  exercised warrants                81,243      800       389,100         --        --           --            --           389,900
Fair value of warrants issued
  above exercise price                --       --          41,700         --        --           --            --            41,700
Issuance of common stock for
  exercised option                   6,600      100        41,400         --        --           --            --            41,500
Dilution of investment
  in subsidiary                       --       --      (1,382,500)        --        --           --            --        (1,382,500)
Net income (loss)                     --       --            --         270,700     --           --            --           270,700
                                ----------   -------  -----------   -----------  -------   -----------    -----------   -----------

Balance, May 31, 1996            6,324,306   $63,100  $20,775,700   $(3,052,400) 769,943   $(2,242,400)   $  (927,000)  $14,617,000
                                ----------   -------  -----------   -----------  -------   -----------    -----------   -----------




       The accompanying notes to consolidated financial statements are an integral part of these statements.




                                                    U.S. ENERGY CORP. AND AFFILIATES

                                             CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                               (continued)


                                                       Additional  (Accumulated                          Unallocated      Total
                                     Common Stock       Paid-In       Deficit)     Treasury Stock           ESOP       Shareholders'
                                   Shares    Amount     Capital       Earnings    Shares      Amount     Contribution     Equity
                                   ------    ------    ---------    ------------  -------     ------     ------------  ----------
Balance May 31, 1996             6,324,306  $63,100   $20,775,700   $(3,052,400)  769,943   $(2,242,400)  $(927,000)    $14,617,000

Funding of ESOP                     24,069      200       213,400        --         --           --            --           213,600
Issuance of common stock for
  exercised warrants               180,000    1,800       898,200        --         --           --            --           900,000
Fair value of warrants issued
  above exercise price               --        --         148,300        --         --           --            --           148,300
Issuance of common stock
  for services rendered             12,000      200       138,300        --         --           --            --           138,500
Issuance of common stock for
  exercised option                 106,100    1,200       369,100        --         --           --            --           370,300
Purchase of treasury stock           --        --          --            --        21,000      (235,600)       --          (235,600)
Shares of USE stock
  held by subsidiary
  no longer consolidated             --        --          --            --      (100,000)      296,000        --           296,000
Net loss                             --        --          --        (3,724,500)    --           --            --        (3,724,500)
                                 ---------  -------    -----------  -----------  --------   -----------   ---------      ----------

Balance, May 31, 1997            6,646,475  $66,500    $22,543,000  $(6,776,900)  690,943   $(2,182,000)  $(927,000)    $12,723,600
                                 =========  =======    ===========  ===========  ========   ===========   =========     ===========

Shareholders' Equity at May 31, 1997 does not include 223,900 shares currently issued but forfeitable if certain conditions are not met by the recipients.
However, both the "Outstanding Shares at September 12, 1997" on the cover page and the "Weighted Average Shares Outstanding" on the Consolidated Statement of
Operations include the forfeitable shares. These two line items also include the 616,026 shares of common stock held by a majority-owned subsidiary, which, in consolidation, are treated as treasury shares.

       The accompanying notes to consolidated financial statements are an integral part of these statements.


                                                  U.S. ENERGY CORP. AND AFFILIATES

                                               CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           Year Ended May 31,
                                                               ------------------------------------------
                                                                   1997           1996           1995
                                                                   ----           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                           $(3,724,500)   $   270,700    $(2,070,600)
   Adjustments to reconcile net income (loss) to net cash
      used in operating activities:
         Minority interest in loss of
             consolidated subsidiaries                            (672,300)      (608,700)      (653,200)
         Income from discontinued operations                          --         (308,900)      (296,200)
         Depreciation, depletion and amortization                  658,900        788,500        724,700
         Abandoned mineral claims                                1,225,800        328,700           --
         Equity in loss from affiliates                            690,800        418,500        442,300
         Distribution from affiliate in excess of cost basis    (1,003,800)          --             --
         Gain on sale of assets                                    (39,400)      (352,200)    (1,282,400)
         Provision for doubtful accounts                           614,200           --             --
         Loss on sale of marketable
             equity securities                                        --             --           90,000
         Gain on sale of subsidiary                                   --       (2,295,700)          --
         Non-cash proceeds from sale of subsidiary                    --          607,900           --
         Common stock issued to fund ESOP                          213,600         87,300        200,000
         Non-cash compensation                                     405,900        339,100         69,500
         Common stock and warrants issued for services             286,800        (23,100)        23,100
         Other                                                     150,600       (455,600)      (219,000)
         Net changes in:
             Accounts receivable                                  (706,500)        88,600       (415,700)
             Other assets                                         (724,100)      (520,300)       (96,000)
             Accounts payable and accrued expenses                 331,700       (774,700)     1,557,700
             Reclamation and other liabilities                    (355,300)      (377,400)      (412,600)
             Deferred tax liability                                   --         (117,500)
                                                               -----------    -----------    -----------
NET CASH USED IN OPERATING ACTIVITIES                           (2,647,600)    (2,787,300)    (2,455,900)
                                                               -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Development of mining properties                               (719,300)      (763,000)      (455,100)
   Development of gas properties                                   (29,100)       (42,100)      (218,200)
   Proceeds from sale of subsidiary                                   --        3,300,000           --
   Proceeds from sale of property and equipment                    273,500      1,212,900        854,300
   Proceeds from sale of investments                                  --             --          199,300
   Purchases of property and equipment                            (208,600)    (1,387,300)      (124,200)
   Changes in notes receivable, net                               (121,400)    (1,102,800)        91,800
   Distribution from affiliate                                   4,367,000           --             --
   Investments in affiliates                                    (1,413,700)      (676,500)      (627,500)
   Reduction in cash due to deconsolidation of subsidiary         (484,100)          --             --
                                                               -----------    -----------    -----------
NET CASH (USED IN) PROVIDED BY
     INVESTING ACTIVITIES                                        1,664,300        541,200       (279,600)
                                                               -----------    -----------    -----------

(Continued)

       The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                  U.S. ENERGY CORP. AND AFFILIATES

                                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                             (continued)

                                                                             Year Ended May 31,
                                                               ------------------------------------------
                                                                    1997           1996           1995
                                                                    ----           ----           ----
CASH FLOWS FROM FINANCING ACTIVITIES:
      Proceeds from issuance of common stock                   $  1,270,300    $ 3,273,600    $ 1,376,800
      Proceeds from subsidiary stock sale                         1,106,700           --             --
      Proceeds from long-term debt                                  554,400      4,212,800        626,400
      Net (repayments on) proceeds from lines of credit            (499,000)      (641,000)     1,140,000
      Purchase of treasury stock                                   (235,600)          --             --
      Repayments of long-term debt                                 (789,200)    (3,967,300)      (935,300)
                                                               ------------    -----------    -----------
NET CASH PROVIDED BY (USED IN)
      FINANCING ACTIVITIES                                        1,407,600      2,878,100      2,207,900
                                                               ------------    -----------    -----------

NET INCREASE (DECREASE) IN CASH AND
      CASH EQUIVALENTS                                              424,300        632,000       (527,600)

CASH AND CASH EQUIVALENTS, Beginning of year                        992,600        360,600        888,200
                                                               ------------    -----------    -----------

CASH AND CASH EQUIVALENTS, End of year                         $  1,416,900    $   992,600    $   360,600
                                                               ============    ===========    ===========

SUPPLEMENTAL DISCLOSURES:

      Interest paid                                            $    118,900    $   205,000    $   160,200
                                                               ============    ===========    ===========

      Income taxes paid                                        $       --      $      --      $      --
                                                               ============    ===========    ===========

NON-CASH INVESTING AND FINANCING ACTIVITIES:

      Notes received for sale of assets                        $       --      $ 1,000,000    $ 1,550,000
                                                               ============    ===========    ===========

      Exchange of common shares
      investment in affiliate in exchange
      for investment in Contingent Stock
      Purchase Warrant                                         $  4,594,000    $      --      $      --
                                                               ============    ===========    ===========

      Issuance of common stock to acquire affiliate            $       --      $      --      $    80,000
                                                               ============    ===========    ===========

      Deconsolidation of subsidiary in 1997:
         Other assets                                          $     77,600    $      --      $      --
         Investment in affiliates                                   355,000           --             --
         Restricted investment                                       27,000           --             --
         Property, plant and equipment                           11,560,600           --             --

         Notes payable                                              185,000           --             --
         Accounts payable and accrued expenses                      433,900           --             --
         Minority Interest                                        2,069,900           --             --

       The accompanying notes to consolidated financial statements are an integral part of these statements.

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995


A.   BUSINESS ORGANIZATION AND OPERATIONS:

     U.S. Energy Corp. (the "Company" or "USE") was incorporated in the State of Wyoming on January 26, 1966. The Company engages in the acquisition, exploration, holding, sale and/or development of mineral properties and mining and marketing of minerals. Principal mineral interests are in uranium, gold, and molybdenum. The Company also holds various real and personal properties used in commercial operations and engages in the exploration, development and production of petroleum. Most of these activities are conducted through the joint venture discussed below and in Note D. The Company, through its previously wholly-owned subsidiary, The Brunton Company ("Brunton"), which was sold during February 1996 and treated as a discontinued operation in the 1996 financial statements (see Notes C and L), also engaged in the manufacturing and/or marketing of compasses and the distribution of outdoor recreational products, including knives and binoculars. In addition, through its majority owned subsidiary, Four Nines Gold, Inc. ("FNG"), the Company historically engaged in projects such as the construction of municipal sewage systems, irrigation projects and other civil engineering matters. At May 31, 1997, FNG was primarily engaged in activities for the Company at its uranium property on Green Mountain in the construction of a haul road.

     The Company and its 52%-owned subsidiary, Crested Corp. ("Crested") (see Note F) are engaged in two ventures to develop certain uranium properties, one with Kennecott Uranium Company ("Kennecott") known as Green Mountain Mining Venture ("GMMV"), formed on June 1, 1990, and the second, a partnership with Nukem, Inc. ("Nukem") through its wholly-owned subsidiary Cycle Resource
Investment Corporation ("CRIC"), known as Sheep Mountain Partners ("SMP"). Subsequent to May 31, 1997, the Company and USE entered into an agreement with Kennecott whereby they may purchase Kennecott's interest in the GMMV if certain conditions are met (see Note F). During fiscal 1991, the Company and Crested also formed USECC Gold Limited Liability Company ("USECC Gold"), and with Seine River Resources Inc. ("SRRI") established the Sutter Gold Venture ("SGV") to develop certain gold properties located in California. The remaining interest of SRRI was acquired by the Company and Crested during fiscal 1994 (see Note F). During fiscal 1995, the SGV was terminated, USE and Crested formed a new Wyoming corporation, Sutter Gold Mining Company ("SGMC)", and agreed to exchange their interests in USECC Gold for common stock of SGMC. During fiscal 1997, SGMC sold shares of its common stock in two private placements and the Company and Crested accepted contingent stock purchase warrants in exchange for certain shares previously held in SGMC. These activities combined reduced the Company's share ownership interest in SGMC to 33.9%.

     During fiscal 1994, the Company acquired 100% of the outstanding stock of Plateau Resources Limited ("Plateau"), which owns a nonoperating uranium mill and support facilities in southeastern Utah. Currently, the mill is nonoperating but has been granted a license to operate pending certain conditions. See a further discussion of the acquisition details in Note F.

Liquidity and Operating Losses

     As a result of the SMP litigation/arbitration (see Note K) and the significant amount of standby/maintenance, permitting and development costs being incurred on the Company's mineral properties, none of which are in production, the Company has incurred significant losses from continuing operations during each of the last three years. During the past few years the Company has relied primarily on the sale of its common stock through private placements and the exercise of common stock warrants/options, borrowing on its lines of credit and term loans and the sale of its subsidiary, Brunton, to fund its losses and cash needs. During fiscal 1997, the

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

Company received $136,500 plus interest of $23,292 from SMP for a delivery it made to one of the SMP contracts in 1991. Additionally, the Company and Crested received $4,367,000 as partial payment of the monetary resolution of the
American Arbitration Association's Order and Award in the SMP arbitration/litigation (see Note K). The Company and Crested first applied the proceeds to their investment balance in SMP. The balance of $1,003,800 after cost recovery was recorded as income. The Company has net working capital of $3,007,000 as of May 31, 1997, but will require substantial additional cash to continue to fund the development of its mineral properties until they can be put into production.

     On June 23, 1997, the Company and USECC entered into an Acquisition Agreement with Kennecott whereby the Company received a signing bonus of $4,000,000 and a loan of $16,000,000 to be spent on the GMMV mine and mill properties. This Agreement also allows the Company and Crested the opportunity of buying Kennecott's interest in the GMMV (see Note F).

     During fiscal 1997, SGMC raised net cash proceeds of $6,509,300 through the private placement of 1,878,800 shares of its common stock. This sale of equity reduced the Company's ownership of SGMC which at the same time reduced the Company's cash commitment to the development of the SGMC properties.

     In addition to these capital sources, the Company anticipates obtaining additional funds from the Arbitration Panel's award in connection with the settlement of the SMP litigation (see Note K). If the Arbitration Panel's award is delayed, reduced or overturned, additional sources of funding will be required to place Plateau into production as well as to purchase the Kennecott interest in GMMV. Equity funding will be the primary source of these funds which may not be available to the Company. The Company also believes it can slow its development activities such that available cash, operating revenues, bank borrowing and affiliate equity financings will be adequate to fund working capital requirements for fiscal 1998.

B.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

     The consolidated financial statements of USE and affiliates include the accounts of the Company, the accounts of its majority-owned subsidiaries:
Plateau (100%), Energx, Ltd ("Energx") (90%), FNG (50.9%), SGMC (74% through March 1997 and 33.9% at May 1997), Crested (52%) and the USECC Joint Venture ("USECC"), a joint venture through which USE and Crested conduct the bulk of their operations. USECC is owned equally by the Company and Crested. USECC owns the buildings and other equipment (see Note D) used by the Company and has invested in SMP (see Notes E and F). The accounts of Brunton have been reflected as discontinued operations in the 1996 and 1995 financial statements since Brunton was sold in February 1996.

     Investments in other joint ventures and 20% to 50% owned companies are accounted for by the equity method (see Note E). SGMC was consolidated through May 1997 until the Company relinquished majority ownership in SGMC at which time SGMC was accounted for using the equity method as of May 31, 1997. Investments of less than 20% in companies are accounted for by the cost method. All material intercompany profits, transactions and balances have been eliminated.

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The carrying amount of cash equivalents approximates fair value because of the short maturity of these instruments.

Investments

     Based on the provisions of SFAS No. 115, the Company accounts for investments as held-to-maturity. Held-to-maturity securities are measured at amortized cost and are carried at the lower of aggregate cost or fair market value.

Inventories

     Inventories consist primarily of aviation fuel, associated aircraft parts, mining supplies, purchased uranium, gold ore stockpiles and modular homes held for resale. Retail inventories are stated using the average cost method of accounting for inventories. Other inventory is stated at the lower of cost or market.

Properties and Equipment

     Land, buildings, improvements, aircraft and other equipment are carried at cost.

     Depreciation of buildings, improvements, aircraft and other equipment is provided principally by the straight-line method over estimated useful lives ranging from three to forty-five years.

     The Company capitalizes all costs incidental to the acquisition, exploration, holding and development of mineral properties as incurred. The costs of mine development are deferred until production begins on the basis that they will be recovered through future mining operations. Once commercial production begins, mine development costs incurred to maintain production will be expensed. Capitalized costs are charged to operations at the time the Company determines that no economic ore bodies exist on such properties. Costs and expenses related to general corporate overhead are expensed as incurred.

     The Company and Crested have acquired substantial mining property assets and associated facilities at minimal cash cost, primarily through the assumption of reclamation and environmental liabilities. Certain of these assets are owned by various ventures in which the Company is either a partner or venturer. The market value of these assets and most of the reclamation and environmental liabilities associated with them are not reflected in the accompanying consolidated balance sheets (see Note K).

     Proceeds from the sale of undeveloped mineral properties are treated as a recovery of cost with any excess of proceeds over cost recognized as gain.

     The Company follows the full-cost method of accounting for oil and gas properties whereby all costs incurred in the acquisition, exploration and development of the properties, including unproductive wells, are capitalized, limited to the present value of the estimated proved reserves and the lower of cost or estimated fair value of unproved properties.

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

     Depreciation, depletion and amortization of oil and gas properties is provided by the units of production method based on the estimated reserves to be recovered. All oil and gas properties were fully amortized at May 31, 1997.

     Long-lived Assets - The Company evaluates potential impairment of long-lived assets and long-lived assets to be disposed of in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 establishes procedures for review of recoverability, and measurement of impairment if necessary, of long-lived assets and certain identifiable intangibles held and used by the entity. SFAS No. 121 requires that those assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable. SFAS No. 121 also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less estimated selling costs. As of May 31, 1997, management believes that there has not been any impairment of the Company's long-lived assets or other identifiable intangibles.

     Fair Value of Financial Instruments - The recorded amounts for cash and cash equivalents, receivables, other current assets, and accounts payable and accrued expenses approximate fair value due to the short-term nature of these financial instruments.

Revenue Recognition

     Advance royalties which are payable only from future production or which are non-refundable are recognized as revenue when received (see Note F). Non-refundable option deposits are recognized as revenue when the option expires.

     Revenues from gold and uranium sales are recognized upon delivery. Revenues are recognized from the rental of certain assets as they are rented. Revenue from commercial operations are recognized as goods and services are delivered. Oil and gas sales revenue is recognized at the time of production (see Notes D and F).

     Revenues from long-term construction contracts is recognized on the percentage-of-completion method determined by the ratio of costs incurred to management's estimate of total anticipated costs. If estimated total costs on any contract indicate a loss, the Company provides currently for the total anticipated loss on the contract. Billings on uncompleted long-term contracts may be greater or less than incurred costs and estimated earnings, and are shown as current liabilities or current assets in the accompanying consolidated balance sheets.

Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes". This statement requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets, liabilities and carryforwards.

     SFAS No. 109 requires recognition of deferred tax assets for the expected future effects of all deductible temporary differences, loss carryforwards and tax credit carryforwards. Deferred tax assets are then reduced, if

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

deemed necessary, by a valuation allowance for any tax benefits which, based on current circumstances, are not expected to be realized.

Net Income (Loss) Per Share

     Net income (loss) per share is computed using the weighted average number of common shares outstanding during each period. Statement of Financial
Accounting Standards No. 128 ("SFAS 128"), which establishes standards for computing and presenting earnings per share, is effective for years ending after December 15, 1997. Management does not believe the adoption of SFAS 128 will materially affect reported earnings per share.

Management's Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

     Certain reclassifications have been made to the 1996 and 1995 financial statements to conform with the 1997 presentation.

C.   RELATED-PARTY TRANSACTIONS:

     The Company and Crested provide management and administrative services for affiliates under the terms of various management agreements. The Company provides all employee services required by Crested. In exchange, Crested is obligated to the Company for its share of the costs for providing such employees. Revenues from services by the Company to unconsolidated affiliates were $397,700, $92,900 and $87,300 in fiscal 1997, 1996 and 1995, respectively.
The Company has 1,037,800 of receivables from unconsolidated subsidiaries and short-term advances to employees totaling 153,200 as of May 31, 1997.

     At May 31, 1997, the Company's President and his immediate family were indebted to the Company in the amount of $745,300 which is represented by notes secured by 160,000 shares of the Company's common stock.

     During fiscal 1995, the Company sold a house in Riverton, Wyoming, to Harold F. Herron, Vice President of the Company for an amount equal to a current independent appraisal. At the same time the Company loaned to Mr. Herron the sum of $112,170 secured by 30,000 shares of the Company's common stock for a period of five years. This amount is included in the $745,300 and discussed above.

     On June 14, 1995, USECC signed a six year option to acquire a 7,200 square foot hangar at the Riverton Regional Airport, for $110,000, from Arrowstar Investments, Inc. ("Arrowstar"), an entity which is owned by the

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

Company's President and his family. In 1996, the option was amended and the Company purchased the hangar for $75,000.

     On May 15, 1997 Yellow Stone Fuels Corp. ("YSFC"), a 14% owned affiliate of USE and a 14% owned affiliate of Crested signed a promissory note in favor of USECC in the amount of $400,000 ($392,200 outstanding at May 31, 1997). This note bears interest at 10% and is due on December 31, 1998. In lieu of paying the note in cash on or before its maturity date, Yellow Stone Fuels Corp. may convert this debt, at its option, into YSFC shares of common stock at $1.00 per share of debt and interest. However, if YSFC defaults in paying the note on December 31, 1998, the note is convertible into a number of shares which will give USE and Crested a combined 51% ownership interest in YSFC.

D.   USECC JOINT VENTURE:

     USECC operates the Glen L. Larsen office complex; an aircraft hangar with a fixed base operation, office space and certain aircraft; holds interests in various mineral properties and ventures including SMP and GMMV; conducts oil and gas operations; and transacts all operating and payroll expenses, except for specific expenses allocated directly to each venturer. The joint venture agreement also provides for the allocation of certain operating expenses to other affiliates. In addition, through April 1996, USECC operated Wind River Estates ("Wind River"), a 100 unit mobile home park. During 1996, USECC sold Wind River (which had a net book value of approximately $512,700) to Arrowstar. USECC recognized a gain of $252,600 on the sale of Wind River, which is reflected as a gain on sale of assets in the accompanying consolidated statements of operations. USECC received consideration of $765,300 for Wind River. The $765,300 was comprised of the following:

    Cash                                         $  500,000
    Note receivable                                  56,000
    Debt forgiven                                    47,900
    50% interest in First-N-Last LLC                161,400
                                                 ----------
                                                 $  765,300

     The debt forgiven was an amount due to Arrowstar from USECC for the purchase of the hangar at the Riverton Regional Airport discussed above. First-N-Last LLC owns and operates a convenience store near Lake Powell in Utah. Subsequently, USECC then transferred its acquired 50% ownership in First-N-Last LLC to Plateau, which reduced USE's payable to Plateau.

E.   INVESTMENTS AND ADVANCES:

     The Company's restricted investments secure various decommissioning costs, reclamation and holding costs. Investments are comprised of debt securities issued by the U.S. Treasury that mature at varying times from three months to one year from the original purchase date. As of May 31, 1997, the cost of debt securities was a reasonable approximation of fair market value.

         The Company's investment in and advances to affiliates are as follows:

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

                                 Consolidated        Carrying Value at May 31,
                                  Ownership             1997            1996
                                -------------           ----            ----
 Equity Method:
        SGMC                        33.9%*           $4,034,800      $    --
        GMMV                        50.0%               724,800         724,800
        Ruby Mining Company         26.7%                32,600          35,900
        YSFC                        28.0%**             207,400           --
        SMP (Note F)                50.0%                 --          2,897,800
                                                     ----------      ----------
                                                     $4,999,600      $3,658,500
                                                     ==========      ==========

    *Consolidated until May, 1997.

    **Includes notes receivable of $392,200 from YSFC (see Note C).

    Equity loss from investments accounted for by the equity method are as follows:

                                           Year Ended May 31,
                              ------------------------------------------
                                  1997           1996           1995
                                  ----           ----           ----

     SMP (Note F)             $(442,700)      $(416,200)      $(439,200)
     Ruby Mining Company         (3,300)         (2,300)         (3,100)
     YSFC                      (244,800)           --              --
     GMMV (Note F)                 --              --              --
                              ---------       ---------       ---------
                              $(690,800)      $(418,500)      $(442,300)
                              =========       =========       =========

     There are currently litigation and arbitration proceedings with the Company's partner in the SMP partnership, as discussed further in Note K.

     SMP has entered into various market related and base price escalated uranium sales contracts with certain utilities which require approximately 1,500,000 pounds of uranium concentrates to be delivered from 1997 through 2000 depending on utility requirements. These contracts also allow for the quantities to be substantially increased by the utilities. Until the disputes between the SMP partners are resolved, the Company and Crested are arranging for the purchase and delivery of their portion of the contracts or are allowing Nukem and CRIC to make the entire delivery. The deliveries will be satisfied by purchases in the spot market, existing purchase contracts, uranium inventories or by producing from SMP properties. Production will not be commenced, however, until uranium prices rise substantially. Most market related sales contracts can be settled through spot market purchases. The last delivery under the remaining base price sales contract was made in May 1996 and exceeded the spot market price as of May 31, 1996. Revenues from such uranium sales of $1,383,400 have been included in the accompanying consolidated statements of operations for the year ended May 31, 1996, which would normally have been sales of SMP. All sales contracts were filled by Nukem in 1997 and 1995, and as a result, no revenues from uranium sales were recognized during 1997 and 1995. The cash from uranium sales is accumulating in SMP's bank accounts and is subject to the Order and Award of the arbitration proceedings with Nukem/CRIC discussed in Note F.

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

     GMMV expenses certain general and administrative, maintenance and holding costs. However, the Company has not recognized equity losses in GMMV because Kennecott was committed to fund 100% of the first $50,000,000 of development and operating costs of the Joint Venture. Subsequent to May 31, 1997, the Company and USECC entered into an Acquisition Agreement with Kennecott whereby the Company may be able to purchase Kennecott's interest in the GMMV (see Note F). The Company's carrying value of its investment in GMMV of $744,800 in the accompanying balance sheets is substantially lower than its underlying equity in GMMV.

     Condensed combined statements of operations of the Company's equity investees include GMMV, SMP, SGMC (as of May 31, 1997), YSFC and Ruby Mining Company. SGMC is included in the condensed combined balance sheet disclosure only due to its deconsolidation effective May 1997.

              CONDENSED COMBINED BALANCE SHEETS - EQUITY INVESTEES

                                                      May 31,
                                        ----------------------------------
                                            1997                  1996
                                            ----                  ----
Current assets                          $ 21,524,800          $ 19,525,200
Non-current assets                        78,125,200            49,901,000
                                        ------------          ------------
                                        $ 99,650,000          $ 69,426,200
                                        ============          ============

Current liabilities                     $ 23,772,200          $  8,160,800
Reclamation and other liabilities         30,116,300            41,270,800
Excess in assets                          45,761,500            19,994,600
                                        ------------          ------------
                                        $ 99,650,000          $ 69,426,200
                                        ============          ============

         CONDENSED COMBINED STATEMENTS OF OPERATIONS - EQUITY INVESTEES

                                               Year Ended May 31,
                             --------------------------------------------------
                                  1997               1996              1995
                                  ----               ----              ----
Revenues                     $    883,300       $  1,143,500       $    368,300
Costs and expenses             (4,091,500)        (1,825,400)        (1,402,400)
                             ------------       ------------       ------------
Net loss                     $ (3,208,200)      $   (681,900)      $ (1,034,100)
                             ============       ============       ============


F.   MINERAL CLAIMS TRANSACTIONS AND MINING PROPERTIES:

GMMV

     During fiscal 1990, the Company and Crested entered into an agreement with Kennecott, a wholly-owned, indirect subsidiary of The RTZ Corporation PLC, for Kennecott to acquire a 50% interest in certain uranium mineral properties in Wyoming known as the Green Mountain Properties. The purchase price was $15,000,000 and a commitment to fund the first $50 million of development and operating costs. Before they were contributed to GMMV, the Green Mountain Properties were owned by the Company, with a portion owned by USECC.

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

     The Boards of Directors of the Company and Crested adopted a method of apportioning the initial consideration of $15,000,000, on a ratio of 84% to the Company and 16% to Crested. This division was based on analyses of the projected cash flows of the properties contributed by USE and USECC.

         Kennecott committed to fund 100% of the first $50 million of capital contributions to the joint venture. Kennecott also committed to pay additional amounts if certain future operating margins are achieved. USE and USECC participate in cash flows of the GMMV in accordance with their ownership of the mining claims prior to the formation of GMMV. Because USE owned all the claims on that portion of the Green Mountain Properties where the Round Park (Jackpot) uranium deposit was delineated, Crested has no interest in GMMV's cash flow from the ore produced in mining operations on the Round Park properties, which have been scheduled for initial development. USE and Crested will share their portion of the cash flows from the other GMMV properties on a 50-50 basis.

     GMMV has incurred $20,416,400 in the development and operations of the above uranium mineral properties through May 31, 1997. This was funded by Kennecott out of the $50 million funding commitment. As previously mentioned, the Company's carrying value of its investment in GMMV is $724,800 at May 31, 1997, which is substantially lower than its equity basis in GMMV. Reclamation obligations of GMMV are discussed in Note K. Development of the properties continues in anticipation of future uranium price increases.

     On June 23, 1997, USE and USECC signed an Acquisition Agreement with Kennecott for the right to acquire Kennecott's interest in the GMMV for $15,000,000 and other consideration. Kennecott paid USE and USECC $4,000,000 on signing, and committed to loan the GMMV up to $16,000,000 for payment of reimbursable costs incurred by USECC in developing the proposed underground Jackpot Uranium Mine for production and in changing the status of the Sweetwater Mill from standby to operational.

     The $16,000,000 loan being provided by Kennecott to the GMMV was advanced to Kennecott by an affiliate, Kennecott Energy Company ("KEC") under a secured recourse Promissory Note (the "Note") bearing interest at 10.5% per annum starting April 1999 until paid in full. The Note is payable quarterly out of 20% of cash flow from the GMMV properties, but not more than 50% of the earnings for such quarter from the GMMV operations, before interest, income tax, depreciation and amortization; however, the Note is payable (i) in full on June 23, 2010 regardless of cash flow and earnings of the GMMV, or (ii) sooner (on December 31, 2005) if an economically viable uranium mine has not been placed into production by such date. The Note is secured by a first mortgage lien against Kennecott's 50% interest in the GMMV pursuant to a Mortgage, Security Agreement, Financing Statement and Assignment of Proceeds, Rents and Leases granted by Kennecott to KEC (the "Mortgage"). USE and USECC will assume the Note, and the assets of the GMMV will be subject to the Mortgage, at closing of the acquisition.

     Pursuant to the Acquisition Agreement, the Mineral Lease, and the Mill Contract, USECC is to develop the proposed Jackpot Mine and nearby Big Eagle Mine, and work with Kennecott in preparing the Sweetwater Mill for renewed operations. Such work will be funded from the $16,000,000 being loaned to the GMMV by Kennecott. Kennecott will be entitled to a credit against Kennecott's original $50,000,000 commitment to fund the GMMV, in the amount of two dollars of credit for each one dollar of such funds out of the $16,000,000 loaned by Kennecott to the GMMV, plus the $4,000,000 paid to USE and USECC on signing of the Acquisition Agreement. It is anticipated that such credits will fully satisfy the balance of Kennecott's initial funding commitment to the GMMV.

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

     Closing of the Acquisition Agreement is subject to USE and USECC satisfying several conditions, including: (i) the acquiring entity (which may be USE, USECC, or an entity formed by USE and USECC to acquire Kennecott's interest in the GMMV) must have a market capitalization of at least $200,000,000 (ii) the parties to the Acquisition Agreement must have received all authorizations, consents, permits and approvals of government agencies required to transfer Kennecott's interest in the GMMV to the acquiring entity; (iii) USE and USECC shall have replaced, or caused the replacement of, approximately $25,000,000 of reclamation bonds, in addition to other guarantees, indemnification and suretyship agreements posted by Kennecott on behalf of the GMMV; and (iv) USE and USECC, or the acquiring entity, must pay $15,000,000 cash to Kennecott at closing and assume all obligations and liabilities of Kennecott with respect to the GMMV (including repayment of the $16,000,000 Note and the Mortgage) from and after the closing. Under very limited circumstances, the scheduled closing date may be postponed to another date not later than October 30, 1998.

     If the Acquisition Agreement is not closed by December 1, 1997, then USE and USECC (or an entity formed by them to acquire the GMMV interest owned by Kennecott) are to provide to Kennecott a commitment letter from a recognized national investment banking firm to complete an underwritten public offering of the securities of USE (or the entity formed to acquire Kennecott's interest) in amount sufficient to close the Acquisition Agreement transactions. Such amount is estimated by USE to be approximately $40,000,000 (for the $15,000,000 closing cash purchase price to Kennecott, plus $25,000,000 to assume or cause the replacement of reclamation bonds, guarantees, indemnification agreements and suretyship agreements related to the GMMV properties and the Sweetwater Mill) Alternatively, USE and USECC (or the acquiring entity) may provide evidence to Kennecott of a commitment letter from a bank or other institutional or industry entity to provide private or joint venture financing in such approximate amount. Failure to provide evidence of such financial commitment by December 1, 1997 will terminate the Acquisition Agreement, the Mineral Lease and the Mill Contract.

     Subject to providing evidence of adequate financial resources to close the Acquisition Agreement with funds from a public financing or otherwise, the $4,000,000 signing bonus paid by Kennecott is nonrefundable and will serve to reduce USE's and Crested's ultimate $15,000,000 purchase obligation.

     If the Acquisition Agreement is not closed, USE, USECC and Kennecott shall continue to own their respective 50% interests in the GMMV, and Kennecott's obligation to repay the $16,000,000 loaned by KEC shall remain Kennecott's obligation, without any adverse effect on the 50% interest in GMMV held by USE and USECC. However, the Jackpot Mine development work and Sweetwater Mill upgrade work funded by the $16,000,000 advance will have benefitted all parties to the GMMV and will fully satisfy Kennecott's original $50,000,000 funding obligation to GMMV.

SMP

     During fiscal 1989, USE and Crested, through USECC, entered into an agreement to sell a 50% interest in their Sheep Mountain properties to Nukem's subsidiary CRIC. USECC and CRIC immediately contributed their 50% interests in the properties to a newly-formed partnership, SMP. SMP was established to further develop and mine the uranium claims on Sheep Mountain, acquire uranium supply contracts and market uranium. SMP agreed to deposit up to $.50 per pound of U3O8 as it is produced from the properties for reclamation obligations. Certain disputes have arisen among USECC, CRIC and its parent Nukem, Inc. over the formation and operation of SMP. These disputes have been in litigation/arbitration for the past six years. In the arbitration, the American Arbitration Association Panel issued its Order and Award during fiscal 1996. On June 27, 1997, the United States

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

District Court entered its Second Amended Judgment confirming the Order and Award and including the equitable portion of the Order and Award. Nukem/CRIC filed a motion for clarification and/or limited remand. The Court denied the motion and Nukem has until September 12, 1997 to determine if it will appeal the Second Amended Judgment to the Tenth Circuit Court of Appeals. See Notes E and K for a description of the investment and a discussion of the related litigation/arbitration.

AMAX Transactions

     During prior years, the Company and Crested conveyed interests in mining claims to AMAX Inc. ("AMAX") in exchange for cash, royalties, and other consideration including interest-free loans, due in 2010. In connection with a renegotiation of various rights and duties of the parties, AMAX agreed to amortize the principal amount of those loans. The loans were completely amortized in fiscal 1994. AMAX was acquired by Cyprus Minerals Corporation in November 1993 and is now doing business as "Cyprus Amax." AMAX and its successor Cyprus Amax have not placed the properties into production as of May 31, 1997.

     Cyprus Amax may elect to return the properties to the Company and Crested, which would cancel the advance royalty obligation. If Cyprus Amax formally decides to place the properties into production, it will pay $2,000,000 to the Company and Crested. If Cyprus Amax sells the properties, the Company and Crested will receive 15% of the first $25 million received by Cyprus Amax.

     In addition, Cyprus Amax now pays the Company and Crested an annual advance royalty of 50,000 pounds of molybdenum (or its cash equivalent). Cyprus Amax is entitled to a partial credit against future royalties for any advance royalty payments made, but such royalties are not refundable if the properties are not placed into production. The Company recognized $207,300, $-0- and $85,500 of revenue from the advance royalty payments in fiscal 1997, 1996 and 1995, respectively.

     The Company and Crested held an option to purchase certain real estate located in Gunnison owned by Cyprus Amax. During fiscal 1995, USE and Crested reached an agreement with Cyprus Amax whereby USE and Crested would forego six quarters of advance royalties as payment of this option exercise price. USE and Crested received no advance royalties during 1996 as a result of this agreement. Thereafter, USE (together with Crested) signed two option agreements with Pangolin Corporation, a Park City, Utah developer, for sale of the 57 acres, and a separate parcel owned in Gunnison County, Colorado.

     The first option  (exercised by Gunnison  Center  Properties LLC in January
1995) was for 57 commercial and noncommercial zoned acres in the City of Gunnison, Colorado; the net purchase price was $970,300. This resulted in a gain for the Company of $491,100. Pangolin paid $345,000 cash and $625,300 in nonrecourse promissory notes. The first note for $137,900 was paid in fiscal 1995. The second note for $487,366 was a three year promissory note, bearing interest at 7.5% per year and calling for interest only payments in January 1996 and 1997 with the balance due in January 1998, of which $0 and $35,600 was received during fiscal 1997 and 1996, respectively. Effective December 1, 1996 a replacement promissory note was given to USE and Crested by Contour Development Company LLC in the principal amount of $454,900 payable January 1998, bearing interest at the rate of 7.5% per annum, and secured by Contour's 73% interest in a limited liability company owning a 2.93 acre subdivided lot in the City of Gunnison currently approved for development with an 87 unit apartment project. As of May 31, 1997 the second note had an outstanding principal balance of $451,865, of which USE's 50%

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

portion, or $225,932, is reflected in the accompanying consolidated balance sheet, before a valuation allowance of $86,800.

     The second option covered 472.5 acres of ranch land northwest of the City of Gunnison, Colorado and was exercised by Castle Mountain Ranches LLC in May 1995 (purchase price $822,460). Pangolin paid $10,000 for the option; on option exercise and closing, Pangolin paid $36,090 in cash for 22 acres and two nonrecourse promissory notes totaling $776,370, each due May 30, 1998, and secured by the remaining acreage. One note for $145,500 bore interest at the rate of 7.5% per annum until August 28, 1995 and thereafter at the rate of 12% per annum until paid. A principal payment in the amount of $35,000 was due on May 30, 1996 but was not paid. The second note for $630,873 bore interest at the rate of 7.5% per annum with interest only payments due May 30, 1996 and May 30, 1997 and principal and interest due at maturity. Effective December 1, 1996 a replacement note from Contour Development Company LLC was given to Crested in the principal amount of $872,508 bearing interest at the rate of 8.39% per annum until May 30, 1997, at which time a principal payment of $128,138, together with accrued interest, was due, but was not paid. As a result of Contour's default in the payment due May 30, 1997, The Company and Crested have declared the entire principal balance of this note to be due and payable and have declared a default in the pledge of Contour's 73% interest in the limited liability company building the apartment project in the City of Gunnison. The Company recognized a consolidated bad debt expense of $614,200 and the reversal of a deferred gain of $312,100 as a result of Contour's default, and has established a corresponding valuation allowance against the receivable in the amount of $(839,500). The
Company and Crested are currently evaluating their potential remedies against Contour (which may include litigation).

Sutter Gold Mining Company

     Sutter Gold Mining Company ("SGMC") was formerly a joint venture between USE and SRRI formed to acquire, hold and develop mineral leases and mining claims in Amador County, California (the "Lincoln Project"). On December 14, 1990, Crested purchased one-ninth of USE's beneficial interest in the SGV Properties hereinafter fully described, for $500,000 and the commitment to fund one-ninth of the future costs and liabilities. USE and Crested formed USECC Gold Limited Liability Company ("USECC Gold") which became the joint venturer with SRRI on the Lincoln Project. USECC Gold was owned 88.89% by USE and 11.11% by Crested. SGMC was established to conduct operations on mining leases and to produce gold from the Lincoln Project.

     USE (i)  funded  $4,500,000  of the  $5,000,000  purchase  price of  SGMC's properties; (ii) agreed to initially fund SRRI's share of holding and development costs totaling $500,000; and (iii) agreed to provide its share of the holding costs and assessments of SGMC. SRRI, the second venture partner, through a subsidiary, funded $500,000 of the property purchase price, and agreed to pay $2,000,000 to USE to equalize the investments so that USE and SRRI would each initially hold 50% interests in SGMC. USE was to recover the $500,000 of predecessor holding costs and SGMC's initial development costs paid by them, out of SGMC's initial cash flows.

     SRRI issued a $2,000,000 note to USE, bearing interest at 10% per annum. The note provided that $500,000 of principal and accrued interest was due April 12, 1991, and the balance of $1,500,000 with interest was due October 12, 1991. In February 1991, USE and Crested formed USECC Gold and transferred their respective interests in the Lincoln Project to USECC Gold. When the installments on the $2,000,000 note to USE were not paid when due, the interests of USECC Gold and SRRI in SGMC were adjusted to equal the percentage of the $5,000,000 purchase price of SGMC's properties that each of them provided. On July 16, 1991, the 50% interest of SRRI in SGMC was reduced to 40%, with a corresponding increase in the USECC Gold interest to

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

60%. On October 12, 1991, SRRI's interest was further reduced to 10% and USECC Gold's interest increased to 90%. On May 23, 1994, SRRI released its remaining 10% interest and issued 400,000 shares of SRRI common stock to USE in exchange for the release of all SRRI's liabilities relating to SGMC and USECC Gold. Accordingly, SRRI's capital investment of $257,900 and all liabilities of SGMC to USE and its affiliates on behalf of SRRI totaling $1,550,600 were transferred to USECC Gold's capital investment. In addition, SGMC released SRRI of its obligation to SGMC totaling $1,970,500, which included accrued but unrecorded interest of approximately $579,800.

     On August 5, 1994, USE, Crested and SGMC entered into an agreement whereby USE and Crested each conveyed their eight-ninths and one-ninth interest, respectively, in USECC Gold in exchange for common shares of SGMC. USE and Crested ultimately received approximately 100% of the outstanding shares of SGMC's common stock, respectively, for their eight-ninth and one-ninth interest, respectively in USECC Gold.

     SGMC is in the development stage and additional development is required prior to the commencement of commercial production. SGMC has yet to generate any significant revenue and has no assurance of future revenue. During fiscal 1992, SGMC shipped a bulk sample of gold ore mined during development operations to an independent mill to determine mill availability and assay information. Approximately 1,400 ounces of gold was recovered and sold. The related mining costs were recognized. All acquisition and other mine development costs since inception have been capitalized. Since test production in 1992, SGMC has focused its efforts on obtaining a reserve study, developing a mine plan and pursuing a partner to assist in the financing of its mineral development and ultimate production. In the interim, SGMC will continue to require capital contributions from USE, Crested or other sources of financing to maintain its current activities. SGMC will continue to be considered in the development stage until such time as it generates significant revenue from its principal operations.

     Since inception, the Company and Crested have funded $7,858,900 in development and holding costs. These costs were funded by the Company and Crested on a eight-ninths/one-ninths basis, respectively. As of May 31, 1997, the Company's total investment in SGMC had a carrying value of $8,628,800.

     During May 1996, SGMC issued shares of its common stock to certain individuals, including a related party for total proceeds of $98,000. Such shares were authorized to be sold by SGMC in October 1995 to raise funds to pay for legal and other costs of a possible future equity financing.

     During the first and second quarters of fiscal 1997, SGMC sold additional shares of its common stock in a private placement. These shares were sold for $3.00 per share. SGMC received $1,106,600 in net proceeds from this equity placement.

     During the fourth quarter of fiscal 1997, management of SGMC entered into an Engagement Letter with a different underwriter in Toronto to complete an offering of additional shares of SGMC's common stock which closed in May, 1997 and raised approximately $5,400,000 in net cash proceeds. At the underwriter's request, the initial investors (including USE and Crested) agreed to have the amount of their common shares owned reduced by 50 percent. The investors in the $3.00 per share private placement discussed above were not affected as those shares were sold in contemplation of the 1 for 2 reverse split.

     In connection with this Offering, the Company and Crested accepted a Stock Purchase Warrant dated March 21, 1997 which provides the Company and Crested the right to acquire for no additional consideration

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

common shares of SGMC's $.001 par value common stock having an aggregate value of $10,000,000 (US). The Stock Purchase Warrant has a term of ten years extending to March 21, 2007, and is exercisable partially or in total, semi-annually beginning on June 30, 1997. However, the Stock Purchase Warrant is only exercisable to the extent proven and probable ore reserves, as defined in the Stock Purchase Warrant, in excess of 300,000 ounces are added to SGMC's reserves. In addition, SGMC shall have the right to satisfy the exercise of all or any portion of the Stock Purchase Warrant with the net cash flows, as defined, at $25.00 (US) for each new ounce of proven and probable ore in excess of 300,000 ounces to a maximum of 700,000 ounces. Accordingly, the Company has allocated the carrying value of SGMC shares exchanged for the Contingent Stock Purchase Warrant to its investment in such contingent warrants. The Stock Purchase Warrant benefits the Company and Crested on a basis of 88.9% and 11.1%, respectively.

Plateau Resources Limited

     Effective August 11, 1993, USE entered into an agreement with Consumers Power Company to acquire all the issued and outstanding common stock of Plateau Resources Limited ("Plateau"), a Utah corporation. Plateau owns a uranium processing mill and support facilities and certain other real estate assets through its wholly-owned subsidiary Canyon Homesteads, Inc. ("CHI") in southeastern Utah. USE paid nominal cash consideration for the Plateau stock and agreed to assume all environmental liabilities and reclamation bonding obligations. Prior to closing the agreement, Plateau transferred $2,500,000 cash to fund the NRC Surety Trust Agreement to pay future costs of mill decommissioning, site reclamation and long-term site surveillance. Plateau also transferred $4,800,000 cash to an Agency Agreement to indemnify the seller against possible environmental or nuclear claims. At the date of acquisition, Plateau held an additional $6,900,000 of unencumbered cash to be used for care and maintenance costs on the mill and other assets acquired. As of May 31, 1997, most of the unencumbered cash has been used for care and maintenance costs or was loaned to USE for development of certain properties held by the Company and Crested. Directors of the Company and Crested have agreed to divide equally one-half of the obligations incurred in excess of the total $14,200,000 described above and will share in one-half of all cash flows derived from operations of these assets.

     On August 25, 1995, Plateau signed a letter of intent with an unrelated third party to sell part interest in CHI, a wholly-owned subsidiary of Plateau, and to develop the Ticaboo Townsite, in south central Utah and other resort properties near Lake Powell. In fiscal 1995 the purchaser defaulted, and the $100,000 earnest money deposit was recognized as income in fiscal 1995.

     CHI entered into a joint venture, First-N-Last LLC, with Arrowstar Investments, Inc. ("Arrowstar") to develop on a 50/50 basis, certain properties at the Ticaboo Townsite. Arrowstar is owned by certain shareholders of the Company. During 1996, Arrowstar gave its 50% interest in First-N-Last LLC to USECC as part of the consideration for Wind River (see Note D). USECC then transferred its 50% ownership in First-N-Last LLC to Plateau. As of May 31, 1997, Plateau/CHI owns 100% of First-N-Last, LLC.

Energx, Ltd.

     During fiscal 1994, USE and Crested formed Energx to engage in the exploration, development and operation of natural gas properties. Energx currently has leased properties in Wyoming and on the Fort Peck Indian
Reservation, Montana. Energx is owned by USE (45%), Crested (45%) and the Assiniboine and Sioux Tribes (10%).

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

     During fiscal 1995, Energx sold a 50% interest in the leases on the Fort Peck Indian Reservation for the sum of $200,000 plus $100,000 to be used only for the acquisition and consolidation of additional leases, and for a commitment to drill eight exploratory wells. Eight exploratory wells were drilled and were found to be non- commercial. No further activity is planned for this project.

     During 1997 and 1996, Energx abandoned certain of its leases and as a result wrote off $164,500 and $328,700, respectively, of costs capitalized associated with theses leases. The write off is reflected as abandonment of mineral interests in the accompanying 1997 and 1996 consolidated statements of operations.

G.   DEBT:

Lines of Credit

     USE and Crested have a $1,000,000 line of credit from a commercial bank. The line of credit bears interest at the bank's prime rate plus .5% (10.25% as of May 31, 1997). The weighted average interest rate for 1997 and 1996 for the line of credit was 10.25%. The line of credit is secured by certain real property and a share of the net proceeds of fees from production from certain oil wells. As of May 31, 1996, $176,000 was outstanding on this line of credit. No amounts were outstanding as of May 31, 1997.

     FNG held a $400,000 line of credit with a commercial bank. This line of credit accrued interest at 2.0% over the bank's prime rate and expired on February 28, 1997. At May 31, 1996, $323,000 was outstanding. No amounts were outstanding as of May 31, 1997. The weighted average rate for 1997 and 1996 for this line of credit was 10.79%. The line of credit was not renewed when it expired on February 28, 1997.

Notes Payable

     The components of notes payable as of May 31, 1997 and 1996 are as follows:

                                                                May 31,
                                                       ------------------------
                                                          1997          1996
                                                          ----          ----
     Installment notes - secured by equipment;
         interest at 8.75% - 9.5%, mature 2000         $  69,100     $  252,900
     FNG installment notes - secured by FNG
         equipment, interest at 7.5% to 11.25%
         matures in 1997 - 2002                          195,300        431,300
                                                       ---------     ----------
                                                         264,400        684,200
     Less current portion                                (81,300)      (239,900)
                                                       ---------     ----------
                                                       $ 183,100     $  444,300
                                                       =========     ==========

     Principal requirements on notes payable for the five years after May 31, 1997 are as follows: 1998 - $81,300; 1999 - $85,800; 2000 - $55,700; 2001 -
$34,200; 2002 - $6,000 and thereafter $1,400.

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

H.   INCOME TAXES:

     The components of deferred taxes as of May 31, 1997 and 1996 are as follows:

                                                             May 31,
                                                 -----------------------------
                                                      1997            1996
                                                      ----            ----
     Deferred tax assets:

        Deferred compensation                    $    129,800     $     40,100
        Net operating loss carryforwards            6,731,500        7,260,400
        Capital loss carryforwards                   --                297,100
        Tax Credits                                   325,100          325,100
        Other                                         655,400          106,100
        Tax basis in excess of book basis             573,400         --
                                                 ------------     ------------
     Total deferred tax assets                      8,415,200        8,028,800
                                                 ------------     ------------

     Deferred tax liabilities:
        Book basis in excess of tax basis            --               (597,900)
        Development and exploration costs          (1,963,400)      (2,332,100)
                                                 ------------     ------------
     Total deferred tax liabilities                (1,963,400)      (2,930,000)
                                                 ------------     ------------
                                                    6,451,800        5,098,800
     Valuation allowance                           (6,635,100)      (5,282,100)
                                                 ------------     ------------
     Net deferred tax liability                  $   (183,300)    $   (183,300)
                                                 ============     ============

     The Company has established a valuation allowance of $6,635,100 against deferred tax assets due to the losses incurred by the Company in fiscal 1997, 1996 and 1995. The Company's ability to generate future taxable income to utilize the NOL and capital loss carryforwards is uncertain.

     The income tax provision (benefit) is different from the amounts computed by applying the statutory federal income tax rate to income before taxes. The reasons for these differences are as follows:

                                                          Year Ended May 31,
                                             ---------------------------------------
                                                 1997          1996          1995
                                                 ----          ----          ----
Expected federal income tax                  $(1,266,330)   $(793,500)   $  (804,700)
Utilization of capital loss carryforward           --           --          (269,900)
Net operating losses not previously
   benefitted and other                          (86,670)    (204,800)      (569,600)
Valuation allowance                            1,353,000      998,300      1,644,200
                                             -----------    ---------    -----------
   Income tax provision                      $      --      $    --      $      --
                                             ===========    =========    ===========

     There were no taxes currently payable as of May 31, 1997, 1996 or 1995 related to continuing operations.

     At May 31, 1997, the Company and its subsidiaries had available, for federal income tax purposes, net operating loss carryforwards of approximately $21,300,000 which will expire from 1998 to 2012 and investment tax credit carryforwards of $325,000 which, if not used, will expire from 1998 to 2003. The Internal Revenue Code contains provisions which limit the NOL carryforwards available which can be used in a given year when

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

significant changes in company ownership interests occur. In addition, the NOL and credit amounts are subject to examination by the tax authorities.

     The Internal Revenue Service has audited the Company's and affiliates' tax returns through fiscal 1991, and their income tax liabilities are settled through that year. The IRS has recently audited the Company's and affiliates', which includes USECC, fiscal years 1993 and 1994 returns. The Company has received a 30 day letter for the year 1993 and 1994. The Company has submitted a written appeal to protest the findings of the examining agent to preserve its NOL. Management believes the Company will prevail on the significant issues in dispute, and therefore, that no significant changes will result from the findings.

I.   SEGMENTS AND MAJOR CUSTOMERS:

     The Company's primary business activity is the sale of minerals and the acquisition, exploration, holding, development and sale of mineral bearing properties although the Company has no producing mines. Other reportable industry segments included commercial operations, primarily real estate activities and operation of an airport fixed base operation, and construction operations. The following is information related to these industry segments:

                                                                   Year Ended May 31, 1997
                                             ------------------------------------------------------------
                                                              Commercial     Construction
                                              Minerals        Operations     Operations      Consolidated
                                              --------        ----------     ----------      ------------

Revenues                                     $   --          $ 3,223,200     $ 1,038,600     $  4,261,800
                                             ==========      ===========     ===========
Interest and other revenues                                                                     1,528,400
                                                                                             ------------
      Total revenues                                                                         $  5,790,200
                                                                                             ============

Operating profit (loss)                      $ (843,100)     $    163,600    $    286,000    $   (393,500)
                                             ==========      ============    ============
Interest and other revenues                                                                     1,528,400
General corporate and other expenses                                                           (4,168,600)
Equity in loss of affiliates                                                                     (690,800)
                                                                                             ------------
      Loss before income taxes
         and cumulative effect                                                               $ (3,724,500)
                                                                                             ============

Identifiable net assets at May 31, 1997      $ 9,025,700     $  6,103,700    $    301,500    $ 15,430,900
                                             ===========     ============    ============
Investments in affiliates                                                                       4,999,600
Corporate assets                                                                                9,956,600
                                                                                             ------------
      Total assets at May 31, 1997                                                           $ 30,387,100
                                                                                             ============

Capital expenditures                         $   159,500     $    296,300    $    --
                                             ===========     ============    ============
Depreciation, depletion and
      amortization                           $ --            $    460,100    $    172,000
                                             ==========      ============    ============


                                         U.S. ENERGY CORP. AND AFFILIATES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            MAY 31, 1997, 1996 AND 1995
                                                    (Continued)

                                                                  Year Ended May 31, 1996
                                             ------------------------------------------------------------
                                                               Commercial    Construction
                                               Minerals        Operations     Operations     Consolidated

Revenues                                     $  3,116,700      $ 1,439,100    $ 3,794,500    $  8,350,300
                                             ============      ===========    ===========
Interest and other revenues                                                                     1,281,900
                                                                                             ------------
      Total revenues                                                                         $  9,632,200
                                                                                             ============

Operating profit (loss)                      $   (455,600)     $  (935,700)   $   716,700    $   (674,600)
                                             ============      ===========    ===========
Interest and other revenues                                                                     1,281,900
General corporate and other expenses                                                           (2,522,700)
Equity in loss of affiliates                                                                     (418,500)
                                                                                             ------------
      Loss before income taxes,
         discontinued operations
         and extraordinary item                                                              $ (2,333,900)
                                                                                             ============

Identifiable net assets at May 31, 1996      $ 19,724,700      $ 6,196,800    $   705,500    $ 26,627,000
                                             ============      ===========    ===========
Investments in affiliates                                                                       3,658,500
Corporate assets                                                                                4,507,800
                                                                                             ------------
      Total assets at May 31, 1996                                                           $ 34,793,300
                                                                                             ============

Capital expenditures                         $    835,200      $   372,000    $   903,100
                                             ============      ===========    ===========
Depreciation, depletion and
      amortization                           $    --           $   569,000    $   219,500
                                             =============     ===========    ===========

                                         U.S. ENERGY CORP. AND AFFILIATES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            MAY 31, 1997, 1996 AND 1995
                                                    (Continued)

                                                                  Year Ended May 31, 1995
                                             -------------------------------------------------------------
                                                               Commercial     Construction
                                               Minerals        Operations      Operations     Consolidated

Revenues                                     $     85,500      $ 1,177,600     $ 1,303,400    $  2,566,500
                                             ============      ===========     ===========
Interest and other revenues                                                                      2,034,100
                                                                                              ------------
      Total revenues                                                                          $  4,600,600
                                                                                              ============

Operating (loss) profit                      $ (1,568,800)     $  (892,500)    $   265,100    $ (2,196,200)
                                             ============      ===========     ===========
Interest and other revenues                                                                      2,034,100
General corporate and other expenses                                                            (1,762,400)
Equity in loss of affiliates                                                                      (442,300)
                                                                                              ------------
      Loss before income taxes
         and discontinued operations                                                          $ (2,366,800)
                                                                                              ============

Identifiable net assets at May 31, 1995      $  18,518,300     $ 9,074,300     $   292,700    $ 27,885,300
                                             =============     ===========     ===========
Investments in affiliates                                                                        3,244,600
Corporate assets                                                                                 2,254,600
                                                                                              ------------
      Total assets at May 31, 1995                                                            $ 33,384,500
                                                                                              ============

Capital expenditures                         $     455,100     $    186,400    $    28,100
                                             =============     ============    ===========
Depreciation, depletion and
      amortization                           $      --         $    608,200    $   116,500
                                             =============     ============    ===========

     During fiscal 1996, approximately 89% of mineral revenues were from the sale of uranium. There were no uranium sales during fiscal 1997 and 1995.

     The Company subleases excess office space, contracts aircraft for charter flights and sells aviation fuel. Commercial revenues in the statements of operations consist of mining equipment rentals, office and other real property rentals, charter flights and fuel sales.

J.   SHAREHOLDERS' EQUITY:

     In May 1996, the Board of Directors of USE approved an annual incentive compensation arrangement ("1996 Stock Award Program") for its CEO and four other officers of USE payable in shares of the Company's common stock. The 1996 Stock Award Program was approved by the Company's shareholders in the second quarter of fiscal 1997. The shares are to be issued annually on or before January 15 of each year, starting January 15, 1997, as long as each officer is employed by USE, provided the Company has been profitable in the preceding fiscal year. The officers will receive up to an aggregate total of 67,000 shares per year for the years 1997 through 2002. One-half of the compensation under the 1996 Stock Award Program is the responsibility of Crested. The number of shares awarded each year out of such 67,000 shares aggregate annual limit will be based on earnings per share of Common Stock to be determined in the formal plan to be adopted, and in addition will be subject to approval by the shareholders of the Company for each award each year. In fiscal 1997, 14,158 shares were authorized for issuance by shareholder approval to these five officers of the Company and Crested. The 1996

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

Stock Award Program was subsequently modified to reflect the intent of the directors of the Company which was to provide incentive to the officers of the Company and Crested to remain with the Companies. The shares under the plan therefore became forfeitable until retirement, death or disability of the officer. The shares are held in trust by the Company's treasurer and are voted by the Company's non-employee directors.

     Effective January 9, 1996, the Company entered into a Warrant Purchase Agreement with Shamrock Partners, Ltd. ("Shamrock"). Pursuant to the Agreement, Shamrock received a warrant to purchase 200,000 common shares of the Company's common stock at $5.00 per share in exchange for consultation services to be provided through January 9, 1997. During fiscal 1997, Shamrock exercised 180,000 of these warrants for a total of $900,000. In connection with this warrant agreement, the Company recognized $148,300 of consulting expense in 1997.

     In March 1995, the Company completed a private placement of 400,000 shares of stock at $3.00 per share. The majority of the proceeds were from employees of the Company. This offering carried terms by which the Company, at its option, would either redeem the common shares sold from each investor, at a cash redemption price of $3.50 per share or issue one additional common share for each three shares originally purchased. Management of the Company issued the additional common shares (133,336 shares) in fiscal 1996. The Company registered all shares issued in connection with this private placement in April 1996.

     In June and July 1995, the Company sold common stock at $4.00 per share (812,432 shares, net proceeds to the company of $2,842,200). In connection with this private placement, warrants to purchase 81,243 USE common shares at $4.80 per share were issued to the selling agent. These warrants were exercisable through July 25, 2000. All of the warrants were exercised during fiscal 1996 resulting in approximately $390,000 of proceeds to the Company.

     The Board of Directors adopted the U.S. Energy Corp. 1989 Stock Option Plan (the "Option Plan") for the benefit of USE's key employees. The Option Plan, amended in December 1995, reserves 925,000 shares of the Company's $.01 par value common stock for issuance under the Option Plan. During fiscal 1992, the Company issued options to certain of its executive officers, Board members and others. Under this Plan, 371,200 non-qualified options were issued at purchase prices ranging from $2.75 per share to $2.90 per share. These options will expire on April 14, 2002 and April 30, 2002. During fiscal 1996, the Company issued 360,000 non-qualified options to employees who are not officers or directors at a purchase price of $4.00 per share, expiring on December 31, 2000. During fiscal 1997, options were exercised for the purchase of 106,100 shares. On December 13, 1996, the shareholders of USE ratified an amendment to the Option Plan and on that same date all outstanding non-qualified options were converted to qualified options by the Board of Directors of USE.

     The Board of Directors of USE adopted the U.S. Energy Corp. 1989 Employee Stock Ownership Plan ("ESOP") in 1989, for the benefit of USE's employees. During fiscal 1997, 1996 and 1995, the Board of Directors of USE contributed 24,069, 10,089 and 37,204, shares to the ESOP at prices of $8.87, $8.65 and $5.38 per share, respectively. The Company is responsible for one-half of these contributions amounting to $106,700, $43,600 and $100,000 in fiscal 1997, 1996 and 1995, respectively. Crested is responsible for the remainder. USE has loaned the ESOP $1,014,300 to purchase 125,000 shares from the Company and 38,550 shares on the open market. These loans, which are secured by pledges of the stock purchased with the loan proceeds, bear interest at the rate of 10% per annum. The loans are reflected as unallocated ESOP contribution in the equity section of

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

the accompanying consolidated balance sheets. During fiscal 1996, the Company released 10,089 of the shares to fund the 1996 ESOP contribution by $87,300 as reflected in the statement of stockholders' equity.

     The Board of Directors of both the Company and Crested issue shares of stock as bonuses to certain directors, employees and third parties. The stock bonus shares have been reflected outside of the Shareholders' Equity section in the accompanying balance sheets because such shares are forfeitable to the Company and Crested until earned. During fiscal 1993, the Company's Board of Directors amended the stock bonus plan. As a result, the earn out dates of certain individuals were extended until retirement, which is the earn out date of the amended stock bonus plan. In exchange for this amendment, the amended plan grants a stock-bonus of 20% of the previous plan per year for five years. Crested is responsible for one half of the compensation expense related to these issuances. For the years ended May 31, 1997, 1996 and 1995, the Company had compensation expense of $152,600, $116,500 and $200,000, respectively, resulting from these issuances. A schedule of forfeitable shares for both USE and Crested is set forth in the following table:

      Issue                 Number                     Issue           Total
      Date                 of Shares      Issuer       Price       Compensation
      ----                 ---------      ------       -----       ------------

    May 1990                  40,300     USE         $  9.75          $392,925
    June 1990                 66,300     USE           11.00           729,300
    November 1990
        (stock dividend)      10,660     USE          N.A.               N.A.
    June 1990                 25,000     Crested        1.06            26,562
    December 1990              7,500     Crested         .50             3,750
    January 1993              18,520     USE            3.00            55,560
    January 1993               6,500     Crested         .22             1,430
    January 1994              18,520     USE            4.00            74,080
    January 1994               6,500     Crested         .28             1,828
    January 1995              18,520     USE            3.75            69,450
    January 1995               6,500     Crested         .19             1,219
    January 1996               7,700     USE           15.125          116,462
    January 1996               5,000     Crested         .3125           1,562
    January 1997              36,832     USE           11.02           405,830
    January 1997               8,000     Crested         .9375           7,500

     No shares were earned out in fiscal 1997 or 1996. Also included in the forfeitable common stock are 15,000 shares to directors which are vesting at 20% a year beginning in November 1992, of which 9,000 are earned out but not released as of May 31, 1997.

Statement of Financial Accounting Standards No. 123 ("SFAS 123")

     SFAS 123, "Accounting for Stock-Based Compensation," defines a fair value based method of accounting for employee stock options or similar equity instruments. However, SFAS 123 allows the continued measurement of compensation cost for such plans using the intrinsic value based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), provided that pro forma disclosures are made of net income or loss and net income or loss per share, assuming the fair value based method of SFAS 123 had been

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

applied. The Company has elected to account for its stock-based compensation plans under APB 25; accordingly, for purposes of the pro forma disclosures presented below, the Company has computed the fair values of all options granted during fiscal year 1997 using the Black-Scholes pricing model and the following weighted average assumptions (no options were granted during 1997):

                                                  1997
                                                  ----
         Risk-free interest rate                 5.45%
         Expected lives                          5 years
         Expected volatility                     135.2%
         Expected dividend yield                 0%

     To estimate expected lives of options for this valuation, it was assumed options will be exercised upon becoming fully vested at the end of the five years. All options are initially assumed to vest. Cumulative compensation cost recognized in pro forma net income or loss with respect to options that are forfeited prior to vesting is adjusted as a reduction of pro forma compensation expense in the period of forfeiture.

     The total fair value of options granted was computed to be approximately $1,274,900 during the year ended May 31, 1996. This amount is amortized ratably over the vesting periods of the options. Pro forma stock-based compensation, net of the effect of forfeitures, was $255,000 and $106,200 for 1997 and 1996, respectively.

     If the Company had accounted for its stock-based compensation plans in accordance with SFAS 123, the Company's net loss and pro forma net loss per common share would have been reported as follows:

                                                 Year Ended May 31,
                                            ---------------------------
                                                1997             1996
                                                ----             ----
     Net income (loss)
          As reported                       $ (3,724,500)     $ 270,700
          Pro forma                         $ (3,979,500)     $ 164,500
     Net income (loss) per common share
          As reported                       $       (.55)     $     .04
          Pro forma                         $       (.59)     $     .03


     Weighted average shares used to calculate pro forma net loss per share were determined as described in Note 2, except in applying the treasury stock method to outstanding options, net proceeds assumed received upon exercise were increased by the amount of compensation cost attributable to future service periods and not yet recognized as pro forma expense.

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

     A summary of the Stock Option Plan activity for the years ended May 31, 1997 and 1996 is as follows:

                                                               1997                          1996
                                                  ----------------------------     ------------------------
                                                                    Weighted                       Weighted
                                                                     Average                        Average
                                                                    Exercise                       Exercise
                                                      Options         Price           Options        Price
    Outstanding at beginning of year                  724,800         3.44           371,400         2.95
    Granted                                           --                             360,000         4.00
    Canceled                                         (22,000)         4.00            --
    Exercised                                       (106,100)         3.49            (6,600)        6.27
                                                    ---------                        -------
    Outstanding at end of year                       596,700          3.41           724,800         3.44
                                                   =========                         =======
    Exercisable at end of year                       380,700                         436,800
                                                   ==========                        =======

     The following table summarized information about employee stock options outstanding and exercisable at May 31, 1997:

                                      Options Outstanding                              Options Exercisable
                     ----------------------------------------------------      ---------------------------------
                                             Weighted
                       Number of              Average           Weighted                               Weighted
                        Options              Remaining           Average           Number               Average
     Exercise       Outstanding at          Contractual         Exercise       Exercisable at          Exercise
      Prices         May 31, 1997          Life in years          Price         May 31, 1997             Price
      ------         ------------          -------------          -----         ------------             -----

       $2.75           49,400                  4.92               $2.75              49,400              $2.75
        2.90          264,300                  4.88                2.90              264,300              2.90
        4.00          283,000                  3.50                4.00               67,000              4.00


K.   COMMITMENTS, CONTINGENCIES AND OTHER:

Legal Proceedings

Sheep Mountain Partners (SMP)

     Arbitration Proceedings Concerning SMP. In June 1991, Nukem's wholly-owned subsidiary Cycle Resource Investment Corporation ("CRIC") instituted arbitration proceedings against the Company and Crested. CRIC claimed that the Company and Crested violated the Sheep Mountain Partners ("SMP") partnership agreement by assigning to the Green Mountain Mining Venture (GMMV) the amounts equal to any SMP cash distributions to USECC derived from sales of uranium under SMP supply contracts. CRIC also asserted that by entering into the GMMV agreement, the Company and Crested misappropriated a business opportunity of SMP. CRIC sought damages and certain equitable remedies from the Company and Crested and sought to expel the Company and Crested from the SMP Partnership.

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

     Federal Court Action Concerning SMP. On July 3, 1991, the Company and Crested d/b/a USECC filed a civil action in the U. S. District Court of Colorado against Nukem, CRIC and their affiliates, alleging that Nukem, CRIC and their affiliates fraudulently misrepresented facts and concealed information from the Company and Crested to induce their entry into the agreements forming SMP and seek rescission, damages and other relief. The Company and Crested further alleged that Nukem and CRIC have refused to provide information about transactions by CRIC and its affiliates with SMP, and that the defendants had engaged in various wrongful acts relating to financing and acquisition of uranium for SMP. Nukem and CRIC filed an answer and a variety of counterclaims against the Company and Crested. Certain of Nukem's affiliates (excluding CRIC) were thereafter dismissed from the lawsuit. The U. S. District Court granted the motion of the Company and Crested to stay the above arbitration initiated by CRIC and also ordered the Company and Crested to amend their complaint. On April 6, 1992, the Company and USE filed an amended complaint against Nukem and CRIC setting out the alleged fraud with particularity, and Nukem and CRIC filed answers and counterclaims to the amended complaint.

     State Court Action Concerning SMP. On September 16, 1991, USECC filed a civil action in the Denver District Court against SMP seeking reimbursement of $85,000 per month since the spring of 1991 for the care and maintenance of the SMP underground uranium mines and properties in south-central Wyoming. On May 11, 1993, the Denver District Court stayed all proceedings until the U.S. District Court for Colorado case is resolved.

     Summary. The discovery stage in the case filed by the Company and USE on July 3, 1991 in the U. S. District Court of Colorado against Nukem, CRIC et al has been protracted and vigorously contested by all parties. On November 6, 1993, the remaining parties in that suit, Nukem and CRIC, agreed with the Company and Crested that the majority of the litigation post the formation of SMP on December 21, 1988, would be handled through consensual arbitration with the American Arbitration Association ("AAA"). The agreement to arbitrate was finally reduced to writing and executed on February 7, 1994. The arbitration hearing commenced on June 27, 1994 before a three member AAA arbitration panel. After 73 hearing days and some 15,000 pages of testimony, the parties rested their cases on May 31, 1995. Per order of the Panel, the parties filed their proposed Findings of Fact and Conclusions of Law, Award and a brief of the law on August 7, 1995. Each side submitted responsive proposed findings of fact and conclusions of law, responsive proposed award and reply briefs by September 21, 1995.

     The Panel entered its Order and Award on April 18, 1996 but did not dissolve the Partnership. Nukem appealed the Award by filing two motions indicating there was a material miscalculation and a double recovery. The U.S. District Court remanded the matter to the Arbitration Panel to consider Nukem's motions. On July 3, 1996, the Panel found there was not double recovery and confirmed the Order and Award, which awarded Crested and USE $12,500,000 and Nukem/CRIC $7,100,000 through July 31, 1996. On November 4, 1996 the United States District Court issued a Judgment and Order confirming the Arbitration Panel's Order and Award during fiscal 1997. The Company and Crested received $4,300,000 from the SMP escrow accounts as partial payment of the monetary award of the Arbitration Panel. This $4,300,000 was accounted for under cost recovery method of accounting, wherein it was applied to outstanding amounts due USECC and the Company and the balance of $1,003,800 was recognized as income. Nukem/CRIC filed a motion asking for limited remand and on June 27, 1997 the Federal Court issued a Second Amended Judgment which confirmed the monetary award of the Arbitration Panel and clarified the equitable damages due USECC from Nukem/CRIC. Nukem has until September 12, 1997 to file a notice of appeal with the Tenth Circuit Court of Appeals. Nukem has posted a $8,600,000 supersedeas bond on the monetary portion of the Award. If Nukem seeks to appeal the equitable portion of the Award, the Company and Crested will ask that the supersedeas bond be raised to $111,000,000.

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

     Illinois Power. Illinois Power Company ("IPC"), one of the utilities with whom SMP has a long-term uranium supply contract, unilaterally sought to terminate the contract on October 28, 1993 and filed suit contemporaneously in the Federal District Court, Danville, Illinois, against the Company, USE, CRIC, SMP, Nukem Luxembourg GmbH ("NULUX") and the Dresdner Bank, seeking a declaratory judgment that the contract with USECC, which was assigned to SMP and thereafter to NULUX, had been breached by USECC filing a Motion for Appointment of Receiver in the SMP litigation. The Dresdner Bank was dismissed from the case, and the remaining defendants filed answers denying IPC's allegations and filed counterclaims for damages due under the IPC contract. These defendants also filed Motions for Summary Judgment and a hearing was held on the motions on May 27, 1994. On September 1, 1994, the U. S. District Court for the Central District of Illinois granted the defendants' motions for summary judgment against IPC dismissing IPC's complaint, and further granted those defendant's counterclaims against IPC for breach of contract by IPC. After various negotiating sessions the parties reached agreement in June 1995 to settle the case by entering into an amendment to the original agreement to increase the price per pound of U3O8 delivered to IPC and provide for 3 deliveries totaling 486,443 lbs. U3O8 in 1995, 1996 and 1997. The first delivery of 226,443 lbs.
U3O8 was made on June 30, 1995 by Nukem on behalf of SMP. A delivery of 130,000 lbs. U3O8 was made during fiscal 1996 and the last delivery of 130,000 lbs. U3O8 under the contract was made in May 1997. On June 13, 1997, the Company and Crested received $838,500 as a distribution of profits from the last delivery under this SMP contract.

Parador Mining Company, Inc. ("Parador")

     On July 30, 1991, Bond Gold Bullfrog, Inc. ("BGBI") filed Civil Action No. 11877 in the District Court of the Fifth Judicial District, Nye County, Nevada naming USE, Crested, Parador and H.B. Layne Contractor, Inc. (Layne) as defendants. The complaint primarily concerns extralateral rights associated with two patented lode mining claims (the "Claims") owned by Parador which were initially leased to a predecessor of BGBI and subsequently, the residuals of that lease were assigned and leased by Parador to USE and Crested. Parador, the Company and Crested answered the complaint, filed a counterclaim against the Plaintiff and a cross claim against Layne. A bifurcated trial was held on December 11-12, 1995 before the District Court for the Fifth Judicial District for the State of Nevada, County of Nye, at which time the parties presented evidence relative to the issue of extralateral rights. Other claims between the parties were bifurcated by the Court and were not at issue at the trial. Parador, the Company and Crested submitted expert testimony by five renowned geologists opining that a gold lode apexed on Parador's Sunset No. 1 patented lode mining claim, from which apex the lode extended in a continuous downward direction outside the surface boundaries of that claim and under the surface boundaries of a claim owned by an adjacent property owner. No contrary testimony was submitted by the other parties.

     The District Court took the matter under advisement at the conclusion of the evidentiary proceedings, and on December 26, 1995, issued a written ruling denying apex rights and extralateral royalties to Parador, the Company and Crested. It is the belief of Parador, the Company and Crested that the trial court's ruling is erroneous as a matter of law and, consequently on February 2, 1996, an appeal was lodged with the appellate court asking that Court to reverse the trial court's ruling. The Appellate Court dismissed the appeal pending a resolution of all claims before the District Court. Parador, the Company and Crested intend to proceed wit the litigation.

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

Reclamation and Environmental Liabilities

     Most of the Company's mine development, exploration and operating activities are subject to federal and state regulations that require the Company to protect the environment. The Company attempts to conduct its mining operations so as to comply with these regulations, but they are continually changing and are generally becoming more restrictive. Consequently, the Company's current estimates of its reclamation obligations and its current level of expenditures to perform ongoing reclamation may change in the future. At the present time, however, the Company cannot predict the outcome of future regulation or its impact on costs. Nonetheless, the Company has recorded its best estimate of future reclamation and closure costs based on currently available facts and technology and enacted laws and regulations. Certain regulatory agencies, such as the Nuclear Regulatory Commission, the Bureau of Land Management and the Wyoming Department of Environmental Quality review the Company's reclamation, environmental and decommissioning liabilities, and the Company believes its recorded amounts are consistent with those reviews and related bonding requirements. To the extent that planned production on its properties is delayed, interrupted or discontinued because of regulation or the economics of the properties, the future earnings of the Company would be adversely affected. The Company believes it has accrued all necessary reclamation costs and there are no additional contingent losses on unasserted claims to be disclosed or recorded in the reclamation liability. The Company has not disposed of any properties for which it has a commitment or is liable for any known environmental liabilities.

     The majority of the Company's environmental obligations relate to former mining properties acquired by the Company. Since the Company currently does not have properties in production, the Company's policy of providing for future reclamation and mine closure costs on a unit-of-production basis has not resulted in any significant annual expenditures or costs. For the obligations recorded on acquired properties, including site- restoration, closure and monitoring costs, actual expenditures for reclamation will occur over a number of years, and since these properties are all considered future production properties, those expenditures, particularly the closure costs, may not be incurred for many years. The Company also does not believe that any significant capital expenditures to monitor or reduce hazardous substances or other environmental impacts are currently required. As a result, the near term reclamation obligations are not expected to have a significant impact on the Company's liquidity.

     As of May 31, 1997 and 1996, the Company has recorded estimated reclamation obligations, including standby costs, of $13,674,700 as reflected in reclamation and other long-term liabilities in the accompanying financial statements. In addition, the GMMV, in which the Company is a 50% equity investor, has recorded a $23,620,000 liability for future reclamation and closure costs. None of these liabilities have been discounted, and the Company has not recorded any potential offsetting recoveries from other responsible parties or from any insurance companies.

     The Company currently has four mineral properties or investments that account for most of its environmental obligations. The Company is a partner in SMP, a venturer of GMMV, the owner of Plateau and an investor in SGMC. The environmental obligations and the nature and extent of cost sharing arrangements with other potentially responsible parties, as well as any uncertainties with respect to joint and several liability of each are discussed in the following paragraphs:

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

Sheep Mountain Partners ("SMP")

     The Company and Crested agreed to assume the reclamation obligations, environmental liabilities and liabilities for injuries to employees in mining operations with respect to the Crooks Gap properties, which are part of the SMP venture. The reclamation obligations, which are established by regulatory authorities, were reviewed by the Company and the regulatory authorities during fiscal 1995 and the balance in the reclamation liability account at May 31, 1997 of $1,451,800 was determined by the Company to be adequate. The obligation will be satisfied over the life of the mining project which is estimated to be at least 20 years. The Company and Crested self bonded this obligation by mortgaging certain of their real estate holdings. A portion of the funds for the reclamation of SMP's properties is expected to be provided by SMP which has agreed to pay up to $.50 per pound of uranium to the Company and Crested for reclamation work as the uranium is produced from the properties. The final outcome of the arbitration proceedings with Nukem and CRIC could result in changes to these agreements between the parties.

Green Mountain Mining Venture ("GMMV")

     During fiscal 1991, the Company and Crested acquired developed minerals properties on Green Mountain known as the Big Eagle Property. In connection with that acquisition, the Company and Crested agreed to assume reclamation and other environmental liabilities associated with the property. Reclamation obligations imposed by regulatory authorities were established at $7,300,000 at the time of acquisition. Immediately after the acquisition, the Company and Crested transferred a one-half interest in them to Kennecott, and Kennecott, the Company and Crested contributed the Big Eagle properties to GMMV, which assumed the reclamation and other environmental liabilities. Kennecott holds a commercial bank letter of credit as security for the performance of the reclamation obligations for the benefit of GMMV.

     During fiscal 1993, GMMV entered into an agreement to acquire the Sweetwater uranium mill and related properties from UNOCAL. GMMV's consideration for the acquisition of the Sweetwater Mill Property was the assumption of all environmental liabilities and reclamation bonding obligations. The environmental obligations of GMMV are guaranteed by Kennecott. However, UNOCAL also agreed that if GMMV incurs expenditures for environmental liabilities prior to the earlier of commercial production by GMMV or February 1, 2001 (which liabilities are not due solely to the operations of GMMV), UNOCAL will reimburse GMMV the first $8,000,000 of such expenditures. Any such reimbursement may be recovered by UNOCAL from 20% of future cash flows from sale of uranium concentrates processed through the Mill. In any event, until such time as environmental and reclamation undertakings are liquidated against Kennecott Corporation, such costs are not deemed expenditures under Kennecott's $50,000,000 development commitment (although bond costs may be charged against this development commitment).

     The reclamation and environmental liabilities assumed by GMMV concern two categories: (1) cleanup of an inactive open pit mine site near the Mill, including water (heavy metals and other contaminants) and tailings (heavy metals and other dust contaminant abatement and erosion control) associated with the pit, and (2) decontamination, cleanup and disposal of the Mill building and equipment and tailings cells after Mill decommissioning. On June 18, 1996, Kennecott had a letter of credit in the amount of approximately $19,767,000 issued to the Wyoming Department of Environmental Quality for mine pit site matters (exercising EPA-delegated jurisdiction to administer the Clean Water Act and the Clean Air Act, and directly administering Wyoming statutes on mined land reclamation), and by the NRC for decontamination and cleanup of the Mill and Mill tailings cells.

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

An irrevocable letter of credit has been provided by the Morgan Guaranty Trust Company of New York in lieu of a surety bond to cover the reclamation costs for the open pit mine site and the mill. The letter of credit was obtained by Kennecott Uranium Company to cover all reclamation costs related to mining and drilling operations in the State of Wyoming. The EPA has continuing jurisdiction under the Resource Conservation and Recovery Act pertaining to any hazardous materials which may be on site when cleanup work is started.

     Although USE and the other GMMV parties are liable for all reclamation and environmental compliance costs associated with Mill and site maintenance, as well as Mill decontamination and cleanup and site reclamation and cleanup after the Mill is decommissioned, USE believes it is unlikely USE will have to pay for such costs directly. First, based on current estimates of cleanup and reclamation costs (reviewed annually by the oversight agencies), such costs may be within the $50,000,000 development commitment of Kennecott Uranium Company for GMMV. These costs are not expected to increase materially if the Mill is not put into full operation. Second, to the extent GMMV is required to spend money on reclamation and environmental liabilities related to previous Mill and site operations during ownership by Minerals Exploration Company (a UNOCAL subsidiary), UNOCAL has agreed to fund up to $8,000,000 of such costs (provided such costs are incurred before February 1, 2001 and before Mill production resumes), which would be recoverable only out of future Mill production (see above). Third, payment of the GMMV reclamation and environmental liabilities related to the mill is guaranteed by Kennecott Corporation, parent of Kennecott Uranium Company. Last, GMMV will set aside a portion of operating revenues to fund reclamation and environmental liabilities once mining and milling commences. To date, ongoing Mill maintenance expense is funded by Kennecott as part of its development commitment.

     Kennecott will be entitled to contribution from the USE Parties in proportion to their participation interests in GMMV, if Kennecott is required to pay Mill cleanup costs directly pursuant to its guarantee. Such payments by Kennecott only would be reimbursed if the liabilities cannot be satisfied within the initial $50,000,000 expenditure commitment, and then only to the extent there are insufficient funds from the reclamation reserve (to be established up out of GMMV operating revenues). In addition, if and to the extent such liabilities resulted from UNOCAL's Mill operations, and payment of the liabilities was required before February 1, 2001 and before Mill production resumes, then up to $8,000,000 of that amount would be paid by UNOCAL before Kennecott Corporation would be required to pay on its guarantee. Accordingly, although the extent of any ultimate USE liability for contribution to Mill cleanup costs cannot be predicted, USE and Crested will only be required to pay its proportional share of Mill cleanup if a) the liabilities cannot be satisfied with the initial $50,000,000 expenditure commitment from Kennecott, b) there are insufficient funds from the reclamation reserve to be established out of GMMV operating revenues and c) payments are not available from UNOCAL.

Sutter Gold Mining Company ("SGMC")

     SGMC is currently owned 30.7% by the Company, 3.2% by Crested and 66.1% by private investors. SGMC owns gold mineral properties in California. Currently, these properties are in development and costs consist of drilling, permitting, holding costs and administrative costs. No substantial mining has been completed, although a 2,800 foot decline through the identified ore zones for an underground mine was acquired in the purchase. The Company's policy is to provide reclamation on a unit-of-production basis. Currently, reclamation obligations are covered by a $27,000 reclamation bond which SGMC has recorded as a reclamation liability as of May 31, 1997.

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

Plateau Resources, Limited ("Plateau")

     The environmental and reclamation obligations acquired with the acquisition of Plateau include obligations relating to the Shootaring Mill. Based on the bonding requirements, Plateau transferred $2,500,000 to a trust account as financial surety to pay future costs of mill decommissioning, site reclamation and long-term site surveillance. In fiscal 1997, Plateau increased the NRC surety to a cash bond of $6,784,000 in order to have its standby license changed by the NRC to operational.

Executive Compensation

     The Company and Crested are committed to pay the estates of certain of their officers an amount equal to one year's salary for one year after their death and reduced amounts, to be set by the Board of Directors, for a period up to five years thereafter.

L.   DISCONTINUED OPERATIONS.

     In November 1993, the Company and Brunton executed an Agreement and Plan of Share Exchange ("Agreement") which closed in late May 1994. The Agreement provided for the Exchange of 276,470 shares of USE common stock for all 5,529,200 outstanding shares of Brunton's common stock, which were not owned by the Company. Brunton was therefore owned 100% by USE as of May 31, 1994. The transaction was accounted for as a purchase.

     In February 1996, the Company completed the sale of 100% of the 8,267,450 outstanding shares of common stock of Brunton to a third party for $4,300,000 in accordance with a Stock Purchase Agreement dated January 30, 1996 (the "Purchase Agreement"). The Company received $300,000 at execution of the Purchase Agreement and approximately $3,000,000 at closing. The Company received the first of three annual installments of $333,333 on a $1,000,000 note, plus interest at a rate of 7% per year during February 1997. Two additional payments are due the Company in the amount of $333,333 plus interest in February 1998 and 1999. The current portion of this note receivable is included in current assets and the long-term portion is included in notes receivable- real estate and other in the accompanying consolidated balance sheet. In addition, the Company is entitled to receive 45% of the profits before taxes as defined in the Purchase Agreement related to Brunton products existing at the time the Purchase Agreement was executed for a period of 4 years and three months, beginning February 1, 1996. The first payment which covered profits from February 1, 1996 through April 30, 1997 was received in August 1997 in the amount of $292,600. Each subsequent payment, due July 15 of subsequent years, will cover profits for the most recent year ended April 30.

     Certain items of property owned by Brunton were not subject to the Agreement. These items included various inventory items, mining equipment, real estate not used in operations, 225,556 shares of USE common stock, options to purchase 150,000 shares of USE common stock for $3.50 per share, 160,000 shares of Crested common stock and options to purchase 300,000 shares of Crested common stock for $.40 per share. 100,000 shares of USE common stock and 100,000 shares of Crested common stock were transferred for no consideration to SGMC and the remainder of the USE and Crested stock was transferred to Plateau. One-half of the USE and Crested options were transferred each SGMC and Plateau, respectively.

                        U.S. ENERGY CORP. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1997, 1996 AND 1995
                                   (Continued)

     In connection with the Purchase Agreement, the Company paid Brunton $171,700 for accrued rental on mining equipment and retired $273,000 related to bank debt incurred by Brunton on behalf of USE.

     As a result of selling 100% of the common stock of Brunton, the Company has reflected the operations of Brunton as discontinued in the accompanying financial statements. Revenues for the discontinued operations for the years ended May 31, 1996 and 1995 were $2,870,800 and $4,553,500, respectively. The Company recognized a gain on the disposal of Brunton of $2,295,700 net of income taxes of approximately $50,000.

                          PART I. FINANCIAL INFORMATION

Item 1.  Financial Statements.

                        U.S. ENERGY CORP. AND AFFILIATES

                      Condensed Consolidated Balance Sheets

                                     ASSETS
                                                February 28,      May 31,
                                                   1998            1997
                                                   ----            ----
                                                (Unaudited)     (Unaudited)
CURRENT ASSETS:
    Cash and cash equivalents                  $  2,224,500    $  1,416,900
    Accounts receivable
        Trade, net of valuation allowance
        of $15,700 and $27,800, respectively        235,600         368,200
        Related parties                           1,664,300       1,191,000
    Current portion long-term
        notes receivables                           337,200         337,200
    Inventory                                        63,700          96,000
    Assets held for resale and other                905,900         991,600
                                               ------------    ------------
        TOTAL CURRENT ASSETS                      5,431,200       4,400,900

LONG-TERM NOTES RECEIVABLE                          745,800       1,477,900

INVESTMENTS IN CONTINGENT
    STOCK PURCHASE WARRANT                        4,594,000       4,594,000

INVESTMENTS IN AFFILIATES
    Affiliates                                    4,868,700       4,999,600
    Restricted                                    8,921,900       8,506,300
                                               ------------    ------------
                                                 13,790,600      13,505,900

PROPERTY AND EQUIPMENT                           16,159,200      14,843,000
    Less accumulated depreciation,
    depletion and amortization                   (9,275,000)     (8,802,100)
                                               ------------    ------------
                                                  6,884,200       6,040,900

OTHER ASSETS:                                       394,900         367,500
                                               ------------    ------------
                                               $ 31,840,700    $ 30,387,100
                                               ============    ============


            See notes to condensed consolidated financial statements.

                        U.S. ENERGY CORP. AND AFFILIATES

                      Condensed Consolidated Balance Sheets

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                         February 28,       May 31,
                                                             1998            1997
                                                             ----            ----
                                                          (Unaudited)     (Unaudited)
CURRENT LIABILITIES:
    Accounts payable and accrued expenses                $    501,900    $  1,312,600
    Deferred revenue                                        4,000,000            --
    Current portion of long-term debt                         141,000          81,300
                                                         ------------    ------------
        TOTAL CURRENT LIABILITIES                           4,642,900       1,393,900

LONG-TERM DEBT                                                186,400         183,100

RECLAMATION LIABILITY                                       8,751,800       8,751,800

OTHER ACCRUED LIABILITIES                                   4,676,500       5,259,000

DEFERRED TAX LIABILITY                                        183,300         183,300

MINORITY INTERESTS                                             90,300            --

COMMITMENTS AND CONTINGENCIES

FORFEITABLE COMMON STOCK
    $.01 par value; issued 229,606 shares and 223,900,
    respectively, forfeitable until earned                  1,958,000       1,892,400

SHAREHOLDERS' EQUITY:
    Preferred stock, $.01 par value; 100,000 shares
        authorized none issued or outstanding;                   --              --
    Common stock, $.01 par value; 20,000,000 shares
        authorized; issued, 6,732,945 and 6,646,475
         shares respectively                                   67,300          66,500
    Additional paid-in capital                             22,921,400      22,543,000
    Accumulated deficit                                    (8,528,200)     (6,776,900)
    Treasury stock at cost, 690,943 shares                 (2,182,000)     (2,182,000)
    Unallocated ESOP contribution                            (927,000)       (927,000)
                                                         ------------    ------------
    TOTAL SHAREHOLDERS' EQUITY                             11,351,500      12,723,600
                                                         ------------    ------------
                                                         $ 31,840,700    $ 30,387,100
                                                         ============    ============

            See notes to condensed consolidated financial statements.


                                                    U.S. ENERGY CORP. AND AFFILIATES

                                             Condensed Consolidated Statements of Operations
                                                               (Unaudited)


                               Three Months Ended February     Nine Months Ended February
                               ---------------------------     --------------------------
                                  28, 1998      28, 1997         28, 1998       28, 1997
                                  --------      --------         --------       --------
REVENUES:
Mineral sales                    $     --     $     --         $   858,700    $      --
Construction contract revenues         --        157,600              --          935,300
Commercial operations               697,800      389,500         3,107,300      1,458,300
Oil Sales                            48,400       62,700           125,000        125,000
Gain (loss) on sale of assets          --           --                (200)       (19,900)
Mineral property transactions        46,200       26,900           156,600         75,300
Interest                            211,100      236,100           573,900        522,700
Management fees and other           162,100      104,900           508,100        172,500
                                 ----------   ----------       -----------    -----------
                                  1,165,600      977,700         5,329,400      3,269,200
COSTS AND EXPENSES:
    Costs of mineral sold              --           --                --             --
    Mineral operations              375,400      228,800         1,098,600        545,700
    Construction costs               11,300      118,000            33,400        682,600
    Commercial operations           641,300      739,400         2,278,800      2,190,200
    Oil production                    8,800       32,500            52,300         71,200
    General and administrative    1,454,700      835,100         2,865,200      1,869,600
    Interest                         17,000       29,400            49,900         91,600
                                 ----------   ----------       -----------    -----------
                                  2,508,500    1,983,200         6,378,200      5,450,900
                                 ----------   ----------       -----------    -----------

(Continued)


            See notes to condensed consolidated financial statements.

                        U.S. ENERGY CORP. AND AFFILIATES

                 Condensed Consolidated Statements of Operations
                                   (Unaudited)
                                   (continued)

                           Three Months Ended February       Nine Months Ended February
                           ---------------------------       --------------------------
                            28, 1998        28, 1997           28, 1998      28, 1997
                            --------        --------           --------      --------

INCOME (LOSS) BEFORE
   MINORITY INTEREST
   EQUITY OF AFFILIATES
   AND PROVISION FOR
   INCOME TAXES            (1,342,900)    (1,005,500)        (1,048,800)    (2,181,700)

MINORITY INTEREST IN
   (GAIN) LOSS OF
   CONSOLIDATED
   SUBSIDIARIES               (27,700)       231,100            (90,300)       575,000

EQUITY IN LOSS OF
  AFFILIATES                 (205,900)      (106,000)          (612,200)      (338,500)
                          -----------    -----------        -----------    -----------

INCOME (LOSS) BEFORE
   INCOME TAXES            (1,576,500)      (880,400)        (1,751,300)    (1,945,200)

PROVISION FOR
   INCOME TAXES                 --            --                 --            --
                          -----------    -----------        -----------    -----------

NET INCOME (LOSS)         $(1,576,500)   $  (880,400)       $(1,751,300)   $(1,945,200)
                          ===========    ===========        ===========    ===========

NET GAIN (LOSS)
   PER SHARE              $     (0.23)   $     (0.13)       $     (0.26)   $     (0.29)
                          ===========    ===========        ===========    ===========

WEIGHTED AVERAGE
   NUMBER OF SHARES
   OUTSTANDING              6,850,913      6,654,863          6,842,679      6,642,253
                          ===========    ===========        ===========    ===========






            See notes to condensed consolidated financial statements.


                                                  U.S. ENERGY CORP. AND AFFILIATES

                                           Condensed Consolidated Statements of Cash Flows
                                                             (Unaudited)

                                                            Nine Months Ended
                                                               February 28,
                                                        ---------------------------
                                                            1998           1997
                                                            ----           ----

CASH FLOWS FROM OPERATING ACTIVITIES:
      Net Loss                                          $(1,751,300)   $(1,945,200)
      Adjustments to reconcile net loss
      to net cash provided by operating activities:
         Minority interest in gain (loss)
             of consolidated subsidiaries                    90,300       (575,000)
         Depreciation                                       475,800        475,500
         Depletion and amortization                         207,700         56,500
         Equity in loss from affiliates                     612,200        338,500
         Loss on sale of assets                                 200         19,900
         Non-cash compensation                               31,300        119,600
         Deferred revenue                                 4,000,000      4,207,700
         Other accrued liabilities                         (582,500)       537,600
         Other assets                                        27,400         (8,600)
         Net changes in components of working capital    (1,175,500)      (975,101)
                                                        -----------    -----------

NET CASH FROM PROVIDED BY
      OPERATING ACTIVITIES                                1,880,800      1,176,200

CASH FLOWS FROM INVESTING ACTIVITIES:
      Development of mining properties                      (16,500)      (455,400)
      Development of gas properties                            --          (29,100)
      Proceeds from sale of assets                            4,000        193,500
      Increase in restricted investments                   (415,600)      (277,800)
      Purchase of property and equipment                 (1,306,800)      (100,200)
      Changes in notes receivable                           732,100         58,800
      Investments in affiliates                            (481,300)      (616,400)
      Proceeds from sale of subsidiary stock                   --        1,246,100
                                                        -----------    -----------
NET CASH USED IN INVESTING ACTIVITIES                    (1,484,100)        19,500

(Continued)


            See notes to condensed consolidated financial statements.

                        U.S. ENERGY CORP. AND AFFILIATES

                 Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                               Nine Months Ended
                                                                  February 28,
                                                          --------------------------
                                                              1998           1997
                                                              ----           ----
CASH FLOWS FROM FINANCING ACTIVITIES:
      Exercise of options and warrants for common stock       347,900      1,239,300
      Purchase of treasury stock                                 --          (78,400)
      Proceeds from long-term debt                            307,700        412,300
      Repayments of long-term debt                           (244,700)    (1,004,000)
                                                          -----------    -----------
NET CASH PROVIDED BY
      FINANCING ACTIVITIES                                    410,900        569,200
                                                          -----------    -----------

NET INCREASE IN CASH AND
      CASH EQUIVALENTS                                        807,600      1,764,900

CASH AND CASH EQUIVALENTS AT
      BEGINNING OF PERIOD                                   1,416,900        992,600
                                                          -----------    -----------

CASH AND CASH EQUIVALENTS AT
      END OF PERIOD                                       $ 2,224,500    $ 2,757,500
                                                          ===========    ===========

SUPPLEMENTAL DISCLOSURES:
      Income tax paid                                     $      --      $    37,200
                                                          ===========    ===========

      Interest paid                                       $    49,900    $    91,600
                                                          ===========    ===========




            See notes to condensed consolidated financial statements.

                        U.S. ENERGY CORP. AND AFFILIATES

              Notes to Condensed Consolidated Financial Statements

     1) The Condensed Consolidated Balance Sheet as of February 28, 1998, the Condensed Consolidated Statements of Operations for the three and nine months ended February 28, 1998 and February 28, 1997, and the Condensed Consolidated Statements of Cash Flows for the nine months ended February 28, 1998 and February 28, 1997, have been prepared by the Company ("USE") without audit. The Condensed Consolidated Balance Sheet as of May 31, 1997, has been taken from the audited financial statements included in the Company's Annual Report on Form 10-K for the period then ended. In the opinion of the Company, the accompanying financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position of the Company as of February 28, 1998 and May 31, 1997, the results of operations for the three and nine months ended February 28, 1998 and February 28, 1997 and the cash flows for the nine months then ended.

     2) Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the Company's May 31, 1997 Form 10-K. The results of operations for the periods ended February 28, 1998 and February 28, 1997 are not necessarily indicative of the operating results for the full year.

     3) The consolidated financial statements of the Registrant include 100% of the accounts of USECB Joint Venture ("USECB" or "USECC") which is owned 50% by the Company and 50% by the Company's subsidiary, Crested Corp. ("Crested"). The consolidated financial statements also reflect 100% of the accounts of its majority-owned subsidiaries: Energx Ltd. (90%), Crested (51.9%), Plateau Resources Limited ("Plateau") (100%) and Four Nines Gold, Inc. ("FNG") (50.9%) All material intercompany profits and balances have been eliminated.

     4) Deferred revenue consists of a $4,000,000 Signing Bonus received in the quarter ended August 31, 1997 when the Company and its subsidiary, Crested entered into an Acquisition Agreement with Kennecott Uranium Company ("Kennecott") to acquire Kennecott's interest in the Green Mountain Mining Venture ("GMMV") which owns certain uranium properties and the Sweetwater Mill in Wyoming.

     5) Debt as of February 28, 1998 consists of various equipment and other property loans totaling $215,100 and debt attributable to consolidated affiliates of $112,300 on Four Nines Gold. Certain inter-affiliate loans were eliminated during consolidation.

     6) Accrued reclamation obligations of $8,751,800 represent the Company's share of a reclamation liability at the Crooks Gap Mining District and the full obligation at the Shootaring Uranium Mill. The reclamation work may be performed over several years.

     7) Net income (loss) per share is computed using the weighted average number of common shares outstanding during each period. The dilutive effect of stock options is not included in the computation, as it is not material.

     8) Certain reclassifications have been made in the May 31, 1997 financial statements to conform to the classifications used in February 28, 1998.

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)


                   Report on Audits of Financial Statements as
                    of December 31, 1996 and 1995 and for the
                  years ended December 31, 1996, 1995 and 1994,
                          and the period from inception
                       (June 1, 1990) to December 31, 1996

                        Report of Independent Accountants


To the Members of the Management Committee of Green Mountain Mining Venture
Riverton, Wyoming

We have audited the accompanying balance sheet of Green Mountain Mining Venture (A Joint Venture in the Development Stage) as of December 31, 1996 and 1995, and the related statements of operations, changes in Venture partners' capital, and cash flows for the years ended December 31, 1996, 1995 and 1994, and the period from inception (June 1, 1990) to December 31, 1996. These financial statements are the responsibility of the Venture's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Green Mountain Mining Venture as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996, 1995 and 1994, and the period from inception (June 1, 1990) to December 31, 1996, in conformity with generally accepted accounting principles.


   /s/  Coopers & Lybrand L.L.P.


Salt Lake City, Utah
May 6, 1997

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)

                                  BALANCE SHEET
                                     ------

                                                                     As of December 31,
                                                                 ------------------------
                                                                     1996          1995
                                                                     ----          ----
                      ASSETS
Assets:
    Due from USECC                                               $      --     $     1,212
    Property and equipment (Note 3):
        Mineral properties and mine development costs             22,812,077    22,443,305
        Buildings                                                 24,815,009    24,815,009
        Machinery and equipment                                      403,000          --
                                                                  48,030,086    47,258,314
                                                                 -----------   -----------
                  Total assets                                   $48,030,086   $47,259,526
                                                                 ===========   ===========

    LIABILITIES AND PARTNERS' CAPITAL:
Liabilities:
    Due to USECC                                                 $   469,032   $      --
    Reclamation liabilities (Note 3)                              23,620,000    23,620,000
                                                                 -----------   -----------

                  Total liabilities                               24,089,032    23,620,000
                                                                 -----------   -----------

    Commitments and contingencies (Notes 3 and 4)

    Partners' capital:
        Kennecott Uranium Company                                 11,970,527    11,819,763
        USECC                                                     11,970,527    11,819,763
                                                                 -----------   -----------
                                                                  23,941,054    23,639,526
                                                                 -----------   -----------
                  Total liabilities and partners' capital        $48,030,086   $47,259,526
                                                                 ===========   ===========


                     The accompanying notes are an integral
                       part of these financial statements

                                       160

                         GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)


                            STATEMENT OF OPERATIONS
                                    -------


                                                                                               Period from
                                                                                                inception
                                                                                              (June 1, 1990)
                                                        Year ended December 31,               to December 31,
                                          ---------------------------------------------       ---------------
                                              1996             1995             1994               1996
                                          -----------     ------------     ------------       ---------------

Cost and expenses:
    Maintenance and holding costs         $ 1,838,820     $  1,697,234     $  1,877,528         $  9,457,836
    Marketing costs                           -                  -               85,676              247,598
                                          -----------     ------------     ------------         ------------

        Net loss                          $  1,838,820    $  1,697,234     $  1,963,204         $  9,705,434
                                          ============    ============     ============         ============


                     The accompanying notes are an integral
                       part of these financial statements

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)

                STATEMENT OF CHANGES IN VENTURE PARTNERS CAPITAL
                                      -----


                                                                                           Period from
                                                                                            inception
                                                                                          (June 1, 1990)
                                                  Year ended December 31,                 to December 31,
                                     -----------------------------------------------      ---------------
                                         1996             1995              1994              1996
                                     ------------    -------------      ------------      ------------

Balance at beginning of period       $ 11,819,763    $  11,510,240      $ 11,348,745      $     -
    Kennecott Uranium Company          11,819,763       11,510,240        11,348,745

Capital Contributions (Note 1):
    Kennecott Uranium Company           1,070,174        1,158,140         1,143,097        16,823,244
    USECC                               1,070,174        1,158,140         1,143,097        16,823,244

Net loss:
    Kennecott Uranium Company            (919,40)         (848,617)         (981,602)       (4,852,717)
    USECC                                (919,410)        (848,617)         (981,602)       (4,852,717)

Balance at end of period:
    Kennecott Uranium Company        $ 11,970,527    $  11,819,763      $ 11,510,240      $ 11,970,527
    USECC                            $ 11,970,527    $  11,819,763      $ 11,510,240      $ 11,970,527


                     The accompanying notes are an integral
                       part of these financial statements

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)

                             STATEMENT OF CASH FLOWS
                                      -----


                                                                                                            Period from
                                                                                                              inception
                                                                                                            (June 1, 1990)
                                                                     Year ended December 31,                to December 31,
                                                       ------------------------------------------------     ---------------
                                                            1996             1995             1994               1996
                                                       -------------    -------------     -------------     --------------

Cash flows from operating activities:
    Net loss                                           $ (1,838,820)    $ (1,697,234)     $ (1,963,204)     $ (9,705,434)
    Increase (decrease) in due to and due from
        USECC                                               329,171          (47,889)          (34,782)          298,447
                                                       ------------     ------------      ------------      ------------
        Net cash used in operating activities            (1,509,649)      (1,745,123)       (1,997,986)       (9,406,987)
                                                       ------------     ------------      ------------      ------------

Cash flows from investing activities:
    Cost of buildings, mineral properties mine
        development, and machinery and equipment           (771,772)        (555,448)         (283,194)       (8,683,086)
    Increase (decrease)  due to and due from
        USECC                                               141,073          (15,709)           (5,014)          170,585
                                                       ------------     ------------      ------------      ------------
        Net cash used in investing activities              (630,699)        (571,157)         (288,208)       (8,512,501)
                                                       ------------     ------------      ------------      ------------

Cash flows from financing activities:
    Capital contributions                                 2,140,348        2,316,280         2,286,194        17,919,488
                                                       ------------     ------------      ------------      ------------

        Net change in cash and cash equivalents        $ -             $   -             $   -              $    -
                                                       ===========     =============     =============      ============

Cash and cash equivalents:
    At beginning of period                             $  -             $  -              $  -              $   -
    At end of period                                      -                -                 -                  -

Supplemental schedule of non-cash activities:

During 1990 and 1992 the Venture acquired  mineral
  properties an an established uranium processing
  milling exchange for the assumption of reclamation
  liabilities associated with the properties.                                                               $ 23,620,000
In 1990 the Venture partners contributed mineral properties and buildings which were recorded at the contributing partners'
    historical cost.                                                                                        $ 15,727,000



                     The accompanying notes are an integral
                       part of these financial statements

                                       163

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)

                          NOTES TO FINANCIAL STATEMENTS



1.       Organization of the Joint Venture:

         Green Mountain Mining Venture ("GMMV" or the "Venture") is a joint venture with a 30 year life, formed by U.S. Energy Corp. ("USE"), Crested Corp. ("Crested") and Kennecott Uranium Company ("Kennecott"), the Venture partners, to explore for, evaluate, develop, mine and market the mineral resources from the Green Mountain properties located in south-central Wyoming. Kennecott has a 50% interest in GMMV, and USE and Crested ("USECC") collectively have a 50% interest. GMMV was formed June 1, 1990, with each partner contributing its portion of the Green Mountain properties. Kennecott acquired its portion of the Green Mountain properties from USECC in 1990 for a cash payment of $15.0 million. Thereafter, the partners are required to contribute funds based upon their respective participating interests, subject to certain provisions as provided for in the joint venture agreement.

         Kennecott has agreed to contribute the first $50 million of operating and development expenses pursuant to Management Committee budgets. As of May 6, 1997, the Management Committee has not approved a budget for the year ending December 31, 1997. Kennecott has also agreed to pay a disproportionate share (up to an additional $45,000,000) of GMMV operating expenses, but only out of cash operating margins from sales of processed uranium at more than $24.00/lb (for $30,000,000 of such operating expenses), and from sales of processed uranium at more than $27.00/lb (for the next $15,000,000 of such operating expenses).

         Through December 31, 1996, Kennecott has contributed $17,919,488 to the Venture for operating and development expenses. During this period, 50% of the capital contributions made by Kennecott have been allocated to USECC. Income or loss and the cash flows from the Venture will be allocated 50% to Kennecott and 50% to USECC. The allocation of the USECC portion of cash flows will be determined by the ownership interests of USE and Crested in the various GMMV properties.

         Effective October 29, 1992, Kennecott replaced USECC as manager of the Venture. Kennecott contracts with USECC to perform work on behalf of the Venture.

                                    Continued

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)

                    NOTES TO FINANCIAL STATEMENTS, Continued


1.       Organization of the Joint Venture, Continued:

         Through December 31, 1996, the activities of the Venture have consisted primarily of the development and maintenance of the Green Mountain properties. While these activities are expected to continue in the future, additional development at substantially higher annual levels is required prior to the commencement of commercial production. Such commencement is not expected to occur until the venture partners have agreed that all economic and other conditions justify such commencement. Therefore, the Venture is considered to be in the development stage as defined in Statement of Financial Accounting Standards No. 7.

2.       Summary of Significant Accounting Policies:

         Mineral properties contributed to the Venture were recorded at the partners' historical cost at the date of contribution. Costs incurred in the acquisition of mineral properties are capitalized and either charged to operations on the units-of-production method over the estimated reserves to be recovered or charged to operations at the time the property is sold or abandoned. Mine development costs incurred either to expand the capacity of operating mines, develop new ore bodies or develop mine areas substantially in advance of production are capitalized and charged to operations on the units-of-production method over the estimated reserves to be recovered. Amortization of mine properties and development costs will commence when mining operations start. Mine development costs incurred to maintain production are included in operating costs and expenses. Maintenance and holding costs are expensed as incurred.

         The cost of mining equipment, less estimated salvage value, will be depreciated on the units-of-production method over the estimated reserves to be recovered or on the straight-line method over the estimated life of the equipment, whichever is shorter. The cost of buildings will be depreciated on the straight-line method. Depreciation of mining equipment and buildings will commence when mining operations start. Costs of repairs and maintenance are expensed as incurred. Expenditures that substantially extend the useful lives of assets are capitalized. When assets are retired or otherwise disposed of, all applicable costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized currently.

                                    Continued

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)

                    NOTES TO FINANCIAL STATEMENTS, Continued


2.       Summary of Significant Accounting Policies, Continued:

         The Venture evaluates the recoverability of capitalized acquisition and development costs based on the expected undiscounted future net revenues from the related mining properties. An impairment loss will be recorded if the unamortized costs exceed the expected undiscounted future net revenues.

         The recorded loss will be based on the difference between the unamortized costs and the expected discounted future net revenues from the related mining properties. The Venture believes that uranium prices will reach levels sufficient to justify commencement of commercial production in the future. The Venture also believes the expected undiscounted future net revenues from the Green Mountain properties will be sufficient to allow recoverability of these costs assuming commencement of commercial production.

         The estimated net future costs of dismantling, restoring and reclaiming operating mines which result from future mining operations will be accrued during such operations. The provision will be made using the units of production sold method on the basis proven and probable ore reserves and estimated costs at the balance sheet date. The effect of changes in estimated costs and production will be recognized on a prospective basis.

         No provision has been made for federal, state and local income taxes, credits, or benefits since tax liabilities are the responsibility of the individual partners.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.       Buildings, Mineral Properties and Mine Development Costs:

         USECC conducts operations at the mine site on behalf of the Venture. All accounts payable are due to USECC for costs incurred by USECC in the normal course of business on behalf of GMMV. Through December 31, 1996 Kennecott had reimbursed USECC for substantially all development costs incurred.

                                    Continued

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)

                    NOTES TO FINANCIAL STATEMENTS, Continued



3.       Buildings, Mineral Properties and Mine Development Costs, Continued:

         Building, mineral property and mine development costs incurred by each of the Venture partners are as follows:

                                                                          Period from
                                                                           inception
                                                                         (June 1, 1990)
                                     Year ended December 31,             to December 31,
                             --------------------------------------      ---------------
                                1996          1995           1994            1996
                             ----------    ---------      ---------      ---------------

         Kennecott              31,597        43,626        137,482         2,732,181
                             ---------     ---------      ---------       -----------


         Total               $ 771,772     $ 555,448      $ 283,194       $ 8,683,086
                             =========     =========      =========       ===========

         In December 1990, GMMV acquired additional mineral properties in exchange for the assumption of reclamation liabilities associated with those properties of $7.3 million. In 1992, GMMV acquired an established uranium processing mill (the Sweetwater Mill) in exchange for the assumption of reclamation liabilities associated with this property of $16.3 million. Such amounts represent the estimated costs at the acquisition date to reclaim these properties. Kennecott, on behalf of GMMV, is self-bonded in the amount of $24.3 million, which is payable to the Wyoming Department of Environmental Quality ("WDEQ") and the U.S. Nuclear Regulatory Commission in the event GMMV does not properly reclaim the above properties or violates the Wyoming Environmental Quality Act. Before the earlier of January 1, 2001, and resumption of production, if the GMMV is required to incur reclamation or environmental costs, the seller of the mill will be liable for the first $8 million of these costs at the Sweetwater Mill.

         The Venture properties include state leases which will expire in May 2001 and October 2006. All fees required to hold the unpatented mining claims have been paid to the state of Wyoming as of December 31, 1996.


                                    Continued

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)

                    NOTES TO FINANCIAL STATEMENTS, Continued



3.       Buildings, Mineral Properties and Mine Development Costs, Continued:

         At December 31, 1996 and 1995, costs capitalized as property and equipment are composed of the following:

                                            1996                   1995
                                        -------------         -------------
              Acquisition costs         $  39,347,000         $  39,347,000
              Development costs             8,683,086             7,911,314
                                        -------------         -------------

                                        $  48,030,086         $  47,258,314
                                        =============         =============

         Acquisition costs include the partners' initial contribution of mineral properties and buildings recorded at the contributing partners'
         historical cost of $15,727,000 and mineral properties and buildings acquired in exchange for the assumption of reclamation liabilities totaling $23,620,000.

4.       Contingencies:

         In June 1994, Kennecott was served with a complaint filed by Nukem Inc. (Nukem) and Cycle Resource Investment Corporation (Cycle). The complaint alleges that when Kennecott entered into the Green Mountain Mining Venture with USE on June 1, 1990, that Kennecott interfered with a Uranium Marketing Agreement (UMA) between Nukem and USE and the Sheep Mountain Partners Partnership Agreement (SMPA) between USE and Cycle. Nukem and Cycle are each seeking damages in excess of $14 million and punitive damages.

         The case was stayed pending the conclusion of an arbitration proceeding between Cycle, Nukem and USE. The arbitration panel entered its order in April 1996, and the stay in this case was lifted. The arbitration panel held against Nukem in material respects stating that, even if the UMA had been breached, Nukem suffered no damages thereby. The panel denied the relief that Cycle sought for alleged breach of the SMPA. Accordingly, on January 6, 1997, Kennecott filed a motion for summary judgment contending, among other things, that the arbitration findings collaterally estop all claims asserted by Nukem and Cycle. The motion is currently pending.
         If the motion is denied,

                                    Continued

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)

                    NOTES TO FINANCIAL STATEMENTS, Continued



4.       Contingencies, Continued:

         the case will proceed to trial scheduled in 1997. Kennecott intends to vigorously prosecute the summary judgment motion, and to vigorously defend the litigation in the event the motion is denied.

         Although the Venture is not a party to the complaint filed by Nukem and Cycle, the ultimate resolution of this contingency could have an impact on the properties held by the Venture.

5.       Subsequent Event:

         Subsequent to year end, Kennecott and USECC continued negotiations whereby the parties are attempting to extract Kennecott from the GMMV. These negotiations contemplate USECC buying out the Kennecott interest in GMMV. No assurance can be given that the negotiations will be successfully concluded.

6.       Update of Certain Events (Unaudited):

         On June 23, 1997, Kennecott and USECC signed an Acquisition Agreement wherein USECC agreed to purchase Kennecott's interest in the GMMV for $15,000,000 and the assumption of various reclamation and other liabilities. Kennecott paid $4,000,000 to USECC on signing and is required to provide a line of credit to GMMV of up to $16,000,000 for payment of costs related to the Jackpot mine development and Sweetwater mill preparation work. Amounts advanced under this line-of-credit bear interest at 10.5% with repayment amounts based upon the cash flow and earnings of GMMV with any unpaid balance payable in full no later than June 23, 2010 in the event USECC or its affiliate purchases Kennecott's interest in the GMMV. The line-of-credit is collateralized by a first mortgage lien against Kennecott's 50% interest in GMMV. Closing of the Acquisition Agreement is subject to several conditions and governmental approvals. Kennecott is entitled to a credit against their original $50,000,000 commitment of two dollars for each dollar provided under the line-of-credit and the $4,000,000 paid on signing.

         Concerning the litigation and arbitration proceedings described in Footnote 4 between Kennecott and Nukem and Cycle Resource Investment Corporation (Cycle), on August 22, 1997 the trial court granted Kennecott's motion for summary judgement and dismissed the claims of Nukem and Cycle. Following the motion, the parties agreed to settle the case, and in February 1998 a settlement agreement was signed.

                                U.S. ENERGY CORP.
                              662,987 COMMON SHARES
                          PROSPECTUS TABLE OF CONTENTS


Summary of the Offering                                                6

Risk Factors                                                           8

The Company                                                           18

Selected Financial Data                                               20

Business and Properties                                               22
         Uranium                                                      22
         Gold                                                         44
         Molybdenum                                                   52
         Parador                                                      54
         Oil and Gas                                                  54
         Brunton                                                      56
         Real Estate and Other Commercial                             57
         Construction                                                 60
         Legal Proceedings                                            60

Market for USE Common Shares
and Related Stockholder Matters                                       69

Management's Discussion and Analysis of
Financial Condition and Results of Operations                         70

Directors and Executive Officers                                      83

Certain Relationships and Related Transactions                        94

Security Ownership of Certain
         Beneficial Owners and Management                             99

Description of Securities                                            103

Plan of Distribution                                                 105

Holders of the Common Shares                                         106

Selling Shareholders                                                 106

Experts                                                              108

Legal Matters                                                        108

Index to Financial Statements                                        109

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

Legal $ 6,000* Audit 2,000* SEC and state fees 2,000* -------- $ 10,000*

* Estimate

Item 14.  Indemnification of Directors and Officers.

The Wyoming Business Corporation Act ("WBCA"), W.S. 17-16-850 et seq., provides for indemnification of the registrant's officers, directors, employees, and agents against liabilities which they may incur in such capacities. A summarization of circumstances in which such indemnification may be available follows, but is qualified by reference to registrant's Articles of Incorporation and the text of the statute.

In general, any officer, director, employee, or agent may be indemnified against expenses, fines, settlements, or judgments arising in connection with a legal proceeding to which such person is a party, as a result of such relationship, if that person's actions were in good faith, were believed by him or her to be in (or at least not opposed to) registrant's best interests, and in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by decision of the board of directors (by directors not at the time parties to the proceeding) or by majority shareholder vote (excluding shares held or controlled by directors who are at the time parties to the proceeding), or by opinion of special legal counsel.

The circumstances under which indemnification would be made in connection with an action brought on behalf of the registrant are generally the same as stated above, except that indemnification is permitted only for reasonable expenses.

In addition, registrant has statutory authority to purchase insurance to protect its officers, directors, employees, and agents against any liabilities asserted against them, or incurred in connection with their service in such capacities. Further, registrant may advance or reimburse funds to a director who is a party to a proceeding, for reasonable expenses incurred in connection with a proceeding.

Item 15.  Recent Sales of Unregistered Securities.

(a)(1) In August, 1993 Registrant sold a $300,000 convertible promissory note to The Brunton Company, which note was subsequently converted (on October 19, 1993) to 100,000 shares of common stock of the Registrant at $3.00 per share.

     (2) From November 28, 1995 to March 31, 1995 Registrant sold 400,000 restricted shares of its common stock, principally to its officers and employees or members of their immediate families out of a total 400,000 shares offered.

     (3) From June 8, 1995 July 28, 1995, Registrant sold 812,432 restricted shares of its common stock to accredited investors at $4.00 per share, out of 1,750,000 shares offered.

     (4) On September 15, 1994, Registrant delivered 20,000 shares of its Common Stock, that Registrant borrowed from Keith G. Larsen, to Gladys L. May (13,334 shares), Kenneth E. May (3,333 shares) and Vicki Juhl Guier (3,333) shares in exchange for a total of 9,000 common shares of Ticaboo Development, Inc. ("TDI"), a Utah Corporation, pursuant to an Agreement and Plan of Reorganization dated September 2, 1994 (the "Agreement") among Registrant, TDI and TDI's three shareholders named above. The 20,000 shares of Registrant's Common Stock was acquired by Keith G. Larsen (who is not an affiliate of Registrant) in open market transactions and was used by Registrant to acquire all of the outstanding shares of TDI pursuant to the terms of the Agreement. In December 21, 1994 Registrant issued to Keith G. Larsen 20,000 restricted shares of its Common Stock to replace the 20,000 free trading shares borrowed from him to complete the transaction described above.

     (5) In March 1996 Registrant issued the Warrant to Shamrock Partners, Ltd. as compensation for services as a financial consultant and advisor under an agreement dated January 9, 1996.

     (6) In January 1996 Registrant issued an aggregate of 32,901 shares of its common stock to 30 employees as a Christmas bonus for services performed during the 1995 calendar year.

     (7) In July 1996 Registrant issued 25,000 shares of its common stock for exercise of Warrants under the Shamrock Partners, Ltd Warrant.

     (8) In September 1996 Registrant issued 100,000 shares of its common stock for exercise of Warrants under the Shamrock Partners, Ltd Warrant.

     (9) In October 1996 Registrant issued 30,000 shares of its common stock for exercise of Warrants under the Shamrock Partners, Ltd Warrant.

     (10) In December 1996 Registrant issued 25,000 shares of its common stock for exercise of Warrants under the Shamrock Partners, Ltd Warrant.

     (11) In fiscal 1997, the Registrant issued 14,158 shares of Common Stock to its officers under the Registrant's 1996 Stock Award Program.

     (12) In November 1997, the Registrant issued 20,000 shares of its common stock for exercise of Warrants under the Shamrock Partners, Ltd Warrant.

     (13) In July 1997, the Registrant issued 10,000 shares on exercise of an Incentive Stock Option.

     (14) In September 1997, the Registrant issued 6,000 on exercise of an Incentive Stock Option.

     (15) In October 1997, the Registrant issued 14,000 shares on exercise of Incentive Stock Options.

     (16) In December 1997, the Registrant issued 17,000 shares on exercise of Incentive Stock Options.

     (17) In January 1998, the Registrant issued 5,000 shares on exercise of an Incentive Stock Option.

     (18) In May 1998, the Registrant issued 4,902 shares to employees; 2,500 shares to one director; 2,500 to a member of the Advisory Board; and 5,000 shares on exercise of an Incentive Stock Option.

(b)(1),  (2), (4) through (13) No  underwriters  were  involved in  transactions
(a)(1), (2), (4), (5) and (6). RAF Financial Corporation was placement agent for the (a)(3) private offering, receiving a 10 percent sales commission and a 3 percent nonaccountable expense allowance on shares sold, and warrants to purchase 10 percent of total shares sold.

(c)(1)   See above.

   (2) Shares were offered at $3.00.

   (3) Shares were offered at $4.00.

   (4) See (a)(4) above.

   (5) See (a)(5) above.

   (6) See (a)(6) above.

   (7) See (a) (7) through (10), and (a) (11), shares were sold at $5.00.

   (11),(12) Shares were issued at market prices, except for the options which were exercised in fiscal 1997 and 1998 at the market price in effect when the options were issued (December 1996).

   (d)(1),  (4), (5), (6) and (11).  The  securities  referenced in (a)(1),  (4)
through (12), were offered and sold in reliance on the section 4(2) exemption from section 5 registration, and the shares issued for the option exercises under (13) - (18) were registered on Form S-8.

   (d)(2) and (3). The common stock issued and sold in the private placements were offered and have been sold in reliance on the section 4(2) exemption from registration, and Rule 506 of Regulation D thereunder. Total nonaccredited purchasers in the two private placements were 34; the balance of investors were accredited persons. Further, Registrant believes the two placements were different offerings, not subject to integration under Commission criteria.

Item 16.  Exhibits and Financial Statement Schedules.

         Schedules have been omitted because the information is not applicable or because the information is included in the financial statements.

(b)  Exhibits.

Exhibit No.                                                          Reference

3.1      USE Restated Articles of Incorporation                          *

3.1(a)   USE Articles of Amendment to
         Restated Articles of Incorporation                              *

3.2      USE Bylaws, as amended through April 22, 1992                   *

4.1      Shamrock Partners, Ltd.  1/9/96 Warrant to
         Purchase 200,000 Common Shares of USE                           *

4.2      USE 1989 Incentive Stock Option Plan,
         as amended through 1/94                                         *

4.3      USE Restricted Stock Bonus Plan,
         as amended through 2/94                                         *

4.4      Amendment to 1/9/96 Shamrock Warrant                            *

4.5      Agreement with Shamrock Partners, Ltd (1/20/98)                 *

4.6      Shamrock Partners, Ltd.  1/23/98 Warrant to Purchase
         200,000 Common Shares of USE                                    *

4.7      1996 Stock Award Program                                        *

4.8      Restated 1996 Stock Award Program                               *

4.9      Agreement with Sunrise Financial Group (12/1/97)                *

4.10     Sunrise Financial Group 1/9/98 Warrant to Purchase
         225,000 Common Shares of USE                                    *

5.1      Opinion of Stephen E. Rounds, Esq.                              *

10.1     USECC Joint Venture Agreement - Amended                         *

10.2     Management Agreement with USECC                                 *

10.4     Contract for Sale of Stock of Brunton
         to Silva A.B.                                                   *

10.5     Assignment and Lease - Parador                                  *

10.6     Employment Agreement - Daniel P. Svilar                         *

10.7     Airport Ground Lease - City of Riverton                         *

10.8     Executive Officer Death Benefit Plan                            *

10.9     Big Eagle Acquisition Agreement with PMC                        *

10.11    Sweetwater Mill Acquisition Agreement                           *

10.12    Ft. Peck Agreement - Drilling
         and Production Services                                         *

10.13    USE/Seine River Letter Agreement - SGV                          *

10.14    Agreement to Sell SGV Interest to Crested                       *

10.18    Master Agreement - Mt. Emmons/AMAX                              *

10.20    Promissory Notes - ESOP/USE                                     *

10.21    Self Bond Agreement - Crooks Gap Properties                     *

10.22    Security Agreement - ESOP Loans                                 *

10.27    Mineral Properties Agreement
         Congo Area - PMC                                                *

10.28    Memorandum of Joint Venture Agreement - GMMV                    *

10.29    Memorandum of Partnership Agreement  - SMP                      *

10.32    Employee Stock Ownership Plan                                   *

10.33    1989 Stock Option Plan                                          *

10.34    Form of Stock Option and Schedule - 1989 Plan                   *

10.35    Severance Agreement (Form)                                      *

10.36    1992 Stock Compensation Plan
         Non-Employee Directors                                          *

10.37    Executive Compensation (John L. Larsen)                         *

10.38    Executive Compensation
         (Non-qualified Options)                                         *

10.39    ESOP and Option Plan Amendments (1992)                          *

10.40    Plateau Acquisition -
         Stock Purchase Agreement and Related Exhibits                   *

10.41    Option and Sales Agreements
         Gunnison Property Parcel A                                      *

10.42    Option and Sales Agreements
         Gunnison Property Parcel B                                      *

10.43    Option Agreement - USE and Arrowstar
         Aircraft Hanger                                                 *

10.44    Amendment to Contract with Arrowstar for Hangar                 *

10.45    Contract for Sale of Wind River Estates                         *

10.46    Contract for sale of Jeffrey City Six-Plex                      *

10.47        Development Agreement with First N-Last                     *

10.48        Operating Agreement with First-N-Last                       *

10.49        USE/Dominick & Dominick Securities, Inc. Stock
             Purchase Agreement for 157,530 Common Shares of USE         *

10.50        USE/BPI Canadian Resource Fund Stock Purchase
             Agreement for 125,341 Common Shares of USE                  *

10.51        USE/BPI Canadian Opportunities II Fund Stock
             Purchase Agreement for 125,341 Common Shares of USE         *

10.52        USE/BPI Canadian Small Companies Fund Stock
             Purchase Agreement for 250,683 Common Shares of USE         *

10.53        USE/Yellow Stone Fuels Corp.  Exchange Rights Agreement     *

22.1         Subsidiaries of Registrant                                  *

23.1         Consent of Arthur Andersen LLP                              **

23.2         Consent of Coopers & Lybrand L.L.P.                         **


  *          Previously Filed.
**           Filed herewith

Item 17.  Undertakings.

The registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registrations statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(a)(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(a)(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such officer, director, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverton, Wyoming, on June 25, 1998.

                                                   U.S. ENERGY CORP.
                                                   (Registrant)


Date: June 25, 1998                          By:     s/ John L. Larsen
                                                   -----------------------------
                                                   JOHN L. LARSEN,
                                                   Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


Date:  June 25, 1998                          By:    s/ John L. Larsen
                                                   -----------------------------
                                                   JOHN L. LARSEN, Director

Date:  June 25, 1998                          By:    s/ Harold F. Herron
                                                   -----------------------------
                                                   HAROLD F. HERRON, Director

Date:  June 25, 1998                          By:    s/ Nick Bebout
                                                   -----------------------------
                                                   NICK BEBOUT, Director

Date:  June ____, 1998                        By:
                                                   -----------------------------
                                                   DON C. ANDERSON, Director

Date:  June ____, 1998                        By:
                                                   ----------------------------
                                                   DAVID W. BRENMAN, Director

Date:  June 25, 1998                          By:    s/ H.  Russell Fraser
                                                   -----------------------------
                                                   H. RUSSELL FRASER, Director

Date:  June 25, 1998                          By:    s/ Keith G.  Larsen
                                                   -----------------------------
                                                   KEITH G. LARSEN, Director

Date:  June 25, 1998                          By:    s/ Robert Scott Lorimer
                                                   -----------------------------
                                                   ROBERT SCOTT LORIMER,
                                                   Principal Financial Officer
                                                   and Chief Accounting Officer